      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 1998

                                                       REGISTRATION NO. 333-[ ]

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ---------------
       DELAWARE                      4813                  54-1708481
    (STATE OR OTHER           (PRIMARY STANDARD         (I.R.S. EMPLOYER
    JURISDICTION OF       INDUSTRIAL CLASSIFICATION    IDENTIFICATION NO.)
   INCORPORATION OR              CODE NUMBER)
     ORGANIZATION)

                             1700 OLD MEADOW ROAD
                            MCLEAN, VIRGINIA 22102
                                (703) 902-2800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 K. PAUL SINGH
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                             1700 OLD MEADOW ROAD
                            MCLEAN, VIRGINIA 22102
                                (703) 902-2800
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ---------------

                                  COPIES TO:
        JAMES D. EPSTEIN, ESQ.                  JOHN T. CAPETTA, ESQ.
          PEPPER HAMILTON LLP                 KELLEY DRYE & WARREN LLP
         3000 TWO LOGAN SQUARE                   TWO STAMFORD PLAZA
      EIGHTEENTH AND ARCH STREETS               281 TRESSER BOULEVARD
      PHILADELPHIA, PA 19103-2799              STAMFORD, CT 06901-3229
            (215) 981-4000                         (203) 324-1400

                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of Taurus Acquisition Corporation, a subsidiary of the Registrant, with and into TresCom International, Inc., pursuant to the Agreement and Plan of Merger, as amended, described in the Joint Proxy Statement/Prospectus have been satisfied or waived.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE
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
                                                 PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES  AMOUNT TO BE OFFERING PRICE PER AGGREGATE OFFERING    AMOUNT OF
        TO BE REGISTERED            REGISTERED       UNIT(1)            PRICE(1)      REGISTRATION FEE
------------------------------------------------------------------------------------------------------
    Common Stock, $0.01 par
     value per share.......         10,000,000        $9.00           $119,804,958       $35,343(2)

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, and based upon a Maximum Aggregate Offering Price equal to the product of
    (i) $9.00 (the average of the high and low reported sale prices of the TresCom International, Inc. common stock to be canceled in the Merger as reported on the Nasdaq Stock Market on March 13, 1998) times (ii) 13,311,662 (the number of shares of TresCom International, Inc. common stock outstanding as of March 17, 1998, and shares reserved for issuance upon the exercise of options and warrants to purchase TresCom International, Inc. common stock through December 31, 1998).
(2) Previously paid in connection with the initial filing on March 19, 1998 of the Joint Proxy Statement forming a part of this Registration Statement.

                               ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

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

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                             1700 OLD MEADOW ROAD
                            MCLEAN, VIRGINIA 22102
                                (703) 902-2800
                                                                    May 5, 1998

Dear Stockholder:

  You are invited to attend a Meeting of the Stockholders (the "Meeting") of PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED, a Delaware corporation ("Primus"), to be held at the Sheraton Premier, Tysons Corner, 8661 Leesburg Pike, Vienna, VA 22182, on June 4, 1998 at 10:00 a.m., local time.

  The purpose of the Meeting is to approve the issuance of shares of the common stock of Primus, par value $.01 per share ("Primus Common Stock"), in connection with an Agreement and Plan of Merger by and among Primus, TresCom International, Inc., a Florida corporation ("TresCom"), and Taurus Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Primus ("TAC"), dated as of February 3, 1998, and as amended by Amendments No. 1 and 2 dated as of April 8, 1998 and as of April 16, 1998, respectively (as amended, the "Merger Agreement"). Pursuant to the terms of the Merger Agreement TAC will be merged with and into TresCom (the "Merger"). If the Merger is consummated, TresCom will survive the Merger as a wholly-owned subsidiary of Primus, and the shares of common stock of TresCom, par value $.0419 per share (the "TresCom Common Stock"), that are issued and outstanding at the effective time of the Merger, other than such shares held by Primus and its affiliates, will be converted automatically into the right to receive $12.00 per share of TresCom Common Stock, payable in shares of Primus Common Stock in an amount to be determined pursuant to the Merger Agreement.

  Approval of the issuance of Primus Common Stock in connection with the Merger requires the affirmative vote of holders of a majority of the outstanding shares of Primus Common Stock entitled to vote at the Meeting. Approval and adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of TresCom Common Stock. Certain directors and executive officers of Primus who presently own, in the aggregate, approximately 21% of the outstanding shares of Primus Common Stock have irrevocably agreed to vote such shares in favor of the issuance of Primus Common Stock in connection with the Merger. Additionally, Warburg, Pincus Investors, L.P. and certain directors and executive officers of TresCom who presently own, in the aggregate, approximately 51% of the outstanding shares of TresCom Common Stock have irrevocably agreed to vote such shares in favor of the Merger, and have granted to Primus options to purchase their shares of TresCom Common Stock at an exercise price per share of $12.00, payable in shares of Primus Common Stock, if the Merger Agreement terminates under defined circumstances.

  THE BOARD OF DIRECTORS OF TRESCOM UNANIMOUSLY HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF TRESCOM AND ITS SHAREHOLDERS AND IS RECOMMENDING THAT HOLDERS OF SHARES OF TRESCOM COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF PRIMUS UNANIMOUSLY HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, HAS APPROVED THE ISSUANCE OF PRIMUS COMMON STOCK IN CONNECTION WITH THE MERGER AND IS RECOMMENDING TO ITS STOCKHOLDERS THAT THEY VOTE THEIR SHARES IN FAVOR OF THE ISSUANCE OF PRIMUS COMMON STOCK IN CONNECTION WITH THE MERGER. In reaching its determination regarding the Merger Agreement, the Primus Board of Directors considered, among other things, the opinion of BT Alex. Brown Incorporated as to the fairness, from a financial point of view, of the consideration to be paid by Primus pursuant to the Merger Agreement. The opinion of BT Alex. Brown Incorporated is included as Appendix B to the attached Joint Proxy Statement/Prospectus.

  At the Meeting, Primus's stockholders will also be voting on the election of nominees to the Board of Directors of Primus who will serve until the 2001 Annual Meeting of Stockholders, or until their successors are elected and qualify. Also at the Meeting, Primus's stockholders will be voting to amend the Primus Certificate of Incorporation to increase the number of authorized shares of Primus Common Stock from 40,000,000 to 80,000,000. The Board of Directors has fixed the close of business on April 27, 1998 as the record date for the determination of Primus stockholders entitled to notice of and to vote at the Meeting.

  In view of the importance of the matters to be acted upon at the Meeting, you are invited to personally attend. Regardless of whether you expect to be present in person at the Meeting, you are encouraged to complete, date, sign and return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. Once you have submitted a proxy, you may revoke it at any time prior to its exercise at the Meeting by delivering a written notice to the Secretary of Primus that the proxy is being revoked, by submitting a properly executed proxy bearing a later date than the proxy being revoked or by voting in person at the Meeting.

                                          Sincerely,

                                          K. Paul Singh
                                          Chairman of the Board of Directors

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                             1700 OLD MEADOW ROAD
                            MCLEAN, VIRGINIA 22102
                                (703) 902-2800

                               ----------------

                       NOTICE OF MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 4, 1998

                               ----------------

To the Stockholders of
 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED:

  Notice is hereby given that a Meeting of Stockholders (the "Meeting") of PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED, a Delaware corporation ("Primus"), will be held at the Sheraton Premier, Tysons Corner, 8661 Leesburg Pike, Vienna, VA 22182, on June 4, 1998, at 10:00 a.m., local time, for the following purposes:

   (1) To approve the issuance of shares of the common stock of Primus, par value $.01 per share ("Primus Common Stock"), in connection with an Agreement and Plan of Merger by and among Primus, TresCom International, Inc., a Florida corporation ("TresCom"), and Taurus Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Primus ("TAC"), dated as of February 3, 1998, and as amended by Amendments No. 1 and 2 dated as of April 8, 1998 and as of April 16, 1998, respectively (as amended, the "Merger Agreement"), pursuant to which (i) TAC will be merged with and into TresCom (the "Merger") with TresCom surviving the Merger and becoming a wholly-owned subsidiary of Primus, and (ii) the shares of common stock of TresCom, par value $.0419 per share ("TresCom Common Stock"), that are issued and outstanding at the effective time of the Merger, other than such shares held by Primus and its affiliates, will be converted automatically into the right to receive $12.00 per share of TresCom Common Stock, payable in shares of Primus Common Stock in an amount to be determined pursuant to the Merger Agreement; and all transactions related thereto.

   (2) Election of Directors of Primus.

   (3) To amend the Primus Certificate of Incorporation to increase the number of authorized shares of Primus Common Stock from 40,000,000 to 80,000,000.

   (4) To transact such other business as may properly come before the Meeting, or any adjournment or postponement thereof.

  The Merger Agreement and the Merger, and certain information relating to the election of Primus directors, are more fully described in the accompanying Joint Proxy Statement/Prospectus and the Appendices attached thereto.

  Only holders of Primus Common Stock of record at the close of business on April 27, 1998 are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof. You are invited to attend the Meeting and vote your shares in person. A list of stockholders entitled to vote at the Meeting will be available for examination during regular business hours at Primus's executive offices, 1700 Old Meadow Road, McLean, Virginia 22102, for the ten days prior to the Meeting.

                                          By Order of the Board of Directors,

                                          John F. DePodesta
                                          Secretary
McLean, Virginia
May 5, 1998


                                   IMPORTANT

   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE NO LATER THAN JUNE 4, 1998. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

                          TRESCOM INTERNATIONAL, INC.
                          200 EAST BROWARD BOULEVARD
                        FORT LAUDERDALE, FLORIDA 33301
                                (954) 763-4000

                                                                    May 5, 1998

Dear Shareholder:

  You are invited to attend a Special Meeting of the Shareholders (the "Special Meeting") of TRESCOM INTERNATIONAL, INC., a Florida corporation ("TresCom"), to be held at The Hyatt Regency Pier 66, 2301 S.E. 17th Street Causeway, Fort Lauderdale, Florida on June 4, 1998 at 10:00 a.m., local time.

  The purpose of the Special Meeting is to approve and adopt an Agreement and Plan of Merger by and among TresCom, Primus Telecommunications Group, Incorporated, a Delaware corporation ("Primus"), and Taurus Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Primus ("TAC"), dated as of February 3, 1998, and as amended by Amendments No. 1 and 2 dated as of April 8, 1998 and as of April 16, 1998, respectively (as amended, the "Merger Agreement"), and to transact such other business which may properly come before such Special Meeting. Pursuant to the terms of the Merger Agreement, TAC will be merged with and into TresCom (the "Merger"). If the Merger is consummated, TresCom will survive the Merger as a wholly-owned subsidiary of Primus, and the shares of common stock of TresCom, par value $.0419 per share (the "TresCom Common Stock"), that are issued and outstanding at the effective time of the Merger, other than such shares held by Primus and its affiliates, will be converted automatically into the right to receive $12.00 per share of TresCom Common Stock, payable in shares of the common stock of Primus, par value $.01 per share ("Primus Common Stock"), in an amount to be determined pursuant to the Merger Agreement.

  Approval and adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of TresCom Common Stock entitled to vote at the Special Meeting. Approval of the issuance of Primus Common Stock in connection with the Merger requires the affirmative vote of holders of a majority of the outstanding shares of Primus Common Stock. Warburg, Pincus Investors, L.P. and certain directors and executive officers of TresCom who presently own, in the aggregate, approximately 51% of the outstanding shares of TresCom Common Stock have irrevocably agreed to vote such shares in favor of the Merger, and have granted to Primus options to purchase their shares of TresCom Common Stock at an exercise price per share of $12.00, payable in shares of Primus Common Stock, if the Merger Agreement terminates under defined circumstances. Additionally, certain directors and executive officers of Primus who presently own, in the aggregate, approximately 21% of the outstanding shares of Primus Common Stock have irrevocably agreed to vote such shares in favor of the issuance of Primus Common Stock in connection with the Merger.

  THE BOARD OF DIRECTORS OF TRESCOM UNANIMOUSLY HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF TRESCOM AND ITS SHAREHOLDERS AND IS RECOMMENDING THAT HOLDERS OF SHARES OF TRESCOM COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF PRIMUS UNANIMOUSLY HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, HAS APPROVED THE ISSUANCE OF PRIMUS COMMON STOCK IN CONNECTION WITH THE MERGER AND IS RECOMMENDING TO ITS STOCKHOLDERS THAT THEY VOTE THEIR SHARES IN FAVOR OF THE ISSUANCE OF PRIMUS COMMON STOCK IN CONNECTION WITH THE MERGER. In reaching its determination regarding the Merger Agreement, the TresCom Board of Directors considered, among other things, the opinion of The Robinson-Humphrey Company, LLC as to the fairness to the TresCom shareholders, from a financial point of view, of the consideration to be received in the Merger. The opinion of The Robinson-Humphrey Company, LLC is included as Appendix C to the attached Joint Proxy Statement/Prospectus.

  The Board of Directors has fixed the close of business on April 27, 1998 as the record date for the determination of TresCom shareholders entitled to notice of and to vote at the Special Meeting.

  TRESCOM SHAREHOLDERS WILL NOT BE ENTITLED TO DISSENTERS' RIGHTS AS A RESULT OF THE MERGER. UNDER FLORIDA LAW, DISSENTERS' RIGHTS ARE UNAVAILABLE TO HOLDERS OF TRESCOM COMMON STOCK BECAUSE TRESCOM COMMON STOCK WAS, ON THE RECORD DATE, DESIGNATED AND QUOTED FOR TRADING AS A NASDAQ NATIONAL MARKET SECURITY.

  In view of the importance of the matters to be acted upon at the Special Meeting, you are invited to personally attend. Regardless of whether you expect to be present in person at the Special Meeting, you are encouraged to complete, date, sign and return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. Once you have submitted a proxy, you may revoke it at any time prior to its exercise at the Special Meeting by delivering a written notice to the Secretary of TresCom that the proxy is being revoked, by submitting a properly executed proxy bearing a later date than the proxy being revoked or by voting in person at the Special Meeting.

                                          Sincerely,

                                          Wesley T. O'Brien
                                          President and Chief Executive
                                           Officer


 STOCK CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY. IF THE MERGER IS CONSUMMATED, SHAREHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR TRESCOM COMMON STOCK FOR PRIMUS COMMON STOCK.

                          TRESCOM INTERNATIONAL, INC.
                          200 EAST BROWARD BOULEVARD
                        FORT LAUDERDALE, FLORIDA 33301
                                (954) 763-4000

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 4, 1998

                               ----------------

To the Shareholders of TRESCOM INTERNATIONAL, INC.:

  Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of TRESCOM INTERNATIONAL, INC., a Florida corporation ("TresCom"), will be held at The Hyatt Regency Pier 66, 2301 S.E. 17th Street Causeway, Fort Lauderdale, Florida on June 4, 1998, at 10:00 a.m., local time, for the following purposes:

    (1) To approve and adopt an Agreement and Plan of Merger by and among TresCom, Primus Telecommunications Group, Incorporated, a Delaware corporation ("Primus"), and Taurus Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Primus ("TAC"), dated as of February 3, 1998, and as amended by Amendments No. 1 and 2 dated as of April 8, 1998 and as of April 16, 1998, respectively (as amended, the "Merger Agreement"), pursuant to which (i) TAC will be merged with and into TresCom (the "Merger") with TresCom surviving the Merger and becoming a wholly-owned subsidiary of Primus, and (ii) the shares of common stock of TresCom, par value $.0419 per share ("TresCom Common Stock"), that are issued and outstanding at the effective time of the Merger, other than such shares held by Primus and its affiliates, will be converted automatically into the right to receive $12.00 per share of TresCom Common Stock, payable in shares of the common stock of Primus, par value $.01 per share, in an amount to be determined pursuant to the Merger Agreement. A copy of the Merger Agreement is included as Appendix A to the Joint Proxy Statement/Prospectus accompanying this Notice; and

    (2) To transact such other business as may properly come before the Special Meeting, or any adjournment or postponement thereof.

  Only holders of TresCom Common Stock of record at the close of business on April 27, 1998 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. You are invited to attend the Special Meeting and vote your shares in person. A list of shareholders entitled to vote at the Special Meeting will be available for examination during regular business hours at TresCom's executive offices, 200 East Broward Boulevard, Fort Lauderdale, Florida 33301, for the ten days prior to the Special Meeting.

                                          By Order of the Board of Directors,

                                          Angelina Spoto
                                          Secretary

Fort Lauderdale, Florida
May 5 , 1998


                                   IMPORTANT

   WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE NO LATER THAN JUNE 4, 1998. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                    SUBJECT TO COMPLETION, DATED MAY 4, 1998

                        JOINT PROXY STATEMENT/PROSPECTUS

         LOGO                       LOGO
      OF PRIMUS                  OF TRESCOM
  TELECOMMUNICATIONS           INTERNATIONAL
     GROUP, INC.               COMMUNICATIONS


      MEETING OF             SPECIAL MEETING OF
     STOCKHOLDERS               SHAREHOLDERS
TO BE HELD ON JUNE 4,      TO BE HELD ON JUNE 4 ,
         1998                       1998

  This Joint Proxy Statement/Prospectus is being furnished to stockholders of Primus Telecommunications Group, Incorporated, a Delaware corporation ("Primus"), in connection with the solicitation of proxies by the Board of Directors of Primus (the "Primus Board") for use at the meeting of stockholders of Primus to be held on June 4, 1998, or any adjournment or postponement thereof (the "Primus Meeting"), and to shareholders of TresCom International, Inc., a Florida corporation ("TresCom"), in connection with the solicitation of proxies by the Board of Directors of TresCom (the "TresCom Board") for use at the special meeting of shareholders of TresCom to be held on June 4, 1998, or any adjournment or postponement thereof (the "TresCom Special Meeting"). This Joint Proxy Statement/Prospectus and accompanying forms of proxy are first being mailed to the stockholders of Primus and to the shareholders of TresCom on or about May 5, 1998.

  The TresCom Special Meeting has been called to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 3, 1998, as amended by Amendments No. 1 and 2 dated as of April 8, 1998 and as of April 16, 1998, respectively (as amended, the "Merger Agreement"), by and among Primus, TresCom and Taurus Acquisition Corporation, a Florida corporation and wholly-owned subsidiary of Primus ("TAC"), which provides, among other things, for the merger of TAC with and into TresCom (the "Merger") with TresCom being the surviving corporation in the Merger (the "Surviving Corporation"), and the Primus Meeting has been called to consider and vote upon a proposal to issue shares of common stock of Primus, par value $.01 per share (the "Primus Common Stock"), pursuant to the Merger. Under the terms of the Merger Agreement, TresCom shareholders, other than Primus and its affiliates, will receive shares of Primus Common Stock having a value of $12.00 (based on the Weighted Average Sales Price as defined herein) in exchange for each share of common stock of TresCom, par value $.0419 per share (the "TresCom Common Stock"), held by them at the effective time of the Merger (the "Effective Time"). Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of TresCom Common Stock entitled to vote at the TresCom Special Meeting. The issuance of Primus Common Stock in connection with the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Primus Common Stock entitled to vote at the Primus Meeting. The actual number of shares of Primus Common Stock to be exchanged in the Merger will not be determinable until after the vote of Primus and TresCom shareholders. At the Primus Meeting, stockholders will also be voting on the election of nominees to serve as directors of Primus until the 2001 Annual Meeting of Stockholders, or until their successors are elected and qualify, as well as to amend the Primus Certificate of Incorporation (as defined below) to increase the number of authorized shares of Primus Common Stock from 40,000,000 to 80,000,000. See "Summary--The Merger--Merger Consideration."

  The TresCom Board has unanimously approved the Merger Agreement and recommended that the shareholders of TresCom vote their shares for approval and adoption of the Merger Agreement, and the Primus Board has unanimously approved and adopted the Merger Agreement and recommended that the stockholders of Primus approve the issuance of Primus Common Stock in connection with the Merger. Certain directors and executive officers of Primus who presently own, in the aggregate, approximately 21% of the outstanding shares of Primus Common Stock have irrevocably agreed to vote such shares in favor of the issuance of Primus Common Stock in connection with the Merger. Additionally, Warburg, Pincus Investors, L.P., an affiliate of TresCom ("Warburg, Pincus"), and certain directors and executive officers of TresCom who presently own, in the aggregate, approximately 51% of the outstanding shares of TresCom Common Stock have irrevocably agreed to vote such shares in favor of the Merger, and have granted to Primus options to purchase their shares of TresCom Common Stock at an exercise price per share of $12.00, payable in shares of Primus Common Stock, if the Merger Agreement is terminated under defined circumstances.

THE  SECURITIES  OFFERED  HEREBY  HAVE  NOT BEEN  APPROVED  OR  DISAPPROVED  BY
 THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
 HAS   THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES
  COMMISSION  PASSED  UPON THE  ACCURACY  OR  ADEQUACY  OF THIS  JOINT  PROXY
   STATEMENT/PROSPECTUS. ANY  REPRESENTATION TO  THE CONTRARY IS  A CRIMINAL
   OFFENSE.

  TresCom shareholders will not be entitled to dissenters' rights as a result of the Merger. Under Florida law, dissenters' rights are unavailable to holders of TresCom Common Stock because TresCom Common Stock was, on the TresCom record date, designated and quoted for trading as a Nasdaq National Market ("Nasdaq") security. See "The TresCom Special Meeting--Absence of Dissenters' Rights."

  The Merger is intended to be a tax-free reorganization in which TresCom shareholders will not recognize taxable gain or loss, except to the extent cash is received, and is intended to be accounted for as a purchase. See "The Merger--Certain Federal Income Tax Consequences" and "--Accounting Treatment."

  IN CONNECTION WITH THE MERGER, SHAREHOLDERS OF TRESCOM SHOULD BE AWARE OF VARIOUS RISKS WHICH ARE SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

  This Joint Proxy Statement/Prospectus constitutes a prospectus of Primus with respect to the shares of Primus Common Stock to be issued in the Merger. The Primus Common Stock is listed on Nasdaq. The TresCom Common Stock is also listed on Nasdaq but will be delisted after consummation of the Merger. The last reported sales price of Primus Common Stock on Nasdaq was $23.875 per share on April 30, 1998, the most recent practicable trading day prior to the date of this Joint Proxy Statement/Prospectus, and $20 per share on February 3, 1998, the last trading day preceding public announcement of the proposed Merger. The last reported sales price of TresCom Common Stock on Nasdaq was $18.75 per share on April 30, 1998, the most recent practicable trading day prior to the date of this Joint Proxy Statement/Prospectus, and $8.625 per share on February 3, 1998, the last trading day preceding public announcement of the proposed Merger. Although TresCom shareholders will receive $12.00 for each share of TresCom Common Stock (based on the Weighted Average Sales Price), payable in shares of Primus Common Stock, the exchange ratio varies and is subject to adjustment in the event of fluctuations in the market price of the Primus Common Stock. There is no assurance as to the market price of Primus Common Stock and TresCom Common Stock at any time prior to the Effective Time. Stockholders of Primus and shareholders of TresCom are urged to obtain current market quotations for Primus Common Stock and TresCom Common Stock.

                                  ----------
       THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MAY  , 1998.

                               TABLE OF CONTENTS

TITLE                                                                       PAGE
-----                                                                       ----
Table of Contents..........................................................   2
Incorporation of Certain Documents by Reference............................   3
Available Information......................................................   4
Cautionary Statement Concerning Forward-Looking Information................   4
Summary....................................................................   5
Risk Factors...............................................................  16
Unaudited Pro Forma Financial Data.........................................  28
The Primus Meeting.........................................................  31
The TresCom Special Meeting................................................  32
The Merger.................................................................  34
The Companies..............................................................  61
Comparative Rights of Common Shareholders..................................  83
Legal Matters..............................................................  92
Experts....................................................................  92
Election of Primus Director................................................  93
Amendment to the Primus Certificate of Incorporation....................... 104
Certain Transactions of Primus............................................. 105
Annual Report of Primus.................................................... 106
Stockholder Proposals of Primus............................................ 107
Other Matters.............................................................. 107
Index to Consolidated Financial Statements and Schedule of TresCom......... F-1

 APPENDICES
 ----------
 Appendix A..................  Composite Agreement and Plan of Merger by and
                               among Primus, TresCom and TAC, dated as of
                               February 3, 1998, and as amended by Amendments
                               No. 1 and 2, dated as of April 8, 1998 and as of
                               April 16, 1998, respectively.
 Appendix B..................  Fairness Opinion of BT Alex. Brown Incorporated,
                               dated as of February 3, 1998.
 Appendix C..................  Fairness Opinion of The Robinson-Humphrey
                               Company, LLC, dated as of February 3, 1998.

THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED, 1700 OLD MEADOW ROAD, MCLEAN, VIRGINIA 22102, ATTENTION: JOHN F. DEPODESTA, SECRETARY, (703) 902-2800. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 28, 1998, THE DATE WHICH IS FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE TRESCOM MEETING.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PRIMUS OR TRESCOM. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

  NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF PRIMUS OR TRESCOM SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE.

  THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALE OF THE SECURITIES TO BE RECEIVED BY SHAREHOLDERS OF TRESCOM UPON THE CONSUMMATION OF THE MERGER. NO PERSON IS AUTHORIZED TO MAKE USE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH ANY SUCH RESALE.

  ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO TRESCOM WAS PROVIDED BY THE MANAGEMENT AND BOARD OF DIRECTORS OF TRESCOM. PRIMUS ASSUMES NO RESPONSIBILITY FOR THE ACCURACY OF SUCH INFORMATION. ALL INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS RELATING TO PRIMUS WAS PROVIDED BY THE MANAGEMENT AND BOARD OF DIRECTORS OF PRIMUS. TRESCOM ASSUMES NO RESPONSIBILITY FOR THE ACCURACY OF SUCH INFORMATION. THE PRO FORMA FINANCIAL INFORMATION CONTAINED HEREIN REGARDING PRIMUS HAS BEEN PREPARED BY PRIMUS AND INCLUDES HISTORICAL FINANCIAL INFORMATION REGARDING TRESCOM THAT WAS SUPPLIED BY TRESCOM. TRESCOM AND PRIMUS HAVE MADE CERTAIN COVENANTS AND REPRESENTATIONS TO EACH OTHER WITH RESPECT TO THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Securities and Exchange Commission (the "Commission") by Primus pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated herein by reference: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (as amended on Form 10-K/A on April 30, 1998); (2) Current Report on Form 8-K dated November 3, 1997 (as amended on Form 8-K/A on January 5, 1998 and January 7, 1998); (3) Current Report on Form 8-K dated February 6, 1998 (as amended on Form 8-K/A on February 6, 1998); (4) Current Report on Form 8-K dated April 10, 1998; (5) Current Report on Form 8-K dated April 23, 1998 (as amended on Form 8-K/A on April 23, 1998); and (6) the description of Primus Common Stock contained in Primus's Registration Statement on Form S-1 dated June 27, 1997 (File No. 333-30195, and as amended on Form S-1/A on July 15, 1997, July 25, 1997 and July 30, 1997).

  All documents filed by Primus with the Commission pursuant to Section 13(a), 13(c), 13(d), 14 or 15(d) of the 1934 Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Primus Meeting and the TresCom Special Meeting shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus. Information appearing in this Joint Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated by reference.

                             AVAILABLE INFORMATION

  Each of Primus and TresCom is subject to the informational requirements of the 1934 Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Primus and TresCom with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, certain of the documents filed by Primus and TresCom with the Commission are available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR") at http://www.sec.gov. Primus Common Stock and TresCom Common Stock are traded on Nasdaq. Reports and other information concerning Primus and TresCom can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

  This Joint Proxy Statement/Prospectus is included as part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, including documents and information incorporated by reference, the "Registration Statement") filed with the Commission relating to the registration under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the shares of Primus Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement or the exhibits thereto. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. The omitted portions of the Registration Statement may be obtained through EDGAR at http://www.sec.gov. Such omitted information also may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus, or in any document incorporated by reference in this Joint Proxy Statement/Prospectus, as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

  The statements contained in this Joint Proxy Statement/Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "will", "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management of Primus and TresCom wish to caution the reader that the forward-looking statements referred to above and contained in this Joint Proxy Statement/Prospectus regarding matters that are not historical facts involve predictions. No assurance can be given that the future results will be achieved as actual events or results may differ materially as a result of risks facing Primus, TresCom and the Company (as defined in the introduction under the caption "Summary" below). Such risks include, but are not limited to, changes in business conditions, changes in the telecommunications industry and the general economy, competition, changes in service offerings and risks associated with Primus's and TresCom's limited operating history, entry into developing markets (including that resulting from the Merger), managing rapid growth (including that resulting from the Merger), international operations (including that resulting from the Merger), effects of natural disasters, dependence on effective information systems and development of the Company's network, as well as regulatory developments that could cause actual results to vary materially from the future results indicated, expressed or implied in such forward-looking statements. See "Risk Factors."

                                    SUMMARY

  The following is a summary of certain important terms of the proposed Merger and related information discussed elsewhere in this Joint Proxy Statement/Prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information included in this Joint Proxy Statement/Prospectus and the exhibits hereto, including, but not limited to, the Merger Agreement set forth as Appendix A hereto. As used in this Joint Proxy Statement/Prospectus, the term "Primus" means Primus Telecommunications Group, Incorporated and its subsidiaries, and the term "TresCom" means TresCom International, Inc. and its subsidiaries. The term "Company" refers to the combination of Primus and TresCom.

THE MEETINGS

  The Primus Meeting. The Primus Meeting will be held on June 4, 1998, at 10:00 a.m., local time, at the Sheraton Premier, Tysons Corner, 8661 Leesburg Pike, Vienna, VA 22182. At such meeting, Primus stockholders will be asked (i) to approve the issuance of shares of Primus Common Stock in connection with the Merger (the "Primus Stock Issuance Proposal"), (ii) to vote upon the election of nominees to serve as directors of Primus until the 2001 Annual Meeting of Stockholders, or until their successors are elected and qualify, (iii) to amend the Primus Certificate of Incorporation (as defined below) to increase the number of authorized shares of Primus Common Stock from 40,000,000 to 80,000,000 and (iv) to vote upon such other business as may properly come before the Primus Meeting, or any adjournment or postponement thereof. The Primus Board knows of no business that will be presented for consideration at the Primus Meeting other than the matters described in this Joint Proxy Statement/Prospectus.

  The date for the determination of the holders of record of the Primus Common Stock entitled to notice of and to vote at the Primus Meeting is April 27, 1998 (the "Primus Record Date"). Accordingly, only holders of record of shares of Primus Common Stock as of the close of business on the Primus Record Date will be entitled to notice of and to vote at the Primus Meeting. As of the Primus Record Date, there were outstanding 19,823,951 shares of Primus Common Stock entitled to vote which were held by 171 holders of record. Each holder of record of shares of Primus Common Stock on the Primus Record Date is entitled to cast one vote per share on each proposal properly submitted for the vote of Primus's stockholders, either in person or by properly executed proxy, at the Primus Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Primus Common Stock entitled to vote at the Primus Meeting is necessary to constitute a quorum at the Primus Meeting. Abstentions, votes withheld and broker non-votes are counted in determining whether a quorum is present.

  Pursuant to the Delaware General Corporation Law (the "DGCL") and the Primus Certificate of Incorporation, the Primus Stock Issuance Proposal must be approved by the holders of a majority of the issued and outstanding shares of the Primus Common Stock entitled to vote at the Primus Meeting. Primus stockholders are not entitled to cumulative voting in the election of directors. Directors are elected by the affirmative votes of a plurality of the votes of the shares entitled to vote, present in person or represented by proxy, and votes may be cast in favor of or withheld from any director nominee. The amendment to the Primus Certificate of Incorporation to increase the number of authorized shares of Primus Common Stock requires the affirmative vote of the holders of a majority of the shares entitled to vote, present in person or represented by proxy. Abstentions with respect to the Primus Stock Issuance Proposal and proposal to amend the Primus Certificate of Incorporation will have the same effect as votes against such proposals because approval of such proposals requires a vote in favor thereof by a majority of the votes entitled to be cast by stockholders at the Primus Meeting. As of the Primus Record Date, directors and executive officers of Primus and their affiliates held 4,760,673 shares, or approximately 24%, of the issued and outstanding Primus Common Stock.

  TresCom Special Meeting. The TresCom Special Meeting will be held on June 4, 1998, at 10:00 a.m., local time, at The Hyatt Regency Pier 66, 2301 S.E. 17th Street Causeway, Fort Lauderdale, Florida. At such meeting, TresCom shareholders will be asked (i) to approve and adopt the Merger Agreement and
(ii) to vote upon such other business as may properly come before the TresCom Special Meeting, or any adjournment or postponement thereof. The TresCom Board knows of no business that will be presented for consideration at the TresCom Special Meeting other than the matters described in this Joint Proxy Statement/Prospectus.

  The date for the determination of the holders of record of the TresCom Common Stock entitled to notice of and to vote at the TresCom Special Meeting is April 27, 1998 (the "TresCom Record Date"). Accordingly, only holders of record of shares of TresCom Common Stock as of the close of business on the TresCom Record Date will be entitled to notice of and to vote at the TresCom Special Meeting. As of the TresCom Record Date, there were outstanding 12,262,075 shares of TresCom Common Stock entitled to vote which were held by 56 holders of record. Each holder of record of shares of TresCom Common Stock on the TresCom Record Date is entitled to cast one vote per share on each proposal properly submitted for the vote of TresCom's shareholders, either in person or by properly executed proxy, at the TresCom Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of TresCom Common Stock entitled to vote at the TresCom Special Meeting is necessary to constitute a quorum at the TresCom Special Meeting. Abstentions, votes withheld and broker non-votes are counted in determining whether a quorum is present.

  Pursuant to the Florida Business Corporation Act (the "FBCA") and the Articles of Incorporation of TresCom, the Merger Agreement and the transactions related thereto must be approved by the holders of a majority of the issued and outstanding shares of the TresCom Common Stock entitled to vote at the TresCom Special Meeting. Abstentions will have the same effect as votes against the Merger because approval of the Merger requires a vote in favor thereof by a majority of the votes entitled to be cast by shareholders at the TresCom Special Meeting. As of the TresCom Record Date, directors and executive officers of TresCom and their affiliates held 6,212,461 shares, or approximately 51%, of the issued and outstanding TresCom Common Stock.

THE MERGER

  General. The Merger Agreement provides that TAC will merge with and into TresCom in accordance with the FBCA, with TresCom being the Surviving Corporation of the Merger as a wholly-owned subsidiary of Primus, and the separate existence of TAC will cease. The Merger will become effective upon the filing of Articles of Merger with the Department of State of the State of Florida. It is anticipated that such filing will be made on the third business day after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived (the "Closing Date" or the "Effective Time"). The Closing Date is anticipated to be June 9, 1998, three business days after the Primus Meeting and TresCom Special Meeting, or as soon as practicable thereafter.

  Merger Consideration. Under the terms of the Merger Agreement, TresCom shareholders, other than Primus and its affiliates, will receive shares of Primus Common Stock having a value of $12.00 (based on the Weighted Average Sales Price) in exchange for each share of TresCom Common Stock held by them at the Effective Time. The Merger Agreement provides for an exchange of TresCom Common Stock at a ratio (the "Exchange Ratio") based upon the volume-weighted average sales price per share of Primus Common Stock for the 20-trading-day period ending on the third trading day prior to the Closing Date (the "Weighted Average Sales Price"). The Exchange Ratio is the quotient of $12.00 divided by the Weighted Average Sales Price.

  Although TresCom shareholders will receive $12.00 in value (based on the Weighted Average Sales Price) for each share of TresCom Common Stock, payable in shares of Primus Common Stock, the Exchange Ratio has not yet been fixed and will be determined at the Effective Time based on the Weighted Average Sales Price of Primus Common Stock. Thus, the actual number of shares of the Primus Common Stock to be received by holders of TresCom Common Stock in the Merger will not be determined until the Effective Time, and may be substantially less than the actual number of shares of the Primus Common Stock which they would have received as of the date of the fairness opinion issued to the TresCom Board by The Robinson-Humphrey Company, LLC ("Robinson-Humphrey"), the date of execution of the Merger Agreement, the date of this Joint Proxy Statement/Prospectus or the date on which TresCom shareholders vote on the Merger Agreement. Interested persons may call toll free 1-888-501-9725 to obtain a current example of the number and value of the Primus Common Stock to be issued on a per share basis.

  No fractional shares of Primus Common Stock will be issued. In lieu of fractional shares, any person who would otherwise be entitled to a fractional share of Primus Common Stock will receive an amount in cash equal to the value of such fractional share. Such value shall be the product of such fraction multiplied by the Weighted Average Sales Price. See "The Merger --The Merger Agreement--Merger Consideration."

  Stock Options. At the Effective Time, each option or other right to purchase or otherwise acquire TresCom Common Stock (each, a "Stock Right") which is then outstanding and unexercised will be converted automatically into an option to purchase Primus Common Stock having the same terms and conditions as the converted Stock Right, except that the exercise price and the number of shares of Primus Common Stock issuable upon exercise shall be divided and multiplied, respectively, by the Exchange Ratio. See "The Merger--The Merger Agreement-- Stock Rights."

  Representations And Warranties. The Merger Agreement contains customary reciprocal representations of Primus and TAC, on the one hand, and TresCom, on the other hand, relating to, among other things, (i) corporate organization;
(ii) capitalization; (iii) authorization, execution, delivery and enforceability of the Merger Agreement; (iv) absence of certain violations; (v) compliance with the 1933 Act and the 1934 Act; (vi) the accuracy of information; (vii) the absence of certain material adverse events; (viii) compliance with applicable laws; (ix) absence of brokers or finders, except for those expressly permitted; (x) the absence of material litigation and liabilities; (xi) taxes; (xii) receipt of their respective fairness opinions;
(xiii) employee benefit plans; and (xiv) board of directors' approval. The respective representations and warranties of the parties do not survive beyond the Effective Time.

  Certain Covenants. Primus and TAC, on the one hand, and TresCom, on the other hand, covenanted to: use all reasonable efforts to take all actions to consummate the Merger Agreement, including obtaining any material authorizations, consents and approvals of third parties and governmental agencies (although Primus is responsible for preparing all filings with authorities governing the telecommunications industry on behalf of each party). TresCom also covenanted to Primus that it would: file with the Commission and Nasdaq any required reports after giving Primus the opportunity to review such filings; not take any action or enter into any transaction other than in the ordinary course of business without the prior written consent of Primus; and make all monthly, quarterly and annual financial statements of TresCom available to Primus. Primus covenanted to TresCom: to provide each officer and director of TresCom with liability insurance for a period of six years after the Effective Time; to indemnify the officers and directors to the extent not covered by such insurance; to continue at least one significant historic line of business of TresCom; and to use a significant portion of TresCom's historic business assets in a business. None of the covenants survive beyond the Effective Time, except for those relating to insurance, indemnification and certain agreements involving the continuation of the historic TresCom business following the Effective Time.

  Conditions. The obligations of Primus and TAC, on the one hand, and TresCom, on the other hand, to effect the Merger are subject to certain customary conditions, including, among others: that the Merger Agreement shall have received the requisite stockholder approval; that all governmental and third-party consents specified in the Merger Agreement, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and under applicable telecommunications-related statutes, rules and regulations shall have been obtained; the accuracy of representations and warranties; compliance with covenants; that no statute, rule, regulation, order, stipulation or injunction shall have been enacted, promulgated, entered, enforced or deemed applicable to the Merger; that the Merger must be a tax-free merger of TAC with and into TresCom pursuant to Internal Revenue Code Section 368(a)(1)(A) and 368(a)(2)(E); that the Registration Statement, of which this Joint Proxy Statement/Prospectus forms a part of, have been declared effective by the Commission; and that the shares of Primus Common Stock to be issued in the Merger must have been approved for quotation on Nasdaq, subject to official notice of issuance. The waiting period applicable under the HSR Act has terminated. Primus has applied for or has obtained all consents and approvals required for the Merger under applicable telecommunications-related statutes, rules and regulations.

  Acquisition Proposals. Neither TresCom nor any of its officers and directors shall, and TresCom has agreed to cause its employees, agents and representatives not to, directly or indirectly, encourage, initiate or solicit any inquiries or the making of any Acquisition Proposal (as defined in the Merger Agreement) or, except to the extent required for the discharge by the TresCom Board of its fiduciary duties to the TresCom shareholders as advised in writing by independent legal counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, or otherwise assist or facilitate any effort or attempt by any person or entity (other than Primus) to make or implement an Acquisition Proposal. TresCom and its officers and directors agreed, and TresCom agreed to cause its employees, agents and representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons or entities conducted with respect to any of the foregoing.

  Termination. The Merger Agreement and the Merger may be abandoned as follows: by mutual consent; if the Merger is not consummated by October 31, 1998, or if any court order prohibiting the Merger or otherwise having a material adverse impact on Primus's ability to own or operate TresCom as a subsidiary, or its assets, becomes final and non-appealable; in the event a party breaches its representations, warranties or covenants under the Merger Agreement which breach causes a reasonable likelihood that such party will not be able to consummate the Merger; if, without violating its obligations relating to Acquisition Proposals, TresCom enters into an agreement with respect to an unsolicited Acquisition Proposal after having received the written opinion from Robinson-Humphrey to the effect that such Acquisition Proposal is more favorable to the TresCom shareholders from a financial point of view than the Merger, and the written opinion of independent legal counsel that approval, acceptance and recommendation of such Acquisition Proposal is required by fiduciary obligations to the TresCom shareholders under applicable law; if the TresCom Board enters into or publicly announces its intention to enter into an agreement or agreement in principle with respect to an Acquisition Proposal, or withdraws or materially modifies its recommendation to the TresCom shareholders that the TresCom shareholders approve the Merger Agreement; if the Merger Agreement fails to receive the requisite shareholder approval by the TresCom shareholders; or if the Merger Agreement fails to receive the requisite stockholder approval by the Primus stockholders.

  Under certain circumstances relating to termination involving an Acquisition Proposal, Primus will be entitled to receive a fee from TresCom in the amount of $5,000,000. If a termination occurs as a result of the Merger Agreement not receiving the requisite stockholder approval by the Primus stockholders, Primus has agreed to pay TresCom a fee in the amount of $5,000,000.

REASONS FOR THE MERGER

  Primus. Primus considers TresCom to be an attractive strategic acquisition candidate for Primus because it (i) provides accelerated entry for Primus into the Caribbean and the Central and South American markets, (ii) expands the scope and geographic coverage of the Primus Network (as defined below), (iii)
 provides additional opportunities to migrate traffic onto the Primus Network thereby obtaining better utilization of the Network and reducing variable costs, (iv) provides incremental operational capabilities, (v) adds operating agreements and direct connections to foreign telecommunication carriers, (vi) adds experienced management and other personnel and (vii) enables the combined Company to realize synergies in selling, general and administrative expenses. See "The Merger--Reasons for the Merger; Recommendations--Primus."

  TresCom. The TresCom Board believes that the Merger offers TresCom and its shareholders an exceptional opportunity to participate in a combined organization that will be a leader in the international telecommunications industry. In reaching its unanimous decision to approve and adopt the Merger Agreement and to recommend that TresCom's shareholders vote to approve and adopt the Merger Agreement, the TresCom Board considered, among other things, the following factors: (i) the opportunity for TresCom shareholders to receive Primus Common Stock in a tax-free exchange valued at a premium over the market price for shares of TresCom Common Stock; (ii) the opportunity for TresCom shareholders to participate, as holders of Primus Common Stock, in a combined enterprise which will have greater financial, technical and marketing resources and is expected to produce a stronger competitor in the international telecommunications industry than TresCom would be on a stand-alone basis; (iii) the market prices, recent trading patterns and financial data of TresCom and Primus and the market prices, recent trading patterns and financial data relating to other companies engaged in the same business as TresCom; (iv) the changing regulatory environment in the international long-distance telecommunications industry and consolidation trends; (v) the high degree of compatibility and geographic fit of the businesses of Primus and TresCom, which would provide the holders of TresCom Common Stock with a significant continuing interest in the international telecommunications industry and would continue to provide career opportunities and employment for many of the employees of TresCom; and (vi) the potential for operational and financial synergies as a result of the integration of the resources of the two companies. See "The Merger--Reasons for the Merger; Recommendations--TresCom."

OPINION OF PRIMUS FINANCIAL ADVISOR

  Primus retained BT Alex. Brown Incorporated ("BT Alex. Brown") to render its opinion as to the fairness, from a financial point of view, of the consideration to be paid by Primus in the Merger. BT Alex. Brown provided the Primus Board with a fairness opinion on February 3, 1998 (the "BT Alex. Brown Opinion"), the date of the Primus Board meeting at which the execution of the Merger Agreement by Primus was authorized and approved. BT Alex. Brown has advised Primus that the BT Alex. Brown Opinion remains in full force and effect after having given due consideration to the changes in the Merger consideration effective as of April 16, 1998. The full text of the BT Alex. Brown Opinion, which sets forth certain assumptions made, matters considered and limitations on the review performed, is attached as Appendix B. See "The Merger--Reasons for the Merger; Recommendations--Opinion of Primus Financial Advisor."

RECOMMENDATION OF THE PRIMUS BOARD

  The Primus Board believes that the terms of the Merger are fair to and in the best interests of Primus and its stockholders. THE PRIMUS BOARD UNANIMOUSLY HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND HAS APPROVED THE ISSUANCE OF PRIMUS COMMON STOCK IN CONNECTION WITH THE MERGER AND IS RECOMMENDING TO ITS STOCKHOLDERS THAT THEY VOTE THEIR SHARES IN FAVOR OF THE PRIMUS STOCK ISSUANCE PROPOSAL. See "The Merger--Background of the Merger," "--Reasons for the Merger; Recommendations--Primus" and "--Interests of Certain Persons in the Merger."

OPINION OF TRESCOM FINANCIAL ADVISOR

  TresCom retained Robinson-Humphrey to render its opinion as to the fairness, from a financial point of view, of the consideration to be received by the TresCom shareholders in the Merger. Robinson-Humphrey provided the TresCom Board with a fairness opinion on February 3, 1998 (the "Robinson-Humphrey Opinion"), the date of the TresCom Board meeting at which the execution of the Merger Agreement by TresCom was authorized and approved. The full text of the Robinson-Humphrey Opinion, which sets forth certain assumptions made, matters considered and limitations on the review performed, is attached as Appendix C. See "The Merger--Reasons for the Merger; Recommendations--Opinion of TresCom Financial Advisor."

RECOMMENDATION OF THE TRESCOM BOARD

  The TresCom Board believes that the terms of the Merger are in the best interests of TresCom and its shareholders. THE TRESCOM BOARD UNANIMOUSLY HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF TRESCOM AND ITS SHAREHOLDERS AND RECOMMENDS THAT HOLDERS OF SHARES OF TRESCOM COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "The Merger--Background of the Merger," "--Reasons for the Merger; Recommendations--TresCom" and "--Interests of Certain Persons in the Merger."

TRESCOM VOTING AGREEMENTS AND STOCKHOLDER AGREEMENT

  Messrs. Wesley T. O'Brien and Rudolph McGlashan, directors and executive officers of TresCom, have executed and delivered voting agreements to Primus (the "TresCom Voting Agreements"), and Warburg, Pincus has executed and delivered a stockholder agreement to Primus (the "Stockholder Agreement," collectively with the TresCom Voting Agreements, the "TresCom Shareholder Agreements"), granting to Primus options to purchase their shares of TresCom Common Stock at an exercise price per share of $12.00, payable in shares of Primus Common Stock, if the Merger Agreement terminates under defined circumstances (the "Options"). The TresCom Shareholder Agreements also require Warburg, Pincus and Messrs. O'Brien and McGlashan, so long as the Options remain exercisable, to vote their shares of TresCom Common Stock in favor of the Merger and against any action or agreement which would impede, interfere with, delay or attempt to discourage the Merger. Approximately 51% of the total number of shares of TresCom Common Stock outstanding on the TresCom Record Date are subject to the TresCom Shareholder Agreements. Additionally, pursuant to the Stockholder Agreement, if the Option granted by Warburg, Pincus is exercised, Warburg, Pincus has agreed to use its reasonable best efforts to cause the existing Warburg, Pincus designees to the TresCom Board to resign, and upon such resignations TresCom has agreed to use its reasonable best efforts to restructure the TresCom Board so that designees of Primus constitute a majority of the members of the TresCom Board. Primus also agreed, if it exercises the Option granted by Warburg, Pincus, to offer to acquire all outstanding shares of TresCom Common Stock not otherwise owned by Primus or its affiliates, at the same price, and payable in shares of Primus Common Stock, paid to Warburg, Pincus upon exercise of the Option.

  The Stockholder Agreement also provides for certain demand and piggyback registration rights in favor of Warburg, Pincus which, if exercised, would permit Warburg, Pincus to transfer the shares of Primus Common Stock received by it in the Merger free of the Rule 144 volume limitations (the same as non-affiliates of TresCom) and certain tag-along rights in favor of Warburg, Pincus, as well as Warburg, Pincus' agreement not to purchase additional Primus capital stock or seek to influence control over Primus. Warburg, Pincus was also granted a right to nominate an individual, reasonably acceptable to the non-employee directors of Primus, for membership to the Primus Board so long as Warburg, Pincus beneficially owns 10% or more of the outstanding Primus Common Stock. Pursuant to the TresCom Voting Agreements, Primus has agreed to grant to Messrs. O'Brien and McGlashan certain piggyback registration rights and put rights, which are exercisable if the Options granted by Messrs. O'Brien and McGlashan are exercised and if, in connection with such exercise, Messrs. O'Brien and McGlashan receive shares of Primus Common Stock which are "restricted" within the meaning of Rule 144 under the 1933 Act. See "The Merger--The Stockholder Agreement," "--The Voting Agreements" and "--Federal Securities Laws Consequences."

  As an alternative to Primus exercising the Option granted by Warburg, Pincus, if the Merger Agreement is terminated pursuant to certain provisions contained therein, and, upon or following such termination, a definitive agreement is executed by TresCom and a third party prior to or within 90 days of such termination, and Warburg, Pincus receives cash or non-cash consideration in respect of all or any portion of the shares of TresCom Common Stock in connection therewith, the Stockholder Agreement provides that Warburg, Pincus will pay over to Primus or its designee an amount equal in value to 100% of the excess (if any) of (x) such consideration received over (y) (A) $12.00 per share of TresCom Common Stock multiplied by (B) the number of shares of TresCom Common Stock with respect to which Warburg, Pincus received such consideration.

PRIMUS VOTING AGREEMENTS

  Messrs. K. Paul Singh and John F. DePodesta, directors and executive officers of Primus, have executed and delivered voting agreements to TresCom (the "Primus Voting Agreements") requiring the parties, so long as the Merger Agreement has not been terminated in accordance with its terms, to vote their shares of Primus Common Stock in favor of the Merger and against any action or agreement which would impede, interfere with, delay or attempt to discourage the Merger. Pursuant to the Primus Voting Agreements, approximately 21% of the total number of shares of Primus Common Stock outstanding on the Primus Record Date are subject to the Primus Voting Agreements. See "The Merger--The Voting Agreements."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the TresCom Board that the TresCom shareholders approve and adopt the Merger Agreement, TresCom shareholders should be aware that certain directors and executive officers of TresCom have interests in the Merger, in addition to their interests solely as shareholders of TresCom, as described below. The TresCom Board was aware of these interests when it considered and approved the Merger Agreement.

  The Merger Agreement also provides for the exercise by Warburg, Pincus of its warrant, dated as of October 2, 1995, to purchase up to 358,034 shares of TresCom Common Stock (the "Warburg, Pincus Warrant") prior to the Effective Time, all of which will be converted into shares of Primus Common Stock at the Exchange Ratio. Additionally, pursuant to the Merger Agreement, Primus has agreed to indemnify, defend and hold harmless the directors and officers of TresCom, and to provide each of them with directors' and officers' liability insurance, subject to certain limitations.

  Pursuant to the Stockholder Agreement, Warburg, Pincus was granted certain demand and piggyback registration rights relating to shares of Primus Common Stock it receives in the Merger, which, if exercised, would permit it to transfer such shares free of the Rule 144 volume limitations (the same as non-affiliates of TresCom), and the right, so long as Warburg, Pincus beneficially owns 10% or more of the outstanding Primus Common Stock, to nominate an individual, reasonably acceptable to the non-employee directors of Primus, to serve as a director on the Primus Board. Additionally, pursuant to the Stockholder Agreement, Mr. Singh granted certain rights to Warburg, Pincus to participate with him in certain sales of Primus Common Stock on the same terms and conditions as Mr. Singh. Messrs. O'Brien and McGlashan were granted certain piggyback registration rights and put rights with respect to restricted Primus Common Stock they would receive upon exercise of the Options they granted to Primus. See "--TresCom Voting Agreements and Stockholder Agreement."

  On November 20, 1997, TresCom's Compensation Committee approved, and TresCom subsequently entered into, an amendment to the Employment Agreement of Wesley
T. O'Brien, TresCom's President and Chief Executive Officer, which provided for a special bonus in order to induce Mr. O'Brien to remain employed (i) with TresCom while it explored various strategic alternatives and (ii) with a corporate successor, if so desired by the successor. Subject to certain federal tax limitations, the amount of the special bonus is $1.5 million and is payable over the course of two years from the date the Merger is consummated; provided, however, if the Surviving Corporation or Primus elects not to employ Mr. O'Brien, such bonus shall be payable at the closing of the Merger. See "The Merger--Interests of Certain Persons in the Merger," "--The Stockholder Agreement," "--The Voting Agreements" and "--Federal Securities Laws Consequences."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  While Primus and TresCom intend that the Merger should, under current law, constitute a tax-free reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code, no ruling has been sought from the Internal Revenue Service ("IRS") and no opinion of counsel to such effect has been or will be obtained. For a further discussion of federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for using the purchase method of accounting. In connection with accounting for the Merger as a purchase, the assets and liabilities of TresCom will be recorded at their fair value. The fair value of the net assets acquired, including the allocation of goodwill and other intangible assets, is currently being reviewed by Primus management. The excess of the purchase price over the fair value of the net assets acquired will be recorded as goodwill, and will be amortized over a period of 30 years. A substantial portion of the purchase price is expected to be recorded as goodwill. See "The Merger--Accounting Treatment" and "Unaudited Pro Forma Financial Data."

RESTRICTIONS ON RESALE OF PRIMUS COMMON STOCK

  The shares of Primus Common Stock issuable to TresCom shareholders will have been registered under the 1933 Act at the Effective Time. Such shares will be freely transferable without restriction by those TresCom shareholders who are not deemed to be "affiliates" of TresCom or Primus, as that term is defined in the rules under the 1933 Act. Shares of Primus Common Stock received pursuant to the Merger by those TresCom shareholders who are deemed to be affiliates of TresCom or Primus may be resold without registration under the 1933 Act as permitted by Rule 145 under the 1933 Act or otherwise as permitted under the 1933 Act. Notwithstanding the foregoing, Warburg, Pincus has been granted certain demand and piggyback registration rights which, if exercised, would permit it to sell shares of Primus Common Stock received by it in the Merger free of the Rule 144 volume limitations the same as non-affiliates of TresCom. See "The Merger--The Stockholder Agreement" and "--Federal Securities Laws Consequences."

ABSENCE OF DISSENTERS' RIGHTS

  TresCom shareholders will not be entitled to dissenters' rights as a result of the Merger. Under Florida law, dissenters' rights are unavailable to holders of TresCom Common Stock because TresCom Common Stock was, on the TresCom Record Date, designated and quoted for trading as a Nasdaq security. See "The TresCom Special Meeting--Absence of Dissenters' Rights."

COMPARISON OF SHAREHOLDER AND STOCKHOLDER RIGHTS

  The rights of shareholders of TresCom are governed by the FBCA and by TresCom's Articles of Incorporation and By-laws. Upon conversion of TresCom Common Stock into Primus Common Stock, the rights of the former holders of TresCom Common Stock who receive Primus Common Stock will be governed by the DGCL and by the Amended and Restated Certificate of Incorporation of Primus (the "Primus Certificate of Incorporation" or "Primus Certificate") and the Primus Bylaws. See "Comparative Rights of Common Shareholders" for a summary of certain differences between the rights of the holders of TresCom Common Stock and Primus Common Stock.

THE COMPANIES

  Primus Primus, is a facilities-based global telecommunications company that offers international and domestic long-distance telecommunication services to business and residential customers, as well as to other carriers. Primus is capitalizing on the increasing demand for international telecommunications services resulting from the globalization of the world's economies and the worldwide trend toward deregulation. Primus has targeted North America, Asia-Pacific, Europe and, most recently, with the pending Merger with TresCom, the Caribbean and Central and South America, as its service regions. Primus currently provides services in the United States, Canada, Mexico, Australia, Japan and the United Kingdom. Primus expects to continue to expand into additional countries as worldwide deregulation continues and Primus is permitted to offer a full range of switched public telephone services in those countries.

  Primus is implementing a global intelligent network (the "Network") and, to further finance the development of the Network, has announced that it proposes to make an offering of Senior Notes due 2008 (the "New Notes") which will not be registered under the 1933 Act (the "Proposed Note Offering"), and which may not be offered or sold absent registration or an exemption from the registration requirements of the 1933 Act. Primus expects that the Proposed Note Offering will result in net proceeds to Primus of approximately $150 million which would be available to fund the buildout of the Network. This Joint Proxy Statement/Prospectus shall not be construed as an offer to sell, or a solicitation of an offer to buy, any of the New Notes. The completion of the Merger is not conditioned upon the completion of the Proposed Note Offering and the Proposed Note Offering is not conditioned upon the completion of the Merger. Primus believes that the continued strategic development of its Network will lead to reduced transmission and other operating costs as a percentage of net revenue and reduced reliance on other carriers. The Network consists of international and domestic switches and points of presence, and a combination of owned undersea fiber optic cable, leased facilities, resale arrangements and correspondent agreements.

  Primus targets, on a retail basis, small- and medium-sized businesses and ethnic residential customers with significant international long-distance traffic and, on a wholesale basis, other telecommunications carriers and resellers with international traffic. Primus provides a broad array of competitively priced telecommunications services, including international long distance, domestic long distance, international and domestic private networks, reorigination services, prepaid and calling cards and toll-free services, as well as local and cellular services in Australia. Primus markets its services through a variety of channels, including direct sales, independent agents and direct marketing.

  Primus's objective is to become a leading global provider of international and domestic long-distance, voice, data and value-added services. Key elements of Primus's strategy include: focusing on customers with significant international long-distance usage; pursuing early entry into selected deregulating markets; implementing its Network; delivering quality services at competitive prices; providing a variety of services; and growing through selected acquisitions.

  Primus's principal executive offices are located at 1700 Old Meadow Road, McLean, Virginia 22102, telephone number (703) 902-2800.

  TresCom. TresCom is a facilities-based long-distance telecommunications carrier focused on international long-distance traffic. TresCom offers a broad array of competitively priced services, including long distance, calling cards, prepaid debit cards, domestic and international toll-free calling, frame relay and bilingual operator services. TresCom provides long-distance service to approximately 230 countries and territories through an international network consisting of: (i) owned facilities, concentrated in a Caribbean hub linking the United States, the Caribbean and South and Central America; (ii) direct operating and transit agreements with various post, telegraph and telephone organizations and foreign telecommunications administrations; and (iii) leased capacity.

  TresCom markets its services on a wholesale basis to other telecommunications carriers and resellers and on a retail basis to residential and commercial customers, ranging in size from small businesses to Fortune 500 companies. To take advantage of the benefits associated with its network, TresCom targets its United States mainland sales and marketing efforts towards customers with significant southbound international long-distance traffic. These customers include businesses with sales or operations in the Caribbean, South and Central America and Mexico, as well as the rapidly growing Hispanic population in the United States. During 1997, TresCom further increased its sales and marketing efforts directed towards residential and commercial customers, while maintaining its carrier and reseller customer base. In emerging markets in Central and South America, TresCom has teamed up with local agents and expects to generate international traffic originating from those markets. As part of TresCom's marketing activities, TresCom has entered into joint marketing and promotional arrangements with certain other companies, including Coca-Cola, Shell Oil Company, Seagrams, Walgreens Drug Stores, Papa John's Pizza and Spec's Music pursuant to which such companies have agreed to market their products or services with those of TresCom.

  TresCom was formed in December 1993 and acquired The St. Thomas and San Juan Telephone Company, Inc., a United States Virgin Island and Puerto Rico based long-distance carrier, in February 1994. TresCom has experienced significant growth through a combination of internal growth and acquisitions, including the November 1994 acquisition of Total Telecommunications, Inc., which was a Fort Lauderdale based inter-exchange carrier. TresCom's principal executive offices are located at 200 East Broward Boulevard, Fort Lauderdale, Florida 33301, telephone number (954) 763-4000.

  TAC. TAC, a newly formed Florida corporation, all of the issued and outstanding common stock of which is owned by Primus, has not conducted any substantial business to date other than entering into the Merger Agreement. As a result of the Merger, TAC will merge with and into TresCom and its separate existence shall cease. See "The Companies--Business of TAC."

  Comparative Market Prices and Dividends. The Primus Common Stock commenced trading on Nasdaq on November 7, 1996 under the symbol "PRTL." Prior to that date there was no established public trading market for the Primus Common Stock. On February 3, 1998, the date immediately prior to the public announcement of the transactions contemplated by the Merger Agreement, the last reported sale price of the Primus Common Stock on Nasdaq was $20 per share. The last reported sale price of the Primus Common Stock on Nasdaq on April 30, 1998, the most recent practicable trading day prior to the date of this Joint Proxy Statement/Prospectus, was $23.875 per share. Primus has not paid any cash dividends on the Primus Common Stock to date. The payment of dividends, if any, in the future is within the discretion of the Primus Board and will depend on the Company's earnings, its capital requirements and financial condition, and may be restricted by credit arrangements entered into by the Company. It is the present intention of the Primus Board to retain all earnings, if any, for use in the Company's business operations and accordingly, the Primus Board does not expect to declare or pay any dividends in the foreseeable future. Additionally, the indenture (the "Indenture") governing its $225,000,000 of senior notes due in 2004 (the "Senior Notes") contains covenants which limit the ability of Primus to pay dividends on Primus Common Stock. Primus is not currently permitted to pay dividends under the Indenture.

  TresCom Common Stock commenced trading on Nasdaq on February 8, 1996 under the symbol "TRES." Prior to that date there was no established public trading market for TresCom Common Stock. On February 3, 1998, the date immediately prior to the public announcement of the transactions contemplated by the Merger Agreement, the last reported sale price of TresCom Common Stock on Nasdaq was $8.625 per share. The last reported sale price of TresCom Common Stock on Nasdaq on April 30, 1998, the most recent practicable trading day prior to the date of this Joint Proxy Statement/Prospectus, was $11.1875 per share. TresCom has not paid any dividends on TresCom Common Stock to date.

  Comparative Per Share Data. The table below sets forth historical per share data of Primus and TresCom and pro forma combined per share data as if the Merger and the acquisition of Telepassport/USFI (the "Telepassport/USFI Acquisition") had been completed on January 1, 1997. The pro forma combined information in the following table is based upon the historical financial statements of Primus and TresCom, and is unaudited. The pro forma combined information is presented for comparison purposes only and is not intended to predict Primus's actual operating results and financial position following completion of the Merger. Neither Primus nor TresCom has ever paid any cash dividends.

                                                                     AT OR FOR
                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
HISTORICAL:
Per Share of Primus Common Stock:
  Book value.......................................................    $ 2.16
  Basic and diluted net loss.......................................    $(1.99)
Per Share of TresCom Common Stock:
  Book value.......................................................    $ 4.87
  Basic and diluted net loss.......................................    $(0.91)
PRO FORMA COMBINED(1):
  Book value.......................................................    $ 7.77
  Basic and diluted net loss.......................................    $(2.55)

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA (IN THOUSANDS)

                                                                    PRO FORMA
                                PRIMUS              TRESCOM        COMBINED(1)
                           ------------------  ------------------  ------------
                              YEAR ENDED          YEAR ENDED
                             DECEMBER 31,        DECEMBER 31,      DECEMBER 31,
                           ------------------  ------------------  ------------
                             1997      1996      1997      1996        1997
                           --------  --------  --------  --------  ------------
STATEMENT OF OPERATIONS
 DATA:
Net revenue............... $280,197  $172,972  $157,641  $139,621    $448,929
Cost of revenue...........  252,731   158,845   124,365   106,928     387,453
                           --------  --------  --------  --------    --------
  Gross margin............   27,466    14,127    33,276    32,693      61,476
                           --------  --------  --------  --------    --------
Operating expenses:
 Selling, general and
  administrative..........   50,622    20,114    36,386    30,808      95,420
 Depreciation and
  amortization............    6,733     2,164     6,599     4,928      20,230
                           --------  --------  --------  --------    --------
  Total operating
   expenses...............   57,355    22,278    42,985    35,736     115,650
                           --------  --------  --------  --------    --------
Loss from operations......  (29,889)   (8,151)   (9,709)   (3,043)    (54,174)
                           --------  --------  --------  --------    --------
Net loss.................. $(36,239) $ (8,764) $(10,855) $ (5,577)   $(61,068)
                           ========  ========  ========  ========    ========

                                                                         PRO
                                                      PRIMUS  TRESCOM  FORMA(1)
                                                     -------- -------- --------
                                                       AS AT DECEMBER 31,1997
                                                     --------------------------
BALANCE SHEET DATA:
  Cash and cash equivalents......................... $115,232 $  1,481 $101,068
  Restricted investments............................ $ 73,550 $    --  $ 73,550
  Total asssets..................................... $358,013 $108,429 $545,934
  Long-term obligations (including current por-
   tion)............................................ $231,211 $ 20,691 $236,257
  Stockholders' equity.............................. $ 42,526 $ 58,950 $196,613

--------
(1) Pro Forma combined statement of operations data gives effect to the Merger and the Telepassport/USFI Acquisition as if they occurred on January 1, 1997, and the balance sheet data gives effect to the Merger as if it occurred on December 31, 1997. See "Unaudited Pro Forma Financial Data."

                                 RISK FACTORS

THE EFFECT OF STOCK PRICE FLUCTUATIONS ON THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF TRESCOM COMMON STOCK IN THE MERGER

  The Exchange Ratio has not been fixed and will be determined at the Effective Time based on the Weighted Average Sales Price of Primus Common Stock. Thus, the actual number of shares of Primus Common Stock to be received by holders of TresCom Common Stock in the Merger will not be determined until the Effective Time, and may be more or less than the actual number of shares of Primus Common Stock which they would have received if the Merger was completed as of the date of the Robinson-Humphrey Opinion, the date of execution of the Merger Agreement, the date of the Joint Proxy Statement/Prospectus or the date on which the TresCom shareholders vote on the Merger Agreement. In addition, although the value of Primus Common Stock to be issued in exchange for each share of TresCom Common Stock will, under all circumstances, be $12.00 based on the Weighted Average Sales Price, the value of Primus Common Stock to be issued as derived by applying the Exchange Ratio to the price of Primus Common Stock at the Effective Time may be more or less than $12.00 per share. The Effective Time is anticipated to be June 9, 1998, three business days after the Primus Meeting and the TresCom Special Meeting, or as soon as practicable thereafter. The Primus Common Stock has historically traded over a wide range on Nasdaq. Since commencing public trading, the high and low sales prices for the Primus Common Stock have been $7.125 (during the third quarter of 1997) and $31.25 (during the first quarter of 1998), respectively.

  Shareholders should also note that, since the Exchange Ratio will not be calculated until the Effective Time, possible delays in receiving regulatory approvals or in satisfying other conditions to consummation of the Merger may result in the market value of shares of Primus Common Stock that holders of TresCom Common Stock will receive upon consummation of the Merger varying significantly from the market value of the shares of Primus Common Stock that holders of TresCom Common Stock would receive if the Merger were consummated on the date of this Joint Proxy Statement/Prospectus or the date of the TresCom Special Meeting. See "The Merger--The Merger Agreement--Merger Consideration" and "--Exchange of Certificates; Exchange Agent."

INTEGRATION OF PRIMUS AND TRESCOM

  Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance as to the extent that this will occur, if at all. The combination of the two companies will require, among other things, integration of the companies' respective services, technologies, management information systems, distribution channels and key personnel, and the coordination of their sales, marketing and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully, if at all. If significant difficulties are encountered in the integration of the existing services or technologies or the development of new services and technologies, resources could be diverted from new service development, and delays in new service introductions could occur. There can be no assurance that the combined Company will be able to take full advantage of the combined sales forces' efforts. The integration of operations and technologies following the Merger will require the dedication of management and other personnel which may distract their attention from the day-to-day business of the combined Company, the development or acquisition of new technologies and the pursuit of other business acquisition opportunities. Failure to successfully accomplish the integration and development of the two companies' operations and technologies could have a material adverse effect on the combined Company's business, financial condition and results of operations. In addition, as commonly occurs with mergers of telecommunications companies, during the pre-merger and integration phases, aggressive competitors may undertake initiatives to attract customers through various incentives which could have a material adverse effect on the business, results of operations or financial conditions of Primus, TresCom and/or the combined Company. See "--Acquisition Risks," "Incorporation of Certain Documents by Reference" and "The Companies--Business of TresCom."

SUBSTANTIAL INDEBTEDNESS AND LIQUIDITY

  The Company will have substantial indebtedness after the Merger. As of December 31, 1997, on a pro forma basis after giving effect to the Merger and the Telepassport/USFI Acquisition, the Company's total indebtedness would have been approximately $236.3 million, its stockholders' equity would have been approximately $196.6 million and its total assets would have been approximately $545.9 million, of which approximately $170.4 million would have been intangible assets. For the year ended December 31, 1997, after giving pro forma effect to the Merger and the Telepassport/USFI Acquisition, the Company's consolidated EBITDA would have been approximately negative $33.9 million. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Company and certain of its subsidiaries, including TresCom after completion of the Merger, and does not limit the amount of indebtedness incurred to finance the cost of telecommunications equipment. The Company anticipates that it and its subsidiaries will incur additional indebtedness in the future. As the first step in meeting its financing needs for the expansion of its Network, Primus has announced that it proposes to make an offering of New Notes which will not have been registered under the 1933 Act, and which may not be offered or sold absent registration or an exemption from the registration requirements of the 1933 Act. See "--Need For Additional Financing."

  The level of the Company's indebtedness could have important consequences, including the following: (i) the debt service requirements of any additional indebtedness could make it more difficult for it to make payments of interest on its outstanding debt; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for use in its business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (v) the Company is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high degree of indebtedness will make it more vulnerable in the event of a downturn in its business.

  The Company must substantially increase its net cash flow in order to meet its debt service obligations, and there can be no assurance that the Company will be able to meet such obligations. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if it otherwise fails to comply with the various covenants under its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a delay or preclude payments of interest or principal thereon and may cause the Primus Common Stock to have little or no value. See "Incorporation of Certain Documents by Reference" and "The Companies--Business of TresCom--Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

HISTORICAL AND FUTURE OPERATING LOSSES; NEGATIVE EBITDA; NET LOSSES

  Since inception through December 31, 1997, Primus had negative cash flow from operating activities of $40.4 million. In addition, Primus incurred net losses in 1995, 1996 and 1997, of $2.4 million, $8.8 million and $36.2 million, respectively, and had an accumulated deficit of approximately $48.0 million as of December 31, 1997. On a pro forma basis, after giving effect to the Merger and the Telepassport/USFI Acquisition, for the year ended December 31, 1997, the Company would have had a net loss of $61.1 million. Although Primus has experienced net revenue growth in each of its last 12 quarters, such growth should not be considered to be indicative of future net revenue growth, if any. The Company expects to continue to incur additional operating losses, negative EBITDA and negative cash flow from operations as it expands its operations and continues to build-out and upgrade its Network. There can be no assurance that the Company's net revenue will grow or be sustained in future periods or that it will be able to achieve or sustain profitability or positive cash flow from operations in any future period. If the Company cannot achieve and sustain operating profitability or positive cash flow from operations, it may not be able to meet its debt service or working capital requirements and may cause the Primus Common Stock to have little or no value. See "Incorporation of Certain Documents by Reference" and "The Companies-- Business of TresCom--Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

LIMITED OPERATING HISTORY; ENTRY INTO DEVELOPING MARKETS

  Primus was founded in February 1994 and began generating operating revenues in March 1995. Axicorp Pty Ltd. ("Axicorp"), Primus's principal operating subsidiary, was acquired in March 1996. In addition, the

Company intends to enter markets where it has limited or no operating experience such as, with the completion of the Merger, the Caribbean and Central and South America. Furthermore, in many of the Company's target markets, it intends to offer services that have previously been provided primarily by the local post telephone and telegraph companies ("PTTs"). Accordingly, there can be no assurance that the Company's future operations will generate operating or net income, and the Company's prospects must therefore be considered in light of the risks, expenses, problems and delays inherent in establishing a new business in a rapidly changing industry. See "Incorporation of Certain Documents by Reference," "The Companies--Business of TresCom--General" and "--Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEVELOPMENT OF THE NETWORK; MIGRATION OF TRAFFIC ONTO THE NETWORK

  The long-term success of the Company is dependent upon its ability to design, implement, operate, manage and maintain the Network, activities in which its management has limited experience, and its ability to generate and maintain traffic on the Network. By expanding the Network, the Company will incur additional fixed operating costs that typically are, particularly with respect to international transmission lines, in excess of the revenue attributable to the transmission capacity funded by such costs until it generates additional traffic volume for such capacity. There can be no assurance that the Network can be completed in a timely manner or operated efficiently. Any failure to design, implement, operate, manage or maintain the Network, or generate or maintain traffic, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company intends to expand the Network as more countries deregulate their telecommunications industries, which will require it to acquire additional licenses and equipment. There can be no assurance that the Company will be able to obtain the licenses or purchase the necessary equipment on favorable terms or, if it does, that the development of the Network in these countries will be successful. See "Incorporation of Certain Documents by Reference," "The Companies--Business of TresCom--General" and "-- Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGING RAPID GROWTH

  The Company's strategy of continuing its growth and expansion has placed, and is expected to continue to place, a significant strain on its management, operational and financial resources, and increased demands on its systems and controls. The Company is continuing to develop its Network by adding switches and fiber optic cable, expanding its operations within North America, Australia and the United Kingdom, and when business and/or regulatory conditions warrant, expanding into selected additional markets such as, with the completion of the Merger, the Caribbean and Central and South America. In order to manage its growth effectively, the Company must continue to implement and improve its operational and financial systems and controls, purchase and utilize other transmission facilities and expand, train and manage its employee base. Inaccuracies in forecasts of traffic could result in insufficient or excessive transmission facilities and disproportionate fixed expenses. There can be no assurance that the Company will be able to develop a facilities-based network or expand at the rate presently planned, or that the existing regulatory barriers to such expansion will be reduced or eliminated. As the Company proceeds with its development, there will be additional demands on its customer support, billings systems and support, sales and marketing and administrative resources and network infrastructure. There can be no assurance that the Company's operating and financial control systems and infrastructure will be adequate to maintain and effectively manage future growth. The failure to continue to upgrade the administrative, operating and financial control systems or the emergence of unexpected expansion difficulties could have a material adverse effect on the Company's business, results of operations or financial condition. See "--Dependence on Effective Information Systems."

ACQUISITION AND STRATEGIC INVESTMENT RISKS

  A key element of the Company's business strategy is to acquire businesses and assets of businesses such as TresCom, or to make strategic investments in businesses that are complementary to those of Primus, and a major portion of Primus's growth in recent years has resulted from such acquisitions. These acquisitions and strategic investments involve certain operational and financial risks. Operational risks include the possibility that an acquisition does not ultimately provide the benefits originally anticipated by management and the difficulty of integrating the service offerings and distribution channels related to strategic investments, while the Company continues to incur operating expenses to provide the services formerly provided by the acquired company. Financial risks involve the incurrence of indebtedness by the Company in order to effect the acquisition (subject to the limitations contained in the Indenture) and the consequent need to service that indebtedness. In addition, the issuance of stock in connection with acquisitions, such as the Primus Common Stock to be issued to TresCom shareholders in the Merger, dilutes the voting power and may dilute certain other interests of existing shareholders. In carrying out its acquisition and strategic investment strategy, Primus attempts to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, but such unexpected liabilities may nevertheless accompany such strategic investments and acquisitions. There can be no assurance that the Company will be successful in identifying attractive acquisition and strategic investment candidates, completing and financing additional strategic investments and acquisitions on favorable terms or integrating any acquired businesses or assets into its own.

NEED FOR ADDITIONAL FINANCING

  In connection with the Merger, Primus expects to repay certain existing indebtedness of TresCom, fund transaction costs incurred in connection with the Merger and fund the other operating requirements of the combined operations which have not heretofore been anticipated. Primus believes that upon completion of the Merger it would have sufficient cash and cash equivalents and available capital lease financing to fund its operating losses, debt service requirements, capital expenditures (including the development of the Network as previously contemplated) and other cash needs for its operations until such time as the Company begins to generate positive cash (however, this is a forward looking statement and there can be no assurance in this regard). Additionally, as a result of the Merger, the Company expects to further expand its Network, particularly as countries in the Caribbean and Central and South America experience deregulation. Such expansion may include additions to the existing TresCom network as well as additions to the Primus Network. In order to fund its cash requirements, including the expansion of the combined Network, Primus anticipates that it will be required to raise a significant amount of cash in excess of its existing cash and cash equivalents. As the first step in meeting its financing needs for the expansion of its Network, Primus has announced that it proposes to make an offering of New Notes which will not have been registered under the 1993 Act, and which may not be offered or sold absent registration or an exemption from the registration requirements of the 1993 Act. This Proposed Note Offering is expected to result in net proceeds to Primus of approximately $144 million which would be available to fund the buildout of its Network. This Joint Proxy Statement/Prospectus shall not be construed as an offer to sell, or a solicitation of an offer to buy, any of the New Notes. There can be no assurance that the Company will be able to complete the Proposed Note Offering on commercially reasonable terms or at all. The Merger is not conditioned upon the completion of the Proposed Note Offering.

  In addition to the Proposed Note Offering, the Company expects to raise additional capital from public or private equity or debt sources to meet its new financing needs. The Indenture contains, and the indenture related to the Proposed Note Offering is expected to contain, certain restrictive covenants that will affect, and in many respects will significantly limit or prohibit, among other things, the Company's ability to incur additional indebtedness and to create liens. There can be no assurance that the Company will be able to raise such capital on satisfactory terms or at all. If the Company is able to raise additional funds through the additional incurrence of debt, and it does so, it would likely become subject to additional restrictive financial covenants. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's then current equity holders, including the ownership interests represented by the Primus Common Stock issued in connection with the Merger would be reduced and, if such equity securities take the form of preferred stock, the holders of such preferred stock may have rights, preferences or privileges senior to those of holders of Primus Common Stock. In the event that the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, it may be required to reduce the scope of its expansion, which could adversely affect its business, results of operations or financial condition, its ability to compete, its ability to meet its obligations on indebtedness, and the value of the Primus Common Stock issued in connection with the Merger. Additionally, if the Company's plans or assumptions change (including those with respect to the development of the Network, the level of its operations and its operating cash flow), if its assumptions prove inaccurate, if it consummates investments or acquisitions with companies that are complementary to its operations or if it experiences unexpected costs or competitive pressures, or if existing cash and any other borrowings prove to be insufficient, the Company may need to seek additional capital sooner than anticipated. See "--Historical and Future Operating Losses; Negative EBITDA; Net Losses." See "Incorporation of Certain Documents by Reference" and "The Companies--Business of TresCom--Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTENSE DOMESTIC AND INTERNATIONAL COMPETITION

  The long-distance telecommunications industry is intensely competitive and is significantly influenced by the marketing and pricing decisions of the larger industry participants. In deregulated countries, the industry has relatively limited barriers to entry with numerous entities competing for the same customers. Customers frequently change long-distance providers in response to the offering of lower rates or promotional incentives by competitors. Generally, customers can switch carriers at any time. Primus believes that competition in all of its markets is likely to increase and that competition in non-United States markets is likely to become more similar to competition in the United States market over time as such non-United States markets continue to experience deregulatory influences. This increase in competition could adversely affect net revenue per minute and gross margin as a percentage of net revenue. The Company competes primarily on the basis of price (particularly with respect to its sales to other carriers), and also on the basis of customer service and its ability to provide a variety of telecommunications products and services. Prices for long distance calls in several of the markets in which the Company competes have declined in recent years and are likely to continue to decrease. There can be no assurance that the Company will be able to compete successfully in the future.

  Many of the Company's competitors are significantly larger, have substantially greater financial, technical and marketing resources, larger networks, a broader portfolio of services and control transmission lines, have stronger name recognition and loyalty, and maintain long-standing relationships with the Company's target customers. In addition, many of the Company's competitors enjoy economies of scale that can result in a lower cost structure for transmission and related costs, which could cause significant pricing pressures within the industry. Several long-distance carriers in the United States have introduced pricing strategies that provide for fixed, low rates for calls within the United States. Such a strategy, if widely adopted, could have an adverse effect on the Company's results of operations and financial condition if increases in telecommunications usage do not result or are insufficient to offset the effects of such price decreases. Primus's competitors include, among others: AT&T, MCI, Sprint, WorldCom Network Services, Inc. ("WorldCom"), Frontier Communications Services, Inc., Pacific Gateway Exchange, Inc., Qwest Communications Intl., Inc. and LCI International, Inc. in the United States; Telstra, Optus Communications Pty. Limited, AAPT, World Exchange and GlobalOne in Australia; British Telecommunications plc, Mercury Communications, AT&T, WorldCom, GlobalOne, and ACC Corporation ("ACC") in the United Kingdom; and Stentor, AT&T Canada Long Distance Services Co., fONOROLA Inc., Sprint Canada and ACC in Canada.

  In addition to these competitors, recent and pending deregulation in various countries may encourage new entrants. For example, the number of competitors is likely to increase as a result of the new competitive opportunities created by the World Trade Organization ("WTO"). Under the terms of an agreement under the WTO (the "WTO Agreement"), the United States and 68 other participating countries have committed to open their telecommunications markets to competition starting on January 1, 1998. Further, as a result of the recently enacted Telecommunications Act of 1996 (the "1996 Telecommunications Act") in the United States, once certain conditions are met, the Regional Bell Operating Companies ("RBOCs") will be allowed to enter the domestic long-distance market, AT&T, MCI and other long-distance carriers will be allowed to enter the local telephone services market, and any entity (including cable television companies and utilities) will be allowed to enter both the local service and long-distance telecommunications markets. Increased competition in the United States as a result of the foregoing, and other competitive developments, including entry by internet service providers into the long-distance market, could have an adverse effect on the Company's business, results of operations and financial condition. In addition, with the ongoing deregulation of the Australian telecommunications market and the granting of additional carrier licenses which began in July 1997, the Company could experience additional competition in the Australian market from newly licensed telecommunications carriers. This increased competition could adversely impact the Company's ability to expand its customer base and achieve increased revenue growth, and consequently, could have an adverse effect on its business, results of operations or financial condition.

DEPENDENCE ON TRANSMISSION FACILITIES-BASED CARRIERS

  Telephone calls made by the Company's customers primarily are connected through transmission lines that the Company leases under a variety of arrangements with transmission facilities-based long-distance carriers, many of which are, or may become, competitors of the Company. The Company's ability to maintain and expand its business is dependent upon whether it continues to maintain favorable relationships with the transmission facilities-based carriers from which it leases transmission lines. Although the Company believes that its relationships with carriers generally are satisfactory, the deterioration or termination of its relationships with one or more of these carriers could have a material adverse effect upon its cost structure, service quality, Network diversity, results of operations or financial condition.

  Presently, most transmission lines used by Primus are obtained on a per-call (or usage) basis, subjecting Primus to the possibility of unanticipated price increases and service cancellations. Currently, usage rates generally are less than the rates Primus charges its customers for connecting calls through these lines. To the extent these variable costs increase, the Company may experience reduced or, in certain circumstances, negative margins for some services. As its traffic volume increases between particular international markets, the Company expects to cease using variable usage arrangements and enter into fixed monthly or longer-term leasing arrangements, subject to obtaining any requisite authority. To the extent the Company does so, and incorrectly projects traffic volume in a particular geographic area, the Company would experience higher fixed costs without the increased revenue. Moreover, certain of the vendors from whom the Company leases transmission lines, including RBOCs and other Local Exchange Carriers ("LECs") in the United States, currently are subject to tariff controls and other price constraints which in the future may be changed. Regulatory proposals are pending that may affect the prices charged by the RBOCs and other LECs to the Company, which could have a material adverse effect on the Company's margins, business, financial condition or results of operations. See "--Potential Adverse Effects of Regulation," "Incorporation of Certain Documents by Reference" and "The Companies--Business of TresCom--General."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  A key component of the Company's strategy is its planned expansion in international markets such as those covered by TresCom. In many international markets, the existing carrier will control access to the local networks, enjoy better brand recognition and brand and customer loyalty, and have significant operational economies, including a larger backbone network and foreign carrier agreements with PTTs and other service providers. Moreover, the incumbent may take many months to allow competitors to interconnect to its switches within the target market. Pursuit of international growth opportunities may require significant investments for an extended period before returns, if any, on such investments are realized. In addition, there can be no assurance that the Company will be able to obtain the permits and operating licenses required for it to operate, obtain access to local transmission facilities or to market, sell and deliver competitive services in these markets.

  In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity during the summer months, and potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws, which could have a material adverse impact on the Company's international operations. A significant portion of the Company's net revenue and expenses is denominated, and is expected to continue to be denominated, in currencies other than United States dollars, and changes in exchange rates may have a significant effect on its results of operations. In addition, the Company's business could be adversely affected by a reversal in the current trend toward deregulation of telecommunications carriers. In Mexico, and in certain other countries into which the Company may choose to expand in the future, the Company may need to enter into a joint venture or other strategic relationship with one or more third parties in order to conduct successfully its operations (often with the PTT or other dominant carrier in a developing country). There can be no assurance that such factors will not have a material adverse effect on the Company's future operations and, consequently, on its business, results of operations or financial condition, or that the Company will not have to modify its business practices.

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS

  To complete its billing, Primus must record and process massive amounts of data quickly and accurately. While Primus believes its management information system is currently adequate, it will have to grow as its business expands and to change as new technological developments occur. Primus believes that the successful implementation and integration of new information systems and backroom support will be important to its continued growth, its ability to monitor and control costs, to bill customers accurately and in a timely fashion and to achieve operating efficiencies. There can be no assurance that the Company will not encounter delays or cost-overruns or suffer adverse consequences in implementing these systems. Any such delay or other malfunction of the Company's management information systems could have a material adverse effect on its business, financial condition or results of operations.

  Primus is reviewing its computer systems and operations to identify and determine the extent to which any systems will be vulnerable to potential errors and failures as a result of the "Year 2000" problem. The Year 2000 problem is the result of computer programs being written using two digits, rather than four digits, to define the applicable year. Any of Primus's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The management of each operating unit within Primus is responsible for identifying systems requiring modification or conversion (both internal systems and those provided by or otherwise available from outside vendors) and for periodically reporting its progress toward meeting milestones toward compliance. TresCom has determined that it will need to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and beyond. The majority of the software which needs to be replaced by TresCom is under license from third party software manufacturers who have indicated that they will provide the necessary upgrades. There can be no assurance that any such upgrades will be successfully implemented or that additional steps will not be necessary. A failure of Primus's computer systems or the failure of Primus's vendors or customers to effectively upgrade their software and systems for transition to the year 2000 could have a material adverse effect on Primus's business and financial condition or results of operations. See "Incorporation of Certain Documents by Reference" and "The Companies--Business of TresCom--Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS OF INDUSTRY CHANGES AFFECTING COMPETITIVENESS AND FINANCIAL RESULTS

  The international telecommunications industry is changing rapidly due to deregulation, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies. There can be no assurance that one or more of these factors will not vary in a manner that could have a material adverse effect on the Company. In addition, deregulation in any particular market may cause such market to shift unpredictably. There can be no assurance that the Company will be able to compete effectively or adjust its contemplated plan of development to meet changing market conditions. See "--Potential Adverse Effects of Regulation."

  The telecommunications industry generally is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and undersea cable transmission capacity for services similar to those provided by Primus and TresCom. Potential developments that could adversely affect the Company if not anticipated or appropriately responded to include improvements in transmission equipment, development of switching technology allowing voice/data/video multimedia transmission simultaneously and commercial availability of internet-based domestic and international switched voice/data/video services at prices lower than comparable services offered by the Company. The Company's profitability will depend on its ability to anticipate, access and adapt to rapid technological changes and its ability to offer, on a timely and cost-effective basis, services that meet evolving industry standards. There can be no assurance that the Company will be able to access or adapt to such technological changes at a competitive price, maintain competitive services or obtain new technologies on a timely basis or on satisfactory terms. See "-- Intense Domestic and International Competition."

EFFECTS OF NATURAL DISASTERS

  Areas in which the Company conducts its business may be affected by natural disasters (including hurricanes and tropical storms) as evidenced by Hurricane Marilyn, which struck certain Caribbean islands, including St. Thomas and Puerto Rico, in September 1995. The occurrence of future hurricanes, tropical storms and other natural disasters could have a material adverse effect on the Company's business resulting from damage to the Company's network facilities or from curtailed telephone traffic resulting from effects of such events, such as destruction of homes and businesses.

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent on the efforts of its management team and its key technical, marketing and sales personnel, particularly those of K. Paul Singh, its Chairman and Chief Executive Officer. The loss of services of one or more of these key individuals, particularly Mr. Singh, could materially and adversely affect the business of the Company and its future prospects. Primus has entered into an employment agreement with Mr. Singh, which expires on May 30, 1999. The Company does not intend to maintain any key person life insurance on the lives of any officer, director or key employee. The Company's future success will also depend on its ability to attract and retain additional key management and technical and sales personnel required in connection with the growth and development of its business. Competition for qualified employees and personnel in the telecommunications industry is intense, particularly in non-United States markets and, from time to time, there are a limited number of persons with knowledge of and experience in particular sectors of the telecommunications industry. There can be no assurance that the Company will be successful in attracting and retaining such executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on its results of operations, development efforts and ability to expand.

POTENTIAL ADVERSE EFFECTS OF REGULATION

  As a multinational telecommunications company, the Company is subject to varying degrees of regulation in each of the jurisdictions in which it provides its services. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which the Company operates. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company, that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on the Company. Certain risks regarding the regulatory framework in the principal jurisdictions in which the Company provides its services are briefly described below.

  United States. In the United States, the provision of the Company's services are subject to the provisions of the Communications Act of 1934, as amended by the 1996 Telecommunications Act (the "Communications Act"), and the Federal Communications Commission (the "FCC") regulations thereunder, as well as the applicable laws and regulations of the various states administered by the relevant state public service commission ("PSC"). The recent trend in the United States, for both federal and state regulation of telecommunications service providers, has been in the direction of reduced regulation. Although this trend facilitates market entry and competition by multiple providers, it has also given AT&T, the largest international and domestic long-distance carrier in the United States, increased pricing and market entry flexibility that has permitted it to compete more effectively with smaller carriers, such as the Company. In addition, the recently enacted Communications Act has opened the United States market to increased competition. There can be no assurance that future regulatory, judicial or legislative changes in the United States will not result in a material adverse effect on the Company.

  Despite recent trends toward deregulation, the FCC and relevant state PSCs continue to exercise authority to regulate ownership of transmission facilities, provision of services and the terms and conditions under which the Company's services are provided. In addition, the Company is required by federal and state law and regulations to file tariffs listing the rates, terms and conditions of the services it provides. Any failure to maintain proper federal and state tariffs or certification or any finding by the federal or state agencies that the Company is not operating under permissible terms and conditions may result in an enforcement action or investigation, either of which could have a material adverse effect on the Company.

  To originate and terminate calls, long-distance carriers such as the Company must purchase "access" from the LECs or Competitive Local Exchange Carriers ("CLECs"). Access charges represent a significant portion of the Company's cost of revenue and, generally, such access charges are regulated by the FCC. The FCC has recently reformed its regulation of LEC access charges to better account for increasing levels of local competition. Under the new rules, LECs will be permitted to allow certain volume discounts in the pricing of access charges. While the import of these new rules is not yet certain, it is possible that many long-distance carriers, including the Company, could be placed at a significant cost disadvantage to larger competitors.

  The FCC and certain state agencies also impose prior approval requirements on transfers of control, including pro forma transfers of control resulting from corporate reorganizations, and assignments of regulatory authorizations. Such requirements may delay, prevent or deter a change in control of the Company. The FCC has established and administered a variety of international service regulations, including the International Settlements Policy ("ISP") which governs the settlement between United States carriers and their foreign correspondents of the cost of terminating traffic over each other's networks, the "benchmark" accounting rates for such settlement and permissible exceptions to these policies. The FCC could find that certain settlement rate terms of the Company's foreign carrier agreements do not meet the ISP requirements, absent a waiver. Although the FCC generally has not issued penalties in this area, it could, among other things, issue a cease and desist order or impose fines if it finds that these agreements conflict with the ISP. The Company does not believe that any such fine or order would have a material adverse effect on it. The FCC also regulates the nature and extent of foreign ownership in radio licenses and foreign carrier affiliations of the Company.

  Regulatory requirements pertinent to the Company's operations have recently changed and will continue to change as a result of the WTO Agreement, federal legislation, court decisions and new and revised policies of the FCC and state public service commissions. In particular, the FCC continues to refine its international service rules to promote competition, reflect and encourage liberalization in foreign countries and reduce international accounting rates toward cost. Among other things, such changes may increase competition and alter the ability of the Company to compete with other service providers, to continue providing the same services or to introduce services currently planned for the future. The impact on the Company's operations of any changes in applicable regulatory requirements cannot be predicted.

  Canada. In Canada, telecommunications carriers are regulated generally by the Canadian regulatory agency known as the Canadian Radio-television and Telecommunications Commission ("CRTC"). The CRTC has enacted policies and regulations that affect the Company's ability to successfully compete in the Canadian marketplace. These policies and regulations include the establishment of contribution charges (the equivalent of access charges in the U.S.), deregulation of the international segment of the long-distance market, limitations on switched hubbing, international simple resale ("ISR") and foreign ownership rules for facilities-based carriers. Canada is expected to eliminate many of these regulatory restrictions by October 1998. In addition, Canada has committed in the WTO Agreement to eliminate barriers to competition. Although these policies currently do not apply to resellers such as the Company, this deregulatory trend will likely create new market opportunities for telecommunications companies, thereby increasing competition within Canada. However, there can be no assurance that any future changes in or additions to law, regulations, government policy or administrative rulings will not have a material adverse impact on the Company's competitive position, growth or financial performance.

  Australia. In Australia, the provision of the Company's services is subject to federal regulation. Two primary instruments of regulation have been the Telecommunications Act 1991 and federal regulation of anti-competitive practices pursuant to the Trade Practices Act 1974 (the "Trade Practices Act"). The regulatory climate changed in July 1997 with the implementation of the Telecommunications Act 1997 (the "Telecom Act").

  In connection with the Telecom Act, the Company became one of five licensed carriers permitted to own and operate transmission facilities in Australia, and it is expected that additional licenses will be issued. Under the new regulatory framework, the Company does not require a carriage license in order to supply carriage services to the public using network facilities owned by another carrier. Instead, it must comply with legislated "service provider" rules contained in the Telecom Act covering matters such as compliance with the Telecom Act, operator services, regulation of access, directory assistance, provision of information to allow maintenance of an integrated public number database and itemized billing.

  Also, in connection with the Telecom Act, two federal regulatory authorities now exercise control over a broad range of issues affecting the operation of the Australian telecommunications industry. The Australian Communications Authority ("the ACA") regulates matters including the licensing of carriers and technical matters, and the Australian Competition and Consumer Commission ("the ACCC") has the role of promotion of competition and consumer protection. As a licensed carrier, the Company will be required to comply with its own license and will be under the regulatory control of the ACA and the ACCC.

  Anti-competitive practices will also continue to be regulated by the Trade Practices Act. In July 1997, these regulations were strengthened to encourage greater competition in the telecommunications industry. The Australian Government has introduced these changes in the belief that they will achieve the Government's long-term objective of an internationally competitive telecommunications industry in Australia through full and open competition. In addition, other federal legislation, various regulations pursuant to delegated authority and legislation, ministerial declarations, codes, directions, licenses, statements of Commonwealth Government policy and court decisions affecting telecommunications carriers also apply to the Company. There can be no assurance that future declarations, codes, directions, licenses, regulations and judicial and legislative changes will not have a material adverse effect on the Company.

  United Kingdom. In the United Kingdom, the provision of the Company's services is subject to and affected by regulations introduced by the United Kingdom telecommunications regulatory authority, the Office of Telecommunications ("Oftel") under the Telecommunications Act of 1984 (the "United Kingdom Telecommunications Act"). Since the break up of the United Kingdom telecommunications duopoly consisting of British Telecom and Mercury in 1991, it has been the stated goal of Oftel to create a competitive marketplace from which detailed regulation could eventually be withdrawn. The regulatory regime currently being introduced by Oftel has a direct and material effect on the ability of the Company to conduct its business. Oftel has imposed mandatory rate reductions on British Telecom in the past, which reductions are expected to continue for the foreseeable future, and this has had, and may continue to have, the effect of reducing the prices the Company can charge its customers. Primus Telecommunications, Inc., a wholly-owned subsidiary of Primus, holds a license to provide ISR services to all international points from the United Kingdom and its subsidiary, Primus Telecommunications Ltd., has recently been awarded a license to provide international facilities-based voice services. There can be no assurance that future changes in regulation and government will not have a material adverse effect on the Company's business, results of operations or financial condition.

  Other Jurisdictions. Primus intends to expand its operations into other jurisdictions as such markets deregulate and Primus is able to offer a full range of switched public telephone services to its customers. In addition, in countries that enact legislation intended to deregulate the telecommunications sector or that have made commitments to open their markets to competition in the WTO Agreement, there may be significant delays in the adoption of implementing regulations and uncertainties as to the implementation of the deregulatory programs which could delay or make more expensive the Company's entry into such additional markets. The ability of the Company to enter a particular market and provide telecommunications services is dependent upon the extent to which the regulations in a particular market permit new entrants. In some countries, regulators may make subjective judgments in awarding licenses and permits, without any legal recourse for unsuccessful applicants. In the event the Company is able to gain entry to such a market, no assurances can be given that it will be able to provide a full range of services in such market, that it will not have to significantly modify its operations to comply with changes in the regulatory environment in such market, or that any such changes will not have a material adverse effect on its business, results of operations or financial condition.

CONTROL OF PRIMUS

  After completion of the Merger, assuming an Exchange Ratio of 0.461 (calculated as of the latest practicable date before the printing of this Joint Proxy Statement/Prospectus) the executive officers and directors of Primus will continue to beneficially own 5,608,586 shares of Primus Common Stock, representing 27.2% of the Primus Common Stock, including options to purchase 847,913 shares of Primus Common Stock. The executive officers and directors have also been granted additional unvested options to purchase an 758,721 shares of Primus Common Stock. Of these amounts, Mr. K. Paul Singh, Primus's Chairman and Chief Executive Officer beneficially owns 4,611,406 shares of Primus Common Stock, including options to purchase 225,400 shares of Primus Common Stock which are exercisable on or prior to June 20, 1998. In addition, Mr. Singh has also been granted options to purchase an additional 212,700 shares which become exercisable after June 20, 1998. The Soros/Chatterjee Group beneficially owns 2,808,940 shares of Primus Common Stock. As a result, if they act as a group, the executive officers, directors and the Soros/Chatterjee Group will exercise significant influence over such matters as the election of the directors of Primus, amendments to Primus's charter, other fundamental corporate transactions such as mergers, asset sales and the sale of Primus, and otherwise the direction of Primus's business and affairs. See "Security Ownership of Certain Beneficial Owners and Management of Primus" and "The Companies--Business of TresCom--Security Ownership of Certain Beneficial Owners and Management."

DEVELOPMENT AND MAINTENANCE OF PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

  Primus completed its Initial Public Offering of Primus Common Stock on November 7, 1996, prior to which there had been no public market for the Primus Common Stock. There can be no assurance that an active trading market for the Primus Common Stock will be maintained. Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. The market price of the Primus Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Primus Common Stock, variations in the Company's quarterly operating results, regulatory or other changes (both domestic and international) affecting the telecommunications industry generally, announcements of business developments by the Company or its competitors, the addition of customers in connection with acquisitions, changes in the cost of long-distance service or other operating costs and changes in general market conditions.

ANTI-TAKEOVER PROVISIONS

  Primus's Certificate of Incorporation and Amended and Restated By-Laws in effect after the Merger (the "By-Laws") include certain provisions which may have the effect of delaying, deterring or preventing a future takeover or change in control of Primus unless such takeover or change in control is approved by the Primus Board. Such provisions may also render the removal of directors and management more difficult. Specifically, the Certificate of Incorporation or By-Laws provide for a classified board of directors serving staggered three-year terms, restrictions on who may call a special meeting of stockholders and a prohibition on stockholder action by written consent. In addition, the Primus Board has the authority to issue up to 2,000,000 additional shares of preferred stock (the "Preferred Stock") and to determine the price, rights, preferences and privileges of those shares without any further vote or actions by the stockholders. The rights of the holders of Primus Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of such shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and serving other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, a majority of the outstanding voting stock of Primus. Primus has no present intention to issue such additional shares of Preferred Stock.

  In addition, Primus is subject to the anti-takeover provisions of Section 203 of the DGCL, which will prohibit it from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change in control of Primus. Furthermore, certain provisions of Primus's By-Laws, including provisions that provide that the exact number of directors shall be determined by a majority of the Primus Board, that vacancies on the Primus Board may be filled by a majority vote of the directors then in office, though less than a quorum, and that limit the ability of new majority stockholders to remove directors, all of which may have the effect of delaying or preventing changes in control or management of Primus, and which could adversely affect the market price of Primus Common Stock. Additionally, certain federal regulations require prior approval of certain transfers of control which could also have the effect of delaying or preventing a change in control. Any change in control may require Primus to extend an offer to redeem certain indebtedness.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of shares of Primus Common Stock in the public market, or even the potential for such sales, could adversely affect the prevailing market price of the Primus Common Stock and impair Primus's ability to raise capital through the sale of equity securities. See "Security Ownership of Certain Beneficial Owners and Management of Primus."

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The following unaudited pro forma condensed consolidated financial statements are based on the historical presentation of the consolidated financial statements of Primus and TresCom, and incorporate the effects of the October 20, 1997 Telepassport/USFI Acquisition by Primus. The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997 gives effect to the Merger and the Telepassport/USFI Acquisition as if they occurred on January 1, 1997. The Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1997 gives effect to the Merger as if it had occurred on December 31, 1997. The unaudited pro forma consolidated financial statements should be read in conjunction with (i) the historical financial statements, including the notes thereto, of TresCom included in this Joint Proxy Statement/Prospectus, (ii) the historical financial statements of Primus included as part of its Annual Report on Form 10-K for the year ended December 31, 1997, a copy of which is being delivered with this Joint Proxy Statement/Prospectus, and (iii) the historical financial statements, including the notes thereto, of Telepassport and USFI, included in Primus's Current Report on Form 8-K dated November 3, 1997, as amended on January 5, 1998 and January 7, 1998, and incorporated into the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part. See "Incorporation of Certain Documents by Reference" and "Available Information."

  The Merger is expected to be accounted for using the purchase method of accounting. In the unaudited pro forma consolidated balance sheet, the total purchase price of TresCom has been allocated to tangible and intangible assets and liabilities based upon Primus's preliminary estimate of their respective fair values, with the excess of purchase price over the fair value of net assets acquired allocated to goodwill. See "The Merger--Accounting Treatment."

  The unaudited pro forma condensed consolidated financial statements may not be indicative of the results that actually would have occurred if the transactions had been in effect on the dates indicated or which may be obtained in the future.

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                               PRO FORMA
                                                                                   --------------------------------------
                                PRIMUS         USFI,                   TRESCOM         USFI
                          TELECOMMUNICATIONS   INC.    TELEPASSPORT INTERNATIONAL, TELEPASSPORT     TRESCOM
                          GROUP, INCORPORATED   (1)     L.L.C. (1)       INC.      ADJUSTMENTS    ADJUSTMENTS    COMBINED
                          ------------------- -------  ------------ -------------- ------------   -----------    --------
Net revenue.............       $280,197       $27,040     $3,108       $157,641      $(9,673)(3)    $(4,159)(5)  $448,929
                                                                                                     (5,225)(6)
Cost of revenue.........        252,731        20,907      2,704        124,365       (8,029)(3)     (5,225)(6)   387,453
                               --------       -------     ------       --------      -------        -------      --------
Gross margin............         27,466         6,133        404         33,276       (1,644)        (4,159)       61,476
Operating expenses:
 Selling, general and
  administrative........         50,622        11,182      1,389         36,386                      (4,159)(5)    95,420
 Depreciation and
  amortization..........          6,733           674         74          6,599          409 (2)     (2,167)(7)    20,230
                                                                                                      8,031 (8)
                                                                                                       (123)(9)
                               --------       -------     ------       --------      -------        -------      --------
  Total operating
   expenses.............         57,355        11,856      1,463         42,985          409          1,582       115,650
                               --------       -------     ------       --------      -------        -------      --------
Loss from operations....        (29,889)       (5,723)    (1,059)        (9,709)      (2,053)        (5,741)      (54,174)
Interest expense........        (12,914)                     (18)        (1,146)                        433 (10)  (13,645)
Interest income.........          6,238                                                                             6,238
Other income (expense)..            407            25        162                                                      594
                               --------       -------     ------       --------      -------        -------      --------
Loss before income
 taxes..................        (36,158)       (5,698)      (915)       (10,855)      (2,053)        (5,308)      (60,987)
Income taxes............            (81)          --         --             --           --  (4)        --  (11)      (81)
                               --------       -------     ------       --------      -------        -------      --------
Net Loss................       $(36,239)      $(5,698)    $ (915)      $(10,855)     $(2,053)       $(5,308)     $(61,068)
                               ========       =======     ======       ========      =======        =======      ========
Basic and diluted net
 loss per share.........       $  (1.99)                                                                         $  (2.55)
                               ========                                                                          ========
Wtd. avg. shares
 outstanding............         18,250                                                               5,653 (12)   23,903
                               ========                                                             =======      ========

 (1) Represents the historical results of operations of USFI, Inc. and Telepassport L.L.C. for the period from January 1, 1997 through Primus's acquisition on October 20, 1997.
USFI/Telepassport adjustments:
 (2) To record amortization expense associated with acquired customer list and the excess of purchase price over the fair value of net assets acquired.
 (3) To eliminate selected net revenue and cost of revenue for a portion of the existing customer base which was not purchased by Primus.
 (4) The pro forma adjustment to the income tax provision is zero as a valuation reserve was applied in full to the tax benefit associated with the pro forma net loss before income taxes.
TresCom adjustments:
 (5) To reflect the reclassification of TresCom's bad debt costs from selling, general and administrative expense to a reduction of net revenue to conform to Primus' accounting policies.
 (6) To eliminate the effects of intercompany transactions between Primus and TresCom.
 (7) To reverse amortization expense associated with TresCom's previously acquired customer list and the excess of purchase price over the fair value of net assets acquired.
 (8) To record amortization expense associated with acquired customer list and the excess of purchase price over the fair value of net assets acquired.
 (9) To reflect reduction in amortization of deferred financing costs resulting from the expected repayment of TresCom's credit line in connection with the acquisition.
 (10) To reflect reduction in interest expense related to the expected repayment of TresCom's credit line in connection with the acquisition.
 (11) The pro forma adjustment to the income tax provision is zero as a valuation reserve was applied in full to the tax benefit associated with the pro forma net loss before income taxes.
 (12) To reflect the issuance of Primus Common Stock in exchange for the outstanding shares of TresCom Common Stock based upon an assumed exchange ratio of 0.461.

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                PRIMUS                           PRO FORMA
                          TELECOMMUNICATIONS    TRESCOM     -----------------------
                                GROUP,       INTERNATIONAL,   TRESCOM
                             INCORPORATED         INC.      ADJUSTMENTS    COMBINED
                          ------------------ -------------- -----------    --------
ASSETS
CURRENT ASSETS:
  Cash and Cash
   Equivalents..........       $115,232         $  1,481     $(15,645)(1)  $101,068
  Restricted
   investments..........         22,774              --           --         22,774
  Accounts receivable,
   net .................         58,172           31,743          --         89,915
  Prepaid expenses and
   other current
   assets...............          5,152            2,406          --          7,558
                               --------         --------     --------      --------
    Total current
     assets.............        201,330           35,630      (15,645)      221,315
RESTRICTED INVESTMENTS..         50,776              --           --         50,776
PROPERTY AND EQUIPMENT--
 Net....................         59,241           29,672          --         88,913
INTANGIBLES--Net........         33,164           42,100       95,137 (2)   170,401
DEFERRED INCOME TAXES...          2,620              --           --          2,620
OTHER ASSETS............         10,882            1,027          --         11,909
                               --------         --------     --------      --------
TOTAL ASSETS............       $358,013         $108,429     $ 79,492      $545,934
                               ========         ========     ========      ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts Payable......       $ 56,358         $ 20,734     $    --       $ 77,092
  Accrued expenses,
   interest and other
   current liabilities..         23,484            8,054          --         31,538
  Deferred income
   taxes................          4,434              --           --          4,434
  Current portion of
   long-term
   obligations..........          1,059            1,098          --          2,157
                               --------         --------     --------      --------
    Total current
     liabilities........         85,335           29,886          --        115,221
LONG-TERM OBLIGATIONS           230,152           19,593      (15,645)(1)   234,100
                               --------         --------     --------      --------
    Total liabilities...        315,487           49,479      (15,645)      349,321
                               --------         --------     --------      --------
COMMITMENTS AND
 CONTINGENCIES
TOTAL STOCKHOLDERS'
 EQUITY.................         42,526           58,950       95,137 (3)   196,613
                               --------         --------     --------      --------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY...       $358,013         $108,429     $ 79,492      $545,934
                               ========         ========     ========      ========

Adjustments to the Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1997 are as follows:

(1) To reflect the expected repayment of TresCom's credit line.

(2) To reflect the elimination of TresCom's intangibles and to establish intangibles for customer list and excess of purchase price over the fair value of net asset acquired.

(3) To eliminate the equity of TresCom, to reflect the issuance of Primus Common Stock based upon an assumed exchange ratio of 0.461 and to reflect the fair value of outstanding Trescom stock options.

                              THE PRIMUS MEETING

GENERAL

  The Primus Meeting will be held on June 4, 1998, at 10:00 a.m. local time, at The Sheraton Premier, Tysons Corner, 8661 Leesburg Pike, Vienna, VA 22182. At such meeting, Primus stockholders will be asked (i) to approve the Primus Stock Issuance Proposal, (ii) to vote upon the election of nominees to serve as directors of Primus until the 2001 Annual Meeting of Stockholders or until their successors are elected and qualify, (iii) to amend the Primus Certificate of Incorporation to increase the number of authorized shares of Primus Common Stock from 40,000,000 to 80,000,000, and (iv) to vote upon such other business as may properly come before the Primus Meeting, or any adjournment or postponement thereof. The Primus Board knows of no business that will be presented for consideration at the Primus Meeting other than the matters described in this Joint Proxy Statement/Prospectus.

RECORD DATE; VOTING RIGHTS; PROXIES; QUORUM

  The date for the determination of the holders of record of the Primus Common Stock entitled to notice of and to vote at the Meeting is April 27, 1998. Accordingly, only holders of record of shares of Primus Common Stock as of the close of business on the Primus Record Date will be entitled to notice of and to vote at the Primus Meeting. As of the Primus Record Date, there were outstanding 19,823,951 shares of Primus Common Stock entitled to vote which were held by 171 holders of record. Each holder of record of shares of Primus Common Stock on the Primus Record Date is entitled to cast one vote per share on each proposal properly submitted for the vote of Primus's stockholders, either in person or by properly executed proxy, at the Primus Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Primus Common Stock entitled to vote at the Primus Meeting is necessary to constitute a quorum at the Primus Meeting.

  Pursuant to the DGCL and the Primus Certificate of Incorporation, the Primus Stock Issuance Proposal must be approved by the holders of a majority of the issued and outstanding shares of the Primus Common Stock entitled to vote at the Primus Meeting, present in person or represented by proxy. Primus stockholders are not entitled to cumulative voting in the election of directors. Directors are elected by the affirmative votes of a plurality of the votes of shares entitled to vote, present in person or represented by proxy, and votes may be cast in favor of or withheld from any director nominee. The amendment to the Primus Certificate of Incorporation to increase the number of authorized shares of Primus Common Stock requires the affirmative vote of the holders of a majority of the shares entitled to vote, present in person or represented by proxy.

  Abstentions, votes withheld and broker non-votes are counted in determining whether a quorum is present.
Abstentions with respect to the Primus Stock Issuance Proposal and proposal to amend the Primus Certificate of Incorporation will have the same effect as votes against such proposals because approval of such proposals requires a vote in favor thereof by a majority of the votes entitled to be cast by stockholders at the Primus Meeting. Similarly, if a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote for quorum purposes but will have the effect of votes against the matters presented.

  IF NO INSTRUCTIONS ARE GIVEN ON A PROPERLY EXECUTED AND RETURNED PROXY, THE SHARES OF PRIMUS COMMON STOCK REPRESENTED THEREBY WILL BE VOTED IN FAVOR OF THE PRIMUS STOCK ISSUANCE PROPOSAL, IN FAVOR OF THE ELECTION OF MR. JOHN PUENTE AS A DIRECTOR AND IN FAVOR OF AMENDING THE PRIMUS CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PRIMUS COMMON STOCK FROM 40,000,000 TO 80,000,000.

PROXY SOLICITATION

  The cost of solicitation of proxies by the Primus Board will be borne by Primus. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and regular employees of

Primus may solicit proxies by such methods without additional remuneration. Primus has retained StockTrans, Inc., its transfer agent, to aid in its solicitation of proxies and to verify certain records related to the solicitation at a fee of approximately $3,500 plus expenses. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. Primus will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Primus Common Stock.

                          THE TRESCOM SPECIAL MEETING

TIME, PLACE AND PURPOSE OF THE TRESCOM SPECIAL MEETING

  At the TresCom Special Meeting, the shareholders of TresCom will consider and vote upon a proposal to approve and adopt the Merger Agreement providing for the merger of TAC with and into TresCom. This Joint Proxy Statement/Prospectus is being furnished to TresCom shareholders in connection with the solicitation by the TresCom Board of proxies for use at the Special Meeting to be held at The Hyatt Regency Pier 66, 2301 S.E. 17th Street Causeway, Fort Lauderdale, Florida, on June 4, 1998, at 10:00 a.m., local time.

  THE TRESCOM BOARD UNANIMOUSLY HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF TRESCOM AND ITS SHAREHOLDERS AND RECOMMENDS THAT HOLDERS OF TRESCOM COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "The Merger--Background of the Merger," "--Reasons for the Merger; Recommendations--TresCom" and "-- Interests of Certain Persons in the Merger."

  The Primus Board has approved the Merger Agreement and the issuance of Primus Common Stock in the Merger, and the Board of Directors of TAC, and Primus, as the sole shareholder of TAC, have respectively adopted and approved the Merger Agreement.

RECORD DATE; VOTING RIGHTS; PROXIES

  The TresCom Board has fixed the close of business on April 27, 1998 as the TresCom Record Date for determining holders entitled to notice of and to vote at the TresCom Special Meeting. Only holders of record of shares of TresCom Common Stock on the TresCom Record Date are entitled to notice of and to vote at the TresCom Special Meeting.

  As of the TresCom Record Date, there were 12,262,075 shares of TresCom Common Stock issued and outstanding, each of which entitles its holder to one vote. All shares of TresCom Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF TRESCOM COMMON STOCK WILL BE VOTED IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. A shareholder who has given a proxy may revoke it at any time prior to its exercise by (i) giving written notice of revocation to the Secretary of TresCom, (ii) signing and returning a later-dated proxy or (iii) voting in person at the TresCom Special Meeting. However, mere attendance at the TresCom Special Meeting will not in and of itself have the effect of revoking a proxy. All written notices of revocation of proxies should be addressed as follows: TresCom International, Inc., 200 East Broward Boulevard, Fort Lauderdale, Florida 33301, Attention: Angelina Spoto.

  Votes cast by proxy or in person at the TresCom Special Meeting will be tabulated by the election inspector appointed for the TresCom Special Meeting, who will determine whether or not a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but because the affirmative vote of a majority of the outstanding shares of TresCom Common Stock is required to approve and adopt the Merger Agreement, abstentions will have the effect of votes against the Merger Agreement. Similarly, if a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote for quorum purposes but will have the effect of votes against the matters presented.

  If the TresCom Special Meeting is adjourned or postponed for any reason, when the TresCom Special Meeting is reconvened or convened, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

PROXY SOLICITATION

  TresCom will bear its own costs and expenses for the solicitation of proxies. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the TresCom Common Stock held of record by such persons and entities and will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with forwarding such material.

  TresCom has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation at a fee of $4,000 plus expenses. To the extent necessary in order to ensure sufficient representation at the TresCom Special Meeting, TresCom may request by telephone, telegram or otherwise the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Shareholders are urged to send in their proxies without delay.

QUORUM; REQUIRED VOTE

  The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of TresCom Common Stock as of the TresCom Record Date is necessary to constitute a quorum at the TresCom Special Meeting.

  The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of TresCom Common Stock. As of the TresCom Record Date, directors and executive officers of TresCom and their affiliates held 6,212,461 shares, or approximately 51%, of the issued and outstanding TresCom Common Stock. Warburg, Pincus Investors, L.P. and certain directors and executive officers of TresCom who presently own, in the aggregate, approximately 51% of the outstanding shares of TresCom Common Stock have irrevocably agreed to vote such shares in favor of the Merger, and have granted to Primus options to purchase their shares of TresCom Common Stock at an exercise price per share of $12.00, payable in shares of Primus Common Stock, if the Merger Agreement terminates under defined circumstances.

ABSENCE OF DISSENTERS' RIGHTS

  TresCom shareholders will not be entitled to dissenters' rights as a result of the Merger. Under Florida law, dissenters' rights are unavailable to holders of TresCom Common Stock because the TresCom Common Stock was, on the TresCom Record Date, designated and quoted for trading as a Nasdaq security.

1998 ANNUAL MEETING OF SHAREHOLDERS

  TresCom will hold a 1998 Annual Meeting of Shareholders only if the Merger is not consummated.

  THE MATTERS TO BE CONSIDERED AT THE TRESCOM SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF TRESCOM. ACCORDINGLY, TRESCOM SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                  THE MERGER

BACKGROUND OF THE MERGER

  In March 1997, Primus became aware that TresCom was considering various strategic alternatives, including a merger, sale or other business combination transaction. Management of Primus expressed interest in learning more about TresCom to Robinson-Humphrey, TresCom's financial advisor. On March 21, 1997, the parties executed a reciprocal confidentiality agreement.

  On April 2, 1997, Messrs. K. Paul Singh and Wesley T. O'Brien, the respective Chief Executive Officers of Primus and TresCom, met at the Primus executive offices in Vienna, Virginia to discuss generally the possibility of combining the operations of the two companies. Also present at the meeting were Mark Dunkel, a representative of Robinson-Humphrey, and Neil Hazard, the Chief Financial Officer of Primus. Messrs. Singh, O'Brien and Hazard met in New York City on April 9, 1997 to continue their discussions. The meeting concluded with an arrangement for representatives of both Primus and Lehman Brothers, Inc. ("Lehman") which, at the time, was serving as the financial advisor to Primus, to visit the TresCom executive offices in Fort Lauderdale, Florida to begin due diligence.

  On April 15, 1997, a meeting was held at the TresCom executive offices at which time TresCom executives made presentations to representatives of Primus concerning its business and operations. In attendance were Messrs. O'Brien, Rudolph McGlashan, William Paquin, Daniel O'Connor, Edward Hamilton, Ariel Musibay, Joseph Oster, Michael Rejbeni and Ms. Denise Boerger of TresCom, and Messrs. Hazard, Yousef Javadi, George Mattos and Jay Rosenblatt of Primus.

  On April 20, 1997, Mr. O'Brien met Mr. Singh and John DePodesta, a member of the Primus Board, in Alexandria, Virginia at Mr. DePodesta's house. During this meeting the parties continued their discussions concerning the business and operations of TresCom and the potential synergies between the two companies. Thereafter, on April 22, 1997, Mr. Singh and Mr. DePodesta met for breakfast with Mr. O'Brien, as well as Messrs. Douglas Karp and Edward Johnson from Warburg, Pincus. At this meeting, the parties continued to discuss a possible business combination of the two companies, although no specific proposals were set forth, as well as Warburg, Pincus' future role, if any, with Primus should a transaction between the two companies be consummated. On April 30, 1997, Messrs. O'Brien, Singh and DePodesta met for lunch in New York City and continued the discussions from the breakfast meeting at the Warburg, Pincus offices.

  On May 6, 1997, Mr. Hazard visited the offices of Kelley Drye & Warren LLP ("Kelley Drye"), outside counsel to TresCom, to review various documents and agreements relating to the business and operations of TresCom which had been assembled and made available to all persons expressing interest in a transaction. Throughout May 1997, Primus continued to evaluate a possible transaction with TresCom, as well as other strategic alternatives to grow its business. Thereafter, on May 23, 1997, Primus formally terminated discussions involving a business combination transaction with TresCom. On July 30, 1997, Primus completed the sale of $225,000,000 of Senior Notes and related warrants to purchase Primus Common Stock in a registered public offering.

  From late May until October 1997, there were no contacts between or among Primus and TresCom or their representatives regarding a potential business combination. On October 14, 1997, Mr. O'Brien met with Messrs. Singh, DePodesta and Javadi over dinner, advising Primus that an exclusivity agreement which TresCom had entered into with another potential purchaser had expired. During that meeting, Mr. O'Brien inquired whether Primus would be interested in restarting discussions concerning a business combination between the two companies. Mr. Singh indicated that such a transaction between the two companies was possible, but no specific proposals were made at that meeting by either party.

  On October 15, 1997, Messrs. O'Brien, Singh, Javadi and Hazard met at the Primus executive offices in Vienna, Virginia and continued general discussions. At the end of that meeting, it was agreed that representatives of Primus would visit with representatives of TresCom at TresCom's offices in Fort Lauderdale, Florida to continue due diligence. This due diligence meeting occurred on October 19, 1997 and was attended by Mr. Hazard of Primus and Messrs. Musibay, Oster and Paquin, and Ms. Boerger, of TresCom.

  On October 23, 1997, Messrs. Hazard and Singh of Primus, Scott Wieler of BT Alex. Brown, the financial advisor to Primus, and James Epstein of Pepper Hamilton LLP ("Pepper Hamilton"), outside counsel to Primus, participated in a conference call in which various possible transaction structures were discussed, including the structure of the purchase price. At the conclusion of that discussion, an offer was made by Primus to purchase TresCom for $11.00 per share in cash. The offer was contingent upon satisfactory completion of due diligence, negotiation of definitive documentation and the approval of the Primus Board. The offer was delivered to TresCom on October 23, 1997 with the understanding that Primus would complete its due diligence promptly.

  On October 25, 1997, a first draft of the Merger Agreement was delivered by Kelley Drye to Primus, Pepper Hamilton and BT Alex. Brown. Also included was a draft voting agreement between Primus and Warburg, Pincus pursuant to which, among other things, Warburg, Pincus would agree to vote its shares of TresCom Stock in favor of the proposed transaction so long as the contemplated Merger Agreement had not been terminated in accordance with its terms.

  On October 26, 1997, Messrs. Singh, Javadi and John Melick of Primus visited TresCom to continue due diligence. On October 28, 1997, a conference call among Messrs. Singh, DePodesta, Wieler, O'Brien and Dunkel was held in which the participants discussed the Primus offer in more detail, as well as TresCom's anticipated financial results for the third and fourth quarters of 1997. No agreements were reached during that call, but on the basis of the progress made, Mr. Singh authorized Mr. Epstein to distribute to TresCom and its advisors, comments to their proposed Merger Agreement and voting agreement.

  Various due diligence meetings continued through the end of October 1997. Representatives of Primus, BT Alex. Brown and Pepper Hamilton visited the TresCom offices to review documents and continue business discussions with representatives of TresCom and Robinson-Humphrey. During this period, representatives of both Pepper Hamilton and Kelley Drye engaged in preliminary discussions regarding the legal structure of the transaction and the terms and conditions of the definitive documents. On the basis of the due diligence, however, Primus determined that it was not prepared to proceed with the acquisition of TresCom at $11.00 per share in cash and this was communicated by Mr. Wieler to representatives of TresCom, Warburg, Pincus and Robinson-Humphrey in subsequent conversations during the week of November 17, 1997.

  On January 9, 1998, Mr. Dunkel contacted Mr. Wieler to inquire whether Primus had any interest in restarting the discussions. Later that day, Mr. Wieler and Kenneth Jacquin of BT Alex. Brown met with Messrs. Singh, DePodesta and Hazard at Primus, with Mr. Epstein participating by telephone, to discuss the inquiry which came from Mr. Dunkel. On the basis of that meeting, Mr. O'Brien was invited to come to Primus's offices on Sunday, January 11, 1998. At that meeting, Mr. O'Brien met Messrs. Singh and DePodesta and the parties discussed restarting the discussions. At that meeting, Mr. Singh indicated a willingness to do so, but stated that any transaction would be at a price lower than the $11.00 per share which was previously offered. At the end of that meeting, Messrs. Singh and DePodesta presented to Mr. O'Brien an offer to purchase TresCom at $8.00 per share, payable in Primus Common Stock. The offer was contingent upon satisfactory completion of due diligence, negotiation of definitive documentation and the approval of the Primus Board. Thereafter, Pepper Hamilton delivered to the working group revised transaction documents to reflect the offer proposed by Mr. Singh at the January 11, 1998 meeting, including a revised draft of the Merger Agreement, a draft of the Stockholder Agreement and a draft of the TresCom Voting Agreements.

  On January 12, 1998, a telephonic meeting of the Primus Board was held at which time Mr. Singh advised that discussions had been restarted between the two companies and that Primus had made an offer to acquire TresCom for $8.00 per share payable in Primus Common Stock, subject to satisfactory completion of due diligence, negotiation of definitive documentation and the approval of the Primus Board. The Primus Board authorized Mr. Singh to continue the discussions and to report back to it before proceeding.

  From January 13, 1998 through January 27, 1998, the parties continued their respective due diligence of one another, with representatives of Primus and BT Alex. Brown meeting with representatives of TresCom and Robinson-Humphrey. In addition, representatives of Kelley Drye performed due diligence with respect to Primus at Primus's offices. During the same period, Mr. Epstein participated in several telephone conferences with Mr. John Capetta of Kelley Drye concerning the structure of the purchase price to be paid, including elements relating to a collar, the structure, terms and conditions of the definitive documentation, and the rights and obligations of Warburg, Pincus, including Warburg, Pincus' agreement to vote its shares of TresCom Common Stock in favor of the Merger.

  From January 27, 1998 through January 31, 1998, separate discussions concerning the pricing terms and the terms of Warburg, Pincus' voting arrangements were had between Mr. Singh on behalf of Primus, Mr. O'Brien on behalf of TresCom and Mr. Karp on behalf of Warburg, Pincus. During the course of these discussions, the participants generally discussed raising the per share offer price to a valuation for the TresCom Common Stock of approximately $10.00 per share, however, there were no commitments made by representatives of TresCom or by representatives of Primus that either party was then willing to proceed on that basis. There also remained substantive differences in how to structure the purchase price, including any collar to be used in calculating the purchase price.

  On January 29, 1998, Kelley Drye delivered to Pepper Hamilton a mark-up of the proposed definitive documents reflecting TresCom's comments to the Pepper Hamilton draft agreements. On January 31, 1998, the TresCom Board met by telephone at which time Mr. O'Brien advised the TresCom Board as to the progress being made. At that meeting, Mr. O'Brien was authorized to continue discussions with Primus and to provide daily updates to the TresCom Board. Daily updates were made by telephone on both February 1 and 2, 1998. An informational meeting of the Primus Board was held on February 1, 1998, at which time Mr. Singh provided the Primus Board with an update of the discussions. Mr. Singh was authorized to continue discussions but again to report back to the Primus Board before proceeding.

  Throughout February 1, 2 and 3, 1998, several telephone conversations between Messrs. Wieler and Epstein, on behalf of Primus, and Messrs. Dunkel, Karp and Capetta, on behalf of TresCom and Warburg, Pincus were held. Also participating in certain of these conversations were representatives of Willkie Farr & Gallagher, counsel to Warburg, Pincus. It was during the last of these discussions on February 3, that the parties agreed upon a $10.00 per share valuation for the TresCom Common Stock, the structure of the purchase price (including the terms of the collar), the terms and conditions of the Stockholder Agreement, and the terms of the various voting agreements to be executed by Messrs. Singh, DePodesta, O'Brien and McGlashan.

  On the evening of February 3, 1998, the Primus Board and the TresCom Board each met and unanimously approved the Merger Agreement in substantially the forms presented to them. At the meeting of the Primus Board, BT Alex. Brown delivered its oral opinion, which was later confirmed in writing, that the consideration to be paid by Primus was fair to Primus from a financial point of view. At the meeting of the TresCom Board, Robinson-Humphrey delivered its oral and written opinion that the consideration to be received by the TresCom shareholders was fair from a financial point of view. Throughout the night, representatives of Pepper Hamilton, on behalf of Primus, representatives of Kelley Drye, on behalf of TresCom, and representatives of Willkie Farr & Gallagher, on behalf of Warburg, Pincus, finalized the various agreements, all of which were promptly executed. A public announcement of the transaction occurred on the morning of February 4, 1998, prior to the opening of trading on Nasdaq.

  After the public announcement of the Merger, TresCom received unsolicited indications of interest from IDT Corporation that, subject to satisfactory due diligence, negotiation of satisfactory transaction agreements and certain other conditions, it would be prepared to purchase all of the outstanding TresCom Common Stock.

  On April 10, 1998, Mr. Singh indicated to Mr. O'Brien in a telephone conversation that Primus might be willing to increase its offer if Primus received certain rights from Warburg, Pincus and certain executive officers of TresCom in exchange therefor.

  On April 14, 1998, Mr. Karp met with Mr. Singh during which meeting, Primus offered to increase the consideration to be received by TresCom shareholders in exchange for the grant by Warburg, Pincus and Messrs. O'Brien and McGlashan to Primus of an irrevocable option to purchase all TresCom Common Stock owned by them and an extension of the irrevocable proxy to vote all TresCom Common Stock owned by them while such Options remain exercisable. During the course of those discussions, Mr. Karp and Mr. Singh agreed to an increase of the consideration to $12.00 per share of Trescom Common Stock. Thereafter the revised transaction structure was presented to the Primus Board and the TresCom Board, each of which consulted with its financial advisors and outside counsel, and was also presented to Messrs. O'Brien and McGlashan. The respective boards of directors having approved the revised transaction structure, representatives of Pepper Hamilton, Kelley Drye and Willkie Farr & Gallagher negotiated and finalized the amendments to the existing Merger Agreement, Stockholder Agreement and TresCom Voting Agreements, all of which were executed by the various parties on April 16, 1998. A public announcement of the revised transaction structure occurred on the morning of April 17, 1998, prior to the opening of trading on Nasdaq.

REASONS FOR THE MERGER; RECOMMENDATIONS

  Primus. Primus believes that the acquisition of TresCom will result in long-term stockholder value for Primus stockholders by (i) providing accelerated entry for Primus into the Caribbean and the Central and South American markets, (ii) expanding the scope and geographic coverage of the Primus Network, (iii) providing additional opportunities to migrate traffic onto the Primus Network thereby obtaining better utilization of the Network and reducing variable costs, (iv) providing incremental operational capabilities, (v) adding operating agreements and direct connections to foreign telecommunication carriers, (vi) adding experienced management and other personnel and (vii) enabling the combined Company to realize synergies in selling, general and administrative expenses.

  The Primus Board has unanimously approved the Merger Agreement. In reaching its decision, the Primus Board considered, among other things, the following factors: (i) the business, operations, financial condition and operating results of Primus and TresCom; (ii) the belief that the Merger facilitates Primus's strategic objectives, including its objective of providing global long-distance services in those parts of the world with significant international traffic involving calls to and from the United States; (iii) the presentations by Primus's management and its financial advisor, BT Alex. Brown, with respect to the global telecommunications industry generally, Primus's strategic objectives and growth strategies, and the strategic fit of TresCom with its own strategic objectives and growth strategies, including the geographic compatibility of the two companies; (iv) the opinion of BT Alex. Brown as to the fairness, from a financial point of view, of the consideration to be paid by Primus in the Merger; (v) the structure of the transaction and the terms of the Merger Agreement; (vi) the belief that the Merger will allow Primus and TresCom to combine their strengths and to enjoy certain operational and financial synergies in operations; and (vii) the opportunity for Primus stockholders to participate in a larger, more diversified company.

  The foregoing discussion of the information and factors considered and given weight by the Primus Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Primus Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Primus Board may have given different weights to different factors.

  THE PRIMUS BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND HAS APPROVED THE ISSUANCE OF PRIMUS COMMON STOCK IN CONNECTION WITH THE MERGER AND IS RECOMMENDING TO ITS STOCKHOLDERS THAT THEY VOTE THEIR SHARES IN FAVOR OF THE PRIMUS STOCK ISSUANCE PROPOSAL.

  Opinion of Primus Financial Advisor. The Primus Board retained BT Alex. Brown as of October 23, 1997 as their exclusive financial advisor in connection with its consideration of the Merger. BT Alex. Brown rendered its opinion to the Primus Board as to the fairness, from a financial point of view, of the consideration to be paid by Primus pursuant to the Merger.

  At the February 3, 1998 meeting of the Primus Board, representatives of BT Alex. Brown made a presentation with respect to the then draft Merger Agreement and rendered to the Primus Board its oral opinion, confirmed in writing as of February 3, 1998 after reviewing the final Merger Agreement, that, as of such date, and subject to the assumptions made, matters considered, scope of review undertaken and procedures followed as set forth in such opinion and summarized below, the consideration to be paid by Primus pursuant to the Merger Agreement was fair, from a financial point of view, to Primus. No limitations were imposed by the Primus Board upon BT Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.

  The full text of BT Alex. Brown's written opinion dated February 3, 1998 (the "BT Alex. Brown Opinion") which set forth, among other things, the assumptions made, matters considered, the scope of the review undertaken and procedures followed by BT Alex. Brown in rendering such opinion is attached hereto as Appendix B and is incorporated herein by reference. Primus urges its stockholders to read the BT Alex. Brown Opinion in its entirety. The summary of the BT Alex. Brown Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion letter. BT Alex. Brown has consented to the inclusion of its opinion letter in this Joint Proxy Statement/Prospectus. The BT Alex. Brown Opinion is directed only to the fairness, from a financial point of view, of the consideration to be paid by Primus pursuant to the Merger. The BT Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of February 3, 1998, and is based on the structure of the Merger as of February 3, 1998. BT Alex. Brown did not make any independent evaluation or make or seek to obtain an appraisal of the assets of Primus or TresCom, nor was BT Alex. Brown furnished with any such evaluation or appraisal. BT Alex. Brown was not asked to consider, nor did it express any opinion with respect to, the fairness of any other transaction. The BT Alex. Brown Opinion does not constitute a recommendation by BT Alex. Brown to any stockholder as to how such stockholder should vote at the Primus Meeting or the TresCom Special Meeting.

  It should be understood that, although subsequent developments may affect the BT Alex. Brown Opinion, Primus's obligation to consummate the Merger is not conditioned upon an update of the BT Alex. Brown Opinion. All information and analyses considered by BT Alex. Brown in rendering the BT Alex. Brown Opinion, and presented to the Primus Board, were as of February 3, 1998. BT Alex. Brown has advised Primus that the BT Alex. Brown Opinion remains in full force and effect after having given due consideration to the changes in the Merger consideration effective as of April 16, 1998.

  BT Alex. Brown was selected and retained by Primus to render its opinion to the Primus Board and will receive a fee for its services. BT Alex. Brown was selected on the basis of its expertise, including its knowledge of the telecommunications business and its reputation. As part of its advisory and investment banking business, BT Alex. Brown is regularly engaged in the valuation of businesses and their securities for corporate, estate and other purposes.

  In connection with the BT Alex. Brown Opinion, BT Alex. Brown reviewed and analyzed, among other things, (i) certain publicly available information concerning Primus, including the final Prospectus dated November 7, 1996 for its initial public offering, the final prospectus dated July 30, 1997 for its offering of Senior Notes and the Annual Report on Form 10-K of Primus for the year ended December 31, 1996; (ii) the quarterly report on Form 10-Q of Primus for the three and nine month periods ended September 30, 1997; (iii) certain publicly available information concerning TresCom, including the final Prospectus dated February 8, 1996 for its initial public offering and the Annual Report on Form 10-K of TresCom for the year ended December 31, 1996;
(iv) the quarterly report on Form 10-Q of TresCom for the three and nine month periods ended September 30, 1997; (v) certain other internal information, primarily financial in nature, including unaudited estimated financial data for the years ending December 31, 1997 and 1998 prepared by Primus management or TresCom management, as applicable, concerning the business and operations of Primus or TresCom, as the case may be;

and (vi) certain publicly available information concerning the nature and terms of selected recent business combinations in the telecommunications industry that BT Alex. Brown considered relevant to its inquiry. BT Alex. Brown also performed such other studies and analyses and considered such other factors as BT Alex. Brown deemed relevant. In addition, representatives of BT Alex. Brown discussed with certain officers and employees of Primus and TresCom the past and current business operations and financial condition, as well as the prospects of Primus and TresCom and the joint prospects of the combined Company. BT Alex. Brown also took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuation generally. The BT Alex. Brown Opinion is necessarily based upon conditions as they existed and could be evaluated as of February 3, 1998.

  The BT Alex. Brown Opinion states that in the course of its review and analysis and in arriving at said opinion, BT Alex. Brown assumed and relied upon the accuracy and completeness of all the financial and other information provided to BT Alex. Brown or publicly available, and did not independently verify any such information. With respect to the information relating to financial forecasts or projections and the prospects of Primus and TresCom, BT Alex. Brown assumed that such information reflected the best available estimates and judgments of the managements of Primus and TresCom as of February 3, 1998 as to the likely future financial performance of Primus and TresCom and the combined Company.

  BT Alex. Brown determined to the best of its knowledge and in good faith, that neither it nor any of its agents or employees has a material financial interest in Primus or TresCom.

  The following is a summary of the material factors considered and principal financial analyses performed by BT Alex. Brown in connection with the rendering of the BT Alex. Brown Opinion.

    CONTRIBUTION ANALYSIS. BT Alex. Brown reviewed with the Primus Board the relative contribution of each of Primus and TresCom to certain income statement and balance sheet categories of the pro forma combined Company, including estimated revenues, gross profit, EBITDA and after-tax cash flow. This contribution analysis was then compared to the pro forma ownership percentages of Primus and TresCom stockholders in the combined Company. BT Alex. Brown observed that TresCom shareholders were expected to receive approximately 24.2% of the relative total equity value, assuming a transaction value of $18.69 per Primus share (the 10-day volume-weighted average sales price per share of Primus Common Stock on Nasdaq as of February 3, 1998). BT Alex. Brown noted that for the 12 months ended December 31, 1997, it was estimated that Primus and TresCom would have contributed 64.8% and 35.2%, respectively, of the combined pro forma revenues, and 48.1% and 51.9%, respectively, of the combined pro forma gross profit. BT Alex. Brown also noted that it was estimated that for the 12 months ending December 31, 1998, Primus and TresCom will contribute 70.8% and 29.2%, respectively, of the pro forma combined revenues, and 70.4% and 29.6%, respectively, of the pro forma combined gross profit. Actual operating results or the financial performance achieved by the combined Company will vary from the projected results and the variations may be material.

    ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. BT Alex. Brown reviewed with the Primus Board the transaction multiples based on the proposed transaction price and estimates provided by TresCom management, as well as the operating data, projections and ratios of the following eight selected publicly traded telecommunications companies: ACC Corporation; Esprit Telecom Group, plc; IDT Corporation; Pacific Gateway Exchange, Inc.; RSL Communications, Ltd.; Star Telecommunications, Inc.; Telegroup, Inc.; and Viatel, Inc. To the extent available, calendar year 1997, 1998 and 1999 earnings per share estimates for the selected companies have been based on BT Alex. Brown analysts' estimates, analysts' estimates reported by I/B/E/S, a market research database or, in the case of RSL Communications Ltd., on Merrill Lynch analysts' estimates. In its analysis of such selected companies, BT Alex. Brown used the closing share prices as of February 2, 1998. BT Alex. Brown noted that the transaction price as a multiple of latest 12 months' ("LTM") revenues and net property, plant and equipment ("Net PP&E") were lower than the multiples for the selected companies. The analysis indicated that the transaction price as a multiple of LTM revenue was 1.0x compared to a range of 1.4x to 4.8x, with a mean of 3.3x, for the selected companies. The transaction price as a multiple of Net PP&E was 4.7x compared to a range of 5.4x to 25.9x, with a mean of 16.3x, for the selected companies. On a forward basis, the transaction price as multiple of

  EBITDA was not meaningful in 1998 and was 23.9x for 1999 compared with a range of 10.1x to 32.1x, with a mean of 16.3x, for the selected companies.

    ANALYSIS OF SELECTED RECENT TELECOMMUNICATIONS INDUSTRY MERGERS AND ACQUISITIONS. BT Alex. Brown reviewed with the Primus Board certain telecommunications company acquisitions which were announced and/or completed during 1995, 1996, 1997 and 1998 in terms of the transaction value and the multiple of revenues to the extent such information was publicly available. In reverse order of announcement, the transactions considered by BT Alex. Brown were ALC Communications, Inc./Frontier Corporation (4-10-95); Corporate Telemanagement Group. Inc./LCI International, Inc. (5-8-95); AmeriConnect, Inc./Phoenix Network, Inc. (1-17-96); Automated Communications, Inc./Phoenix Network, Inc. (1-18-96); Primus Telecommunications Group, Inc./Axicorp (3-1-96); US Telecenters, Inc./View Tech, Inc. (9-5-96); Advantis/Telco Communications Group, Inc. (3-11-97); Matrix Telecommunications, Inc./Avtel Communications, Inc. (4-30-97); Total World Telecommunications, Inc./Worldwide Leisure Corp. (5-21-
  97); Telco Communications Group, Inc./Excel Communications, Inc. (6-6-97); L.D. Services, Inc./Star Telecommunications, Inc. (9-3-97); USLD Communications Corp./LCI International, Inc. (9-18-97); US Wats, Inc./ACC Corp. (10-28-97); MCI Communications Corp./WorldCom, Inc. (11-10-97); United Digital Network Inc./Star Telecommunications, Inc. (11-19-97); ACC Corp./Teleport Communications Group Inc. (11-26-97); MIDCOM Communications Inc./WinStar Communications Inc. (12-17-97) and Phoenix Network, Inc./Qwest Communications Intl., Inc. (1-6-98). For such transactions, for the period from April 1995 to January 1998, the lowest multiple of latest twelve months ("LTM") revenue for all transactions was 0.2x, the mean average multiple was 1.4x, the median multiple was 1.0x and the highest multiple was 2.9x. For the Merger, for calendar 1997, the estimated multiple of LTM revenue is 1.0x. For such transactions, the lowest multiple of Net PP&E for all transactions was 3.0x, the mean average multiple was 10.5x, the median multiple was 8.3x and the highest multiple was 26.1x. For the Merger, the estimated multiple of Net PP&E was 4.7x.

    EXCHANGE RATIO ANALYSIS. BT Alex. Brown compared the exchange ratio for the Merger pursuant to the Merger Agreement and the 15% collar Exchange Ratio pursuant to the Merger Agreement with the 30-day trailing, the 60-day trailing, the 90-day trailing, the 180-day trailing and the daily average exchange ratio dating back to the date of Primus's initial public offering. BT Alex. Brown noted that the Exchange Ratio pursuant to the Merger Agreement represented a 17.8% premium to the 30-day trailing average exchange ratio, and represented a discount of 7.1%, 21.8%, 34.6%, and 31.3% to the 60-day, 90-day, 180-day and daily average since Primus's initial public offering, respectively.

    PRO FORMA MERGER MODEL. BT Alex. Brown reviewed the pro forma balance sheets and income statements of Primus and TresCom for the calendar years ending 1998 and 1999 at various projected purchase prices of Primus Common Stock ranging from $14.02 per share to $22.00 per share. The equity value, enterprise value and premium to market at such prices would be $126.2 million, $161.1 million and 15.9% at all purchase price points analyzed ranging from $15.89 to $22.00 per share of Primus Common Stock, except at the purchase price of $14.02 per share of Primus Common Stock at which the pro forma equity value, pro forma enterprise value and pro forma premium would be $111 million, $145.9 million and 2.3%. BT Alex. Brown also concluded that, assuming a Weighted Average Sales Price of between $14.02 and $22.00 per share, the Merger would be additive to Primus's pro forma after-tax cash flow for both 1998 and 1999 by between $0.58 and $0.52, and between $0.49 and $0.53, respectively. In reaching this conclusion, BT Alex. Brown assumed synergies of $9.0 million per year for each of 1998 and 1999.

  The summary set forth above is not a complete description of the analyses performed by BT Alex. Brown. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such opinion is not susceptible to summary description. No company or transaction utilized as a comparison is necessarily comparable to Primus or TresCom, or to the Merger.

  No single analytical methodology used by BT Alex. Brown was critical to its overall conclusion, as each analytical technique has its inherent strengths and weaknesses. The nature of available information may further affect the value of any particular methodology or technique. BT Alex. Brown's conclusion was based upon all the analyses and factors that it considered taken as a whole and also upon the application of BT Alex. Brown's experience and judgment. Its conclusion involved significant elements of subjective judgment and qualitative analyses. Accordingly, BT Alex. Brown believes that its analyses must be considered as a whole and that to focus upon specific portions of such analyses and factors would create an incomplete and misleading view of the process underlying the preparation of the BT Alex. Brown Opinion. BT Alex. Brown's analyses and opinion also were based upon the forecasts and projections of future results which are not necessarily indicative of actual past or future results. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold and are inherently subject to uncertainty. In addition, the matters considered by BT Alex. Brown in arriving at its opinion are based on numerous assumptions with respect to industry performance, general business conditions and economic conditions and other matters, which are beyond Primus and TresCom control. Each of the analyses may be subject to change depending on the availability of any new information which may affect the valuations.

  BT Alex. Brown will receive a fee of $350,000 in connection with rendering the BT Alex. Brown Opinion and will be reimbursed for all reasonable out-of-pocket expenses it incurred in connection therewith. The terms of the fee arrangement with BT Alex. Brown, which are customary in transactions of this nature, were negotiated at arms length between the Primus Board and BT Alex. Brown and, at the time it received the BT Alex. Brown Opinion, the Primus Board was aware of such fee arrangement.

  In connection with the retention of BT Alex. Brown by Primus, Primus has agreed to indemnify BT Alex. Brown and its directors, officers, employees, agents and stockholders against certain claims and potential liabilities to which it or they may be subject arising out of the performance of its services under the retention agreement between BT Alex. Brown and the Primus Board.

  BT Alex. Brown also regularly publishes research reports regarding the telecommunications industry, which may include information regarding Primus or TresCom and other publicly owned companies in the telecommunications industry. In its ordinary course of business, BT Alex. Brown may also actively trade the securities of Primus and TresCom for its own account and that of its customers, and may at any time hold a long or short position in securities of Primus or TresCom.

  TresCom. The TresCom Board believes that the Merger offers TresCom and its shareholders an exceptional opportunity to participate in a combined organization that will be a leader in the international telecommunications industry. The TresCom Board unanimously has approved and adopted the Merger Agreement, has determined that the Merger is in the best interests of TresCom and its shareholders and recommends that holders of shares of TresCom Common Stock vote for approval and adoption of the Merger Agreement.

  At a special meeting held on February 3, 1998, the TresCom Board, with the assistance of Robinson-Humphrey and its legal advisors, considered and discussed the terms of the Merger and reviewed various business, financial and legal considerations relating thereto. In reaching its unanimous decision to approve and adopt the Merger Agreement and to recommend that TresCom's shareholders vote to approve and adopt the Merger Agreement, the TresCom Board considered, among other things, the following factors: (i) the opportunity for TresCom shareholders to receive Primus Common Stock in a tax-free exchange valued at a premium over the market price for shares of TresCom Common Stock prevailing prior to the public announcement of the Merger; (ii) information with respect to the financial condition, results of operations, cash flow requirements, business and growth prospects of TresCom and Primus, on both an historical and estimated prospective basis, and current industry, economic and market conditions, including the financial analysis and presentations of Robinson-Humphrey; (iii) the opportunity for TresCom shareholders to participate, as holders of Primus Common Stock, in a combined enterprise which will have greater financial, technical and marketing resources and is expected to produce a stronger competitor in the international telecommunications industry than TresCom would be on a stand-alone basis; (iv) the market prices, recent trading patterns and financial data of TresCom and Primus and the market prices, recent trading patterns and financial data relating to other companies engaged in the same business as TresCom; (v) the changing regulatory environment in the international long-distance telecommunications industry and consolidation trends; (vi) the larger public float and trading volume of shares of Primus Common Stock compared to the public float and trading volume of shares of TresCom Common Stock, which should provide TresCom's shareholders with greater liquidity in their investment; (vii) the high degree of compatibility and geographic fit of the businesses of Primus and TresCom, which would provide the holders of TresCom Common Stock with a significant continuing interest in the international telecommunications industry and would continue to provide career opportunities and employment for many of the employees of TresCom;
(viii) the potential for operational and financial synergies as a result of the integration of the resources of the two companies; (ix) the recommendation of the management of TresCom that the Merger be approved, based in part on its favorable view of the prospects for a strategic combination with Primus; (x) the opinion of Robinson-Humphrey delivered to the TresCom Board on February 3, 1998 to the effect that as of such date the consideration to be received in the Merger is fair to the holders of TresCom Common Stock from a financial point of view (see "--Opinion of TresCom Financial Advisor"); (xi) the structure of the transaction and the terms of the Merger Agreement, which were the result of arms-length negotiations between TresCom and Primus; and (xii) the alternatives to the Merger that might be available to TresCom and its shareholders.

  The foregoing discussion of the information and factors considered and given weight by the TresCom Board is not intended to be exhaustive. With regard to the variety of factors considered in connection with its evaluation of the Merger, the TresCom Board found that each of the foregoing factors supported its recommendation and conclusions, and the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the TresCom Board may have given different weights to different factors. For a discussion of the interests of certain members of TresCom's management and the TresCom Board in the Merger, see "--Interests of Certain Persons in the Merger."

  THE TRESCOM BOARD UNANIMOUSLY HAS APPROVED AND ADOPTED THE MERGER AGREEMENT, HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF TRESCOM AND ITS SHAREHOLDERS AND RECOMMENDS THAT HOLDERS OF SHARES OF TRESCOM COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  Opinion of TresCom Financial Advisor. The TresCom Board retained Robinson-Humphrey to act as its financial advisor and to render an opinion to the TresCom Board as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of TresCom. Robinson-Humphrey is an internationally recognized investment banking firm and was selected by the TresCom Board based on Robinson-Humphrey's experience and expertise. As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  At the February 3, 1998 meeting of the TresCom Board, Robinson-Humphrey delivered its oral and written opinion that, based upon and subject to various considerations, as of February 3, 1998, the consideration agreed to in the Merger Agreement was fair to the TresCom shareholders from a financial point of view. No limitations were imposed by the TresCom Board upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion. All references below to Robinson-Humphrey's opinion refer to Robinson-Humphrey's written opinion, dated February 3, 1998, and as of the date of this Joint Proxy Statement/Prospectus, unless otherwise indicated.

  THE FULL TEXT OF THE OPINION OF ROBINSON-HUMPHREY WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. TRESCOM SHAREHOLDERS ARE URGED TO READ

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

SUCH OPINION CAREFULLY IN ITS ENTIRETY. ROBINSON-HUMPHREY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE PROPOSED EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY TRESCOM SHAREHOLDER OR PRIMUS STOCKHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE. THE SUMMARY OF THE OPINION OF ROBINSON-HUMPHREY SET FORTH IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinion, Robinson-Humphrey reviewed and analyzed (i) the Merger Agreement; (ii) publicly available information concerning TresCom and Primus, which Robinson-Humphrey believed to be relevant to its inquiry; (iii) financial and operating information with respect to the business operations and prospects of TresCom and Primus furnished to Robinson-Humphrey by TresCom and Primus; (iv) the trading histories of TresCom Common Stock and Primus Common Stock; (v) a comparison of the historical financial results and present financial condition of TresCom and Primus with those of other companies which Robinson-Humphrey deemed relevant; (vi) a comparison of the financial terms of the Merger with the financial terms of certain other transactions which Robinson-Humphrey deemed relevant; and (vii) certain historical data relating to percentage premiums paid in acquisitions of publicly traded companies. In addition, Robinson-Humphrey held discussions with the management of TresCom and the management of Primus concerning their businesses and operations, assets, present conditions and future prospects and undertook such other studies, analyses and investigations as Robinson-Humphrey deemed appropriate.

  In connection with its review, Robinson-Humphrey relied upon the accuracy and completeness of the financial and other information provided to it by TresCom and Primus and did not assume any responsibility for any independent valuation or appraisal of any of the assets or liabilities of TresCom or Primus, nor was Robinson-Humphrey provided with any such appraisal. With respect to financial forecasts, Robinson-Humphrey based such financial forecasts for TresCom and Primus on forecasts supplied by the management of TresCom and the management of Primus, respectively. Robinson-Humphrey assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. Robinson-Humphrey did not express any opinion about an expected price of Primus Common Stock when issued to the holders of TresCom Common Stock pursuant to the Merger Agreement or the price at which Primus Common Stock may trade subsequent to the Merger.

  Robinson-Humphrey's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, February 3, 1998. The financial markets in general and the markets for the securities of TresCom and Primus, in particular, are subject to volatility, and Robinson-Humphrey's opinion did not purport to address potential developments in the financial markets or the markets for the securities of TresCom or Primus after the date thereof. The opinion did not address the underlying business decision of TresCom to enter into the Merger Agreement. Robinson-Humphrey assumed that the Merger would be consummated on the terms described in the Merger Agreement without any waiver of any material terms or conditions by TresCom or Primus.

  In connection with the preparation of its fairness opinion, Robinson-Humphrey performed certain financial and comparative analyses, the material portions of which are summarized below. The summary set forth below includes the financial analyses used by Robinson-Humphrey and deemed to be material, but does not purport to be a complete description of the analyses performed by Robinson-Humphrey in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to partial analysis or summary description. In addition, Robinson-Humphrey believes that its analyses must be considered as an integrated whole, and that selecting portions of such analyses and the factors considered by it, without considering all of such analyses and factors, could create a misleading or an incomplete view of the process underlying its analyses set forth in the opinion. In performing its analyses,

Robinson-Humphrey made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of TresCom or Primus. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than as set forth therein. No public company utilized as a comparison is identical to TresCom or Primus. An analysis of the results of such a comparison is not mathematical; rather, it involves complex considerations and judgements concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of companies to which TresCom and Primus are being compared.

  The following is a summary of certain analyses performed by Robinson-Humphrey in connection with rendering its opinion. Robinson-Humphrey presented an oral summary of the analyses discussed below at a meeting of the TresCom Board on February 3, 1998 and provided the written analyses along with its written opinion on such date.

    COMPARABLE PUBLIC COMPANY ANALYSIS. Robinson-Humphrey compared certain publicly available financial, operating and market valuation data for selected public companies in the international long-distance industry to the corresponding data for the proposed Exchange Ratio. Robinson-Humphrey also compared certain publicly available financial, operating and market valuation data for TresCom itself to the corresponding data for the proposed Exchange Ratio. The public companies used by Robinson-Humphrey for purposes of this analysis were Esprit Telecom Group PLC, IDT Corporation, Pacific Gateway Exchange, Inc., RSL Communications, Ltd., Star Telecommunications, Inc., Startec Global Communications Corporation, Telegroup, Inc. and Viatel, Inc. Robinson-Humphrey evaluated, among other things, multiples of total firm value (defined as equity market capitalization plus net debt) to latest twelve months' revenues (which ranged from 1.52x to 5.06x with an average of 3.03x for the comparable group); multiples of total firm value to latest twelve months' earnings before interest, taxes, depreciation and amortization ("EBITDA") (which ranged from 26.4x to 87.4x with an average of 53.8x for the comparable group); multiples of total firm value to latest quarter annualized revenues (which ranged from 1.37x to 4.52x with an average of 2.42x for the comparable group); multiples of total firm value to latest quarter annualized EBITDA (which ranged from 23.6x to 50.9x with an average of 38.9x for the comparable group); and revenue growth rates from the latest quarter over the comparable previous year quarter (which ranged from 44.7% to 236.6% with an average of 98.2% for the comparable group). Robinson-Humphrey then compared these multiples to the ratio of the purchase price implied by the proposed Exchange Ratio on February 3, 1998 to TresCom's latest twelve months' revenue, latest twelve months' EBITDA, latest quarter annualized revenue and latest quarter annualized EBITDA. The ratio of the total firm value implied by the proposed Exchange Ratio on February 3, 1998 to latest twelve months' revenues (0.97x) and latest quarter annualized revenues (0.93x) represent discounts to the comparable company averages of 3.03x and 2.42x, respectively. However, the ratio of the total firm value implied by the proposed Exchange Ratio on February 3, 1998 to latest twelve months' revenues and latest quarter annualized revenues for Primus were 1.80x and 1.59x. In addition, TresCom's revenue growth rate from its latest quarter over the comparable quarter the previous year was 11.5%, while Primus's quarter over quarter growth was 40.9% and the average for the comparable group was 98.2%. Because TresCom and Primus had negative EBITDA for the latest twelve months as well as the latest quarter, neither company had meaningful EBITDA multiples.

    ANALYSIS OF SELECTED MERGERS AND ACQUISITIONS. Robinson-Humphrey evaluated the financial terms of selected mergers and acquisitions in the long-distance industry from May 4, 1994 through February 3, 1998. This analysis included 12 such transactions, of which all had certain financial terms and transaction multiples that Robinson-Humphrey could identify. The analysis considered, among other things, (i) the multiples of transaction equity value to latest twelve months' earnings (which ranged from 25.9x to 102.5x and averaged 47.0x for the comparable group); (ii) the multiples of transaction firm value to latest twelve months' revenues (which ranged from 0.86x to 2.71x with an average of 1.96x for the comparable group) and to latest twelve months' EBITDA (which ranged from 9.8x to 101.6x and averaged 30.8x for the comparable group); and (iii) the EBITDA margins of acquired companies (which ranged from -0.6% to 20.7% and averaged 11.3% for the comparable group). The ratio of the total firm value implied by the proposed Exchange Ratio on February 3, 1998 to latest twelve months' revenues was 0.97x. TresCom's latest twelve months' EBITDA margin was - 0.1%. Because TresCom had negative earnings and EBITDA for the latest twelve months, the proposed Exchange Ratio on February 3, 1998 did not imply meaningful respective multiples.

    ACQUISITION PREMIUMS ANALYSIS. Robinson-Humphrey analyzed the premiums paid for recent mergers and acquisitions of publicly traded companies with transaction values in the range of $100-200 million that took place between June 30, 1997 and January 28, 1998. The average premiums paid over the target's stock price four weeks prior to the announcement date, one week prior to the announcement date and one day prior to the announcement date were 36.1%, 29.4% and 23.7%, respectively. TresCom announced its intention to pursue strategic alternatives in a press release on March 19, 1997 after the Nasdaq market closed. Robinson-Humphrey applied the premium to TresCom's stock price as of February 19, 1997 (four weeks prior to the announcement of an exploration of strategic alternatives), March 12, 1997 (one week prior to the announcement of an exploration of strategic alternatives) and March 19, 1997 (one day prior to the announcement of an exploration of strategic alternatives). The implied per share values based on the average percent premium paid compared to four weeks prior, one week prior and one day prior to announcement of an exploration of strategic alternatives applied to TresCom's stock price on the corresponding dates listed above ranged from $7.11 to $9.87 and averaged $8.14. Robinson-Humphrey also applied the premium to TresCom's stock price as of January 6, 1998 (four weeks prior to the proposed merger announcement), January 27, 1998 (one week prior to the proposed merger announcement) and February 3, 1998 (one day prior to the proposed merger announcement). The implied per share values based on the average percent premium paid compared to four weeks prior, one week prior and one day prior to the announcement date applied to TresCom's stock price on the corresponding dates listed above ranged from $9.87 to $11.00 and averaged $10.51.

    DISCOUNTED CASH FLOW ANALYSIS. Robinson-Humphrey performed a discounted cash flow analysis using financial projections for TresCom to estimate the net present value of TresCom's Common Stock. Robinson-Humphrey calculated a range of net present values of TresCom's free cash flows (defined as after tax earnings before interest plus depreciation and amortization, less capital expenditures and any increase in net working capital) for the years 1998 through 2002 using discount rates ranging from 14% to 18% and calculated a range of net present values of TresCom's terminal values using the same range of discount rates and multiples ranging from 9x to 11x projected EBITDA for 2002. The present values of the free cash flows were then added to the corresponding present values of the terminal values. After deducting TresCom's net debt as of September 30, 1997, Robinson-Humphrey arrived at an indicated range of net present value per share of TresCom Common Stock from $7.47 to $12.64 with an average of $9.91.

    Robinson-Humphrey performed a discounted cash flow analysis using financial projections for Primus to estimate the net present value of Primus's Common Stock. Robinson-Humphrey calculated a range of net present values of Primus's free cash flows for the years 1998 through 2002 using discount rates ranging from 14% to 18% and calculated a range of net present values of Primus's terminal values using the same range of discount rates and multiples ranging from 9x to 11x projected EBITDA for 2002. The present values of the free cash flows were then added to the corresponding present values of the terminal values. After deducting Primus's net debt as of September 30, 1997, Robinson-Humphrey arrived at an indicated range of net present value per share of Primus Common Stock from $16.36 to $24.72 with an average of $20.31.

    PRO FORMA MERGER ANALYSIS. Robinson-Humphrey reviewed certain pro forma financial effects on Primus resulting from the Merger for the projected fiscal years ending December 31, 1998, 1999 and 2000. Robinson-Humphrey assumed $13.8 million of pre-tax synergies resulting from the Merger in each of the years analyzed. In each of the years analyzed, the Merger would be additive to Primus's projected earnings per share, revenue per share and EBITDA per share. Robinson-Humphrey assumed that the Merger would be accounted for under the purchase method of accounting.

  TresCom selected Robinson-Humphrey as its financial advisor because Robinson-Humphrey is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and because it is familiar with TresCom and its business. Robinson-Humphrey, as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as initial and secondary offerings of securities and valuations for other purposes. Robinson-Humphrey served as the managing underwriter for the initial public offering of TresCom Common Stock and received usual and customary compensation of such services. In the ordinary course of its business, Robinson-Humphrey and its affiliates actively trade in TresCom Common Stock for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to a letter agreement, dated March 18, 1997 (the "Robinson-Humphrey Engagement Letter"), TresCom engaged Robinson-Humphrey to provide investment banking advice and services to TresCom in connection with TresCom's review and analysis of potential strategic alternatives, including a potential transaction involving TresCom and Primus. TresCom agreed to pay Robinson-Humphrey a retainer of $25,000 upon engagement and a fee of $250,000 (collectively, the "Advisory Fee") upon rendering an opinion as to whether or not the consideration in a proposed transaction is fair to the shareholders of TresCom from a financial point of view. In addition, if the Merger is consummated, TresCom has agreed to pay Robinson-Humphrey additional compensation based on a percentage of the total transaction value, less the amount of the Advisory Fee. This additional compensation will equal approximately $3.3 million. Pursuant to the Robinson-Humphrey Engagement Letter, TresCom has agreed to reimburse Robinson-Humphrey for reasonable out-of-pocket expenses incurred by Robinson-Humphrey, including attorney's fees, and to indemnify Robinson-Humphrey against certain liabilities in connection with its engagement.

THE MERGER AGREEMENT

  The following description of certain provisions of the Merger Agreement is only a summary and does not purport to be complete. This description is qualified in its entirety by reference to the complete text of the Merger Agreement which is included in this Joint Proxy Statement/Prospectus as Appendix A.

  The Merger. The Merger Agreement provides that TAC will merge with and into TresCom in accordance with the FBCA, with TresCom surviving the Merger as a wholly-owned subsidiary of Primus, and the separate existence of TAC will cease. The Merger will become effective upon the filing of Articles of Merger with the Department of State of the State of Florida. It is anticipated that such filing will be made on the third business day after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived, or as soon as practical thereafter.

  Merger Consideration. Each of the issued and outstanding shares of TresCom Common Stock as of the Effective Time shall be converted into the right to receive that number of shares of Primus Common Stock equal to the product of one, multiplied by the Exchange Ratio. The "Exchange Ratio" means the quotient of $12.00 divided by the Weighted Average Sales Price of a share of Primus Common Stock as of the Closing Date.

  For example, the following table demonstrates the differing results using various sample Weighted Average Sales Prices for Primus Common Stock:

                                                                   VALUE OF PRIMUS
          PRIMUS COMMON STOCK                                       COMMON STOCK
      WEIGHTED AVERAGE SALES PRICE        EXCHANGE RATIO           TO BE RECEIVED
      ----------------------------        --------------           ---------------
                 $30.00                        0.40                    $12.00
                 $25.00                        0.48                    $12.00
                 $20.00                        0.60                    $12.00
                 $15.00                        0.80                    $12.00
                 $10.00                        1.20                    $12.00

  Assuming a Weighted Average Sales Price of $26.03, being the Weighted Average Sales Price as of April 30, 1998, the most recent practicable trading day prior to the date of this Joint Proxy Statement/Prospectus, 0.461 shares of Primus Common Stock would be issued in exchange for one share of TresCom Common Stock. Using the closing price of a share of Primus Common Stock on April 30, 1998 ($23.875) and applying the Exchange Ratio calculated using the assumed Weighted Average Sale Price as of such date, holders of shares of TresCom Common Stock would receive $11.01 in value for each share of TresCom Common Stock exchanged in the Merger if the Merger were to have occurred on April 30, 1998. The number of shares of Primus Common Stock to be issued and the price of a share of Primus Common Stock on the date the Merger occurs will almost certainly vary from the example set forth above. The Exchange Ratio has not been fixed and will be determined at the Effective Time based on the Weighted Average Sales Price of Primus Common Stock. Thus, the actual number of shares of Primus Common Stock to be received by holders of TresCom Common Stock in the Merger will not be determined until the Effective Time, and may be more or less than the actual number of shares of Primus Common Stock which they would have received if the Merger was completed as of the date of the Robinson-Humphrey Opinion, the date of execution of the Merger Agreement, the date of this Joint Proxy Statement/Prospectus or the date on which TresCom shareholders vote on the Merger Agreement. In addition, although the value of the Primus Common Stock to be issued in exchange for each share of TresCom Common Stock will, under all circumstances, be $12.00 based on the Weighted Average Sales Price, the value of the Primus Common Stock to be issued as derived by applying the Exchange Ratio to the price of Primus Common Stock at the Effective Time may be more or less than $12.00 per share.

  The "Weighted Average Sales Price" means the volume-weighted average sales price per share of Primus Common Stock as reported by Bloomberg Information Systems, Inc. during a period consisting of the third Nasdaq trading day prior to the date as of which the Weighted Average Sales Price of a share of Primus Common Stock is being determined and the nineteen consecutive trading days prior to such day.

  No fractional shares of Primus Common Stock shall be issued. In lieu of fractional shares, any person who would otherwise be entitled to a fractional share of Primus Common Stock will receive an amount in cash equal to said fraction of a share of Primus Common Stock, multiplied by the Weighted Average Sales Price of a share of Primus Common Stock as of the Closing Date. The Exchange Ratio is subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of the Merger Agreement applicable to shares of Primus Common Stock.

  Exchange of Certificates; Exchange Agent. Each share of TresCom Common Stock shall be canceled as of the Effective Time. The shares of TAC common stock outstanding immediately prior to the Merger will be converted into one share of the common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which one share of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Primus.

  Immediately after the Effective Time, Primus will furnish to its transfer agent (the "Exchange Agent") a corpus (the "Exchange Fund") consisting of shares of Primus Common Stock and cash sufficient to permit the Exchange Agent to make full payment of the Per Share Merger Consideration (as defined in the Merger Agreement) to the holders of all of the issued and outstanding shares of TresCom Common Stock. TresCom will cause its transfer agent to furnish promptly to TAC a list, as of a recent date, of the record holders of shares of TresCom Common Stock and their addresses, as well as mailing labels containing the names and addresses of all record holders of shares of TresCom Common Stock and lists of security positions of shares of TresCom Common Stock held in stock depositories. TresCom will furnish TAC with such additional information (including, but not limited to, updated lists of holders of shares of TresCom Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Primus or TAC or their agents may reasonably request. Primus will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in the form to be mutually agreed upon by TresCom and Primus to each holder of issued and outstanding shares of TresCom Common Stock for the holder to use in surrendering the certificates which represented his or its shares of TresCom Common Stock against payment of the Per Share Merger Consideration. Upon surrender to the Exchange Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be issued a certificate representing that number of whole shares of Primus Common Stock and a check representing the amount of cash in lieu of any fractional shares and unpaid dividends and distributions, if any, to which such persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to recipients of shares of Primus Common Stock.

  If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax has been paid or is not applicable. In the event any certificate representing shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Per Share Merger Consideration deliverable in respect thereof; provided, however, the Person to whom the Per Share Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

  No dividends or other distributions declared after the Effective Time with respect to Primus Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered certificate until the holder thereof shall surrender such certificate in accordance with the Merger Agreement. After the surrender of a certificate in accordance with the Merger Agreement, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Primus Common Stock represented by such certificate. No holder of an unsurrendered certificate shall be entitled, until the surrender of such certificate, to vote the Primus Common Stock into which his shares of TresCom Common Stock shall have been converted.

  Stock Rights. At the Effective Time, each Stock Right granted by TresCom to purchase TresCom Common Stock which is outstanding and unexercised immediately prior thereto (whether or not vested or exercisable), other than the Warburg, Pincus Warrant, shall be converted automatically into an option to purchase Primus Common Stock in an amount and at an exercise price determined as follows: (x) the number of shares of Primus Common Stock to be subject to the new option shall be equal to the product of the number of shares of TresCom Common Stock subject to the original Stock Right multiplied by the Exchange Ratio, provided that any fractional shares of Primus Common Stock resulting from such multiplication shall be rounded up to the next whole share; and (y) the exercise price per share of Primus Common Stock under the new option shall be equal to the quotient of the exercise price per share of TresCom Common Stock under the original Stock Right divided by the Exchange Ratio, provided that the exercise price resulting from such division shall be rounded up to the next whole cent. The adjustment with respect to any original Stock Rights which are "incentive stock options" (as defined in Section 422 of the Code (as defined below)) is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The option plan of TresCom under which the original Stock Rights were issued shall be assumed by Primus, and the duration and other terms of the new option shall be the same as the original Stock Right. Pursuant to the Merger Agreement, Primus has agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Primus Common Stock for delivery upon exercise of the new options and has agreed to file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective promptly after the Effective Time, with respect to the shares of Primus Common Stock subject to the new options, and use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

  Acquisition Proposals. Neither TresCom nor any of its officers and directors shall, and TresCom will cause its employees, agents and representatives not to, directly or indirectly, encourage, initiate or solicit any inquiries or the making of any Acquisition Proposal (as defined below) or, except to the extent required for the discharge by the fiduciary duties of the TresCom Board to the TresCom shareholders as advised in writing by independent counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, or otherwise assist or facilitate any effort or attempt by any person or entity to make or implement an Acquisition Proposal. Under the terms of the Merger Agreement, TresCom must notify Primus promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be instituted or continued with TresCom. TresCom will also provide to Primus a copy of any such Acquisition Proposal. TresCom and its officers and directors also caused its employees, agents and representatives to immediately cease and terminate any existing activities, discussions or negotiations with any parties conducted prior to the signing of the Merger Agreement. As used herein, "Acquisition Proposal" means any proposal or offer (including, without limitation, any proposal or offer to TresCom shareholders) with respect to a merger, acquisition, consolidation, recapitalization, reorganization, tender offer or exchange offer or similar transaction involving, or any purchase of all or any significant portion of the assets of, or any equity interest representing 25% or more of the outstanding shares of TresCom Common Stock in TresCom or any of its material subsidiaries.

  Representations and Warranties. The Merger Agreement contains various representations of Primus and TresCom. The respective representations and warranties of the parties shall not survive beyond the Effective Time.

    REPRESENTATIONS AND WARRANTIES OF TRESCOM. The representations and warranties of TresCom relate generally to: (i) corporate organization, qualification and corporate power; (ii) the capitalization of TresCom;
  (iii) the authorization, execution, delivery and enforceability of the Merger Agreement; (iv) absence of violations of, among other things, the Articles of Incorporation, By-laws, certain contracts or laws; (v) compliance with the 1933 Act and the 1934 Act; (vi) the accuracy of information, including financial statements in accordance with generally accepted accounting principles, contained in Commission filings; (vii) the absence of any material adverse events affecting TresCom's business, any material change by TresCom in its accounting methods or any undisclosed liabilities; (viii) compliance with all applicable laws; (ix) absence of brokers or finders; (x) the absence of material litigation and liabilities;
  (xi) taxes; (xii) receipt of a fairness opinion from TresCom's financial advisor; (xiii) employee benefit plans; and (xiv) TresCom Board approval of the Merger Agreement and absence of action that would constitute a "control share acquisition" as defined in the FBCA.

    REPRESENTATIONS AND WARRANTIES OF PRIMUS. The representations and warranties of Primus relate generally to: (i) corporate organization, qualification and corporate power; (ii) the capitalization of Primus; (iii) the authorization, execution, delivery and enforceability of the Merger Agreement; (iv) absence of violations of, among other things, the Certificate of Incorporation, Bylaws, certain contracts or laws; (v) compliance with the 1933 Act and the 1934 Act; (vi) the accuracy of information, including financial statements in accordance with generally accepted accounting principles, contained in Commission filings; (vii) the absence of any material adverse events affecting Primus's business, any material change by Primus in its accounting methods or any undisclosed liabilities; (viii) absence of brokers or finders; (ix) the absence of material litigation and liabilities; (x) receipt of a fairness opinion from Primus's financial advisor; (xi) taxes; (xii) compliance with all applicable laws; and (xiii) the ownership of TAC.

  Certain Covenants. Primus and TresCom covenanted to: use all reasonable efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by the Merger Agreement; to give any notices and use all reasonable efforts to obtain any third-party consents required to effectuate the Merger Agreement; to give any notices, make any filings with and use all reasonable efforts to obtain any authorizations, consents and approvals of governments and governmental agencies (although Primus is responsible for preparing all filings with authorities governing the telecommunications industry on behalf of each party); prepare and file all materials required by federal and state securities laws; to convene special meetings of stockholders as soon as reasonably practicable to vote upon adoption of the Merger Agreement; to make any filings required by the HSR Act; to permit the other party to have access to all premises, properties, personnel, books, records, contracts and documents of the other party; and to give prompt notice of any material adverse developments. TresCom also covenanted to Primus that it would: file with the Commission and Nasdaq any required reports after giving Primus the opportunity to review such filings; not take any action or enter into any transaction other than in the ordinary course of business without the prior written consent of Primus; not encourage, initiate or solicit any inquiries regarding an Acquisition Proposal except to the extent advised in writing by counsel is necessary to fulfill fiduciary obligations (as described above); and make all monthly, quarterly and annual financial statements available to Primus. In turn, Primus covenanted to TresCom: to provide each officer and director of TresCom with liability insurance for a period of six years after the Effective Time; to indemnify said parties to the extent not covered by such insurance; to continue at least one significant historic line of business of TresCom; and to use a significant portion of TresCom's historic business assets in a business. The foregoing covenants of the parties set forth in the Merger Agreement do not survive beyond the Effective Time, except for those relating to insurance, indemnification and certain agreements involving the continuation of the historic TresCom business following the Effective Time.

  Conditions to the Merger. The Merger Agreement contains the following conditions to the obligations of the parties thereunder:

    CONDITIONS TO OBLIGATIONS OF TRESCOM. The obligations of TresCom to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by TresCom: the Merger Agreement and the Merger shall have received the Requisite Stockholder Approval (as defined in the Merger Agreement); Primus and its subsidiaries shall have procured all third-party consents specified in the Merger Agreement; the representations and warranties set forth in the Merger Agreement are true and correct in all material respects at and as of the Closing Date, except for changes contemplated by the Merger Agreement or those representations and warranties which expressly address matters only as of a particular date (which shall have been true and correct as of such date); Primus and TAC shall have performed and complied with all of their covenants in all material respects through the closing; neither any statute, rule, regulation, order, stipulation or injunction shall be enacted, promulgated, entered, enforced or deemed applicable to the Merger nor any other action shall have been taken by any governmental authority, administrative agency or court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger; Primus and TAC shall have delivered to TresCom a certificate to the effect that certain of the conditions specified in the Merger Agreement are satisfied in all respects; the Merger shall be a tax-free merger of TAC with and into TresCom in a reorganization pursuant to Internal Revenue Code Section 369(a)(2)(E); all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated, and the parties shall have received all other material authorizations, consents and approvals of governments and governmental agencies referred to in the Merger Agreement, including under applicable telecommunications-related statutes, rules and regulations; this Registration Statement shall have been declared effective by the Commission under the 1933 Act; and the Primus shares to be issued in the Merger shall have been approved for quotation on Nasdaq, subject to official notice of issuance.

    CONDITIONS TO OBLIGATIONS OF PRIMUS AND TAC. The obligations of Primus to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by Primus or TAC: the Merger Agreement and the Merger shall have received the Requisite Stockholder Approval (as defined in the Merger Agreement); TresCom and its subsidiaries shall have procured all third-party consents specified in the Merger Agreement; the representations and warranties set forth in the Merger Agreement are true and correct in all material respects at and as of the Closing Date, except for changes contemplated by the Merger Agreement or those representations and warranties which expressly address matters only as of a particular date (which shall have been true and correct as of such date); TresCom shall have performed and complied with all of its covenants in all material respects through the closing; neither any statute, rule, regulation, order, stipulation or injunction shall be enacted, promulgated, entered, enforced or deemed applicable to the Merger nor any other action shall have been taken by any governmental authority, administrative agency or court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger; TresCom shall have delivered to Primus and TAC a certificate to the effect that certain of the conditions specified above in the Merger Agreement are satisfied in all respects; all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated, and the parties shall have received all other material authorizations, consents and approvals of governments and governmental agencies referred to in the Merger Agreement, including under applicable telecommunications-related statutes, rules and regulations; the Warburg, Pincus Warrant shall have been exercised in full, provided, that such exercise may be conditioned upon the effectiveness of the Merger; and this Registration Statement shall have been declared effective by the Commission under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated or threatened by the Commission.

  Termination. If the Merger Agreement is terminated

    (i) by Primus in the event that TresCom shall have breached its covenant under Section 5(g) of the Merger Agreement regarding exclusivity which breach shall have caused a reasonable likelihood that TresCom will not be able to consummate the Merger;

    (ii) by TresCom if, pursuant to the terms of the Merger Agreement, it enters into an agreement with respect to an unsolicited Acquisition Proposal after having received (A) the written opinion of its financial advisor to the effect that such Acquisition Proposal is more favorable to TresCom's shareholders from a financial point of view than the Merger, and
  (B) the written opinion of counsel that approval, acceptance and recommendation of such Acquisition Proposal is required by fiduciary obligations to TresCom's shareholders under applicable law; or

    (iii) by Primus, if the TresCom Board (A) enters into or publicly announces its intention to enter into an agreement or agreement in principle with respect to an Acquisition Proposal, (B) withdraws or materially modifies its recommendation to the TresCom shareholders of the Merger Agreement or (C) after the receipt of an Acquisition Proposal, fails to confirm publicly, upon the request of Primus, its recommendation to the TresCom shareholders that the TresCom shareholders approve the Merger Agreement;

then, in any such case TresCom shall pay Primus $5 million in immediately available funds.

  If the Merger Agreement is terminated by TresCom as a result of Primus not obtaining the Requisite Stockholder Approval by Primus's stockholders, then within five days after the completion of the meeting at which the Primus stockholders considered the Primus Stock Issuance Proposal, Primus shall pay to TresCom $5 million in immediately available funds.

  In addition to that set forth above, the Merger Agreement may be terminated and the Merger abandoned, at any time prior to the Effective Time, under the following circumstances, in which event all rights and obligations of the parties shall terminate without liability: by mutual consent; or by either TresCom or Primus if (i) the Merger is not consummated by October 31, 1998, or
(ii) if any court order prohibiting the Merger or otherwise having a material adverse impact on Primus's ability to own or operate TresCom as a subsidiary, or its assets, becomes final and non-appealable.

  Expenses. All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated in the Merger Agreement shall be paid by the party incurring such costs or expenses.

  Amendments and Waiver. Subject to applicable law, the parties may mutually amend any provision of the Merger Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to Requisite Stockholder Approval will be subject to the restrictions contained in the FBCA and the DGCL, to the extent applicable. No amendment of any provision of the Merger Agreement will be valid unless in writing and signed by all of the parties. No waiver by any party of any default, misrepresentation or breach of warranty or covenant, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

THE STOCKHOLDER AGREEMENT

  The following description of certain provisions of the Stockholder Agreement is only a summary and does not purport to be complete. This description is qualified in its entirety by reference to the complete text of the Stockholder Agreement which is incorporated by reference as an Exhibit to the Registration Statement on Form S-4 of which this Joint Proxy Statement/Prospectus forms a part.

  Agreement to Vote. As a condition to its agreement to enter into the Merger Agreement, Primus required that Warburg, Pincus enter into the Stockholder Agreement which provides that Warburg, Pincus will vote its shares of TresCom Common Stock in favor of the Merger. Specifically, Warburg, Pincus agreed that at any meeting of the shareholders of TresCom, however called, and in any action by consent of the shareholders of TresCom, Warburg, Pincus would: (a) vote its shares of TresCom Common Stock in favor of the Merger; (b) vote its shares of TresCom Common Stock against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of TresCom under the Merger Agreement; (c) vote its shares of TresCom Common Stock against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger including, but not limited to, (i) any extraordinary corporate transaction (other than the Merger), such as a merger, other business combination, recapitalization, reorganization or liquidation involving TresCom, (ii) a sale or transfer of a material amount of assets of TresCom or any of its Subsidiaries, (iii) any change in the management or board of directors of TresCom, except as otherwise agreed to in writing by Primus, (iv) any material change in the present capitalization of TresCom, or (v) any other material change in the corporate structure or business of TresCom; and (d) without limiting the foregoing, consult with Primus prior to any such vote and vote its shares of TresCom Common Stock in such manner as is determined by Primus to be in compliance with the provisions of the Stockholder Agreement. Warburg, Pincus also granted to Primus an irrevocable proxy to vote its shares in accordance with the terms and conditions of the Stockholder Agreement.

  Option. Pursuant to the Stockholder Agreement, Warburg, Pincus also granted the Option to Primus to purchase the shares of TresCom Common Stock owned by it at an exercise price per share of $12.00, payable in shares of Primus Common Stock, if the Merger Agreement terminates under defined circumstances. If the Option is exercised, Warburg, Pincus has agreed to use its reasonable best efforts to cause the existing Warburg, Pincus designees to the TresCom Board to resign, and upon such resignations, TresCom has agreed to use its reasonable best efforts to restructure the TresCom Board so that designees of Primus constitute a majority of the members of the TresCom Board. Primus also agreed, if it exercised the Option granted by Warburg, Pincus, to acquire all outstanding shares of TresCom Common Stock not otherwise owned by Primus or its affiliates, at the same price and payable in shares of Primus Common Stock, paid to Warburg, Pincus upon exercise of the Option. The defined circumstances under which the Option may be exercised by Primus are those in which the Merger Agreement would be terminated by either Primus or TresCom and Primus would be entitled to the termination fee as provided for in the Merger Agreement. See "--The Merger Agreement--Termination."

  Higher Offers. As an alternative to Primus exercising the Option granted by Warburg, Pincus, if the Merger Agreement is terminated pursuant to certain provisions of the Merger Agreement, and, upon or following such termination, a definitive agreement with respect to a Third Party Transaction (as defined below) is executed by TresCom and a Third Party (as defined below) prior to or within 90 days of such termination, and Warburg, Pincus receives any cash or non-cash consideration (the "Alternative Consideration") in respect of all or any portion of its shares of TresCom Common Stock in connection with such Third Party Transaction, the Stockholder Agreement provides that Warburg, Pincus, within five days after receipt of the Alternative Consideration, will pay over to Primus or its designee, an amount equal in value to 100% of the excess (if any) of (x) such Alternative Consideration over (y) (A) $12.00 per share of TresCom Common Stock multiplied by (B) the number of shares of TresCom Common Stock with respect to which Warburg, Pincus received such Alternative Consideration. If the Alternative Consideration received by Warburg, Pincus is securities listed on a national securities exchange or traded on Nasdaq, the per share value of such consideration will be equal to the closing price per share listed on such national securities exchange or Nasdaq on the date such transaction is consummated. If the Alternative Consideration received by Warburg, Pincus is in a form other than such listed or traded securities, the per share value will be determined in good faith as of the date such transaction is consummated by Primus or its designee and Warburg, Pincus, or, if Primus or its designee and Warburg, Pincus cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to Primus or its designee and Warburg, Pincus. The term "Third Party Transaction" means a transaction constituting an Acquisition Proposal (as defined in the Merger Agreement) with a person or entity other than Primus or any of its affiliates (a "Third Party").

  Representations and Warranties of the Parties. The Stockholder Agreement contains various representations of Primus and Warburg, Pincus, all of which survive the Closing. Warburg, Pincus represented and warranted to Primus that:
(i) on the date of the Stockholder Agreement Warburg, Pincus beneficially owned 6,319,468 shares of TresCom Common Stock and that on the Closing Date the shares would constitute all of the shares of TresCom Common Stock owned by Warburg, Pincus; (ii) Warburg, Pincus had the legal right and authority to enter into the Stockholder Agreement and that the Stockholder Agreement did not violate any other agreement to which Warburg, Pincus was a party; and
(iii) that no person was entitled to finder's fees in connection with the Stockholder Agreement. Primus represented and warranted to Warburg, Pincus that: (i) Primus had the legal right and authority to enter into the Stockholder Agreement and that the Stockholder Agreement did not violate any other agreement to which Primus was a party; and (ii) that no person was entitled to finder's fees in connection with the Stockholder Agreement.

  Non-Solicitation. Except in accordance with the provisions of the Stockholder Agreement, Warburg, Pincus agreed, prior to the termination of the Stockholder Agreement not to, directly or indirectly: (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its shares of TresCom Common Stock; (ii) grant any proxies, deposit any shares into a voting trust or enter into a voting agreement with respect to any of its shares of TresCom Common Stock; (iii) take any action to encourage, initiate or solicit any inquiries or the making of any Acquisition Proposal (as defined in the Merger Agreement); or (iv) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with any person relating to an Acquisition Proposal. Warburg, Pincus agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations on its part with any parties conducted previously and to notify Primus and TAC promptly if it becomes aware of any such inquiries or if any proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be instituted or continued with TresCom, as limited by any Warburg, Pincus representative's fiduciary duties in their capacity as a board member.

  Standstill Agreement. Warburg, Pincus agreed that neither it nor any of its affiliates would, unless in any such case specifically invited in writing to do so by the Primus Board, for a period of three years from the date of the Stockholder Agreement, except as otherwise expressly set forth in the Stockholder Agreement or in the Merger Agreement: (i) individually or together with one or more persons, acquire beneficial ownership, offer to acquire or agree to acquire, or participate in the financing of any acquisition of, beneficial ownership of any securities of Primus entitled to vote in the general election of directors, or securities convertible into or exercisable for such securities (collectively, "Securities"); (ii) initiate, propose, engage or otherwise participate in the solicitation of stockholders or their proxies for approval of one or more stockholder proposals (including, without limitation, the election of directors, any amendment to the charter or bylaws, or any business combination transaction) with respect to Primus; (iii) otherwise act alone or in concert with any other person to seek to influence or control the management, the Primus Board, the policies or the affairs of Primus, or to solicit, propose or encourage any other person with respect to any form of business combination transaction with Primus, or to solicit, make or propose or encourage any other person with respect to, or announce an intent to make, any tender offer or exchange offer for any Securities; (iv) request Primus or the Primus Board, officers, employees or agents, to amend or waive, or seek any modification to, the standstill provision of the Stockholder Agreement; or (v) take any action designed to or which can reasonably be expected to require Primus to make a public announcement regarding any of the matters referred to in the Stockholder Agreement. The covenants of the Stockholder Agreement are not applicable to "Stockholder Affiliated Entities", or to any portfolio company of Warburg, Pincus or of any venture fund which is related to Warburg, Pincus, or to any representative or employee of Warburg, Pincus or of any related venture fund serving as a member of the board of directors on any such portfolio company. The term "Stockholder Affiliated Entities" means a registered broker-dealer and any other affiliated entity of Warburg, Pincus that is a registered investment adviser, as well as certain registered investment companies that may be deemed to be affiliates of Warburg, Pincus.

  Warrant Exercise. Warburg, Pincus also agreed to exercise the Warburg, Pincus Warrant in full no later than immediately prior to the Effective Time. If the Option is exercised, Warburg, Pincus agreed to exercise the

Warburg, Pincus Warrant in full no later than immediately prior to the Option closing date. All shares of TresCom Common Stock obtained by Warburg, Pincus upon the exercise of the Warburg, Pincus Warrant will be subject to the Option and would be purchased by Primus.

  Nominee to Primus Board. At the Effective Time of the Merger, Primus agreed to cause the Primus Board to increase the number of directors by one and take any other action to facilitate the nomination and appointment of a Warburg, Pincus nominee to the Primus Board. Following such nomination and appointment of a Warburg, Pincus nominee, and continuing for so long as Warburg, Pincus beneficially owns at least 10% of the outstanding shares of Primus Common Stock, Primus agreed to cause the nomination from time to time of a Warburg, Pincus nominee to serve as a member of the Primus Board and to submit a Warburg, Pincus nominee to the Primus stockholders for election to the Primus Board. Any Warburg, Pincus nominee is subject to the reasonable approval of the non-employee directors of the Primus.

  Tag-Along Rights. If, at any time after the Effective Time, K. Paul Singh enters into an Agreement with a Third Party purchaser (the "Third Party Purchaser") to sell all or any portion of his shares of Primus Common Stock, other than shares of Primus Common Stock to be sold pursuant to certain excluded transactions, Mr. Singh agreed to make provision in his agreement with the Third Party Purchaser pursuant to which Warburg, Pincus may sell to the Third Party Purchaser, at the same price and otherwise on substantially the same terms and conditions as Mr. Singh, its proportionate share of the shares of Primus Common Stock to be sold to the Third Party Purchaser by Mr. Singh. Mr. Singh must give written notice of the proposed transaction at least 15 days prior to the proposed closing date. Within 10 days after receipt of such notice, Warburg, Pincus must notify Mr. Singh and the Third Party Purchaser of the number of shares of Primus Common Stock, up to a maximum of its proportionate share, which it intends to sell, if any, to the Third Party Purchaser and, at the election of the Third Party Purchaser, the number of shares of Primus Common Stock which it shall purchase either (a) shall be increased by up to the number of Primus Common Stock sought to be sold by Warburg, Pincus, and/or (b) the number of shares which Mr. Singh will sell to the Third Party Purchaser will be decreased by up to that number of shares of Primus Common Stock sought to be sold by Warburg, Pincus .

  Registration Rights. The Stockholder Agreement also provides for the grant of certain registration rights to Warburg, Pincus which, if exercised, would permit it to transfer shares of Primus Common Stock received by it in the Merger free of the Rule 144 volume limitations (the same as non-affiliates of TresCom). At such time as Primus's obligations to register shares set forth in the registration rights agreement dated as of July 31, 1996 between Primus and Quantum Industrial Partners LDC, S-C Phoenix Holdings, L.L.C., Winston Partners II LDC and Winston Partners II LLC have terminated (the "Prior Agreement"), or Primus otherwise amends, or obtains a waiver of, the Prior Agreement which permits the granting of registration rights upon the request of Warburg, Pincus, which Primus agreed to use its commercially reasonable efforts to secure on behalf of Warburg, Pincus, upon the written request (the "Request") of Warburg, Pincus, Primus agreed to cause to be filed under the 1933 Act a registration statement on such form as selected by Warburg, Pincus (with the approval of Primus, which shall not be unreasonably withheld) of all or such portion of the Registrable Securities (as defined in the Stockholder Agreement) so requested by Warburg, Pincus, and Primus agreed to take reasonable actions to effect, as soon as practicable, subject to the reasonable cooperation of Warburg, Pincus, within 120 days after the Request is received from Warburg, Pincus, the registration under the 1933 Act, of the Registrable Securities which Primus was requested to register by Warburg, Pincus. Whenever Primus effects such a registration, holders of securities of Primus who have "piggyback" registration rights may include all or a portion of such securities in the registration, offering or sale within the limits set by the managing underwriter of such sale as set forth in the Stockholder Agreement.

  If Primus at any time proposes to register any of its securities under the 1933 Act by registration on Forms S-1, S-2, S-3 or any successor or similar form(s) (except registrations on such forms or similar forms solely for registration of securities in connection with (i) an employee benefit plan or dividend reinvestment plan or a merger or consolidation or (ii) debt securities which are not convertible into Primus Common Stock), whether or not for sale for its own account, Primus agreed to give written notice to Warburg, Pincus of its intention to do so at least 30 days prior to the anticipated filing date of a registration statement with respect to such registration

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

with the Commission. Upon the written request of Warburg, Pincus made as promptly as practicable and in any event within 10 business days after the receipt of any such notice, which request shall specify the Registrable Securities intended to be disposed of by Warburg, Pincus, Primus also agreed to use its reasonable efforts to effect the registration under the 1933 Act of all Registrable Securities which Primus has been so requested to register by Warburg, Pincus; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, Primus shall determine for any reason not to register or to delay registration of such securities, Primus may, at its election, give written notice of such determination to Warburg, Pincus and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration, without prejudice; provided, however, that Warburg, Pincus may request that such registration be effected as a registration under another provision of the Stockholder Agreement and
(ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities. All rights of Warburg, Pincus to participate in a registration pursuant to the Stockholder Agreement are conditioned upon it agreeing to offer and sell Registrable Securities in accordance with the plan of distribution applicable to the other Primus shares sought to be offered and sold in such registration.

  If the managing underwriter of any underwritten public offering shall inform Primus by letter of its belief that the number or type of Registrable Securities requested to be included in such registration would materially and adversely affect such public offering, then Primus agreed to promptly notify Warburg, Pincus of such fact. If the managing underwriter does not agree to include all (or such lesser amount as Warburg, Pincus shall, in its discretion, agree to) of the number of the Registrable Securities initially requested by Warburg, Pincus to be included in such registration, then Primus agreed to include in such registration, to the extent of the number and type which Primus is so advised can be sold in such Public Offering, (i) first, Primus shares proposed to be sold by Primus; (ii) second, to the extent additional Primus shares may be included, Primus shares proposed to be sold by any members of the Chatterjee Group, or any of their respective affiliates or transferees, and (iii) third, to the extent additional Primus shares may be included, the Registrable Securities sought to be sold by Warburg, Pincus. In the event that the proposed registration by Primus is pursuant to a contractual demand registration right, the sale of Primus shares by such party making the demand or by any member of the Chatterjee Group shall have priority over the sale of the Registrable Securities.

  At such time as Primus's obligations to register shares set forth in the Prior Agreement have terminated, or Primus otherwise amends, or obtains a waiver of, the Prior Agreement which permits the granting of registration rights upon the request of Warburg, Pincus, upon the written request of Warburg, Pincus, Primus agreed to cause to be filed under the Securities Act a registration statement on Form S-2 or S-3, as selected by Warburg, Pincus, for a shelf registration pursuant to Rule 415 pursuant to the Securities Act (the "Shelf Registration") relating to all or such portion of the Registrable Securities so requested by Warburg, Pincus. The obligations of Primus to file a registration statement relating to a Shelf Registration for Registrable Securities may be exercised on not more than two occasions and the obligation will terminate two years from the Effective Time of the Merger.

  Warburg, Pincus agreed to provide Primus with reasonable notice prior to the distribution of the Registrable Securities (as defined in the Stockholder Agreement) to its general and limited partners.

  Primus is not obligated to effect the filing of a registration statement if, at the time of any request, Primus is preparing, or within 30 days thereafter engages a managing underwriter and commences to prepare, a registration statement for a primary public offering (other than a registration effected solely to implement an employee benefit plan), or is engaged in any material acquisition or divestiture or other business transaction with a third party which, in the good faith opinion of the Primus Board, would be adversely affected by the Shelf Registration.

  Primus and Warburg, Pincus also agreed to indemnify and hold harmless each other for any liabilities which arise out of an untrue or allegedly untrue statement of fact made by the indemnifying party contained in any registration statement or prospectus.

  Expenses. Each party agreed to pay all of its expenses in connection with the transactions contemplated by the Stockholder Agreement, including, without limitation, the fees and expenses of its counsel and other advisers.

  Termination. The Stockholder Agreement terminates on the earliest of (a) the Effective Time (as defined in the Merger Agreement), (b) the date immediately following the termination of the Merger Agreement in accordance with its terms, and (c) October 31, 1998. However, certain terms do survive any termination of the Stockholder Agreement, and certain other provisions survive the Effective Time if the Stockholder Agreement otherwise terminates at the Effective Time.

THE VOTING AGREEMENTS

  The following description of certain provisions of the Voting Agreements is only a summary and does not purport to be complete. This description is qualified in its entirety by reference to the complete text of each of the Voting Agreements which are incorporated by reference as Exhibits to the Registration Statement on Form S-4 of which this Prospectus forms a part.

  General. As a condition to the Merger of TAC with and into TresCom, with TresCom surviving the Merger as a wholly-owned subsidiary of Primus, four voting agreements were executed. The voting agreements were signed between TresCom and K. Paul Singh regarding 4,611,406 shares of Primus Common Stock beneficially owned by him, between TresCom and John F. DePodesta regarding 320,136 shares of Primus Common Stock beneficially owned by him, between Primus and Wesley T. O'Brien regarding 30,595 shares of TresCom Common Stock beneficially owned by him and between Primus and Rudolph McGlashan regarding 220,032 shares of TresCom Common Stock beneficially owned by him (K. Paul Singh, John F. DePodesta, Wesley T. O'Brien and Rudolph McGlashan each a "Shareholder" and collectively the "Shareholders"). Each of the Voting Agreements was entered into on February 3, 1998 and subsequently amended on April 16, 1998.

  Agreement to Vote. The Voting Agreements provide that each Shareholder will vote his shares in favor of the Merger. Specifically, the Shareholders agreed that at any meeting of the shareholders of TresCom or stockholders of Primus, however called, and in any action by consent of the stockholders of Primus or the shareholders of TresCom, each Shareholder would: (a) vote his shares in favor of the Merger; (b) vote his shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Primus or TresCom under the Merger Agreement;
(c) vote his shares against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger including, but not limited to, (i) any extraordinary corporate transaction (other than the Merger), such as a merger, other business combination, recapitalization, reorganization or liquidation (a "Business Combination Transaction") involving TresCom or Primus, (ii) a sale or transfer of a material amount of assets of TresCom or Primus or any of their subsidiaries, (iii) any change in the management or TresCom Board or Primus Board, except as otherwise agreed to in writing by Primus, (iv) any material change in the present capitalization of TresCom or Primus, or (v) any other material change in the corporate structure or business of TresCom or Primus; and (d) without limiting the foregoing, consult with the other party to the respective Voting Agreement prior to any such vote and vote his shares in such manner as is determined by that party to be in compliance with the provisions of the respective Voting Agreement. Each Shareholder also granted to the respective company an irrevocable proxy to vote his shares in accordance with the terms and conditions of the Voting Agreement, provided that such proxy automatically terminates upon the termination of the Merger Agreement, except in the case of the TresCom Voting Agreements, in which case the irrevocable proxy remains in effect for so long as the Options remain exercisable.

  The Option, Piggyback Registration Rights and Put Rights. Pursuant to the TresCom Voting Agreements, Messrs. O'Brien and McGlashan also granted an Option to Primus to purchase their shares of TresCom Common Stock at an exercise price per share of $12.00, payable in shares of Primus Common Stock, if the Merger Agreement terminates under defined circumstances. Primus has agreed to grant to Messrs. O'Brien and McGlashan certain piggyback registration rights and put rights, which are exercisable if the Options granted by Messrs. O'Brien and McGlashan are exercised, and if, in connection with such exercise, Messrs. O'Brien and McGlashan receive shares of Primus Common Stock which are "restricted" within the meaning of Rule 144 under the 1933 Act.

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

  Representations and Warranties. The Shareholders each represented and warranted that: the shares specified in the Voting Agreements are all of the shares they beneficially owned, as defined in the Voting Agreements, and that the shares specified will be all the shares beneficially owned by the Shareholders on the Closing Date of the Merger; they currently had and will have at the closing of the Merger, good, valid and marketable title, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind in regards to the shares; they had full legal right, power and authority to enter into and perform all of the obligations under the Voting Agreements; the Voting Agreements were duly executed and delivered and constituted legal, valid and binding agreements of the Shareholders; that the Voting Agreements did not (a) require any consent or approval of or filing with any governmental or other regulatory body, or (b) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which the Shareholders were a party; and no one was entitled to any commission or finder's fee from the Voting Agreements, except for those fees in the Merger Agreement.

  Each of the respective companies represented and warranted to the respective Shareholders that: they had full legal right, power and authority to enter into and perform all of the obligations under the Voting Agreements; the Voting Agreements were duly executed and delivered constituted legal, valid and binding agreements of the companies; that the Voting Agreements did not
(a) require any consent or approval of or filing with any governmental or other regulatory body, or (b) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which the companies were a party; and that no one was entitled to any commission or finder's fee from the Voting Agreement, except for those in the Merger Agreement.

  All representations, warranties, covenants and agreements made by the Shareholder or the companies in the Voting Agreements survive regardless of any investigation at any time made by or on behalf of any party.

  Termination. The Voting Agreements (other than the provisions regarding expenses and confidentiality, which survive termination) will terminate on the earliest of (a) the Effective Time (as defined in the Merger Agreement), (b) the date immediately following the termination of the Merger Agreement in accordance with its terms, or (c) October 31, 1998; provided, however, (i) the voting obligations contained in the TresCom Voting Agreements shall survive for so long as the Options granted by Messrs. O'Brien and McGlashan remain exercisable; (ii) the grant of the Option by each of Messrs. O'Brien and McGlashan shall survive any termination; (iii) the piggyback registration rights granted to Messrs. O'Brien and McGlashan shall survive (x) the Effective Time if the TresCom Voting Agreements otherwise terminate or (y) if the Options granted by Messrs. O'Brien and McGlashan are exercisable or exercised and the TresCom Voting Agreements otherwise terminate; and (iv) the put rights granted to Messrs. O'Brien and McGlashan shall survive if the Options granted to them are exercisable or exercised and the TresCom Voting Agreements otherwise terminate.

  Expenses. Except if a Shareholder brings a legal proceeding under a Voting Agreement, the Voting Agreements provide for each party to pay all of their own expenses in connection with the transactions contemplated therein, including, without limitation, the fees and expenses of counsel and other advisers.

  Certain Covenants of the Shareholders. The Shareholders agreed, prior to the termination of the Voting Agreements, not to, directly or indirectly: sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of their shares; or grant any proxies, deposit any shares into a voting trust or enter into a voting agreement with respect to any share; and to notify the respective company promptly of the number of any shares of Common Stock acquired by the Shareholder after the date of the Voting Agreements. Since the execution of the Voting Agreements, Primus has agreed to permit Messrs. O'Brien and McGlashan to pledge their shares of TresCom Common Stock as security for certain personal loans from brokerage firms.

FEDERAL SECURITIES LAWS CONSEQUENCES

  The shares of Primus Common Stock issuable to shareholders of TresCom upon consummation of the Merger will have been registered under the 1933 Act at the Effective Time. Such shares will be freely

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

transferable without restriction by those TresCom shareholders who are not deemed to be "affiliates" of Primus or TresCom, as that term is defined in the rules under the 1933 Act.

  Shares of Primus Common Stock received pursuant to the Merger by those shareholders of TresCom who are deemed to be affiliates of TresCom or Primus may be resold without registration under the 1933 Act only as permitted by Rule 145 under the 1933 Act or as otherwise permitted under the 1933 Act. Warburg, Pincus has been granted certain registration rights which, if exercised, would permit it to transfer shares of Primus Common Stock received by it in the Merger free of the Rule 144 volume limitations (the same as non-affiliates of TresCom). See "--The Stockholder Agreement--Registration Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Stock for Stock Exchange. It is a condition to the obligation of TresCom to consummate the Merger that the Merger will qualify as such a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). No gain or loss will be recognized by Primus, TAC or TresCom as a result of the Merger, and, assuming the Merger so qualifies, no gain or loss will be recognized by a stockholder of TresCom as a result of the Merger with respect to shares of TresCom Common Stock converted solely into Primus Common Stock. As only Primus Common Stock and cash in lieu of fractional shares is to be received in the Merger, the aggregate tax basis of the Primus Common Stock received by a TresCom Shareholder in the Merger will be the same, in each instance, as the aggregate tax basis of the TresCom Common Stock surrendered in exchange therefor, excluding any basis allocable to fractional share interests in Primus Common Stock for which cash is received. In addition, the holding period of the Primus Common Stock received by a TresCom Shareholder in the Merger will include the period during which the shares of TresCom Common Stock surrendered in exchange therefor were held, provided that such shares of TresCom Common Stock were held as capital assets at the Effective Time.

  Fractional Shares. A holder of TresCom Common Stock who receives cash in the Merger in lieu of a fractional share interest in Primus Common Stock will be treated as having received the fractional share interest and then having such interest redeemed by Primus for the cash received. If such deemed redemption is "substantially disproportionate" with respect to such holder, or is "not essentially equivalent to a dividend", as such terms are used in Section 302 of the Code, after applying the constructive ownership rules of Section 318 of the Code, the redemption will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the tax basis of the TresCom Common Stock allocable to such fractional share interest. This gain or loss will be capital gain or loss, provided that the TresCom Common Stock was held as a capital asset at the Effective Time. In addition, in the case of an individual holder of TresCom Common Stock, any such capital gain will be subject to a maximum federal income tax rate of (i) 20% if the stockholder's holding period in the TresCom Common Stock was more than 18 months at the Effective Time, and (ii) 28% if the stockholder's holding period was more than one year but not more than 18 months at the Effective Time. If the deemed redemption is not classified as a sale of stock under the preceding sentences, the cash received for the fractional shares would be taxed as a dividend to the extent of Primus's current and accumulated earnings and profits to its stockholders. However, absent unusual facts, the current IRS administrative practice is to treat cash received for fractional shares as payment for the sale of the fractional share, resulting in capital gain or loss.

  Backup Withholding and Information Reporting. A holder of TresCom Common Stock may be subject to certain information reporting requirements and backup withholding tax at a rate of 31% with respect to the exchange of TresCom Common Stock in the Merger unless such holder (i) is a corporation or is otherwise an exempt person and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number (or certifies that such holder is not subject to backup withholding) and otherwise complies with applicable requirements of the backup withholding rules.

  THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE

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

ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR TRESCOM SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND STOCKHOLDERS WHO ACQUIRED THEIR SHARES OF TRESCOM COMMON STOCK PURSUANT TO THE EXERCISE OF TRESCOM OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF TRESCOM OPTIONS ARE NOT DISCUSSED. THE FOREGOING DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AT ANY TIME AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. TRESCOM SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for using the purchase method of accounting. In connection with accounting for the Merger as a purchase, the assets and liabilities of TresCom will be recorded at their fair value. The fair value of the net assets acquired, including the allocation of goodwill and other intangible assets, is currently being reviewed by Primus management. The excess of the purchase price over the fair value of the net assets acquired will be recorded as goodwill, and will be amortized over a period of thirty years. A substantial portion of the purchase price is expected to be recorded as goodwill. See "Unaudited Pro Forma Financial Data."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the TresCom Board that the TresCom shareholders approve and adopt the Merger Agreement, TresCom shareholders should be aware that certain directors and executive officers of TresCom have interests in the Merger, in addition to their interests solely as shareholders of TresCom, as described below. The TresCom Board was aware of these interests when it considered and approved the Merger Agreement.

  Stock Options and Warrants. The Merger Agreement provides that, at the Effective Time, each TresCom stock option granted by TresCom to purchase shares of TresCom Common Stock which is outstanding and unexercised shall be assumed by Primus and converted into an option to purchase Primus Common Stock in such amount and at such exercise price as is provided below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time. The number of shares of Primus Common Stock to be subject to the new option will be equal to the number of shares that the holder of such TresCom stock option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (whether or not such option was in fact exercisable). The exercise price per share of Primus Common Stock under the new option will be equal to (x) the exercise price for TresCom Common Stock purchasable pursuant to such TresCom stock option divided by (y) the Exchange Ratio, provided that the exercise price resulting from such division shall be rounded up to the next whole cent.

  The Merger Agreement also provides that the Warburg, Pincus Warrant, providing for the purchase of 358,034 shares (the "Warrant Shares") of TresCom Common Stock, shall be exercised in full prior to the Merger being effected. Accordingly, with the Warrant Shares, Warburg, Pincus will beneficially own 6,319,468 shares of TresCom Common Stock (approximately 52% of the issued and outstanding shares of TresCom Common Stock) prior to the Merger. E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("E.M. Warburg"), manages Warburg, Pincus. Warburg, Pincus & Co., a New York general partnership ("WP"), the sole general partner of Warburg, Pincus, has a 20% interest in the profits of Warburg, Pincus. Lionel I. Pincus is the managing partner of WP and the managing member of E.M. Warburg and may be deemed

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

to control both WP and E.M. Warburg. The members of E.M. Warburg are substantially the same as the partners of WP. Douglas M. Karp, Henry Kressel and Gary D. Nusbaum, each a director of TresCom, are each a Managing Director and member of E.M. Warburg and a general partner of WP. As such, Messrs. Karp, Kressel and Nusbaum may be deemed to have an indirect pecuniary interest, within the meaning of Rule 16a-1 under the 1934 Act in an indeterminate portion of the shares of TresCom Common Stock beneficially owned by Warburg, Pincus and WP.

  Indemnification. The Merger Agreement provides that, from and after the Effective Time, Primus shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or By-laws, indemnify and hold harmless each present and former director or officer of TresCom or any of its subsidiaries against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including all court costs and reasonable attorneys' fees and expenses (i) arising out of, relating to or caused by the Merger Agreement or any of the transactions contemplated therein or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in TresCom's Articles of Incorporation or By-laws or any applicable indemnification or employment agreements as in effect on the date of the Merger Agreement, in each case for a period of six years from the Effective Time. The Merger Agreement also provides that, for a period of six years after the Effective Time, Primus will provide directors' and officers' liability insurance to those persons who served as a director or officer of TresCom at any time prior to the Effective Time, on terms comparable to those applicable to directors and officers of TresCom as of the date of the Merger Agreement; provided, however, that in no event shall Primus be required to expend in excess of 150% of the annual premium currently paid by TresCom for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Primus shall purchase a policy with the greatest coverage available for 150% of such annual premium.

  Registration, Tag-Along and Put Rights. Pursuant to the Stockholder Agreement, Warburg, Pincus was granted certain demand and piggyback registration rights relating to shares of Primus Common Stock it receives in the Merger, which, if exercised, would permit it to transfer such shares free of the Rule 144 volume limitations (the same as non-affiliates of TresCom), and the right, so long as Warburg, Pincus beneficially owns 10% or more of the outstanding Primus Common Stock, to nominate an individual, reasonably acceptable to the non-employee directors of Primus, to serve as a director on the Primus Board. Additionally, pursuant to the Stockholder Agreement, Mr. Singh granted certain rights to Warburg, Pincus to participate with him in certain sales of Primus Common Stock on the same terms and conditions as Mr. Singh. In addition, pursuant to the TresCom Voting Agreements, Primus has agreed to grant to Messrs. O'Brien and McGlashan certain piggyback registration rights and put rights, which are exercisable if the Options granted by Messrs. O'Brien and McGlashan are exercised, and if, in connection with such exercise, Messrs. O'Brien and McGlashan receive shares of Primus Common Stock which are "restricted" within the meaning of Rule 144 under the 1933 Act. See "The Merger--The Stockholder Agreement" and "--The Voting Agreements."

  Executive Employment Agreement. On November 20, 1997, TresCom's Compensation Committee approved, and TresCom subsequently entered into, an amendment to the Employment Agreement of Wesley T. O'Brien, TresCom's President and Chief Executive Officer, which provided for a special bonus in order to induce Mr. O'Brien to remain employed (i) with TresCom while it explored various strategic alternatives and (ii) with a corporate successor, if so desired by the successor. Subject to certain federal tax limitations, the amount of the special bonus is $1.5 million and is payable over the course of two years from the date the Merger is consummated; provided, however, if the Surviving Corporation or Primus elects not to employ Mr. O'Brien, such bonus shall be payable at the closing of the Merger.

ABSENCE OF DISSENTERS' RIGHTS

  TresCom shareholders will not be entitled to dissenters' rights as a result of the Merger. Under Florida law, dissenters' rights are unavailable to holders of TresCom Common Stock because TresCom Common Stock was, on the TresCom Record Date, designated and quoted for trading as a Nasdaq security.


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

                                 THE COMPANIES

BUSINESS OF PRIMUS

  General. Primus is a global facilities-based telecommunications company that offers international and domestic long-distance telecommunication services to business and residential customers, as well as to other carriers. Primus is capitalizing on the increasing demand for international telecommunications services resulting from the globalization of the world's economies and the worldwide trend toward deregulation. Primus has targeted North America, Asia-Pacific, Europe and, most recently, with the pending Merger with TresCom, the Caribbean and Central and South America, as its service regions. Primus currently provides services in the United States, Canada, Mexico, Australia, Japan and the United Kingdom. Primus expects to continue to expand into additional countries as worldwide deregulation continues and Primus is permitted to offer a full range of switched public telephone services in those countries. Primus is implementing the Network and, to further finance the development of the Network, has announced that it proposes to make an offering of New Notes which will not be registered under the 1933 Act, and which may not be offered or sold absent registration or an exemption from the registration requirements of the 1933 Act. Primus expects that the Proposed Note Offering will result in net proceeds of approximately $144 million. This Joint Proxy Statement/Prospectus shall not be construed as an offer to sell, or a solicitation of an offer to buy, any such New Notes. The completion of the Merger is not conditioned upon the completion of the Proposed Note Offering, and the Proposed Note Offering is not conditioned upon the completion of the Merger.

  Primus targets, on a retail basis, small- and medium-sized businesses and ethnic residential customers with significant international long-distance traffic and, on a wholesale basis, other telecommunications carriers and resellers with international traffic. Primus provides a broad array of competitively priced telecommunications services, including international long distance, domestic long distance, international and domestic private networks, reorigination services, prepaid and calling cards and toll-free services, as well as local and cellular services in Australia. Primus markets its services through a variety of channels, including direct sales, independent agents and direct marketing.

  Primus Strategy. Primus's objective is to become a leading global provider of international and domestic long distance, voice, data and value-added services. Key elements of Primus's strategy to achieve this objective include:

   . Focusing on Customers with Significant International Long-Distance
     Usage.

   . Pursuing Early Entry into Selected Deregulating Markets.

   . Implementing its Intelligent International Network.

   . Delivering Quality Services at Competitive Prices.

   . Providing a Variety of Services.

   . Growing through Selected Acquisitions.

  Services. Primus offers a broad array of telecommunications services through its own global intelligent network and through interconnection with the networks of other carriers. The Company offers the following services: international and domestic long distance; private network services; toll-free services; prepaid and calling cards; reorigination services; cellular services; and local switched services.

  Network. Primus believes that the continued strategic development of its Network will lead to reduced transmission and other operating costs as a percentage of net revenue and reduced reliance on other carriers. The

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Network consists of international and domestic switches and points of presence, and a combination of owned undersea fiber optic cable, leased facilities, resale arrangements and correspondent agreements.

  The Network currently is comprised of 11 switches, including 7 international gateway switches in Washington, D.C., New York, Los Angeles, Toronto, Vancouver, London and Sydney, and additional domestic switches in Melbourne, Brisbane, Perth and Adelaide. Primus is currently installing an additional international gateway switch in Frankfurt, Germany. These international gateway switches are connected to the domestic and international networks of both Primus and other carriers in each country.

  Primus owns and leases international fiber optic cable capacity and currently has capacity via ownership and indefeasible rights of use ("IRUs").

  Primus was incorporated in Delaware in February 1994. The executive offices of Primus are located at 1700 Old Meadow Road, McLean, Virginia 22102 and its telephone number is (703) 902-2800.

BUSINESS OF TRESCOM

  General. TresCom is a facilities-based long-distance telecommunications carrier focused on international long-distance traffic. TresCom offers a broad array of competitively priced services, including long distance, calling cards, prepaid debit cards, domestic and international toll-free calling, frame relay and bilingual operator services. TresCom provides long-distance service to approximately 230 countries and territories through an international network consisting of: (i) owned facilities, concentrated in a Caribbean hub linking the United States, the Caribbean and South and Central America; (ii) direct operating and transit agreements with various PTTs and foreign telecommunications administrations ("TAs"); and (iii) leased capacity.

  TresCom markets its services on a wholesale basis to other telecommunications carriers and resellers and on a retail basis to residential and commercial customers, ranging in size from small businesses to Fortune 500 companies. To take advantage of the benefits associated with its network, TresCom targets its United States mainland sales and marketing efforts towards customers with significant southbound international long-distance traffic. These customers include businesses with sales or operations in the Caribbean, South and Central America and Mexico (referred to collectively herein as "Latin America"), as well as the rapidly growing Hispanic population in the United States. During 1997, TresCom further increased its sales and marketing efforts directed towards residential and commercial customers, while maintaining its carrier and reseller customer base. In emerging markets in Central and South America, TresCom has teamed up with local agents and expects to generate international traffic originating from those markets. As part of TresCom's marketing activities, TresCom has entered into joint marketing and promotional arrangements with certain other companies, including Coca-Cola, Shell Oil Company, Seagrams, Walgreens Drug Stores, Papa John's Pizza and Spec's Music pursuant to which such companies have agreed to market their products or services with those of TresCom.

  TresCom was formed in December 1993 and acquired The St. Thomas and San Juan Telephone Company, Inc. ("STSJ"), a United States Virgin Islands ("U.S.V.I.") and Puerto Rico based long-distance carrier, in February 1994. TresCom has experienced significant growth through a combination of internal growth and acquisitions, including the November 1994 acquisition of Total Telecommunications, Inc. ("TTI"), which was a Fort Lauderdale based inter-exchange carrier. STSJ and TTI are referred to collectively herein as the "Predecessors."

  Services. TresCom offers a broad array of services to its customers, both through its owned facilities and through contractual arrangements with other carriers. TresCom's service offerings include direct dial "1 plus" and toll-free long distance, calling and debit cards, international toll-free service, 24-hour bilingual operator services, intra-island local service in Puerto Rico, private lines, frame relay, international inbound service and international callthrough services from selected markets. TresCom markets its products under a number of registered and common law service marks including TresCom SM, Terafon SM, Express USA SM, as well as various

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

registered logos. TresCom has the capability to route calls over multiple alternative paths, thus offering full redundancy. TresCom also offers customized country calling plans that help customers manage their long-distance costs for high-volume destinations.

  In addition to direct dial "1 plus" and toll-free long-distance services, TresCom's service offerings include:

  . Calling and Debit Cards. TresCom's international calling cards provide access to more than 230 countries and territories and international origination and termination. TresCom's debit cards provide payment convenience and are rechargeable.

  . International Toll-Free Service. Also known as "International 800," this service permits customers to place calls terminating in the United States (including the U.S.V.I. and Puerto Rico) from a foreign country on a toll-free basis. As of December 31, 1997, TresCom's international toll-free service was available for origination from over 40 countries.

  . 24-hour Bilingual Operator Services. TresCom offers a full range of operator services to residential and commercial customers. A staff of operators fluent in English and Spanish can be accessed to complete collect, third party, person-to-person, station-to-station and credit card validation calls.

  . Intra-Island Local Service. TresCom offers local calling services in Puerto Rico, pursuant to which customers can make local calls on the island at very competitive rates.

  . Private Lines. TresCom leases to customers dedicated private lines that provide high capacity between predetermined locations for voice and data services.

  . Frame Relay. TresCom offers frame relay, a transmission standard which utilizes multiplex technology. Frame relay enables multiple users to share communications bandwidth for enhanced data transmission. TresCom's frame relay capabilities are compatible with frame relay networks around the world.

  . International Inbound Services. TresCom offers international inbound calling services which provide collect calling to the United States and calling card services with United States terminations. In 1997, TresCom expanded its marketing programs in Honduras, Nicaragua and Panama and intends to launch new programs in the Dominican Republic. Planning is underway for similar services in key South American countries. There can be no assurance, however, that TresCom will be able to launch such services or that, if launched, such services will be successful.

  . International Callthrough Services. In 1997, TresCom began providing international callthrough services from selected markets, which enables offshore customers to place international calls at significantly reduced rates.

  . Wholesale and Retail Billing Services. TresCom offers the capability for wholesale and retail traffic repricing for international and domestic traffic as well as advanced personal computer billing services.

  New services TresCom expects to introduce in 1998 include:

  . International Call-Center Services. TresCom intends to offer products supporting U.S.-based international call centers with prepaid long distance.

  . International Marketlink. TresCom intends to provide products enabling off-shore businesses to offer toll-free access for customers in the United States.

  There can be no assurance that TresCom will be able to launch any of the proposed services in 1998 or thereafter, or that, if launched, such services will be successful.

  Marketing and Sales. TresCom markets its services on a wholesale basis to other telecommunications carriers and resellers and on a retail basis to residential and commercial customers ranging in size from small businesses to Fortune 500 companies. Through its direct sales force and through independent sales and telemarketing agents, TresCom targets customers in the United States, the U.S.V.I. and Puerto Rico with significant international telephone usage, particularly southbound calls to Latin America.

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

    WHOLESALE. TresCom's wholesale customers include both facilities-based carriers and switched and switchless resellers who purchase TresCom's services for resale to their own customers. TresCom uses its direct sales force to market its services to wholesale customers and participates in and advertises at key carrier industry trade shows. During 1997, TresCom was not dependent on any one customer to provide more than 5% of its total annual revenues.

    RETAIL. TresCom's retail customer base is comprised of residential and commercial customers. TresCom markets its services to retail customers primarily through direct sales representatives and through independent sales representatives and telemarketing agents. Sales techniques such as joint marketing arrangements, direct mail, promotions and advertising are employed by TresCom as well.

    DIRECT SALES. TresCom's direct sales force targets major accounts and small to medium size businesses with significant southbound traffic to Latin America. The sales representatives receive commissions based upon the revenues received by TresCom from new customers. As of December 31, 1997, TresCom had approximately 100 direct sales and marketing employees. TresCom intends to expand its direct sales force as a part of its growth strategy by adding sales representatives to its sales offices located in New York, Florida, Georgia, southern California, the U.S.V.I and Puerto Rico. During 1997, TresCom began performing a portion of its telemarketing activities in house.

    U.S. INDEPENDENT SALES REPRESENTATIVES AND TELEMARKETING AGENTS. TresCom supplements its direct sales efforts by marketing through a network of independent sales representatives and telemarketing agents. As of December 31, 1997, TresCom had approximately 150 independent sales representatives and telemarketing agents. Independent sales representatives generally enter into sales agreements with TresCom providing for commissions to be paid based on revenues generated for TresCom. Telemarketing agents are generally paid on an hourly basis or on a per sale basis and receive no commission. TresCom typically grants a nonexclusive right to solicit customers and requires that its agents maintain a minimum quota.

    INTERNATIONAL/OFFSHORE SALES AND MARKETING AGENTS. TresCom has entered into agreements with independent sales representatives in non-U.S. locations to sell its international calling services from that country to the United States and beyond. Offshore sales and marketing support programs continue to increase revenues from TresCom's offshore phonebooths, international calling cards and in-country access networks.

    JOINT MARKETING ARRANGEMENTS. TresCom enters into joint marketing arrangements with other companies to increase name recognition and customer awareness and to generate referrals of potential customers who can then be contacted by TresCom's sales representatives and telemarketing agents.

    PROMOTIONS AND ADVERTISING. TresCom engages in various promotional activities, such as sponsorship of the Shell Air and Sea Show and various civic and charity events. TresCom engages in such promotional opportunities to target specific customer groups. In addition, TresCom has continued utilizing print advertising which targets heavy users of international telecommunications services. TresCom advertises in publications such as World Trade Magazine, Latin Trade Magazine and Global Sites Magazine. In the residential market, TresCom has targeted Spanish speaking consumers by advertising in Spanish language newspapers, direct mail campaigns and Spanish radio and television advertising. TresCom believes that continued focus on the growing domestic Hispanic market will attract customers with heavy long-distance usage to Latin America.

  Customer Service. TresCom strives to provide superior customer care and believes that the quality of its customer service is one of its competitive advantages. TresCom has a fully staffed multilingual Customer Care Department available through "toll-free" access, as well as a Trouble Reporting Center with extensive industry and technical expertise to cater to TresCom's wholesale customers. In order to facilitate quality customer service, TresCom has designed and implemented computerized customer profiles and billing information to permit rapid access by its customer service professionals to billing records, thus enabling a prompt response to inquiries.

  TresCom direct bills certain wholesale customers, its larger business accounts, and a small percentage of its small business and residential customers. In many cases, these customers and accounts have customized billing arrangements, including bilingual billing, to help them achieve better management of their long-distance telecommunications needs. TresCom has multiple billing and delivery methods including billing files delivered via bulletin board system, software to allow commercial customers to better manage their long-distance bills through various sorting and classification functions, magnetic media, bill image or diskette. TresCom believes that flexible customized billing is an important value-added service that is a key factor in attracting and retaining commercial customers. TresCom's small business and residential customers are generally billed by their respective LECs, which charge for TresCom's services in a monthly, all-inclusive invoice sent to the customer.

  Network. Under direct operating and transit agreements with PTTs and TAs, TresCom transmits customer calls through an international network consisting of ownership interests in undersea digital fiber optic transmission cables and leased capacity from other carriers. Through its owned switching facilities and network infrastructure, TresCom continuously monitors its network to optimize routing of calls over the least cost route available on its international network.

    OWNED FACILITIES. TresCom's international network utilizes digital fiber optic circuits to transmit long-distance calls. TresCom's transmission facilities include ownership interests in international undersea digital fiber optic transmission cables linking the United States, Europe, the Caribbean and South and Central America. TresCom's owned network also includes wholly-owned microwave relay and satellite earth station equipment linking the mainland United States, Puerto Rico and the U.S.V.I. that provide redundancy and diversity to its ownership interests in digital fiber optic transmission cables.

    The international undersea digital fiber optic cables in which TresCom has an investment are owned and operated through consortium arrangements between various international telecommunications service providers, which include United States carriers, foreign PTTs and foreign TAs. Typically, participation in a consortium includes those carriers which have the operating authority to provide direct international service and have direct operating agreements with the PTTs or TAs in the countries served by the cables. In most cases, ownership in cables is acquired solely through the purchase of minimum increments of capacity or Minimum Investment Units ("MIUs"). In instances where a carrier has not purchased ownership interests in the cable prior to the time it was placed in service, the carrier is only permitted to acquire capacity on that cable through the purchase, by way of a lump sum payment, of an IRU. The fundamental difference between an IRU holder and an owner of MIUs is that the IRU holder is not entitled to participate in management decisions relating to the cable system. TresCom currently owns MIUs in the Americas 1 Cable System, the Americas II Cable System, the Columbus II Cable System, the Columbus III Cable System, the Eastern Caribbean Fiber Cable System, the Taino-Carib Cable System, the Antillas I Cable System, the Bahamas II Cable System and the Pan American Cable System. TresCom obtained MIUs in the Americas II Cable System and the Columbus III Cable System during 1997. TresCom's investments in the TCS-1 Cable System, the Bahamas I Cable System, the PTAT-1, the CARAC Cable Systems, the CANUS Cable System, the CANTAT 3 Cable System, the ODIN Cable System and the RIOJA Cable System are in the form of IRUs. The various consortium arrangements to which TresCom is a party contain restrictions on the transfer of use, provide for the acquisition of additional capacity, designate maintenance responsibility and contain arrangements regarding system design modifications. TresCom's investment in certain cables is currently limited to the portion of the cable in which TresCom is routing traffic. TresCom has a right to acquire capacity on the remaining portions of the system through the payment of additional amounts.

    TresCom's network infrastructure and digital switches provide the means to maximize its owned and leased international facilities. Digital switches located in Fort Lauderdale, Florida; New York, New York; and Guaynabo, Puerto Rico; provide the entry and exit gateways for TresCom's international network. An enhanced services switch located in Miami, Florida, allows TresCom to offer value-added services such as calling and debit cards and international callthrough services.


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

    During 1997, TresCom completed several strategic projects that enable it to utilize its international network more efficiently. Advanced C7, or international signaling, enhancements were implemented on several key international routes; compression equipment technology, both traditional DCME based and advanced voice over frame relay and secured domestic facilities was implemented; and construction of a Network Management Center in Fort Lauderdale was begun to effectively control TresCom's network from one centralized location.

    TresCom's owned switching systems and network infrastructure permit TresCom to maximize the portion of its call traffic that is carried on TresCom's own network rather than by other carriers, and therefore to realize economies of scale. Switches are digital computerized routing facilities that receive calls, route calls through transmission lines to their destination and record information about the source, destination and duration of calls. TresCom also uses its computerized network switching equipment to continuously monitor its network to optimize the routing of calls over the least cost route available on its international network. To maintain effectiveness and minimize its costs, TresCom continuously evaluates the addition of new switches, points of presence and other facilities as its customer base expands.

    LEASED CAPACITY AND DIRECT OPERATING AND TRANSIT AGREEMENTS. TresCom's international network is composed of leased capacity from other carriers and direct operating and transit agreements with PTTs and TAs. These arrangements permit TresCom to transmit and terminate calls over networks of other carriers. TresCom's contracts with these entities typically have terms ranging from one to five years, with clauses providing for negotiated renewals. Contracts with PTTs and TAs typically have longer terms than those with domestic United States carriers.

    TresCom uses leased capacity to provide long-distance services in areas where it does not own transmission facilities and to provide redundancy where it does own such facilities. TresCom's ability to operate profitably depends, in part, on planning the mix of circuits and transmission capacity to be leased or used for each switching center, so that calls are completed on a cost effective basis without compromising service, transmission quality or reliability. As TresCom expands its services into a new area, services are provided via leased capacity from other carriers on a variable cost, usage-sensitive basis. When the volume of traffic in a market is sufficient to justify additional investment, TresCom will enter into long-term fixed-price arrangements such as fiber optic cable or satellite transmission capacity.

    For international traffic, TresCom can terminate traffic via leased capacity from other carriers or through direct operating agreements with foreign PTTs and TAs. Direct operating agreements provide for the termination of traffic in, and return of traffic to, the parties' respective countries for mutual compensation through negotiated settlement rates. Direct operating agreements between a United States based international carrier and a foreign carrier provide that a foreign carrier will return the same percentage of total United States terminating traffic as it receives from the United States based carrier and also provide for network coordination and accounting and settlement procedures. In addition to specifying the terms for accounting and settlement procedures, certain of the direct operating agreements to which TresCom is a party also specify the services to be provided (e.g., switched services, operator-assisted calls or debit card services), the currency to be used to determine payment, the time of payment and the duration of the arrangement. These agreements help to reduce costs on TresCom's network by allowing for the termination of calls at rates lower than those available in some cases and create opportunities for revenue enhancement through the receipt of return traffic as well as the transmission of traffic on a wholesale basis for other carriers and resellers which do not have similar agreements.

    As of April 27, 1998, TresCom had 26 direct operating and transit agreements with PTTs and TAs. Currently, TresCom is negotiating direct operating and transit agreements with PTTs and TAs in certain other countries, although there can be no assurance that TresCom will be able to enter into such agreements.

    Included in the group of carriers providing leased capacity to TresCom's network are AT&T, MCI, WorldCom, Sprint, niche carriers with direct operating agreements to specific countries and resellers with large volume and long-term contracts for international capacity on AT&T, MCI, WorldCom and Sprint facilities.


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  Competition. The telecommunications industry is highly competitive and affected by rapid regulatory and technological change, as well as corporate consolidation. TresCom believes that the principal competitive factors in its business include customer service, pricing, network quality, service offerings and the flexibility to adapt to changing market conditions. TresCom's future success will depend upon its ability to compete with AT&T, MCI, WorldCom, Sprint and other United States based and foreign carriers, many of which have considerably greater financial and other resources than TresCom. Certain of the larger United States based carriers have entered into joint ventures with foreign carriers to provide international services. In addition, certain foreign carriers have entered into joint ventures with other foreign carriers to provide international services and have begun to compete or invest in the United States market, creating greater competitive pressures on TresCom. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Factors Which May Affect TresCom's Future Results-- Competition."

  TresCom believes it competes favorably in its targeted markets, due to its bilingual operator and billing services, competitive pricing, high network quality and broad array of service offerings. TresCom also believes that its success will increasingly depend on its ability to offer, on a timely basis, new services based on evolving technologies and industry standards. There can be no assurance that new technologies or services will be available to TresCom on favorable terms.

  Regulatory trends have had, and may have in the future, significant effects on competition in the industry. See "--Regulatory Environment."

  Regulatory Environment. TresCom's business operations are subject to extensive federal and state regulation. Federal laws and regulations of the FCC apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while particular state regulatory authorities have jurisdiction over telecommunications originating and terminating within the same state. The laws of other countries only directly apply to carriers doing business in those countries. Thus, when TresCom conducts business with its foreign correspondent, it is affected indirectly by such laws insofar as they affect the foreign carrier. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on TresCom, that domestic or international regulators or third parties will not raise material issues with regard to TresCom's compliance with applicable regulations or that regulatory activities will not have a material adverse effect on TresCom. See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Factors Which May Affect TresCom's Future Results--Regulatory and Legislative Risks."

    FEDERAL. The FCC has classified TresCom as a non-dominant interexchange carrier. Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges, practices or classifications of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. To date, there have been no such complaints against TresCom. The FCC also has the power to impose more stringent regulatory requirements on TresCom and to change its regulatory classification. In the current regulatory atmosphere, TresCom believes that the FCC is unlikely to do so.

    Among domestic carriers, only the LECs are currently classified as dominant carriers. Thus, the FCC regulates many of the LECs' rates, charges and services to a greater degree than TresCom's. Until October 1995, AT&T was classified as a dominant carrier but AT&T successfully petitioned the FCC for non-dominant status in the domestic interstate and inter-exchange market. Therefore, certain pricing restrictions that once applied to AT&T have been eliminated, likely making AT&T's prices more competitive with TresCom's.

    TresCom has the authority to provide domestic, interstate telecommunications services. TresCom has also been granted authority by the FCC to provide switched international telecommunications services through the resale of switched services of United States facilities-based carriers and to provide certain international telecommunications services by acquiring circuits on various undersea cables or leasing certain satellite facilities. The FCC reserves the right to condition, modify or revoke such domestic and international authority for violations of the Communications Act of 1934, as amended (the "1934 Communications Act"), or the FCC's regulations, rules or policies promulgated thereunder. Although TresCom believes the probability to be remote, a rescission by the FCC of TresCom's domestic or international authority or a refusal by the FCC to grant additional international authority would have a material adverse effect on TresCom.

    Both domestic and international non-dominant carriers must maintain tariffs on file with the FCC. TresCom is required to file tariffs containing detailed actual rate schedules for both its domestic and international tariffs. In 1995, the FCC adopted new rules which have required TresCom to cancel and withdraw its tariffs covering interstate domestic services by September 22, 1997. The FCC's order was appealed and effectively has been stayed pending resolution of the appeal.

    As a non-dominant carrier, TresCom is also subject to a variety of miscellaneous regulations that, among other things, govern the documentation and verifications necessary to change a consumer's long-distance carrier; limit the use of toll-free long distance; require certain disclosures regarding operator services; in some cases, limit foreign ownership and control; and require prior approval of transfers of control. For instance, TresCom could not continue to hold certain radio licenses it now holds if its foreign ownership level reaches 20%.

    To date, the FCC has exercised its regulatory authority to supervise closely the rates only of dominant carriers. However, the FCC has increasingly relaxed its control in this area. As an example, the FCC is in the process of repricing local access charges (the fee for the use of the LECs' transmission facilities connecting the LECs' central offices and the inter-exchange carrier's access point). In addition, the LECs have been afforded a degree of pricing flexibility in setting access charges where adequate competition exists, and the FCC is considering certain proposals which would relax further LEC access regulation. The impact of such repricing and pricing flexibility on facilities based inter-exchange carriers, such as TresCom, cannot be determined at this time.

    On February 1, 1996, the United States Congress enacted comprehensive telecommunications reform legislation, which the President signed into law as the Telecommunications Act of 1996 on February 8, 1996. The Telecommunications Act of 1996 amended the 1934 Communications Act to impose a legal duty on all telecommunications carriers (i) not to prohibit or unduly restrict resale of their services; (ii) to provide dialing parity and nondiscriminatory access to telephone numbers, operator services, directory assistance and directory listings; (iii) to afford access to poles, ducts, conduits and rights-of-way; and (iv) to establish reciprocal compensation arrangements for the transport and termination of telecommunications.

    In addition, under the terms of the Telecommunications Act of 1996, the RBOCs were released from the constraints of the Modification of Final Judgment, the judicial consent decree resulting from the Bell System divestiture. On February 28, 1996, the Department of Justice recommended that the presiding judge terminate the decree.

    The Telecommunications Act of 1996 transferred enforcement of the obligations of the Modification of Final Judgment from the District Court to the FCC, eliminated some of the restrictions immediately and created requirements and timetables for the removal of others. As a consequence, the RBOCs may offer long-distance services outside their local telephone service territories almost immediately, including international services which compete with TresCom. Subject to the FCC finding that the necessary prerequisites have been met, the RBOCs will be authorized to provide such services within their local telephone service areas at some future point. As a result, TresCom will likely face additional competition from RBOCs.

    The FCC has determined that call-back services using uncompleted call-signaling violates neither United States domestic nor international law. Call-back services involve calls originating in a foreign country directed in such a manner as to give the foreign caller the advantage of the lower charges for outbound United States calls. However, United States call-back providers are not authorized to provide service to customers in countries which expressly have declared such call-back services to be illegal. The FCC will receive documentation from any government which seeks to place United States carriers on notice that call-back services using uncompleted call signaling has been expressly declared illegal in its country. TresCom provides services to resellers and other carriers that provide such call-back services. In the event that call-back services are determined to be illegal in a given country, TresCom may lose revenues that are derived from call-back services to that country.

    The microwave and satellite communications licenses held by TresCom are subject to FCC regulations. Such licenses were granted for fixed terms. The majority of these licenses expire within five years, and the remainder will expire within nine years. TresCom intends to seek renewal of its licenses and anticipates that they will be renewed in the ordinary course. Failure to obtain renewal of its licenses could have a material adverse effect on TresCom.

    Authorizations held under Section 214 of the 1934 Communications Act (such as those held by TresCom) for international services traditionally have been granted for the provision of services or use of facilities between the United States and countries specified in the authorizations and may now be granted, in appropriate circumstances, on a global basis. TresCom holds all necessary
Section 214 authorizations for conducting its present business but may need additional authority in the future. In some cases, carriers may not be able to lease lines between the United States and an international point for the purpose of offering switched services, unless the FCC first determines that the foreign country affords opportunities to United States carriers equivalent to those available under United States law. In addition, if TresCom is acting as a reseller, it cannot provide a service interconnected with the public switched network at only one end to a country that has not been found equivalent. Facilities-based carriers can do so however. The FCC adopted an Order on February 29, 1996, that reduced the regulatory burdens imposed on international carriers, making it easier for TresCom to provide and expand its international services but also making it easier for competitive entry by other carriers.

    The FCC has promulgated certain rules governing the offering of international switched telecommunications. Such calls typically involve a bilateral, correspondent relationship between a carrier in the United States and a carrier in the foreign country. Until recently, the United States was one of a few countries to allow multiple carriers to handle international calls; almost all foreign countries authorized only a single carrier, often a state-owned monopoly, to provide telecommunications services. In light of the disparate bargaining positions of the United States carriers, the FCC imposed certain requirements to try to minimize the opportunities that dominant foreign telecommunications providers would have to counterpose one United States carrier against another. These policies include the International Settlement Policy, which requires that the accounting or settlement rate for all carriers be uniform on parallel routes and traffic received by a United States carrier from a foreign carrier must be proportional to the traffic that the United States carrier terminates to a foreign carrier. The FCC has adopted a policy to consider proposals for deviation from uniform settlements in the case of countries with competitive multi-carrier markets. TresCom has numerous agreements with foreign carriers providing for the handling of switched calls.

    The FCC also has adopted new rules that set the maximum rate that United States carriers should pay foreign carriers for terminating switched voice traffic in their country. A number of foreign carriers and government entities have appealed this ruling. Even if upheld on appeal, it is impossible at this time to predict how the new rules would affect TresCom's business.

    Additionally, the FCC enforces certain requirements which derive from the regulations of the International Telecommunications Union. These regulations may further circumscribe the correspondent relationships described above. In addition to settlement rates, these regulations govern certain aspects of transit arrangements, wherein the originating carrier may contract with an interim carrier in a second country to terminate service in a third country. TresCom has transit agreements with foreign carriers. Such agreements may allow TresCom to pay less than the full accounting rate it would have to pay if it had a direct operating agreement with the terminating country. However, TresCom is unaware of any instance in which a terminating country has objected with respect to any of TresCom's traffic. If a terminating country objects in the future to such transit arrangements, TresCom may be required to secure alternative arrangements.

    The trade agreement reached on February 15, 1997 among the 68 countries in the WTO Agreement also may have an impact on worldwide competitive market conditions. Pursuant to the WTO Agreement, which went into effect on February 5, 1998, the United States has made certain commitments to permit access to the United States market by foreign telecommunications service providers. In November 1997, the FCC completed its proceeding to review and modify its international telecommunications policies and regulations in light of United States obligations under the WTO Agreement. As a result of this proceeding, the FCC eliminated its reciprocity requirements and in general eased its entry and other regulatory requirements applicable to carriers from WTO member countries. Correspondingly, telecommunications markets in many foreign countries are expected to be significantly liberalized, creating additional competitive market opportunities for United States telecommunications operators such as TresCom.

    STATE. The intrastate, long-distance telecommunications operations of TresCom are also subject to various state laws, regulations, rules and policies. Currently, TresCom is certified, tariffed or otherwise qualified to provide service in 48 states and Puerto Rico. Additionally, TresCom provides service in certain states that do not require certification or registration of any form. TresCom intends to obtain any necessary authorization in all states that require certification or registration.

    The vast majority of states require TresCom to apply for certification to provide telecommunications services before commencing intrastate service and to file and maintain detailed tariffs listing the rates for intrastate service. Many states also impose various reporting requirements and require prior approval for all transfers of control of certified carriers, assignments of carrier assets, carrier stock offerings and the incurrence by carriers of certain debt obligations. In some states, prior regulatory approval may be required for acquisitions of telecommunications operations.

    FOREIGN. TresCom provides international services by either reselling the services of other carriers or by entering into direct operating or transit agreements with PTTs and TAs. Generally, PTTs are state-owned and operated monopolies and TAs are former PTTs which have been privatized. Although the services currently provided by TresCom are not directly subject to the laws of other countries, the foreign carriers with whom TresCom conducts business are subject to those laws. Consequently, any changes to the laws of a country served by TresCom could have a material adverse effect on TresCom.

  Employees. As of April 27, 1998, TresCom had approximately 250 employees. None of TresCom's employees are members of a labor union or are covered by a collective bargaining agreement. Management believes that TresCom's relationship with its employees is good.

  Properties. TresCom's headquarters in Fort Lauderdale, Florida consist of approximately 20,600 square feet of office space under leases that expire through April 2003. In addition, TresCom leases an aggregate of approximately 70,000 square feet where it maintains its sales offices or switches. TresCom's sales offices are located in Fort Lauderdale, Florida; Hollywood, Florida; Tampa, Florida; New York, New York; Los Angeles, California; Atlanta, Georgia; Guaynabo, Puerto Rico; St. Thomas, U.S.V.I.; and its switches are located in Fort Lauderdale, Florida; Miami, Florida; New York, New York; and Guaynabo, Puerto Rico.

  Management believes that TresCom's present office facilities, together with additional space available under expansion options, are adequate for its operations for the foreseeable future and that similar additional space can readily be obtained as needed.

  Legal Proceedings. TresCom is from time to time involved in litigation incidental to the conduct of its business. There is no pending legal proceeding to which TresCom is a party which, in the opinion of TresCom's management, is likely to have a material adverse effect on TresCom's financial condition or results of operations; however, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on TresCom's financial condition or results of operations for the fiscal period in which such resolution occurred.

  Selected Financial Data. The following selected consolidated financial data for TresCom and the Predecessors should be read in conjunction with the attached financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included below. The selected consolidated financial data of the combined Predecessors, the combined Predecessors and TresCom and TresCom presented below under "Statement of Operations Data" for the year ended December 31, 1993, the period from January 1, 1994 to November 30, 1994, the year ended December 31, 1994 for both the combined Predecessors and TresCom and TresCom, and the years ended December 31, 1995, 1996 and 1997 for TresCom and "Balance Sheet Data" as of December 31, 1994, 1995, 1996 and 1997, have been derived from the audited consolidated financial statements of TresCom and the Predecessors. The selected consolidated financial data as of December 31, 1993 has been derived from the unaudited financial statements of TresCom and the Predecessors, which include all adjustments TresCom considers necessary for a fair presentation of the financial information set forth therein.

                                                      COMBINED
                                                    PREDECESSORS
                            COMBINED PREDECESSORS   AND TRESCOM                TRESCOM
                          ------------------------- ------------ --------------------------------------
                                       PERIOD FROM
                              YEAR      JANUARY 1,      YEAR
                             ENDED       1994 TO       ENDED           YEAR ENDED DECEMBER 31,
                          DECEMBER 31, NOVEMBER 30, DECEMBER 31, --------------------------------------
                            1993(1)      1994(2)        1994(3)  1994(4)     1995      1996      1997
                          ------------ ------------ ------------ --------  --------  --------  --------
                             (IN THOUSANDS, EXCEPT PER SHARE DATA AND REVENUE PER MINUTE OF USE)
STATEMENT OF OPERATIONS
 DATA:
Revenues................    $27,900      $18,871      $ 50,290   $ 31,419  $102,641  $139,621  $157,641(5)
Cost of services........     15,994       11,802        32,603     20,801    74,679   106,928   124,365
                            -------      -------      --------   --------  --------  --------  --------
Gross profit............     11,906        7,069        17,687     10,618    27,962    32,693    33,276
Selling, general and
 administrative.........     11,078        7,222        29,432     22,210    32,437    30,808    36,386
Depreciation and
 amortization...........        602          252         2,156      1,904     3,961     4,928     6,599
                            -------      -------      --------   --------  --------  --------  --------
Operating income
 (loss).................        226         (405)      (13,901)   (13,496)   (8,436)   (3,043)   (9,709)
Interest and other
 (income) expense, net..        130          134           693        559     3,191       578     1,146
                            -------      -------      --------   --------  --------  --------  --------
Net income (loss) before
 taxes and extraordinary
 item...................         96         (539)      (14,594)   (14,055)  (11,627)   (3,621)  (10,855)
Provision for income
 taxes..................         99           13            13        --        --        --        --
                            -------      -------      --------   --------  --------  --------  --------
Loss before
 extraordinary item.....         (3)        (552)      (14,607)   (14,055)  (11,627)   (3,621)  (10,855)
Extraordinary item......        --           --            --         --        --      1,956       --
Net loss................    $    (3)     $  (552)     $(14,607)  $(14,055) $(11,627) $ (5,577) $(10,855)
                            =======      =======      ========   ========  ========  ========  ========
Weighted average number
 of shares of common
 stock outstanding(6)...                                                      3,120    10,671    11,890
Basic and Diluted net
 loss per share of
 Common Stock(6)........                                                   $  (5.29) $   (.59) $   (.91)
OPERATING DATA:
Minutes of use..........                  81,724       175,568     93,843   330,296   455,481   537,867
Revenue per minute of
 use....................                 $   .23      $    .29   $    .33  $    .31  $    .31  $    .29
EBITDA(7)...............    $   828      $  (153)     $ (6,299)  $ (6,146) $ (4,336) $  3,149  $ (2,853)

                                          COMBINED
                           COMBINED   PREDECESSORS AND
                         PREDECESSORS     TRESCOM                   TRESCOM
                         ------------ ---------------- ------------------------------------
                                                                  DECEMBER 31,
                         DECEMBER 31,   DECEMBER 31,   ------------------------------------
                           1993(1)        1994(3)      1994(4)    1995      1996     1997
                         ------------ ---------------- -------  --------  -------- --------
BALANCE SHEET DATA:
Cash....................   $ 1,786        $   --       $   --   $  2,052  $  6,020 $  1,481
Working capital
 (deficiency)...........       122         (8,674)      (8,674)  (30,012)    8,201    5,744
Total assets............    13,718         61,565       61,565    72,630   101,610  108,429
Long-term obligations
 due within one year....     1,408            174          174    25,290       817    1,098
Long-term obligations...     8,817         26,114       26,114       702     3,965   19,593
Stockholders' (deficit)
 equity ................    (2,147)        14,875       14,875    21,508    67,322   58,950

--------
(1) Includes approximately $25 of start-up costs incurred by TresCom from its formation on December 8, 1993 through December 31, 1993.
(2) Includes operations for STSJ from January 1, 1994 through February 22, 1994 and operations for TTI from January 1, 1994 through November 30, 1994.
(3) Includes results of operations or period-end amounts, as applicable, for each of TresCom and the Predecessors, as if the acquisition of each of the Predecessors had occurred on January 1, 1994.
(4) Includes results of operations for STSJ from February 23, 1994 through December 31, 1994 and results of operations for TTI from December 1, 1994 through December 31, 1994.
(5) In 1997, TresCom recognized $543 of revenue from the sale of excess IRU capacity on undersea digital fiber optic transmission cables.
(6) The earnings per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards
    No. 128, Earnings Per Share. For a further discussion of earnings per share and the impact of Statement No. 128 see Notes 2, 5 and 13 to the consolidated financial statements attached hereto.
(7) As used herein, "EBITDA" is defined as net income or loss plus depreciation expense, amortization expense, interest and other expense, income taxes and other non-cash charges, minus extraordinary income and gains and non-cash income, if any, and plus extraordinary losses, if any. EBITDA also includes an adjustment of $5,446 associated with the revaluation of an acquired customer base for the combined Predecessors and TresCom during 1994. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information regarding the ability of TresCom to meet its future debt service, capital expenditures and working capital requirements. EBITDA is not necessarily a measure of TresCom's ability to fund its cash needs and is not necessarily comparable to similarly titled measures of other companies.

  Management's Discussion and Analysis of Financial Condition and Results of Operations.

    SUMMARY. TresCom is a facilities-based long-distance telecommunications carrier focused on international long-distance traffic originating in the United States. TresCom offers a broad array of competitively priced services, including long distance, calling cards, prepaid debit cards, domestic and international toll-free calling, frame relay and bilingual operator services. TresCom derives its revenues by providing international and domestic long-distance services on a wholesale basis to other telecommunications carriers and resellers and on a retail basis to residential and commercial customers, ranging in size from small businesses to Fortune 500 companies. Service revenues are based on minutes of use and charged at a rate per minute which varies according to the termination point of the traffic and time of day. All revenues are billed in United States dollars.

    Since its formation, TresCom has expanded its revenues, customer base and network through internal growth and acquisitions. TresCom seeks to continue to expand its revenues from internal growth through four distinct sales channels:
(i) direct sales efforts; (ii) an agent sales network; (iii) ethnic focused telemarketing programs; and (iv) wholesale sales activities. In addition, TresCom is constantly evaluating potential acquisition opportunities. TresCom believes that it has established the network, operations, customer service, infrastructure and systems necessary to support its expanding sales and customer base for the foreseeable future.

    A portion of TresCom's revenues are derived from wholesale sales. Increased worldwide competition has continued to drive down wholesale prices. Because of these changing market conditions, TresCom has carefully managed its rate of growth to ensure continued profitability in the wholesale division. TresCom intends to continue to pursue a growth strategy designed to leverage its network capabilities and further expand its retail sales distribution channels. TresCom also intends to continue to pursue its strategy of increasing revenues derived from retail customers by increasing the focus on its sales and marketing efforts to customers with significant southbound long-distance traffic. These customers include businesses with sales or operations in Latin America and the rapidly growing Hispanic population in the United States.

     Cost of services includes those costs associated with the transmission and termination of services over TresCom's international network. Transmission and termination costs are TresCom's most significant expense, and TresCom seeks to lower these costs through: (i) increasing volume on its owned facilities, thereby spreading the allocation of fixed costs over a larger number of minutes; (ii) negotiating lower cost direct operating and transit agreements with PTTs and TAs; and (iii) optimizing the routing of calls over the least cost route on its international network. Consistent with its strategy of maximizing traffic carried on TresCom's own network, TresCom significantly expanded its network switch capacity in 1997.

     The majority of TresCom's cost of services is variable and consists of payments for leased capacity from other carriers and payments to PTTs and TAs with which TresCom has direct operating and transit agreements. See "-- Network--Leased Capacity and Direct Operating and Transit Agreements." Under its direct operating agreements, TresCom agrees to send United States originated traffic to the PTTs or TAs and the PTTs or TAs agree to send a proportionate amount of return traffic at agreed upon accounting rates. If there is an imbalance in the volume of traffic sent and received in return, the carrier that originates more traffic pays for the difference to compensate the other carrier. The difference is the settlement payment. Under TresCom's direct operating agreements, TresCom's net settlement revenues and payments are denominated in United States dollars.

     TresCom's profitability is driven by the difference between net revenues and the cost of leased capacity and settlement payments to PTTs and TAs. In order to minimize the costs of leased capacity and settlement payments, TresCom utilizes a Least Cost Routing System designed to transmit TresCom's traffic over the least cost route choice on its network. Based on FCC data for the period from 1989 through 1996, per minute settlement payments from United States carriers to PTTs and TAs have declined at a significantly faster rate than per minute billed revenues. Due to the WTO Agreement, TresCom expects this trend to continue. See "--Regulatory Environment--Federal."

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996.

     Revenues. Revenues increased 12.9%, or $18.0 million, from $139.6 million in 1996 to $157.6 million in 1997 due to an increase in the volume of traffic carried, offset, in part, by a decrease in average revenue per minute. Minutes of use increased 18.1%, or 82.4 million, from 455.5 million in 1996 to 537.9 million in 1997. Although international traffic accounted for approximately 80.0% of TresCom's revenue in both 1997 and 1996, the overall revenue per minute decreased to approximately $0.29 in 1997 from approximately $0.31 in 1996 as a result of continued international wholesale price pressures and a change in the mix of international terminations. Historically, international traffic has commanded a higher per minute rate than domestic traffic, however, this gap has continued to decrease due to increased international competition.

     Costs of Services. Costs of services increased 16.4%, or $17.5 million, from $106.9 million in 1996 to $124.4 million in 1997. The increased costs are a factor of increased minutes of use, the costs of which are variable in nature, partially offset by a fractional decrease in the overall cost per minute resulting from changes in the mix of international terminations and lower termination costs derived from certain direct operating agreements.

     Gross Profit. Gross profit increased 1.8%, or $0.6 million, from $32.7 million in 1996 to $33.3 million in 1997. As a percentage of revenues, gross profit decreased from 23.4% in 1996 to 21.1% in 1997 reflecting the impact of the international wholesale price pressures referred to above.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased 18.2%, or $5.6 million, from $30.8 million in 1996 to $36.4 million in 1997. After giving effect to a one-time $1.5 million promotional credit for services rendered by a vendor in 1996, selling, general and administrative expense, as a percentage of revenues, was approximately 23.1% for both 1997 and 1996. On an absolute basis, the increase was primarily due to variable costs associated with growth in the retail business, such as advertising, commissions and billing costs.

     Depreciation and Amortization. Depreciation and amortization expense increased 34.7%, or $1.7 million, from $4.9 million in 1996 to $6.6 million in 1997. The increased expense is due to depreciation of assets acquired to support continued expansion of TresCom's network and amortization related to acquired businesses and customer bases.

     Interest and Other Expenses, Net. Interest and other expenses, net, increased 83.3%, or $0.5 million, from $0.6 million in 1996 to $1.1 million in 1997. The increase is primarily due to additional borrowings under the Revolving Credit Agreement.

     Extraordinary Item. Extraordinary expense decreased 100%, or $2.0 million, from 1996 to 1997. The extraordinary expense in 1996 of $2.0 million was a result of the early extinguishment of $35.8 million of indebtedness in February of such year. Approximately $1.5 million was attributable to debt and warrants payable to a major shareholder of TresCom and approximately $0.5 million was related to the write-off of deferred financing costs associated with the Bank Facility (as hereinafter defined).

     Net Loss. Net loss increased 94.6%, or $5.3 million, from $5.6 million in 1996 to $10.9 million in 1997 due to the above factors.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995.

     Revenues. Revenues increased 36.1%, or $37.0 million, from $102.6 million in 1995 to $139.6 million in 1996 due to a 37.9% increase in minutes of use from 330.3 million in 1995 to 455.5 million in 1996, offset in part by a fractional decrease in average revenue per minute resulting from pricing pressures and a change in the mix of international terminations. In 1996, approximately 80.0% of TresCom's revenue was derived from international traffic compared with approximately 75.0% in 1995. Historically, international traffic has commanded a higher per minute rate than domestic traffic, however this gap is decreasing due to increased international competition.

     Costs of Services. Costs of services increased 43.1%, or $32.2 million, from $74.7 million in 1995 to $106.9 million in 1996. This increase resulted from a greater percentage of international traffic in 1996 (approximately 80.0%) compared to 1995 (approximately 75.0%) as discussed above. The cost per minute also increased in absolute terms due to higher cost countries within the international mix.

     Gross Profit. Gross profit increased 16.8%, or $4.7 million, from $28.0 million in 1995 to $32.7 million in 1996. As a percentage of revenues, gross profit decreased from 27.3% in 1995 to 23.4% in 1996. The primary factors contributing to the increase in gross profit are TresCom's mix of business and continued international competitive pressures as described above in "Revenues" and "Costs of Services."

     Selling, General and Administrative Expense. Selling, general and administrative expense decreased 4.9%, or $1.6 million, from $32.4 million in 1995 to $30.8 million in 1996. The 1995 selling, general and administrative expense reflects a $4.1 million charge for a settlement with a major customer, and a $1.7 million charge for expenses relating to Hurricane Marilyn (which hit St. Thomas, a significant base of operations for TresCom, in September
1995). The 1996 expense reflects a $1.5 million promotional credit for services rendered by a vendor and $0.6 million associated with a one-time cash compensation charge relating to changes in executive management during the year. After giving effect to these items, selling, general and administrative expense, as a percentage of revenues, decreased from 26.0% in 1995 to 22.7% in 1996.

     Depreciation and Amortization. Depreciation and amortization expense increased 22.5%, or $0.9 million, from $4.0 million in 1995 to $4.9 million in 1996. The increased expense is due to depreciation of assets acquired during 1996 to support continued expansion of TresCom's network and corporate infrastructure.

     Interest and Other Expenses, Net. Interest and other expense, net, decreased 81.3%, or $2.6 million, from $3.2 million in 1995 to $0.6 million in 1996. The decrease is primarily due to the repayment of borrowings under a Bank Facility between TresCom Network Services, Inc., a wholly-owned subsidiary of TresCom, and a commercial bank (the "Bank Facility") and due to the repayment of borrowings from a major shareholder, each in February 1996.

     Extraordinary Item. The extraordinary expense in 1996 of $2.0 million was a result of the early extinguishment of $35.8 million of indebtedness in February of such year. Approximately $1.5 million was attributable to debt and warrants payable to a major shareholder of TresCom and approximately $0.5 million was related to the write-off of deferred financing costs associated with the Bank Facility.

     Net Loss. Net loss decreased 51.7%, or $6.0 million, from $11.6 million in 1995 to $5.6 million in 1996 due to the above factors.

     LIQUIDITY AND CAPITAL RESOURCES. TresCom's liquidity requirements arise from working capital needs, primarily the costs of services, selling, general and administrative expenses, debt service and capital costs associated with the expansion of switching and network capacity. TresCom is a holding company, the principal assets of which are the capital stock of its direct subsidiaries and has no independent means of generating revenues. As a holding company, TresCom's internal sources of funds to meet its cash needs, including payment of expenses, are dividends and other permitted payments from its direct and indirect subsidiaries. Historically, TresCom's working capital requirements have been funded primarily from the sale of equity securities, bank borrowings and loans from shareholders.

     During the fourth quarter of 1996, TresCom established a $5.0 million line of credit with a commercial bank secured by certain accounts receivable (the "Credit Facility"). The Credit Facility, as amended on March 27, 1997, contained standard debt covenants relating to financial position and performance, as well as restrictions on the declaration and payment of dividends. Through July 31, 1997, TresCom was either in compliance with or received waivers with respect to all covenants under the Credit Facility.

     On July 31, 1997, TresCom entered into a $25.0 million Revolving Credit and Security Agreement with a commercial bank (the "Revolving Credit Agreement"). On such date, all borrowings under the Credit Facility were repaid in full with borrowings under the Revolving Credit Agreement and the Credit Facility was terminated. As of April 27, 1998, availability under the Revolving Credit Agreement was $21.0 million, of which $16.5 million (including $0.7 million of letters of credit) had been utilized. TresCom is currently in compliance with all covenants contained in the Revolving Credit Agreement.

     During the third quarter of 1996, TresCom established a relationship with a commercial bank to provide asset financing. TresCom utilized approximately $4.3 million in the fourth quarter of 1996 for capital projects. An additional $1.1 million was utilized in the second quarter of 1997 and an additional $0.6 million was utilized in the first quarter of 1998. Approximately $1.5 million remains available for future capital expenditures.

     TresCom currently has capital commitments of approximately $1.2 million. Pending available financing, TresCom has identified approximately $9.0 million of additional capital expenditures designed to expand TresCom's operations. TresCom is currently reviewing various alternative financing arrangements. There can be no assurance, however, that such alternative financing arrangements will be available, or if available, on terms acceptable to TresCom.

     Based on management's projections, TresCom anticipates having sufficient funds for its needs. If additional funds are needed and sources are not available, TresCom's business and results of operations could be materially adversely affected.

     From time to time, TresCom evaluates acquisitions of businesses and customer bases which complement the business of TresCom. Depending on the cash requirements of potential transactions, TresCom may finance transactions with cash flow from operations, or TresCom may raise additional funds by pursuing various financing vehicles such as new bank financing or one or more public offerings, or private placements of TresCom's securities. TresCom, however, has no present understanding, commitment or agreement with respect to any material acquisition, and there can be no assurance that any such acquisition will occur, or that the funds to finance any such acquisition will be available on reasonable terms or at all.

     Inflation is not a material factor affecting TresCom's results of operations or financial condition. General operating expenses such as salaries, employee benefits and occupancy costs are, however, subject to normal inflationary pressures.

     YEAR 2000. TresCom has determined that it will need to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and beyond. The majority of the software which needs to be replaced by TresCom is under license from third-party software manufacturers who have indicated that they will provide the necessary upgrades. TresCom also has initiated discussions with its significant suppliers, large customers and financial institutions to ensure that those parties have appropriate plans to remediate Year 2000 issues where their systems interface with TresCom's systems or otherwise impact its operations. TresCom is assessing the extent to which its operations are vulnerable should those organizations fail to remediate properly their computer systems.

     TresCom's comprehensive Year 2000 initiative is being managed by a team of internal staff and outside consultants. The team's activities are designed to ensure that there is no adverse effect on TresCom's core business operations and that transactions with suppliers, customers and financial institutions are fully supported. TresCom is well under way with these efforts, which are scheduled to be completed in early 1999. While TresCom believes its planning efforts are adequate to address its Year 2000 concerns, there can be no assurance that the systems of other companies on which TresCom's systems and operations rely will be converted on a timely basis and that such conversion will not have a material effect on TresCom. The cost of the Year 2000 initiatives is not expected to be material to TresCom's results of operations or financial position.

     RECENT DEVELOPMENTS. In February 1998, TresCom entered into the Merger Agreement with Primus and TAC. Pursuant to the terms of the Merger Agreement, it is contemplated that TAC will merge with and into TresCom, that TresCom will be the Surviving Corporation and that Primus will acquire 100% of the issued and outstanding shares of TresCom Common Stock. The transaction is expected to be completed during the second quarter of 1998 and is subject to, among other things, the approval of both Primus's and TresCom's shareholders and certain regulatory authorities.

     INCOME TAXES. TresCom has generated significant net operating losses ("NOLs") both in Puerto Rico and in the United States. These NOLs may be available to offset future taxable income, subject to the limitations discussed below. STSJ generated NOL carryforwards totaling $3.4 million in Puerto Rico before the date on which it was acquired by TresCom ("Puerto Rico preacquisition NOLs"). TresCom has generated NOLs totaling $4.2 million in Puerto Rico ("Puerto Rico postacquisition NOLs"), $4.9 million in the U.S.V.I. ("U.S.V.I. post acquisition NOLs") and $24.3 million in the United States ("United States post acquisition NOLs") since February 22, 1994. The Puerto Rico preacquisition NOLs expire in the years 1998 through 2000; the Puerto Rico post acquisition NOLs expire in the years 2001 through 2004; the U.S.V.I. post acquisition NOLs expire in the years 2010 through 2012; and the United States post acquisition NOLs expire in the years 2009 through 2012. The availability of the NOL carryforwards is subject to certain factual and legal uncertainties relating to the reporting positions of TresCom, and there can be no assurance that the IRS will not require the NOL carryforwards to be reduced.

     Upon certain changes in the ownership of TresCom's stock occurring over a three-year measuring period, TresCom's ability to use its United States post acquisition NOLs would become subject to an annual limitation under Section 382 of the Code. Under Section 382 of the Code, if an ownership change occurs, TresCom's United States post acquisition NOLs would be subject to an annual limitation, subject to adjustment for certain recognized built-in gains, in an amount equal to the total value of TresCom on the day preceding the ownership change times the highest adjusted federal long-term rate for the three months preceding the ownership change. The Puerto Rico preacquisition NOLs are not subject to limitations imposed under Section 382 of the Code.

    On July 17, 1989, the Industrial Development Commission of the U.S.V.I. granted STSJ tax benefits to cover long-distance telecommunications services in the U.S.V.I. These benefits include a 100% exemption from gross receipts taxes, a 100% exemption from real property taxes, a 90% exemption from income taxes and a 100% exemption from various excise taxes. These tax benefits are for a ten-year period effective January 1, 1989. There are various conditions to such grant, including the employment of a minimum of six employees. In addition, at least 80% of all employees of STSJ must be U.S.V.I. residents.

    CERTAIN FACTORS WHICH MAY AFFECT TRESCOM'S FUTURE RESULTS.

    Proposed Merger. On February 3, 1998, TresCom entered into the Merger Agreement with Primus and TAC, a wholly-owned subsidiary of Primus. Pursuant to the terms of the Merger Agreement, TAC will merge with and into Trescom, and each issued and outstanding share of TresCom Common Stock, at the time of the Merger, will be converted into the right to receive $12.00 worth of Primus Common Stock (based on the Weighted Average Sales Price) for each share of TresCom Common Stock held by TresCom's shareholders. The transaction is anticipated to be tax-free to TresCom's shareholders. The transaction is expected to be completed during the second quarter of 1998 and is subject to, among other things, the approval of both TresCom's and Primus's shareholders and certain regulatory authorities. There can be no assurances that the conditions to closing provided for in the Merger Agreement will be met or waived in order to permit the consummation of the Merger. At this time, the effect of the completion of the Merger on forward-looking statements contained herein is not determinable.

    Limited Operating History; Ability to Manage Growth. TresCom has a limited operating history and has incurred significant losses from operations since its inception. There can be no assurance that TresCom will become profitable. Since its formation, TresCom has required substantial capital. TresCom's growth has placed, and will continue to place, significant demands on TresCom's financial and other resources. If TresCom's management is unable to manage growth effectively or new employees are unable to achieve anticipated performance levels, TresCom's results of operations could be adversely affected.

    Competition. The telecommunications industry is highly competitive and affected by rapid regulatory and technological change, as well as corporate consolidation. TresCom's future success will depend upon its ability to compete with AT&T, MCI, WorldCom, Sprint and other United States based and foreign carriers, many of which have considerably greater financial and other resources than TresCom. Certain of the larger United States based carriers have entered into joint ventures with foreign carriers to provide international services. In addition, certain foreign carriers have entered into joint ventures with other foreign carriers to provide international services and have begun to compete or invest in the United States market, creating greater competitive pressures on TresCom. The ability of TresCom to compete effectively will depend on its ability to provide high-quality service at competitive prices.

    Regulatory and Legislative Risks. Federal regulations, regulatory actions and court decisions have had, and may have in the future, negative effects on TresCom and its ability to compete. TresCom is subject to regulation by the FCC, and the regulations promulgated by the FCC are subject to change in the future. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on TresCom, that regulators or third parties will not raise material issues with regard to TresCom's compliance with applicable regulations or that regulatory activities will not have a material adverse effect on TresCom. TresCom is also subject to state regulation that varies by jurisdiction and is subject to change. For example, TresCom must obtain and maintain Certificates of Public Convenience and Necessity from most state regulatory authorities where it offers intrastate long-distance services. In most cases, it must also file tariffs for its intrastate offerings. There can be no assurance that TresCom will not experience difficulties or delays in obtaining necessary state authorizations in the future or that such difficulties or delays will not adversely affect TresCom's business. The multiplicity of state regulations makes full compliance with all such regulations a challenge for companies such as TresCom which have certain business activities in numerous states. There can be no assurance that regulators or third parties will not raise material issues with regard to TresCom's compliance with applicable regulations or that regulatory activities will not have a material adverse effect on TresCom. Additionally, many states are relaxing the regulatory restrictions currently imposed on the LECs. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on TresCom.

    The services currently provided by TresCom are not directly subject to laws of other countries, but the foreign carriers with which TresCom conducts business are subject to those laws. For instance, TresCom's use of transit agreements may be affected by regulations in either the transmitted or the terminating foreign jurisdiction. Certain countries are considering opening up their markets to competition. In the process, they may impose regulatory requirements that could have a material adverse effect on TresCom.

    Effects of Natural Disasters. Areas in which TresCom conducts its business may be affected by natural disasters (including hurricanes and tropical storms) as evidenced by Hurricane Marilyn, which struck certain Caribbean islands, including St. Thomas and Puerto Rico, in September 1995. The occurrence of future hurricanes, tropical storms and other natural disasters could have a material adverse effect on TresCom's business resulting from damage to TresCom's network facilities or from curtailed telephone traffic resulting from effects of such events, such as destruction of homes and businesses.

    Unavailability of Leased Capacity; Changes in Technology. TresCom's profitability will depend, in part, on its ability to obtain and utilize leased capacity on a cost-effective basis, on its ability to anticipate and adapt to rapid technological changes occurring in the telecommunications industry and on its ability to offer, on a timely basis, services that meet evolving industry standards. There can be no assurance that leased capacity will be available at cost-effective rates in the future or that TresCom will be able to adapt to such technological changes or offer such products on a timely basis.

    Dependence on Effective Information Systems. TresCom's management information systems must grow as TresCom's business expands and are expected to change as new technological developments occur. There can be no assurance that TresCom will not encounter delays or cost-overruns or suffer adverse consequences in implementing new systems when required. Any of TresCom's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 and are vulnerable to the Year 2000 problem which could result in a major system failure or miscalculations. There can be no assurance that TresCom will be able to successfully implement upgrades to its systems to correct any year 2000 problem. A failure of TresCom's computer systems, or the failure of TresCom's vendors or customers to effectively upgrade their software and systems for transition to the year 2000, could have a material adverse effect on TresCom's business, financial condition or results of operations.

  Security Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information regarding the beneficial ownership of TresCom Common Stock, as of April 27, 1998, by (i) each person known to TresCom to own beneficially more than 5% of the outstanding shares of TresCom Common Stock, (ii) each director of TresCom, (iii) each person serving as TresCom's Chief Executive Officer or acting in a similar capacity during fiscal 1997 and TresCom's other most highly compensated executive officers whose aggregate cash and cash equivalent compensation exceeded $100,000 and
(iv) all executive officers and directors of TresCom, as a group. All information with respect to beneficial ownership has been furnished to TresCom by the respective shareholders of TresCom (except as set forth in footnote(1)). See "--Management's Discussion and Analysis of Financial Condition and Results of Operations--Certain Factors Which May Affect TresCom's Future Results--Proposed Merger."

                                                  AMOUNT AND NATURE
                                                    OF BENEFICIAL   PERCENTAGE
                        NAME                        OWNERSHIP(1)     OF CLASS
                        ----                      ----------------- ----------
   Warburg, Pincus Investors, L.P. (2)(3)
    466 Lexington Avenue
    New York, New York 10017.....................     6,319,468        50.1%
   Rockefeller Financial Services
    30 Rockefeller Plaza
    New York, New York 10112.....................       929,480         7.6
   Wesley T. O'Brien.............................       183,741         1.5
   Rudolph McGlashan.............................       310,199         2.5
   William Paquin................................       147,000         1.2
   Douglas M. Karp (3)(4)........................     6,319,468        50.1
   Henry Kressel, Ph.D. (3)(4)...................     6,319,468        50.1
   Gary Nusbaum (3)(4)...........................     6,319,468        50.1
   Helen Seltzer.................................           200          *
   Read McNamara.................................           200          *
   All executive officers and directors as a
    group (seven persons)........................     6,813,808        53.0

--------
 * Represents beneficial ownership of less than 1% of the outstanding shares of TresCom Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of TresCom Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 27, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, the shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name. In connection with the Merger, Primus entered into a Stockholder Agreement with Warburg, Pincus and the TresCom Voting Agreements with Messrs. O'Brien and McGlashan, and has since filed a Schedule 13D, and an amendment thereto, with the Commission due to certain limited voting rights and option rights relating to the Merger contained in these agreements.

(2) E.M. Warburg, Pincus & Co., LLC, a New York limited liability TresCom ("E.M. Warburg"), manages Warburg, Pincus. Warburg, Pincus & Co., a New York general partnership ("WP"), the sole general partner of Warburg, Pincus, has a 20% interest in the profits of Warburg, Pincus as the general partner. Lionel I. Pincus is the managing partner of WP and the managing member of E.M. Warburg and may be deemed to control both WP and E.M. Warburg. The members of E.M. Warburg are substantially the same as the partners of WP. Messrs. Karp, Kressel and Nusbaum, each a director of TresCom, are each a Managing Director and member of E.M. Warburg and a general partner of WP. As such, Messrs. Karp, Kressel and Nusbaum may be deemed to have an indirect pecuniary interest, within the meaning of Rule 16a-1 under the 1934 Act, in an indeterminate portion of the shares of TresCom Common Stock beneficially owned by Warburg, Pincus and WP. See
    Note 4 below.

(3) Includes 358,034 shares of TresCom Common Stock which Warburg, Pincus has the right to acquire through exercise of the Warburg, Pincus Warrant entered into with TresCom.

(4) All of the shares indicated as owned by Messrs. Karp, Kressel and Nusbaum are owned directly by Warburg, Pincus and are included because of Messrs. Karp's, Kressel's and Nusbaum's affiliation with Warburg, Pincus. Messrs. Karp, Kressel and Nusbaum disclaim "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the 1934 Act. See Note 2 above.

BUSINESS OF TAC

  TAC is a newly formed Delaware corporation, all of the issued and outstanding common stock of which is owned by Primus, and has not conducted any substantial business to date other than in connection with the Merger Agreement. As a result of the Merger, TAC will merge with and into TresCom with TresCom being the Surviving Corporation in the Merger and, accordingly, the separate existence of TAC shall cease.

MARKET PRICE INFORMATION

  The Primus Common Stock commenced trading on Nasdaq on November 7, 1996 under the symbol "PRTL." Prior to that date there was no established public trading market for the Primus Common Stock. The following table sets forth for the periods indicated the high and low sale prices of Primus Common Stock as reported during each quarterly period since its initial public offering in November 1996 on the Nasdaq. The prices do not include retail mark ups, mark downs or commissions.

                                                                 HIGH     LOW
                                                                ------- -------
     1996
     Fourth Quarter............................................ $14 5/8 $10 1/2
     1997
     First Quarter............................................. $17     $ 7 3/8
     Second Quarter............................................ $11 1/8 $ 7 1/8
     Third Quarter............................................. $10 5/8 $ 7 5/8
     Fourth Quarter............................................ $16 5/8 $10
     1998
     First Quarter............................................. $31 1/4 $14 3/4
     Second Quarter (through April 30)......................... $30 7/8 $21 1/2

  On February 3, 1998, the date immediately prior to the public announcement of the transactions contemplated by the Merger Agreement, the last reported sale price of the Primus Common Stock on Nasdaq was $20.00 per share. The last reported sale price of the Primus Common Stock on Nasdaq on April 30, 1998, the most recent practicable trading day prior to the date of this Joint Proxy Statement/Prospectus, was $23.875 per share. There were approximately 171 holders of record of Primus Common Stock as of April 27, 1998.

  Primus has not paid any cash dividends on the Primus Common Stock to date. The payment of dividends, if any, in the future is within the discretion of the Primus Board and will depend on the Company's earnings, its capital requirements and financial condition, and may be restricted by credit arrangements entered into by the Company. It is the present intentions of the Primus Board to retain all earnings, if any, for use in the Company's business operations and accordingly, the Primus Board does not expect to declare or pay any dividends in the foreseeable future. In addition, under the terms of the Indenture, the payment of cash dividends is restricted. See Note 5 of the Notes to Primus's Consolidated Financial Statements incorporated herein by reference under "Incorporation of Certain Documents by Reference."

  TresCom Common Stock commenced trading on February 8, 1996 and is listed on Nasdaq under the symbol "TRES." The high and low sales prices for TresCom Common Stock as reported by Nasdaq follows:

                                                               HIGH     LOW
                                                              ------- --------
     1996
     First Quarter........................................... $16 5/8 $13 1/4(1)
     Second Quarter.......................................... $20 1/4 $ 9
     Third Quarter........................................... $13 1/4 $ 7 1/2
     Fourth Quarter.......................................... $14     $ 7
     1997
     First Quarter........................................... $ 9 1/4 $ 4 3/4
     Second Quarter.......................................... $ 8 3/4 $ 4 7/16
     Third Quarter........................................... $11 7/8 $ 6 5/8
     Fourth Quarter.......................................... $11 1/2 $ 7
     1998
     First Quarter........................................... $10 1/4 $ 7
     Second Quarter (through April 30)....................... $12     $ 9 7/8

--------
(1) The first quarter of 1996 is the period from February 8, 1996 (the date the TresCom Common Stock commenced trading) to March 31, 1996.

  On February 3, 1998, the date immediately prior to the public announcement of the transactions contemplated by the Merger Agreement, the last reported sale price of TresCom Common Stock on Nasdaq was $8.625 per share. The last reported sale price of TresCom Common Stock on Nasdaq on April 30, 1998, the most recent practicable trading day prior to the date of this Joint Proxy Statement/Prospectus, was $11.1875 per share. There were approximately 56 holders of record of TresCom Common Stock as of April 27, 1998. TresCom has not declared or paid any dividends on its Common Stock. TresCom does not currently anticipate the payment of dividends on its Common Stock.

  Primus and TresCom believe that TresCom Common Stock presently trades on the basis of the value of the Primus Common Stock expected to be issued in exchange for such TresCom Common Stock, discounted for the uncertainties associated with such transaction. TresCom shareholders are advised to obtain current market quotations for Primus Common Stock and TresCom Common Stock. No assurance can be given as to the market prices of Primus Common Stock and TresCom Common Stock at any time before the Effective Time or as to the market price of Primus Common Stock at any time thereafter. Following the Merger, all TresCom Common Stock will be owned by Primus and, as a result, TresCom Common Stock will no longer be listed on Nasdaq.

COMPARATIVE PER SHARE DATA

  The following table sets forth for Primus Common Stock and TresCom Common Stock, for the periods indicated, selected historical per share data and pro forma combined and pro forma equivalent per share amounts as of and for the year ended December 31, 1997, giving effect to the proposed Merger and the Telepassport/USFI Acquisition as if they occurred on January 1, 1997 for the operations data and as if they occurred on December 31, 1997 for the balance sheet data. The data presented are based upon the consolidated financial statements and related notes of each of Primus, TresCom and USFI either included or incorporated by reference in this Joint Proxy Statement/Prospectus. This information should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and related notes thereto. This data is not necessarily indicative of the results of the future operations of the combined company or the actual results that would have occurred if the Merger and Telepassport/USFI Acquisition had been consummated prior to the periods indicated. See "Incorporation of Certain Documents By Reference."

                                                                     TRESCOM
                                  PRIMUS    TRESCOM    PRO FORMA    PRO FORMA
                                HISTORICAL HISTORICAL  COMBINED   EQUIVALENT(1)
                                ---------- ---------- ----------- -------------
                                                      (UNAUDITED)  (UNAUDITED)
Book Value Per Common Share
 Outstanding:
  As at December 31, 1995.....    $ 0.36     $ 9.01          *            *
  As at December 31, 1996.....    $ 4.30     $ 5.70          *            *
  As at December 31, 1997.....    $ 2.16     $ 4.87     $ 7.77       $ 3.58
Basic and Diluted Net Loss Per
 Common Share:
  Year ended December 31,
   1995.......................    $(0.48)    $(5.29)         *            *
  Year ended December 31,
   1996.......................    $(0.75)    $(0.59)         *            *
  Year ended December 31,
   1997.......................    $(1.99)    $(0.91)    $(2.55)      $(1.18)

--------
(1) The TresCom pro forma equivalent represents the pro forma combined book value and basic and diluted net loss per common share multiplied by an assumed Exchange Ratio of 0.461 shares of Primus Common Stock for each share of TresCom Common Stock so that the TresCom pro forma equivalent amounts represent the respective values of one share of TresCom Common Stock. The actual Exchange Ratio will be determined at the closing of the Merger based on the Weighted Average Sales Price per share of Primus Common Stock. See "Risk Factors--The Effect of Stock Price Fluctuations on the Consideration to be Received by the Holders of TresCom Common Stock in the Merger," "Unaudited Pro Forma Financial Data," "The Merger--The Merger Agreement--Merger Consideration" and "--Exchange of Certificates; Exchange Agent."

 * Not presented for these periods.

                   COMPARATIVE RIGHTS OF COMMON SHAREHOLDERS

  Primus is incorporated under the laws of the State of Delaware. TresCom is incorporated under the laws of the State of Florida. The holders of shares of TresCom Common Stock, whose rights as shareholders are currently governed by Florida law, the TresCom Third Amended and Restated Articles of Incorporation (the "TresCom Articles") and the TresCom Second Amended and Restated By-laws (the "TresCom Bylaws"), upon the exchange of their shares pursuant to the Merger, will become holders of shares of Primus Common Stock and their rights, as such, will be governed by Delaware law, the Primus Certificate and the Primus Bylaws. The material differences between the rights of holders of shares of TresCom Common Stock and the rights of holders of shares of Primus Common Stock, which result from differences in their governing corporate documents and differences in Delaware and Florida corporate law, are summarized below.

  The following summary is not intended to be complete and is qualified in its entirety by reference to the FBCA, the DGCL, the TresCom Articles, the TresCom Bylaws, the Primus Certificate of Incorporation and the Primus Bylaws, as appropriate. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of the TresCom Articles, the TresCom Bylaws, the Primus Certificate and the Primus Bylaws are incorporated by reference herein and will be sent to holders of Common Stock upon request. See "Incorporation of Certain Documents by Reference" and "Available Information."

AUTHORIZED CAPITAL

  The TresCom Articles provide for authorized stock consisting of 50,000,000 shares of TresCom Common Stock, $0.0419 par value per share, of which 12,262,791 shares are issued and outstanding, and 1,000,000 shares of TresCom Preferred Stock, $0.01 par value per share, none of which are issued and outstanding. The TresCom Articles provide that the TresCom Board shall have authority to adopt a resolution or resolutions setting forth the powers, preferences, limitations and relative rights of any class or series of TresCom Preferred Stock.

  The Primus Certificate provides for authorized stock consisting of 40,000,000 (80,000,000, if the proposed amendment to the Primus Certificate is approved by the Primus stockholders) shares of Primus Common Stock, $0.01 par value per share, of which 19,914,357 shares are issued and outstanding, and 2,000,000 shares of Primus Preferred Stock, $0.01 par value per share, none of which are issued and outstanding. The Primus Certificate grants the Primus Board authority to adopt a resolution or resolutions setting forth the rights, designations, preferences and limitations of any class or series of Primus Preferred Stock.

ELECTION AND SIZE OF BOARD OF DIRECTORS

  The FBCA requires that a board of directors consist of one or more individuals, as set forth in a corporation's articles of incorporation or bylaws. The FBCA permits staggered boards of directors of up to three separate classes if authorized in the articles of incorporation or by an initial bylaw, or by a bylaw adopted by a vote of the shareholders. The TresCom Articles provide for three classes of board members serving staggered three-year terms. The TresCom Bylaws fix the number of directors at not less than three and no more than nine, unless a number outside of such range shall be set by a resolution of the TresCom Board. Currently, there are two directors serving in each of two classes and three directors serving in one class, for a total of seven directors.

  Nominations for the TresCom Board may be made by the TresCom Board or by any shareholder entitled to vote for the election of directors and who complies with certain notice provisions in the TresCom Bylaws.

  Under Delaware law, directors, unless their terms are staggered, are elected at each annual stockholder meeting. Vacancies on the board of directors may be filled by the stockholders or directors, unless the certificate of incorporation or a bylaw provides otherwise. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the certificate of incorporation, an initial bylaw or a bylaw adopted by a vote of the shareholders may provide for staggered terms for the directors. The certificate of incorporation or the bylaws also may allow the shareholders or the board of directors to fix or change the

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number of directors, but a corporation must have at least one director. Under
Delaware law, shareholders do not have cumulative voting rights unless the certificate of incorporation so provides.

  The Primus Bylaws provide for three classes of board members serving staggered three-year terms, and designate two board members from a total of six directors for each class. They also provide that the size of the Primus Board may be fixed by resolution at such other number as the board of directors desires.

REMOVAL OF DIRECTORS

  The FBCA entitles shareholders to remove directors either for cause or without cause unless the articles of incorporation provide that removal may be for cause only. Directors elected by a voting group of shareholders may only be removed by the shareholders of that voting group. The TresCom Bylaws provide that any director may be removed, with or without cause at a special meeting of the shareholders called for that purpose, by a majority vote of the holders of the outstanding shares of the capital stock of TresCom then entitled to vote at an election of directors.

  Under the DGCL, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed (with or without cause) with the approval of a majority of the outstanding shares entitled to vote. In the case of a corporation with a classified board, unless otherwise provided in the certificate of incorporation, a director may be removed only for cause by the stockholders. The Primus Bylaws provide that any director may be removed, only for cause, by the holders of a majority of eligible voting shares at a special meeting of the stockholders called for that purpose.

VACANCIES ON THE BOARD OF DIRECTORS

  The FBCA provides that, unless the articles of incorporation provide otherwise, vacancies arising on the board of directors may be filled by a majority of the remaining directors, even if no quorum remains, or by the shareholders. When directors are divided into classes, vacancies may be filled by the shareholders or, if at least one director remains in the class, by the remaining directors of that class. Where a vacancy will be known to occur at some point in the future, it may be filled in advance, although the new director will not take office until the vacancy actually occurs. The TresCom Articles provide that any vacancies on the TresCom Board shall be filled in accordance with the TresCom Bylaws. The TresCom Bylaws provide that any vacancies on the TresCom Board occurring for any reason, including the creation of a new directorship or directorships, shall be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum. Directors so appointed shall hold office until the next regularly scheduled election of directors for the class to which he is appointed or for the class of his or her predecessor. If there are no directors in office, any officer or shareholder may call a special meeting of the shareholders for the express purpose of electing a new board of directors. The shareholders may not otherwise fill any vacancies on the board.

  Under Delaware law, the board of directors of a corporation, unless otherwise provided by the certificate of incorporation or bylaws, may fill any vacancy on the board, including vacancies resulting from an increase in the number of directors, even though the remaining directors may not constitute a quorum. When directors are divided into classes, vacancies may be filled by the remaining director or directors of that class. The Primus Bylaws provide that any vacancy may be filled by a majority of directors then in office, although less than a quorum.

ACTION BY WRITTEN CONSENT

  Unless the articles of incorporations provide otherwise, the FBCA allows shareholders having the requisite number of votes of each voting group entitled to vote thereon, or all of the directors, unless the articles of incorporation or bylaws provide otherwise, to take action without a meeting through the use of a written consent unless provided otherwise in the articles of incorporation. The TresCom Articles provide that the actions of shareholders may only be taken at properly called annual or special meetings of shareholders and that

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shareholders may not act by written consent. The TresCom By-Laws provide that any action of the TresCom Board or of any committee thereof, which is required or permitted to be taken at a meeting, may be taken without a meeting if a consent in writing, setting forth the action to be taken, signed by all of the members of the TresCom Board or of the committee, as the case may be, is filed in the minutes of the proceedings of the TresCom Board or committee.

  Delaware law provides that, unless limited by the certificate of incorporation, any action that could be taken by stockholders at a meeting may be taken without a meeting if a consent (or consents) in writing, setting forth the action so taken, is signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Primus Certificate provides that any action which is required by law to be taken or which may be taken at any annual or special meeting of shareholders may not be taken by written consent.

AMENDMENTS TO CHARTER

  Amendments to any section of the TresCom Articles are governed by the FBCA which, with certain limited exceptions, generally requires approval by a majority of the shareholders entitled to vote thereon.

  Under Delaware law, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation of a corporation may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. The Primus Certificate provides Primus with the right to amend, alter, change or repeal any provision contained in the Primus Certificate in the manner prescribed by law and states that the rights and powers conferred therein on shareholders, directors and officers are subject to such reserved power.

AMENDMENTS TO BYLAWS

  Under the FBCA, bylaws may be amended by the directors or the shareholders unless the articles of incorporation or the FBCA expressly provide that only shareholders may do so. Bylaws adopted by the shareholders may provide that they may not be amended or repealed by the directors. The TresCom Bylaws provide that a majority of the TresCom Board may alter, amend, repeal or add to the bylaws pursuant to the provisions of the FBCA at a regular or special meeting of the board, provided that a quorum of the directors shall be present at such meeting.

  The DGCL provides that a corporation's bylaws may be amended by that corporation's stockholders, and, if so provided in the corporation's certificate of incorporation, the power to amend the corporation's bylaws may also be conferred on the corporation's directors. The Primus Certificate and Bylaws give both the directors and eligible voting stockholders the power to make, alter, amend, change, add to or repeal the Primus Bylaws by majority vote. The Primus Bylaws provide that they may be amended or repealed at any regular or special meeting of either the board or stockholders.

SPECIAL MEETINGS OF SHAREHOLDERS

  Under the FBCA, a special meeting of shareholders may be called by a corporation's board of directors or any other person authorized to do so in the articles of incorporation or bylaws. Special meetings may also be called on demand of at least 10% of all shares eligible to vote on the matter to be considered, although this percentage may be increased in the articles of incorporation to a maximum of 50%. Only business within the purpose of the special meeting notice may be conducted at such meeting. The TresCom Articles and Bylaws provide that special meetings may be called by the Chairman of the Board, the Chief Executive Officer, the President, a majority of the TresCom Board or when requested in writing by the holders of at least 50% of all eligible voting shares shall be entitled to call a special meeting.


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

  Delaware law provides that special meetings of the stockholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's certificate of incorporation or bylaws. The Primus Bylaws provide that special meetings of stockholders may be held at any place within or without the State of Delaware, and may be called by the Chairman, Chief Executive Officer, the President or the Primus Board.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS

  Under the FBCA, and subject to certain exceptions (including those described in "--Business Combination Restrictions"), the approval of a merger, plan of liquidation or sale of all or substantially all of a corporation's assets other than in the regular course of business requires the recommendation of the corporation's board of directors and an affirmative vote of holders of at least a majority of the shares eligible to vote thereon. The TresCom Articles do not impose any extraordinary requirements with respect to corporate actions.

  Delaware law provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of Delaware law relating to business combinations discussed below under "--Business Combination Restrictions" are applicable, a sale or other disposition of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon. The Primus Certificate does not contain vote requirements for extraordinary corporate transactions in addition to the approvals mandated by law.

INSPECTION OF DOCUMENTS

  Under the FBCA, a shareholder is entitled to inspect and copy the articles of incorporation, bylaws, certain board and shareholder resolutions, minutes, certain written communications to shareholders, a list of the names and business addresses of the corporation's directors and officers, and the corporation's most recent annual report, during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation. In addition, a shareholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours if the shareholder gives at least five business days, prior written notice to the corporation and (1) the shareholder's demand is made in good faith and for a proper purpose, (2) the demand describes with reasonable particularity its purpose and the records to be inspected and (3) the requested records are directly connected with such purpose. The FBCA also provides that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding shareholder has within two years preceding such demand sold or offered for sale any list of shareholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of shareholders for such purpose, or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation.

  The DGCL allows any stockholder, upon written demand under oath stating the purpose thereof, the right to inspect, during the usual hours for business and for any proper purpose, the corporation's stock ledger, a list of its shareholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person's interest as a shareholder.

DIVIDENDS

  The FBCA permits a corporation's board of directors to make distributions to its shareholders so long as the corporation is not left unable to pay its debts as they become due in the ordinary course of business, or the corporation is not left with total assets that are less than the sum of the corporation's total liabilities plus (unless the articles of incorporation permit otherwise) its obligations upon dissolution to satisfy preferred shareholders whose preferential rights are superior to those receiving the distribution. Under the FBCA, a corporation's redemption of its own capital stock is deemed to be a distribution. The TresCom Articles provide that, subject to

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the rights of the holders of preferred stock, the TresCom Board may declare and pay dividends on shares of TresCom Common Stock out of legally available funds. The TresCom Bylaws prohibit the TresCom Board from declaring a dividend when the company is insolvent or would be rendered insolvent by the payment of such dividend.

  Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of "surplus" (defined as the excess, if any, of net assets (total assets less total liabilities) over capital) or, when no such surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except that dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In accordance with the DGCL, "capital" is determined by the board of directors and shall not be less than the aggregate par value of the outstanding capital stock of the corporation having par value.

LIQUIDATION RIGHTS AND CONVERSION PREFERENCES OF PREFERRED SHAREHOLDERS

  Under the FBCA, the articles of incorporation must prescribe, prior to the issuance of each class of shares, the preferences, limitations and relative rights of each such class, including those relating to liquidation, conversion or voting. If the articles of incorporation so provide, a board of directors may approve of such designations and such designations may become effective without shareholder approval. The TresCom Articles authorize the TresCom Board to adopt a resolution or resolutions with respect to preferred stock. The TresCom Board has not adopted any such resolution or resolutions, nor filed articles of amendment relating to the issuance of shares of preferred stock.

  Under Delaware law, a certificate of incorporation or a resolution by a board of directors (which resolutions shall be set forth in a certificate of designation filed with the Delaware Secretary of State) may set forth the characteristics of a class of stock or of series of stock within any class, which characteristics may include voting powers, par value, conversion rights, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. Other than shares of Series A Preferred Stock which have been retired and may not be reissued, the Primus Board has not adopted any such resolution or resolutions, nor filed articles of amendment relating to the issuance of shares of preferred stock.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

  The FBCA provides that unless a corporation's articles of incorporation provide otherwise, which TresCom's Articles do not, a shareholder does not have dissenters' rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the shares held by the shareholder are either registered on a national securities exchange or designated as a national market systems security on an interdealer quotation system designated by the NASD or held of record by 2,000 or more shareholders. Consequently, appraisal rights are not available to holders of TresCom Common Stock in connection with the Merger.

  Under Delaware law, a stockholder of a Delaware corporation is generally entitled to demand appraisal and obtain payment of the judicially determined fair value of his or her shares in the event of any plan of merger or consolidation to which the corporation is a party, provided such stockholder
(a) continuously holds such shares through the effective date of the merger,
(b) otherwise complies with the requirement of Delaware law for the perfection of appraisal rights and (c) does not vote in favor of the merger. However, this right to demand appraisal does not apply to stockholders if: (1) they are stockholders of a surviving corporation and if a vote of the stockholders of such corporation is not necessary to authorize the merger or consolidation; and (2) the shares held by the stockholders are of a class or series registered on the New York Stock Exchange (the "NYSE") or the American Stock Exchange (the "ASE"), designated as a national market system security on an interdealer quotation system by the NASD or are held of record by more than 2,000 shareholders as of the record date. Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Delaware corporation if the holders thereof are required by the terms of an agreement of merger or consolidation

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to accept for their stock anything except: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on the NYSE or the ASE, designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 shareholders; (iii) cash in lieu of fractional shares of the corporations described in (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in (i), (ii) and (iii).

  A Delaware corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as the result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party or a sale of all or substantially all of the assets of the corporation. The Primus Certificate does not contain any provision regarding appraisal rights.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The FBCA permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The FBCA provides that a corporation may advance the reasonable expenses of defense (upon receipt of an undertaking to reimburse the corporation if indemnification is ultimately determined not to be appropriate) and must reimburse a successful defendant for expenses, including attorneys, fees, actually and reasonably incurred. The FBCA also permits a corporation to purchase liability insurance for its directors, officers, employees and agents. The FBCA provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper. The TresCom Articles and TresCom Bylaws provide for the indemnification of any present or former director or officer to the fullest extent permitted by the FBCA, and for the advance payment of expenses for the defense of any such director or officer so long as the TresCom Board receives an undertaking from the indemnified person pledging repayment of any such advance in the event that it is ultimately deemed not to be appropriate. The TresCom Bylaws permit the purchase and maintenance of insurance on behalf of directors, officers, employee and agents to protect against liabilities arising in connection to their duties to the corporation.

  Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, costs and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; or
(2) in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may indemnify any person made a party, or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him who successfully defends himself in a proceeding to which he was a party because he was a director, officer, employee or agent of the corporation. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. The indemnification and expense

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advancement provisions are not exclusive of any other rights which may be granted by the bylaws, a vote of or disinterested directors, agreement or otherwise.

  The Primus Certificate and Bylaws provide for the indemnification to the fullest extent law of any person made, or threatened to be made a party to an action or proceeding (whether, civil, criminal, administrative or investigative) by reason of the fact that he is or was a director or officer of Primus or serves or served any other enterprise as a director, officer, employee or agent at the request of Primus. The Primus Certificate and Bylaws provide for the advance payment of expenses for the defense of any such director or officer so long as the Primus Board receives an undertaking from the indemnified person pledging repayment of any such advance in the event that it is ultimately deemed not to be appropriate. The Primus Bylaws permit the purchase and maintenance of insurance on behalf of directors, officers, employee and agents to protect against liabilities arising in connection to their duties to the corporation.

LIMITATION OF LIABILITY

  The FBCA provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy unless the director breached or failed to perform his duties as a director and such breach or failure (1) constitutes a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) constitutes a transaction from which the director derived an improper personal benefit, (3) results in an unlawful distribution, (4) in a derivative action or an action by a shareholder, constitutes conscious disregard for the best interests of the corporation or willful misconduct or (5) in a proceeding other than a derivative action or an action by a shareholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

  Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for beach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) liability under Section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

PREEMPTIVE RIGHTS

  Under the FBCA, shareholders of a corporation have no preemptive rights unless provided for in the articles of incorporation. The TresCom Articles provide that, unless otherwise specified with respect to any series of preferred stock, and unless provided for by contract, no shareholder shall have any preemptive right.

  Delaware law does not provide (except in limited instances) for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the stockholders in a corporation's certificate or articles of incorporation. The Primus Certificate does not provide preemptive rights to any holders of Primus Common Stock.

SPECIAL REDEMPTION PROVISIONS

  The FBCA permits a corporation to acquire its own shares. The TresCom Articles, subject to any terms to be set forth with regard to any series of preferred stock, contain no provision for special redemptions of shares of TresCom capital stock.

  Under the DGCL, a corporation may purchase or redeem shares of any class of its capital stock, but subject generally to the availability of sufficient lawful funds therefor and provided that, at the time of any such

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redemption, the corporation shall have outstanding shares of one or more classes or series of capital stock which have full voting rights that are not subject to redemption. The Primus Certificate contains no provision for special redemptions of shares of its capital stock.

SHAREHOLDER SUITS

  Under the FBCA, a person may not bring a derivative action unless the person was a shareholder of the corporation at the time of the challenged transaction or unless the person acquired his shares by operation of law from a person who was a shareholder at such time.

  Under Delaware law, a stockholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. An individual stockholder may also commence a lawsuit on behalf of himself and other similarly situated shareholders when the requirements for maintaining a class action under Delaware law have been met.

BUSINESS COMBINATION RESTRICTIONS

  Section 607.0901 of the FBCA provides that the approval of the holder of two-thirds of the voting shares of a company, other than the shares beneficially owned by an Interested Shareholder (as defined below), would be required to effectuate certain transactions, including, without limitation, a merger, consolidation, certain sales of assets, certain sales of shares, liquidation or dissolution of the corporation, and reclassification of securities involving a corporation and an Interested Shareholder (an "Affiliated Transaction"). An "Interested Shareholder" is defined as the beneficial owner of more than 10% of the voting shares outstanding. The foregoing special voting requirement is in addition to the vote required by any other provision of the FBCA.

  The special voting requirement does not apply in any of the following circumstances: (i) the Affiliated Transaction is approved by a majority of the corporation's disinterested directors; (ii) the Interested Shareholder has owned at least 80% of the corporation's voting stock for five years; (iii) the Interested Shareholder owns more than 90% of the corporation's voting shares;
(iv) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement of the event; (v) the corporation is an investment company registered under the Investment Company Act of 1940; (vi) all of the following conditions are met: (a) the cash and fair value of other consideration to be paid per share to all holders of voting shares equals the highest per share price paid by the Interested Shareholder; (b) the consideration to be paid in the Affiliated Transaction is in cash or in the same form as previously paid by the Interested Shareholder (or certain alternative benchmarks if higher); (c) during the portion of the three years proceeding the announcement date that the Interested Shareholder has been an Interested Shareholder, except as approved by a majority of the disinterested directors, there shall have been no default in payment of any full periodic dividends, no decrease in common stock dividends, no increase in the voting shares owned by the Interested Shareholder; (d) during such three-year period no benefit to the Interested Shareholder in the form of loans, guaranties or other financial assistance or tax advantages shall have been provided by the corporation; and (e) unless approved by a majority of the disinterested directors, a proxy statement shall have been mailed to holders of voting shares at least 25 days prior to the consummation of the Affiliated Transaction. Under the specified exceptions, this provision is not applicable to the Merger and related transactions.

  The TresCom Bylaws provide that the Florida Control-Share Acquisitions Statute (FBCA Section 607.0902) does not apply to control-share acquisitions of stock of TresCom.

  In general, Section 203 of the DGCL prevents an "Interested Shareholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1967) from engaging in a Business Combination (as defined below) with a Delaware corporation for three years following the date such person became an Interested Shareholder. The term "Business Combination" includes mergers or consolidations with an Interested Shareholder, and certain other transactions with an Interested Shareholder, including, without limitation: (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (except proportionately as a shareholder of such corporation) to or with the Interested Shareholder of assets (except proportionately as a shareholder of the corporation) having an aggregate market value equal to 10% or more of (a) the aggregate market value of all assets of the corporation or of certain subsidiaries thereof determined on a consolidated basis, or (b) the aggregate market value of all the outstanding stock of the corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the Interested Shareholder, except pursuant to certain transfers in a conversion or exchange or pro rata distribution to all shareholders of the corporation or certain other transactions, none of which increase the Interested Shareholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into stock of the corporation or any subsidiary which is owned by the Interested Shareholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused directly or indirectly by the Interested Shareholder); or (iv) any receipt by the Interested Shareholder of the benefit (except proportionately as a shareholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

  The three-year moratorium may be avoided if: (i) before such person became an Interested Shareholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Shareholder became an Interested Shareholder; or (ii) upon consummation of the transaction which resulted in the shareholder becoming an Interested shareholder, the shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which such person became an Interested Shareholder, the Business Combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of shareholders (not by written consent) by the affirmative vote of the shareholders of at least 66 2/3% of the outstanding voting Stock of the corporation not owned by the Interested Shareholder.

  The Business Combination restrictions described above do not apply if, among other things: (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the statute;
(ii) the corporation by action by the holders of a majority of the voting stock of the corporation approves an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the statute (effective twelve (12) months after the amendment's adoption), which amendment shall not be applicable to any business combination with a person who was an Interested Shareholder at or prior to the time of the amendment; or (iii) the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on Nasdaq or a similar quotation system, or (c) held of record by more than 2,000 shareholders. The statute also does not apply to certain Business Combinations with an Interested Shareholder when such combination is proposed after the public announcement of, and before the consummation or abandonment of, a merger or consolidation, a sale of 50% or more of the aggregate market value of the assets of the corporation on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or a tender offer for 50% or more of the outstanding voting shares of the corporation, if the triggering transaction is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with board of director approval, and if the transaction is approved or not opposed by a majority of the current directors who were also directors prior to any person becoming an Interested Shareholder during the previous three years. Primus is subject to the Business Combination restrictions described above. The Primus Certificate does not contain a provision electing not to be governed by the Business Combination restrictions.

                                 LEGAL MATTERS

  The validity of the shares of Primus's Common Stock offered hereby will be passed upon for Primus by Pepper Hamilton LLP. Certain legal matters in connection with the merger will be passed upon for TresCom by Kelley Drye & Warren LLP, Stamford, Connecticut. Mr. John F. DePodesta, "of counsel" to Pepper Hamilton LLP, is a director and an Executive Vice President of Primus, and the beneficial owner of 320,136 shares of Primus Common Stock.

                                    EXPERTS

  The consolidated financial statements of Primus as of December 31, 1997, 1996 and 1995, and for the years then ended, incorporated in this Joint Proxy Statement/Prospectus by reference to Primus's Annual Report on Form 10-K for the year ended December 31, 1997, which are referred to herein and made part of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of TresCom at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which are referred to and made a part of this Registration Statement of which this Joint Proxy Statement/Prospectus is a part, have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of USFI, Inc. appearing in Primus's Current Report on Form 8-K dated November 3, 1997, and the amendments to such Current Report dated January 5, 1998 and January 7, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon (which as to the report dated September 30, 1997 contains an explanatory paragraph describing conditions that raise substantial doubt about USFI, Inc.'s ability to continue as a going concern as described in Note 2 to the Notes to Consolidated Financial Statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  It is expected that representatives of Deloitte & Touche LLP will be present at the Primus Meeting to respond to appropriate questions of Primus stockholders and to make a statement if they desire.

                          ELECTION OF PRIMUS DIRECTOR

  The following information is provided to the Primus Stockholders in connection with their consideration of the proposal regarding the election of a Primus director, and to TresCom Shareholders in satisfaction of the obligations under the 1934 Act Section 14(f) and Rule 14f-1 promulgated thereunder:

GENERAL

  Primus's Board is divided into three classes, with staggered three-year terms. Currently, the Board has five members. Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for John Puente, for a term expiring at the Annual Meeting of Stockholders to be held following fiscal 2000 (the "2001 Annual Meeting"). If, for any reason, at the time of election, the nominee named should decline or be unable to accept his nomination or election, it is intended that such proxy will be voted in favor of the election, in the nominee's place, of a substituted nominee, who would be recommended by the Primus Board. The Primus Board, however, has no reason to believe that Mr. Puente will be unable to serve as a director.

  The Primus Board recommends that Primus Stockholders vote in favor of Mr. Puente to serve as a member of the Primus Board. If no instructions are given on a properly executed and returned proxy, the shares of Primus Common Stock represented thereby will be voted in favor of Mr. Puente's election to the Primus Board.

NOMINEE/DIRECTOR BIOGRAPHICAL INFORMATION

  The following biographical information is furnished as to each nominee for election as a director and each of the current directors:

                NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS
             FOR A THREE TERM EXPIRING AT THE 2001 ANNUAL MEETING

  John G. Puente became a director of Primus in 1995. From 1987 to 1995, he was Chairman of the Board and CEO of Orion Network Systems, a satellite telecommunications company. Mr. Puente is currently Chairman of the Board of Telogy Networks, Inc., a privately-held company. Prior to joining Orion, Mr. Puente was Vice Chairman of M/A-Com Inc., now known as Hughes Network Systems, Inc., a diversified telecommunications and manufacturing company, which he joined in 1978 when M/A-Com acquired Digital Communications Corporation, a satellite terminal and packet switching manufacturer of which Mr. Puente was a founder and Chief Executive Officer.

            MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                     TERM EXPIRING AT 1999 ANNUAL MEETING

  K. Paul Singh co-founded Primus in 1994 with Mr. DePodesta and serves as its Chairman, President and Chief Executive Officer. From 1991 until he co-founded Primus, he served as the Vice President of Global Product Marketing for MCI. Prior to joining MCI. Mr. Singh was the Chairman and Chief Executive Officer of Overseas Telecommunications, Inc. ("OTI"), a provider of private digital communications in over 26 countries which he founded in 1984 and was purchased by MCI in 1991.

  John F. DePodesta co-founded Primus in 1994 with Mr. Singh, and serves as a director and its Executive Vice President Law and Regulatory Affairs. In addition to his position with Primus, Mr. DePodesta also currently serves as Chairman of the Board of Iron Road Railways Incorporated, which he co-founded in 1994, and served as Senior Vice President, Law and Public Policy, of Genesis Health Ventures, Inc. from January 1996 through March 1998. Additionally, since 1994 he has been "of counsel" to the law firm of Pepper Hamilton llp, where he was previously a partner since 1979. Before joining Pepper Hamilton llp, Mr. DePodesta served as the General Counsel of Consolidated Rail Corporation. See "Certain Transactions of Primus."

            MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                     TERM EXPIRING AT 2000 ANNUAL MEETING

  Herman Fialkov became a director of Primus in 1995. He is currently a consultant to Newlight Management LLC and is also the General Partner of PolyVentures Associates, L.P., a venture capital firm. He has been associated with various venture capital firms since 1968. Previously, he was an officer and director of General Instrument Corporation which he joined in 1960 as a result of its acquisition of General Transistor Corporation, a company Mr. Fialkov founded.

  David E. Hershberg became a director of Primus in 1995. Mr. Hershberg is the founder, President and CEO of Globecomm Systems, Inc., a system integrator of satellite earth stations. From 1976 to 1994, Mr. Hershberg was the President and Chief Executive Officer of Satellite Transmission Systems, Inc., a global provider of satellite telecommunications equipment, and became a Group President of California Microwave, Inc., a company that acquired Satellite Transmission Systems, Inc.

  There are no family relationships among any of the directors of Primus.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Primus Board consists of Messrs. Fialkov and Hershberg, who were not at any time officers or employees of Primus. No executive officer of Primus serves as a member of the board of directors or compensation committee of another entity which has one or more executive officers that will serve as a member of the Primus Board or the Primus Compensation Committee.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  During the year ended December 31, 1997, the Primus Board held 4 meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Primus Board and committees of the Primus Board on which he served.

  During the year ended December 31, 1997 the Audit Committee, which currently consists of Messrs. Fialkov and Puente held 2 meetings. The Audit Committee has the authority and responsibility to hire one or more independent public accountants to audit Primus's books, records and financial statements and to review Primus's systems of accounting (including its systems of internal control), to discuss with such independent public accountants the results of such audit and review, to conduct periodic independent reviews of the systems of accounting (including systems of internal control), and to make reports periodically to the Primus Board with respect to its findings.

  During the year ended December 31, 1997, the Compensation Committee, which consists of Messrs. Fialkov and Hershberg, held 3 meetings. The Compensation Committee is responsible for fixing the compensation of the Chief Executive Officer and the other executive officers, deciding other compensation matters such as those relating to the operation of Primus's Stock Option Plan ("Stock Option Plan") and Director Stock Option Plan ("Director Option Plan"), including the award of options under the Stock Option Plan, and approving certain aspects of Primus's management bonus plan.

  During the year ended December 31, 1997, the Nominating Committee, which consists of Messrs. Singh and Puente, did not hold any meetings. The Nominating Committee is responsible for selecting those persons to be nominated to the Primus Board.

COMPENSATION OF DIRECTORS

  During 1997, Primus paid each director $500 for each Primus Board meeting and each Primus Committee meeting attended by such director in person. Commencing with 1998, Primus will pay directors an annual fee of $10,000 and has discontinued paying any meeting fees. In addition, Primus grants each person who becomes an Eligible Director (as defined in the Director Option
Plan) options to purchase 15,000 shares of the Common

Stock pursuant to Primus's Director Option Plan which vest one-third upon the grant date, and one-third on each of the first and second anniversary of the grant dates. Primus did not grant any such options in 1997.

EXECUTIVE OFFICERS AND DIRECTORS

  The following table and biographies set forth information concerning the individuals who serve as executive officers and directors of Primus:

                                                                  YEAR OF EXPIRATION
          NAME           AGE               POSITION               OF TERM AS DIRECTOR
          ----           ---               --------               -------------------
K. Paul Singh(1)(2).....  47 Chairman of the Board of Directors,         1999
                             President, and Chief Executive
                             Officer
Neil L. Hazard..........  45 Executive Vice President and Chief           N/A
                             Financial Officer
John F. DePodesta(1)....  53 Executive Vice President, Law and           1999
                             Regulatory Affairs, and Director
Yousef Javadi...........  42 Chief Operating Officer of Primus            N/A
                             North America
Ravi Bhatia.............  49 Chief Operating Officer, Primus              N/A
                             Australia
John Melick.............  39 Vice President of International              N/A
                             Business Development
Herman                                                                   2000
 Fialkov(1)(3)(4).......  76 Director
David E.                                                                 2000
 Hershberg(1)(3)........  60 Director
John G.                                                                  1998
 Puente(1)(2)(4)........  67 Director

--------
(1) Background presented above. See "Election of Primus Director."
(2) Member of Nominating Committee.
(3) Member of Compensation Committee.
(4) Member of Audit Committee.

  Neil L. Hazard joined Primus in 1996 as its Executive Vice President and Chief Financial Officer. Prior to joining Primus, Mr. Hazard was employed by MCI in several executive positions, most recently as its Director of Corporate Accounting and Financial Reporting, responsible for consolidation of MCI's financial results, external reporting to stockholders and SEC reporting. Mr. Hazard served as acting Controller of MCI for six months and as Director of Global Product Marketing. Prior to joining MCI in 1991, Mr. Hazard served as the Chief Financial Officer of OTI.

  Yousef Javadi joined Primus in March 1997 as Chief Operating Officer of Primus North America. Prior to joining Primus, Mr. Javadi was Vice President of Business Development at GE Americom (a GE Capital company) from 1995-1997. From 1991-1995 Mr. Javadi was Director of Global Services of MCI. From 1985-1991 he was at OTI as Vice President of Sales and Marketing.

  Ravi Bhatia joined Primus in October 1995 as the Managing Director of Primus Telecommunications Pty., Ltd. (Australia) and in March 1996 became the Chief Operating Officer of Primus Australia and as such is responsible for implementing Primus's business strategy in Australia. Mr. Bhatia has over 26 years of international experience in the telecommunications industry, which includes nine years of employment with MCI in various sales and marketing positions. Most recently, he served as the Director of Sales and Marketing for MCI in the South Pacific Region, based in Sydney.

  John Melick joined Primus in 1994 as its Vice President of Sales and Marketing and has served as Vice President of International Business Development since 1996. Prior to joining Primus, he was a Senior Manager with MCI responsible for the day-to-day management of its global product portfolio in Latin America and the Caribbean region. He joined MCI in 1991 at the time of the acquisition of OTI where he managed the development of OTI's service expansion into Mexico and Latin America.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires Primus's directors and executive officers, and persons who own more than ten percent of a registered class of Primus's equity securities (collectively, "Reporting Persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of Primus. Reporting Persons are additionally required to furnish Primus with copies of all Section 16(a) forms they file.

  To Primus's knowledge, based solely on review of the copies of such reports furnished to Primus and written representations of Reporting Persons, all
Section 16(a) filing requirements applicable to the Reporting Persons were complied with, except that: Ravi Bhatia filed one report relating to one transaction approximately one month late; John Puente filed an annual report relating to three transactions approximately one year late; David Hershberg filed one report relating to one transaction approximately three months late; Herman Fialkov filed an annual report relating to one transaction approximately one month late; John Melick filed one report relating to one transaction approximately nine months late; and George Mattos (formerly Vice President of Operations) filed one report relating to one transaction approximately two months late.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee has furnished the following report on executive compensation:

  General. During 1997, the compensation of the executive officers was administered and determined by the Compensation Committee of the Primus Board. Primus's executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs are intended to support the goal of increasing stockholder value while facilitating the business strategies and long-range plans of Primus.

  The following is the Compensation Committee's report addressing the compensation of Primus's executive officers for 1997.

  Compensation Policy and Philosophy. Primus's executive compensation policy
(i) is designed to establish an appropriate relationship between executive pay and Primus's annual performance, its long term growth objectives and its ability to attract and retain qualified executive officers, and (ii) is based on the belief that the interests of the executives should be closely aligned with Primus's stockholders. The Compensation Committee attempts to achieve these goals by integrating competitive annual base salaries with (i) annual incentive bonuses based on corporate performance and on the achievement of specified performance objectives set forth in Primus's financial plan for such fiscal year and (ii) stock options through Primus's Stock Option Plan. In support of this philosophy, a meaningful portion of each executive's compensation is placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for Primus's stockholders from both the short-term and long-term perspectives. The Compensation Committee believes that cash compensation in the form of salary and performance-based incentive bonuses provides company executives with short term rewards for success in operations, and that long term compensation through the award of stock options encourages growth in management stock ownership which leads to expansion of management's stake in the long term performance and success of Primus. The Compensation Committee considers all elements of compensation and the compensation policy when determining individual components of pay.

  The Compensation Committee believes that leadership and motivation of Primus's employees are critical to achieving the objectives of Primus. The Compensation Committee is responsible for ensuring that its executive officers are compensated in a way that furthers Primus's business strategies and which aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for executive compensation: (i) offer compensation opportunities that attract the best talent to Primus; (ii) motivate individuals to perform at their highest levels; (iii) reward outstanding achievement; (iv) retain those with leadership abilities and skills necessary for building long-term stockholder value; (v) maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of Primus and the creation of incremental stockholder value; and (vi) encourage executives to manage from the perspective of owners with an equity stake in Primus.

  Executive Compensation Components. As discussed below, Primus's executive compensation package is primarily comprised of three components: base salary, annual incentive bonuses and stock options.

   BASE SALARY. For 1997, the Compensation Committee approved the base salaries of the executive officers based on (i) salaries paid to executive officers with comparable responsibilities employed by companies with comparable businesses, (ii) performance and accomplishment of Primus in fiscal 1997, which is the most important factor, and (iii) individual performance reviews for fiscal 1997 for most executive officers. The Compensation Committee reviews executive officer salaries annually and exercises its judgment based on all the factors described above in making its subject to the terms of such officer's employment agreement. No specific formula is applied to determine the weight of each criteria.

   ANNUAL INCENTIVE BONUSES. Annual incentive bonuses for the Chief Executive Officer and the other named executive officers are based upon the following criteria: (i) Primus's financial performance for the current fiscal year,
  (ii) the furthering of Primus's strategic position in the marketplace; and
  (iii) individual merit.

   LONG TERM INCENTIVE COMPENSATION. Stock options encourage and reward effective management which results in long-term corporate financial success, as measured by stock price appreciation. The number of options granted during 1997 to each executive officer or employee was based primarily on the executive's or employee's ability to influence Primus's long term growth and profitability. The Compensation Committee believes that option grants afford a desirable long term compensation method because they closely ally the interests of management with stockholder value and that grants of stock options are the best way to motivate executive officers to improve long-term stock market performance. The vesting provisions of options granted under Primus's Stock Option Plan are designed to encourage longevity of employment with Primus and generally extend over a three-year period.

  Compensation of Chief Executive Officer. The Compensation Committee believes that K. Paul Singh, Primus's Chief Executive Officer, provides valuable services to Primus and that his compensation should therefore be competitive with that paid to executives at comparable companies. In addition, the Compensation Committee believes that an important portion of his compensation should be based on performance. Mr. Singh's annual base salary for 1997 was $250,000. The factors which the Compensation Committee considered in setting his annual base salary were his individual performance and pay practices of peer companies relating to executives of similar responsibility. The annual incentive bonus paid to Mr. Singh for 1997 was $160,000. Such bonus was paid to Mr. Singh for his performance and role in implementing Primus's strategy relating to acquisitions, financing and operations, including overseeing the implementation of Primus's network.

  Internal Revenue Code Section 162. Under Section 162 of the Internal Revenue Code, the amount of compensation paid to certain executives that is deductible with respect to Primus's corporate taxes is limited to $1,000,000 annually. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, Primus's ability to obtain a corporate tax deduction for compensation paid to executive officers of Primus to the extent consistent with the best interests of Primus and its stockholders.

                                          The Compensation Committee
                                          Herman Fialkov
                                          David E. Hershberg

SUMMARY COMPENSATION TABLE

  The following table sets forth, for the years ended December 31, 1997, 1996 and 1995 certain compensation information with respect to Primus's Chief Executive Officer and the other Company officers named therein (the "Named Executive Officers").

                                                                LONG-TERM COMPENSATION
                                                             -----------------------------
                                    ANNUAL COMPENSATION             AWARDS         PAYOUTS
                                  -------------------------- --------------------- -------
                                                                        SECURITIES
                                                      OTHER               UNDER-
                                                     ANNUAL  RESTRICTED   LYING            ALL OTHER
                                                     COMPEN-   STOCK     OPTIONS/   LTIP    COMPEN-
                                  SALARY      BONUS  SATION   AWARD(S)     SARS    PAYOUTS  SATION
NAME AND PRINCIPAL POSITION  YEAR   ($)        ($)     ($)      ($)        (#)       ($)      ($)
---------------------------  ---- -------    ------- ------- ---------- ---------- ------- ---------
K. Paul Singh ...........    1997 247,692    160,000   --        --      100,000     --       --
 Chairman of the Board of
  Directors,                 1996 185,000    100,000   --        --      338,100     --       --
 President and Chief
  Executive Officer          1995 185,000(1)   --      --        --         --       --       --
Neil L. Hazard ..........    1997 159,231    100,000   --        --       40,000     --       --
 Executive Vice President    1996 118,461     60,000   --        --      304,290     --       --
 and Chief Financial
  Officer                    1995   --         --      --        --         --       --       --
Yousef B. Javadi.........    1997 121,154     60,000   --        --      170,000     --       --
 Chief Operating
  Officer--                  1996   --         --      --        --         --       --       --
 Primus North America        1995   --         --      --        --         --       --       --
John F. DePodesta .......    1997 100,000      --      --        --      180,000     --       --
 Executive Vice
  President,                 1996   --       10,000    --        --         --       --       --
 Law and Regulatory
  Affairs                    1995   --         --      --        --      101,430     --       --
Ravi Bhatia..............    1997 105,004     50,000   --        --       30,000     --       --
 Chief Operating
  Officer--                  1996  96,740     30,000   --        --       33,810     --       --
 Primus Australia            1995  21,580      --      --        --       67,620     --       --

--------
(1) Of this amount, payment of $77,200 was deferred and subsequently paid on July 31, 1996.

EMPLOYMENT AGREEMENT

  Primus has entered into an employment agreement with Mr. Singh (the "Singh Agreement"). The Singh Agreement is a five-year contract, with a term beginning on June 1, 1994 and continuing until May 30, 1999, and from year to year thereafter unless terminated. Under the terms of the Singh Agreement, Mr. Singh is required to devote his full time efforts to Primus as Chairman of the Board, President and Chief Executive Officer. Primus is required to compensate Mr. Singh at an annual rate of $250,000 effective January 1, 1997 (which amount is reviewed annually by the Primus Board and is subject to increase at their discretion). Mr. Singh, however, agreed to defer payment of his base salary from June 1, 1994 through May 31, 1995, which was subsequently paid to him on July 31, 1996. Primus is also obligated to (i) allow Mr. Singh to participate in any bonus or incentive compensation plan approved for senior management of Primus, (ii) provide life insurance in an amount equal to three times Mr. Singh's base salary and disability insurance which provides monthly payments in an amount equal to one-twelfth of his then applicable base salary,
(iii) provide medical insurance and (iv) pay up to $2,500 annually for Mr. Singh's personal tax and financial planning services.

  Primus may terminate the Singh Agreement at any time in the event of his disability or for cause, each as defined in the Singh Agreement. Mr. Singh may resign from Primus at any time without penalty (other than the non-competition obligations discussed below). If Primus terminates the Singh Agreement for disability or cause, Primus will have no further obligations to Mr. Singh. If, however, Primus terminates the Singh Agreement other than for disability or cause, Primus will have the following obligations: (i) if the termination is after May 30,

1999, Primus must pay Mr. Singh one-twelfth of his then applicable base salary as severance pay; and (ii) if the termination is before June 1, 1999, Primus must pay to Mr. Singh, as they become due, all amounts otherwise payable if he had remained employed by Primus until June 1, 1999. If Mr. Singh resigns, he may not directly or indirectly compete with Primus's business until six months after his resignation. If Primus terminates Mr. Singh's employment for any reason, Mr. Singh may not directly or indirectly compete with Primus's business until six months after the final payment of any amounts owed to him under the Singh Agreement become due.

STOCK OPTIONS GRANTED TO CERTAIN EXECUTIVE OFFICERS DURING 1997

  Under the Stock Option Plan, options to purchase Primus Common Stock are available for grant to selected employees of Primus. Options are also available for grant to eligible directors under Primus's Director Stock Option Plan. The following table sets forth certain information regarding options for the purchase of Common Stock that were awarded to the Named Executive Officers during 1997.

               OPTION GRANTS IN THE YEAR ENDED DECEMBER 31, 1997

                                         INDIVIDUAL GRANTS
                         -------------------------------------------------
                                                                            POTENTIAL REALIZABLE
                          NUMBER OF    PERCENT OF                             VALUE AT ASSUMED
                         SECURITIES      TOTAL                              ANNUAL RATE OF STOCK
                         UNDERLYING     OPTIONS/                           PRICE APPRECIATION FOR
                          OPTIONS/    SARS GRANTED  EXERCISE OF                  OPTION TERM
                            SARS      TO EMPLOYEES  BASE PRICE  EXPIRATION -----------------------
          NAME           GRANTED (#) IN FISCAL YEAR   ($/SH)       DATE      5% ($)     10% ($)
          ----           ----------- -------------- ----------- ---------- ---------- ------------
K. Paul Singh...........   100,000         9%         $14.00     12/22/02     386,820      854,700
 Chairman of the Board
 of Directors, President
 and Chief Executive
 Officer
Neil L. Hazard..........    40,000         4%         $14.00     12/22/02     154,728      341,880
 Executive Vice
 President and Chief
 Financial Officer
Yousef B. Javadi........   150,000        14%         $ 8.25      3/21/02     341,921      755,494
 Chief Operating            20,000         2%         $14.00     12/22/02      77,364      170,940
 Officer--Primus North
 America.
John F. DePodesta.......   180,000        17%         $14.00     12/22/02     696,276    1,538,460
 Executive Vice
 President for Law and
 Regulatory Affairs
Ravi Bhatia.............    30,000         3%         $14.00     12/22/02     116,046      256,410
 Chief Operating
 Officer--Primus
 Australia

 Total Options Granted to
  Employees..................... 1,062,250
 Future Value Factor--5 Years @
  5%............................    1.2763
 Future Value Factor--5 Years @
  10%...........................    1.6105

  There were no options exercised by Primus's Chief Executive Officer or the Named Executive Officers during the year ended December 31, 1997.

STOCK PRICE PERFORMANCE GRAPH

  The graph below compares Primus's cumulative total stockholder return on the Common Stock for the period from the date Primus's Common Stock commenced trading on the Nasdaq National Market System (November 7, 1996) through December 31, 1997, with the cumulative total return of the Standard & Poor's Midcap 400 Index and the Standard & Poor's Telecommunications (Long Distance) Index. The comparison assumes $100 was invested on November 7, 1996 in Primus's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


              [STOCKHOLDER RETURN GRAPH REPLACED BY TABLE BELOW]

                             TOTAL STOCKHOLDER RETURN

                                            YEAR ENDING
                               --------------------------------------
                                 11/7/96     12/31/96      12/31/97
                               ----------  -----------    ----------
                                         ( D O L L A R S )

PRIMUS TELECOMMUNICATIONS
  GROUP, INC.                     100.00     115.91          146.59

TELECOM (LONG DISTANCE)-
  500                             100.00     114.98          162.82

S&P MIDCAP 400                    100.00     102.79          135.95

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PRIMUS

  The following table sets forth information, as of April 27, 1998, except as otherwise noted, with respect to the beneficial ownership of shares of the Primus Common Stock by each person or group who is known to Primus to be the beneficial owner of more than five percent of the outstanding Primus Common Stock, by each director or nominee for director, by each of the Named Executive Officers, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

                                              AMOUNT AND NATURE OF   PERCENT
NAME                                         BENEFICIAL OWNERSHIP(1) OF CLASS
----                                         ----------------------- --------
K. Paul Singh...............................        4,611,406(2)      22.9%
 1700 Old Meadow Road
 McLean, VA 22102
Quantum Industrial Partners LDC.............        1,406,283(3)       7.1%
 c/o Curacao Corporation Company N.V.
 Kaya Flamboyan 9
 Willemstad, Curacao
 Netherlands Antilles
S-C Phoenix Holdings, L.L.C. ...............          843,769(4)       4.3%
 c/o The Chatterjee Group
 888 Seventh Avenue
 New York, NY 10106
Winston Partners II LLC.....................          175,785(5)        *
 c/o Chatterjee Advisors LLC
 c/o The Chatterjee Group
 888 Seventh Avenue
 New York, NY 10106
Winston Partners II LDC.....................          383,103(6)       1.9%
 c/o Curacao Corporation Company N.V.
 Kaya Flamboyan 9
 Willemstad, Curacao
 Netherlands Antilles
Franklin Resources, Inc. ...................        1,366,750(7)       6.9%
 777 Mariners Island Boulevard
 San Mateo, CA 94404
John F. DePodesta...........................          320,136(8)       1.6%
Herman Fialkov..............................           30,000           *
David E. Hershberg..........................           51,667(9)        *
John Puente.................................          166,760(10)       *
Neil L. Hazard..............................          205,843(11)      1.0%
Yousef B. Javadi............................           52,256(12)       *
Ravi Bhatia.................................           70,119(13)       *
All executive officers and directors as a
 group (9 people)...........................        5,608,586(14)     27.2%

--------
  * Less than 1% of the outstanding Primus Common Stock.
 (1) As of April 27, 1998, there were 19,823,951 outstanding shares of Primus Common Stock. Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to the shares beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable or which, on or prior to June 27, 1998, become exercisable, are also deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

 (2) Includes 377,786 shares of Primus Common Stock owned by Mr. Singh's wife and children, 500,000 shares of Primus Common Stock held by a private foundation of which Mr. Singh is the president and a director, 396,828 shares of Primus Common Stock held of record by a series of revocable trusts of which Mr. Singh is the trustee and pursuant to which Mr. Singh has sole voting power and shared dispositive power, and 640 shares held in a 401(k) plan of which Mr. Singh is a beneficiary. Also includes 225,400 shares of Primus Common Stock issuable upon the exercise of options granted to Mr. Singh.
 (3) Based on a Schedule 13G dated March 6, 1998, Quantum Industrial Partners LDC ("Quantum Industrial") has reported that it may be deemed to be the beneficial owner of 1,406,283 shares of Common Stock. QIH Management Investor, L.P., the sole general partner of which is QIH Management, Inc. ("QIH Management"), is vested with investment discretion with respect to portfolio assets held for the account of Quantum Industrial. Mr. George Soros, the sole shareholder of QIH Management, has entered into an agreement with Soros Fund Management LLC, a Delaware limited liability company ("SFM LLC"), pursuant to which Mr. Soros has, among other things, agreed to use his best efforts to cause QIH Management to act at the direction of SFM LLC (the "QIP Contract"). Mr. Soros is Chairman of SFM LLC and as a result of such position and the QIP Contract, may be deemed to be the beneficial owner of shares of Primus Common Stock held for the account of Quantum Industrial. Mr. Stanley F. Druckenmiller, the Lead Portfolio Manager of SFM LLC, by virtue of such position and the QIP Contract, also may be deemed to be the beneficial owner of the shares of Common Stock held for the account of Quantum Industrial. Dr. Purnendu Chatterjee may be deemed to be the beneficial owner of the shares of Common Stock held for the account of Quantum Industrial by virtue of his position as a sub-investment manager to Quantum Industrial with respect to its shares of Common Stock.
 (4) Based on a Schedule 13G dated March 6, 1998, S-C Phoenix Holdings, L.L.C. ("Phoenix Holdings") has reported that it may be deemed to be the beneficial owner of 843,769 shares of Primus Common Stock. According to the Schedule 13G, George Soros and Winston Partners, L.P. are the managing members of Phoenix Holdings with respect to its investment in the shares of Primus Common Stock, and as a result of their ability to exercise investment discretion, each may be deemed to be a beneficial owner of the shares of Common Stock. Dr. Chatterjee, who is the sole general partner of Chatterjee Fund Management ("CFM"), and CFM, which is the sole general partner of Winston Partners, L.P., each may be deemed to have beneficial ownership in the shares of Primus Common Stock held by Phoenix Holdings.
 (5) Based on a Schedule 13G dated March 6, 1998, Winston Partners II LLC ("Winston LLC") has reported that it may be deemed to be the beneficial owner of 175,785 shares of Primus Common Stock. According to the Schedule 13G, Chatterjee Management Company ("Chatterjee Management"), an entity over which Dr. Chatterjee may be deemed to have sole and ultimate control, has investment discretion over the shares of Common Stock held by Winston LLC, and as such may be deemed to have beneficial ownership over such shares. In addition, Chatterjee Advisors LLC ("Chatterjee Advisors"), which also may be deemed under the management and control of Dr. Chatterjee, as manager of Winston LLC and by reason of its ability to terminate the contract between Winston LLC and Chatterjee Management may be deemed to be the beneficial owner of the shares of Primus Common Stock held by Winston LLC.
 (6) Based on a Schedule 13G dated March 6, 1998, Winston Partners II LDC ("Winston LDC") has reported that it may be deemed to be the beneficial owner of 383,103 shares of Primus Common Stock. According to the Schedule 13G, Chatterjee Management has investment discretion over the shares of Primus Common Stock held by Winston LDC, and as such may be deemed to have beneficial ownership over such shares. In addition, Chatterjee Advisors, as manager of Winston LDC and by reason of its ability to terminate the contract between Winston LDC and Chatterjee Management, may be deemed to be the beneficial owner of the shares of Primus Common Stock held by Winston LDC.
 (7) Based on a Schedule 13G dated February 6, 1998, Franklin Resources, Inc. ("Franklin") has reported that it may be deemed to be the beneficial owner of 1,366,750 shares of Primus Common Stock. According to the
     Schedule 13G, such shares are also beneficially owned by Franklin Advisers, Inc., an investment advisory subsidiary (the "Adviser") of Franklin, which has all investment and/or voting power over the shares pursuant to an advisory contract. In addition, Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin and are the principal shareholders of FRI and may, therefore, be deemed to be the beneficial owner of the shares of Primus Common Stock held by Franklin. Franklin, the Adviser, and Messrs. Charles and Rupert Johnson disclaim any economic interest or beneficial ownership in such shares.
 (8) Includes 101,430 shares of Primus Common Stock issuable upon the exercise of options granted to Mr. DePodesta.
 (9) Includes 50,715 shares of Primus Common Stock issuable upon the exercise of options granted to Mr. Hershberg and 953 shares of Common Stock owned by a partnership of which Mr. Hershberg is a general partner.
(10) Includes 50,715 shares of Primus Common Stock issuable upon the exercise of options granted to Mr. Puente.
(11) Includes 202,860 shares of Primus Common Stock issuable upon the exercise of options granted to Mr. Hazard.
(12) Includes 50,000 shares of Primus Common Stock issuable upon the exercise of options granted to Mr. Javadi.
(13) Includes 67,619 shares of Primus Common Stock issuable upon the exercise of options granted to Mr. Bhatia.
(14) Includes 847,913 shares of Primus Common Stock issuable upon the exercise of options granted to directors and executive officers.

             AMENDMENT TO THE PRIMUS CERTIFICATE OF INCORPORATION
   (FOR STOCKHOLDERS OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED ONLY)

  The Primus Board recommends that the Primus stockholders approve an amendment to the Primus Certificate of Incorporation to increase the number of authorized shares of Primus Common Stock from 40,000,000 to 80,000,000.

  On April 30, 1998, Primus had issued and outstanding 19,914,357 shares of Primus Common Stock, excluding shares reserved for issuance pursuant to its stock option plans. As a result of the TresCom Merger, Primus will issue an indeterminate number of additional shares of Primus Common Stock and reserve an indeterminate number of additional shares of Primus Common Stock for issuance pursuant to options which are to be converted into Primus options.

  The Primus Board has determined that it is advisable for the Primus stockholders to approve the proposed increase in the authorized Primus Common Stock to have shares available for such corporate purposes as future equity financings, acquisitions, stock splits and stock options. Authorizing additional shares avoids the delay and expense of a special stockholders' meeting if opportunities arise which would require the issuance of shares in excess of the present limit since the Primus Board will have the authority to issue such shares without stockholder approval, subject to the requirements of the Nasdaq National Market. Other than issuances of Primus Common Stock in connection with the Merger Agreement, Primus does not have any definitive plans to issue additional shares of Primus Common Stock.

  The additional shares of Primus Common Stock for which authorization is sought would have rights equivalent to the shares of Primus Common Stock now authorized. This amendment of the Certificate of Incorporation requires the approval of a majority of the outstanding Primus Common Stock.

  The Primus Board recommends that Primus Stockholders vote in favor of the amendment to the Primus Certificate of Incorporation to increase the number of authorized shares of Primus Common Stock from 40,000,000 to 80,000,000. If no instructions are given on a properly executed and returned proxy, the shares of Primus Common Stock represented thereby will be voted in favor of the amendment.

                        CERTAIN TRANSACTIONS OF PRIMUS

PRIVATE EQUITY SALE

  In July 1996, Primus completed the sale of 965,999 shares of Primus Common Stock to the (i) Quantum Industrial Partners LDC, the principal operating subsidiary of Quantum Industrial Holdings Ltd., an investment fund advised by Soros Fund Management, a private investment firm owned by Mr. George Soros,
(ii) Winston Partners II LDC, the principal operating subsidiary of Winston Partners II Offshore Ltd., an investment fund advised by Chatterjee Management Company, a private entity owned by Dr. Purnendu Chatterjee, (iii) Winston Partners II LLC, an investment fund advised by Chatterjee Management Company and (iv) S-C Phoenix Holdings, L.L.C., an investment vehicle owned by affiliates of Mr. Soros and Dr. Chatterjee (collectively, the "Soros/Chatterjee Group"), for an aggregate purchase price of approximately $8.0 million. The Soros/Chatterjee Group also purchased, for an additional $8.0 million, the right to receive, upon exercise, an indeterminate number of shares of Primus Common Stock with a fair market value of $10.0 million as of the date of exercise, plus up to 627,899 additional shares of Primus Common Stock (the "Soros/Chatterjee Warrants"). The Soros/Chatterjee Warrants have been exercised in full.

  The Soros/Chatterjee Group was granted registration rights pursuant to a registration rights agreement with Primus (the "Registration Rights Agreement"). Under the Registration Rights Agreement, the Soros/Chatterjee Group is entitled to demand registration of its shares after July 31, 1998, a maximum of three times, the third demand being available only if the Soros/Chatterjee Group has not registered 80% of its shares of Primus Common Stock after the first demand registration. Primus is not required to effect any demand registration within 180 days after the effective date of a previous demand registration and may postpone, on one occasion in any 365-day period, the filing or effectiveness of a registration statement for a demand registration for up to 120 days under certain circumstances, including pending material transactions or the filing by Primus of a registration statement relating to the sale of shares for its own account. The Soros/Chatterjee Group is also entitled to unlimited piggyback registrations. All such registrations would be at Primus's expense, exclusive of underwriting discounts and commissions, and legal fees (up to $25,000 for each such offering) incurred by the holders of the registrable securities. Primus and the Soros/Chatterjee Group have entered into customary indemnification and contribution provisions.

  Additionally, members of the Soros/Chatterjee Group are entitled to tag-along rights to participate with Mr. Singh and members of his family in sales of capital stock on the same terms and conditions as Mr. Singh and members of his family. The Soros/Chatterjee Group shares are also subject to drag-along rights in the event holders of a majority of the Primus Common Stock decide to sell 80% or more of the outstanding capital stock of Primus. A securityholders agreement by and among Primus, K. Paul Singh and the Soros/Chatterjee Group provides that members of the Soros/Chatterjee Group will not transfer shares of Primus Common Stock to a company, or any affiliate, that competes with Primus to a material extent in the provision of telecommunications services in the United States, Australia, the United Kingdom, France, Germany, Mexico, Canada, Italy or Hong Kong.

TELEGLOBE

  Primus entered into an agreement on January 12, 1996 with Teleglobe USA, Inc. ("Teleglobe"), pursuant to which Teleglobe purchased 410,808 shares of Primus Common Stock (the "Teleglobe Shares") for a total of $1,458,060. The equity investment was consummated in February 1996 as was a loan by Teleglobe of $2.0 million to Primus. The loan, which was repaid in full with the proceeds from the offering of the Senior Notes, bore interest at 6.9% per annum (payable quarterly), was scheduled to mature on February 9, 1998, and was secured by all the assets of Primus, comprised principally of the stock of the subsidiaries (65% of the stock of foreign subsidiaries was pledged). Related to the Teleglobe investments, Primus and a number of its subsidiaries have entered into trading agreements with Teleglobe with respect to their respective service offerings. The parties have also agreed to cooperate in an effort to maximize efficiencies with respect to network facilities.

  As part of the transaction, Teleglobe, Primus and Mr. Singh entered into a stockholders' agreement (the "Teleglobe Agreement") providing Teleglobe the same consent, preemptive and registration rights as may be granted in the future to other stockholders of an equal or lesser percentage ownership in Primus, and participation and tag-along rights whereby Teleglobe is entitled to sell its shares of Primus Common Stock when certain other stockholders sell or when Primus issues equity securities that would result in a change of control of Primus. The Teleglobe Agreement also obligated Teleglobe to sell the Teleglobe Shares if certain other stockholders sell and specified conditions are met, and grants Primus a right of first refusal upon a sale of the Teleglobe Shares to any competitor of Primus. Teleglobe waived any preemptive rights and registration rights that arose as a result of the private equity sale, which occurred on July 31, 1996, whereby the Soros/Chatterjee Group purchased an equity interest in Primus for an aggregate purchase price of approximately $16.0 million. Teleglobe has sold all of the Teleglobe Shares pursuant to Rule 144, and the Teleglobe Agreement has terminated.

NSI PRIVATE PLACEMENTS

  In 1995 and 1996, Primus engaged Northeast Securities, Inc. ("NSI") to serve as the placement agent for two private placements of Primus Common Stock. Mr. Andrew B. Krieger, a former director of Primus, served as a broker-dealer in the private placements through an affiliation with NSI. In connection with these offerings, Primus paid Mr. Krieger cash commissions aggregating approximately $1,007,000. Primus also retained Krieger Associates, of which Mr. Krieger is the President and Chief Executive Officer, to perform certain financial and other consulting services and paid a total of approximately $105,828 for the performance of such services during 1995 and 1996. In addition, in connection with these private placements, Primus issued a total of 193,718 shares of Primus Common Stock to Krieger Associates and Mr. Krieger, and at the direction of Mr. Krieger issued a total of 74,003 shares of Primus Common Stock to other individuals associated with the transaction. Primus also issued, in connection with these private placements, a total of 245,555 shares of Primus Common Stock to NSI and certain of its employees associated with the transactions.

LOAN FROM OFFICER

  In connection with the initial organization of Primus, K. Paul Singh, Primus's Chairman of the Board, President and Chief Executive Officer, loaned Primus approximately $320,000, accruing interest at a variable rate tied to the prime rate. On March 31, 1995, Primus and Mr. Singh converted all then outstanding principal and interest due ($350,000) into 555,559 shares of Primus Common Stock, at a price per share of $0.63, which shares were issued on such date.

MANAGEMENT FEES

  Prior to Primus's acquisition of Axicorp, Axicorp paid a management fee based on a percentage of revenue to a company owned primarily by certain officers of Primus, including Paul Keenan, Sim Thiam Soon and Peter Slaney. Mr. Keenan and Mr. Slaney are no longer employed by Primus. Total management fees for the nine- month period ended March 31, 1995, and the twelve-month period ended March 31, 1996 were $616,000 and $426,000, respectively.

LEGAL SERVICES

  From time to time, Primus has retained the law firm of Pepper Hamilton llp, of which John F. DePodesta, a director and an Executive Vice President of Primus, is "of counsel," to perform legal services for Primus.

HOTKEY INVESTMENT

  In March 1998, Primus purchased a controlling interest in Hotkey, a Melbourne, Australia based Internet service provider. Primus's 60% ownership of Hotkey was purchased for approximately $1.3 million in cash. Prior to the Hotkey Investment, Primus's chairman, K. Paul Singh, owned approximately 14% of Hotkey. As a result of the transaction, Mr. Singh owns 4% of Hotkey.


                            ANNUAL REPORT OF PRIMUS

  A copy of Primus's Annual Report on Form 10-K for the year ended December 31, 1997 accompanies this Proxy Statement.

                        STOCKHOLDER PROPOSALS OF PRIMUS

  To be eligible for inclusion in Primus's proxy materials for the 1999 Annual Meeting of Stockholders, a proposal intended to be presented by a stockholder for action at that meeting must, in addition to meeting the stockholder eligibility and other requirements of the Securities and Exchange Commission's rules governing such proposals, be received not later than January 4, 1998 by the Secretary of Primus at Primus's principal executive offices, 1700 Old Meadow Road, McLean, Virginia 22102.

                                 OTHER MATTERS

  As of the date of this Joint Proxy Statement/Prospectus, neither the Primus Board nor the TresCom Board knows of any matters that will be presented for consideration at the Primus Meeting or the TresCom Special Meeting other than as described in this Joint Proxy Statement/Prospectus. If any other matters shall properly come before the Primus Meeting or the TresCom Special Meeting, or any adjournments or postponements thereof, and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The person named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Primus and TresCom.

      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE OF TRESCOM


                                                                       PAGE NO.
                                                                      ---------
Financial Statements:
  TresCom International, Inc.:
    Report of Independent Auditors...................................    F-2
    Consolidated Balance Sheets as of December 31, 1997 and 1996.....    F-3
    Consolidated Statements of Operations for the years ended
     December 31, 1997, 1996 and 1995................................    F-4
    Consolidated Statements of Shareholders' Equity for the years
     ended December 31, 1997, 1996 and 1995..........................    F-5
    Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1996 and 1995................................    F-6
    Notes to Consolidated Financial Statements.......................    F-7
Consolidated Financial Statement Schedule:
    Report of Independent Auditors...................................    S-1
    Schedule II--Valuation and Qualifying Accounts...................    S-2

  All other schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements or related notes.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
TresCom International, Inc.

  We have audited the accompanying consolidated balance sheets of TresCom International, Inc. and its subsidiaries ("TresCom") as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of TresCom's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TresCom International, Inc. and subsidiaries at December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Atlanta, Georgia
February 27, 1998

                          TRESCOM INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
                                                             (IN THOUSANDS,
                                                            EXCEPT SHARE AND
                                                             PER SHARE DATA)
                          ASSETS
                          ------
Current assets:
  Cash and cash equivalents................................ $  1,481  $  6,020
  Accounts receivable, net of allowance for doubtful
   accounts of $8,149 and $7,588, respectively.............   31,743    29,063
  Other current assets.....................................    2,406     3,441
                                                            --------  --------
Total current assets.......................................   35,630    38,524
Property and equipment, at cost:
  Transmission and communications equipment................   29,720    24,691
  Furniture, fixtures and other............................    9,620     5,600
                                                            --------  --------
                                                              39,340    30,291
Less accumulated depreciation and amortization.............   (9,668)   (5,755)
                                                            --------  --------
                                                              29,672    24,536
Other assets:
  Customer bases, net of accumulated amortization of $2,385
   and $1,358, respectively................................    3,274     3,806
  Excess of cost over net assets of businesses acquired,
   net of accumulated amortization of $3,508 and $2,368,
   respectively............................................   38,826    34,260
  Other....................................................    1,027       484
                                                            --------  --------
Total assets............................................... $108,429  $101,610
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
           ------------------------------------
Current liabilities:
  Accounts payable......................................... $  1,237  $  2,758
  Accrued network costs....................................   19,497    19,546
  Other accrued expenses...................................    6,365     5,395
  Long-term obligations due within one year................    1,098       817
  Deferred revenue and other current liabilities...........    1,689     1,807
                                                            --------  --------
Total current liabilities..................................   29,886    30,323
Long-term obligations (Notes 3 and 4)......................   19,593     3,965
Shareholders' equity:
  Preferred stock, $.01 par value per share; 1,000,000
   shares
   authorized, no shares issued and outstanding............      --        --
  Common stock, $.0419 par value per share; 50,000,000
   shares authorized; 12,104,960 and 11,804,675 shares
   issued and outstanding, respectively....................      505       493
  Deferred compensation....................................     (551)     (808)
  Additional paid-in capital...............................  108,354   106,140
  Accumulated deficit......................................  (49,358)  (38,503)
                                                            --------  --------
Total shareholders' equity.................................   58,950    67,322
                                                            --------  --------
Total liabilities and shareholders' equity................. $108,429  $101,610
                                                            ========  ========

                            See accompanying notes.

                          TRESCOM INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              TWELVE MONTHS ENDED DECEMBER
                                                           31,
                                             ---------------------------------
                                                1997        1996       1995
                                             ----------  ----------  ---------
                                               (IN THOUSANDS, EXCEPT SHARE
                                                   AND PER SHARE DATA)
Revenues...................................  $  157,641  $  139,621  $ 102,641
Cost of services...........................     124,365     106,928     74,679
                                             ----------  ----------  ---------
Gross profit...............................      33,276      32,693     27,962
Selling, general and administrative (Notes
 2, 9 and 12)..............................      36,386      30,808     32,437
Depreciation and amortization..............       6,599       4,928      3,961
                                             ----------  ----------  ---------
Operating loss.............................      (9,709)     (3,043)    (8,436)
Interest and other expenses, net...........       1,146         578      3,191
                                             ----------  ----------  ---------
Loss before extraordinary item.............     (10,855)     (3,621)   (11,627)
Extraordinary loss on early extinguishment
 of debt...................................         --        1,956        --
                                             ----------  ----------  ---------
Net loss...................................  $  (10,855) $   (5,577) $ (11,627)
                                             ==========  ==========  =========
Net loss applicable to common stock........  $  (10,855) $   (6,267) $ (16,504)
                                             ==========  ==========  =========
Basic and diluted per share data:
  Loss before extraordinary item...........  $     (.91) $     (.41) $   (5.29)
  Extraordinary item.......................         --         (.18)       --
                                             ----------  ----------  ---------
Net loss per share of common stock.........  $     (.91) $     (.59) $   (5.29)
                                             ==========  ==========  =========
Weighted average number of shares of common
 stock outstanding.........................  11,890,047  10,671,096  3,119,590
                                             ==========  ==========  =========



                            See accompanying notes.

                          TRESCOM INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                PREFERRED STOCK                     TRESCOM COMMON STOCK
                   -------------------------------------------- ----------------------------
                                        ACCRUED                                   ADDITIONAL
                                       UNDECLARED     STOCK                        PAID-IN     DEFERRED   ACCUMULATED
                    SHARES    AMOUNT   DIVIDENDS  SUBSCRIPTIONS   SHARES   AMOUNT  CAPITAL   COMPENSATION   DEFICIT
                   --------  --------  ---------- ------------- ---------- ------ ---------- ------------ -----------
                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at
December 31,
1994.............   283,594  $ 28,359   $ 1,652       $ 511        202,864  $  9   $     76    $   --      $(15,732)
Issuance of
Common Stock.....       --        --        --          --       2,183,799    91        824        --           --
Issuance of
Preferred Stock:
 Series A........     1,467       147       --          --             --    --         --         --           --
 Series C........   151,421    15,142       --         (511)           --    --         --         --           --
Accrued dividends
on Preferred
Stock............       --        --      4,877         --             --    --         --         --        (4,877)
Grant of stock
options..........       --        --        --          --             --    --         796       (796)         --
Non-cash
compensation.....       --        --        --          --             --    --         --         139          --
Issuance of
Common Stock
Warrants.........       --        --        --          --             --    --       2,428        --           --
Net loss.........       --        --        --          --             --    --         --         --       (11,627)
                   --------  --------   -------       -----     ----------  ----   --------    -------     --------
Balance at
December 31,
1995.............   436,482    43,648     6,529         --       2,386,663   100      4,124       (657)     (32,236)
Conversion of
Preferred Stock
to Common Stock
and accrued
dividends........  (436,482)  (43,648)   (7,219)        --       4,558,155   191     50,676        --           --
Accrued dividends
on Preferred
Stock............       --        --        690         --             --    --         --         --          (690)
Initial public
offering of
Common Stock.....       --        --        --          --       4,545,455   190     50,537        --           --
Costs associated
with initial
public offering
of Common Stock..       --        --        --          --             --    --      (2,160)       --           --
Grant of stock
options..........       --        --        --          --             --    --       1,701     (1,701)         --
Non-cash
compensation
expense..........       --        --        --          --             --    --         --       1,264          --
Exercise of stock
options..........       --        --        --          --         141,988     6         54        --           --
Forfeiture of
stock options....       --        --        --          --             --    --        (286)       286          --
Net loss.........       --        --        --          --             --    --         --         --        (5,577)
Common Stock
issued in
connection with
acquisitions.....       --        --        --          --         172,414     6      1,494        --           --
                   --------  --------   -------       -----     ----------  ----   --------    -------     --------
Balance at
December 31,
1996.............       --        --        --          --      11,804,675   493    106,140       (808)     (38,503)
Non-cash
compensation
expense..........       --        --        --          --             --    --         --         257          --
Exercise of stock
options..........       --        --        --          --          16,769     1          6        --           --
Common stock
issued in
connection with
acquisitions.....       --        --        --          --         283,516    11      2,208        --           --
Net loss.........       --        --        --          --             --    --         --         --       (10,855)
                   --------  --------   -------       -----     ----------  ----   --------    -------     --------
Balance at
December 31,
1997.............       --   $    --    $   --        $ --      12,104,960  $505   $108,354    $  (551)    $(49,358)
                   ========  ========   =======       =====     ==========  ====   ========    =======     ========
                       TOTAL
                   SHAREHOLDERS'
                      EQUITY
                   -------------
Balance at
December 31,
1994.............    $ 14,875
Issuance of
Common Stock.....         915
Issuance of
Preferred Stock:
 Series A........         147
 Series C........      14,631
Accrued dividends
on Preferred
Stock............         --
Grant of stock
options..........         --
Non-cash
compensation.....         139
Issuance of
Common Stock
Warrants.........       2,428
Net loss.........     (11,627)
                   -------------
Balance at
December 31,
1995.............      21,508
Conversion of
Preferred Stock
to Common Stock
and accrued
dividends........         --
Accrued dividends
on Preferred
Stock............         --
Initial public
offering of
Common Stock.....      50,727
Costs associated
with initial
public offering
of Common Stock..      (2,160)
Grant of stock
options..........         --
Non-cash
compensation
expense..........       1,264
Exercise of stock
options..........          60
Forfeiture of
stock options....         --
Net loss.........      (5,577)
Common Stock
issued in
connection with
acquisitions.....       1,500
                   -------------
Balance at
December 31,
1996.............      67,322
Non-cash
compensation
expense..........         257
Exercise of stock
options..........           7
Common stock
issued in
connection with
acquisitions.....       2,219
Net loss.........     (10,855)
                   -------------
Balance at
December 31,
1997.............    $ 58,950
                   =============

                            See accompanying notes.

                          TRESCOM INTERNATIONAL, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             TWELVE MONTHS ENDED DECEMBER 31,
                                             ----------------------------------
                                                1997        1996        1995
                                             ----------  ----------  ----------
                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss before extraordinary item.............  $  (10,855) $   (3,621) $  (11,627)
Extraordinary loss on early extinguishment
 of debt...................................         --       (1,956)        --
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation and amortization............       6,599       4,928       3,961
  Non-cash interest expense................         --          431         607
  Non-cash interest expense on note to
   shareholder.............................         --          297         --
  Non-cash compensation....................         257       1,264         139
  Changes in operating assets and
   liabilities, net of effects of
   acquisitions:
    Accounts receivable....................      (2,118)    (11,770)     (5,511)
    Other current assets...................       1,045      (2,139)       (943)
    Accounts payable.......................      (2,805)        564      (2,307)
    Accrued network costs..................         (49)      7,911       1,180
    Other accrued expenses.................        (772)        754      (1,942)
    Deferred revenue and other current
     liabilities...........................      (1,427)      1,513         --
                                             ----------  ----------  ----------
Net cash used in operating activities......     (10,125)     (1,824)    (16,443)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment........      (6,914)     (8,086)     (5,637)
Expenditures for line installations........        (577)       (144)       (418)
Cash paid for purchases of businesses,
 net.......................................      (1,201)       (522)        --
                                             ----------  ----------  ----------
Net cash used in investing activities......      (8,692)     (8,752)     (6,055)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common
 stock.....................................         --       50,727         915
Costs relating to initial public offering..         --       (2,160)        --
Proceeds from the issuance of preferred
 stock.....................................         --          --       14,778
Proceeds from debt.........................         --          --        7,572
Proceeds from issuance of warrants
 associated with debt......................         --          --        2,428
Proceeds from revolving credit agreement,
 net.......................................      15,645         --          --
Payment of loan acquisition costs..........        (482)        (86)       (533)
Repayment of cash overdraft................         --          --         (382)
Repayment of revolving credit facility.....         --      (24,173)        --
Repayment of sellers' note.................         --       (1,000)        --
Repayment of notes payable to stockholder..         --       (8,476)        --
Repayment of debt..........................         (15)        (18)        (27)
Proceeds from stock option exercise........           7          60         --
Principal payments on capital lease
 obligations...............................        (877)       (330)       (201)
                                             ----------  ----------  ----------
Net cash provided by financing activities..      14,278      14,544      24,550
                                             ----------  ----------  ----------
Net change in cash and cash equivalents....      (4,539)      3,968       2,052
Cash and cash equivalents at beginning of
 period....................................       6,020       2,052         --
                                             ----------  ----------  ----------
Cash and cash equivalents at end of
 period....................................  $    1,481  $    6,020  $    2,052
                                             ==========  ==========  ==========
Interest paid..............................  $      806  $    1,352  $    2,257
                                             ==========  ==========  ==========
Capital lease obligations incurred.........  $    1,156  $    4,310  $      --
                                             ==========  ==========  ==========

                            See accompanying notes.

                          TRESCOM INTERNATIONAL, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. BUSINESS

 Organization and Basis of Presentation

  TresCom International, Inc. ("TresCom") was incorporated in Florida on December 8, 1993 as TeraCom Communications, Inc. Effective June 30, 1994, TresCom changed its name to TresCom International, Inc.

  TresCom is a facilities-based long-distance telecommunications carrier focused on international long- distance traffic. TresCom offers telecommunications services, including direct dial "1 plus" and toll-free long distance, calling and debit cards, international toll-free service, 24-hour bilingual operator services, intra-island local service in Puerto Rico, private lines, frame relay, international inbound service, international country to country calling services and international callthrough from selected markets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of TresCom and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

 Cash and Cash Equivalents

  TresCom considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are recorded at cost, which approximates fair market value.

 Property and Equipment

  Property and equipment is recorded at cost. Depreciation and amortization is provided for financial reporting purposes using the straight-line method over the following estimated useful lives:

     Transmission and communications equipment.................... 3 to 20 years
     Furniture, fixtures and other................................ 3 to  7 years

  The costs of software and software upgrades purchased for internal use are capitalized. Significant capital projects are constantly being initiated as TresCom continues to expand its network. Beginning in 1996, a substantial amount of employee time was required to properly plan, install, test and certify the equipment associated with these projects. In connection with these projects, TresCom capitalized $1,229 and $1,450 in direct and indirect employee costs during 1997 and 1996, respectively.

 Change in Accounting Estimate

  During the first quarter of 1997, TresCom changed the estimated useful life of fiber optic undersea cables from 10 to 20 years to conform to the predominant industry standard. The change in depreciation expense associated with the revised estimated useful life of fiber optic undersea cables was approximately $120 for 1997.

 Advertising

  Pursuant to American Institute of Certified Public Accountants (AICPA) Statement of Position No. 93-7, "Reporting on Advertising Costs," TresCom expenses advertising costs as incurred except for direct-

                          TRESCOM INTERNATIONAL, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) response advertising costs, which are capitalized and amortized over the expected period of future benefit. Direct-response advertising programs were implemented during 1996 and consist of fees paid to various telemarketing entities and internal costs of performing telemarketing activities. The capitalized costs are amortized over a nine month period beginning in the month revenues associated with those costs are first generated.

  At December 31, 1997 and 1996, advertising costs totaling $770 and $1,390, respectively, were recorded as other current assets. Advertising expense for the years ended December 31, 1997, 1996 and 1995 were $4,865, $2,047 and $1,359, respectively.

 Other Assets

  The excess of cost over net assets of businesses acquired represents the excess of the consideration paid over the fair value of the net assets acquired and is amortized on a straight-line basis over 35 years. Customer bases are recorded based on the estimated value of the customer bases acquired in the acquisition of businesses and are amortized on a straight-line basis over periods ranging from three to seven years.

  Other assets are periodically reviewed by TresCom for impairments where the fair value is less than the carrying value.

  Legal expenses and other direct costs incurred in connection with obtaining financing agreements are deferred and amortized over the life of the financing agreements. Such capitalized costs amounted to $482 and $86 during the years ended December 31, 1997 and 1996, respectively. Accumulated amortization of deferred financing costs was $133 and $10 at December 31, 1997 and 1996, respectively.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenues

  Revenues are derived primarily from the provision of long-distance telecommunications services and are recognized when the services are provided. In 1997, TresCom recognized $543 of revenue from the sale of excess Indefeasible Rights of Use ("IRU") on undersea digital fiber optic transmission cables.

 Cost of Services

  Cost of services include payments to local exchange carriers ("LECs"), interexchange carriers, post, telegraph and telephone organizations ("PTTs") and telecommunications administrations ("TAs") primarily for access and transport charges.

 Concentrations of Credit Risk and Major Customers

  TresCom derives a majority of its operating revenues from wholesale customers as well as commercial customers in Florida, New York, St. Thomas and Puerto Rico. Financial instruments which potentially subject TresCom to concentrations of credit risk consist principally of accounts receivable. TresCom's allowance for doubtful accounts is based upon management's estimates and historical experience. In situations

                          TRESCOM INTERNATIONAL, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) where TresCom deems appropriate, prepayment and/or cash deposits or letters of credit are required for the provision of services.

 Income Taxes

  TresCom accounts for income taxes under the liability method. Under the liability method, deferred income taxes are recorded to reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes.

 New Accounting Pronouncements

  In 1996, TresCom adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). The adoption of SFAS 121 did not have any effect on the financial statements. In 1996, TresCom also adopted the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") (See Note 5).

  In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (see Note 13). Statement No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement No. 128 requirements.

  Comparative net loss per share data have been restated for prior periods. In connection therewith, common stock, options and warrants issued within one year prior to the original filing of TresCom's initial public offering (the "IPO") at prices below the IPO price, which had previously been considered outstanding for all periods presented even though antidilutive, have been reflected in the computations of basic and diluted net loss per share in accordance with Statement of Financial Accounting Standards No. 128 and Securities and Exchange Commission Staff Accounting Bulletin No. 98, issued February 3, 1998. Such common stock has been treated as outstanding only since issuance, and options and warrants have been excluded from the computations as they are considered antidilutive.

  In June of 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information" which are both effective for fiscal years beginning after December 15, 1997. Management believes that the adoption of SFAS 130 and SFAS 131 will not have a material adverse effect on TresCom's consolidated financial statements.

 Reclassification

  Certain prior year amounts have been reclassified to conform with current year presentation.

                          TRESCOM INTERNATIONAL, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
3. LONG-TERM OBLIGATIONS

  A summary of long-term obligations is as follows:

                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1997    1996
                                                                 ------- ------
   Revolving Credit Agreement
    Interest payable monthly at rates based upon the lender's
    commercial lending rate plus .50% (8.75% at December 31,
    1997), maturing in July 2002................................ $15,645 $  --
   Loans payable to the Small Business Administration,
    bearing interest at 4%, due in monthly principal and
    interest payments of $3 through February 2015,
    collateralized by a security agreement covering certain
    assets .....................................................     401    416
   Capital leases bearing interest at rates ranging from 9% to
    11% and payable in monthly installments totaling $129.......   4,645  4,366
                                                                 ------- ------
                                                                  20,691  4,782
   Less amounts due within one year.............................   1,098    817
                                                                 ------- ------
                                                                 $19,593 $3,965
                                                                 ======= ======

  In November 1994, a wholly-owned subsidiary of TresCom obtained from a bank a revolving credit facility (the "Bank Facility") with an aggregate commitment of $27,000, which expired on June 30, 1996. On February 16, 1996, TresCom repaid all outstanding amounts borrowed under the Bank Facility. Extraordinary expense of $432 was recognized to write-off the remaining deferred financing costs associated with the Bank Facility.

  Under the terms of the Bank Facility, TresCom was required to maintain at least 50% of its debt on a fixed rate basis and, as a result, entered into an interest rate swap agreement and interest rate cap agreement (the "Instruments") with the lending bank to convert variable interest rate payments to fixed payments. The estimated fair value (i.e., the net present value of the amount TresCom was required to pay the counterpart over the remaining term of the agreement) of the Instruments, based upon the quoted market price provided by the financial institution was $562 at December 31, 1995. On September 18, 1996, when the net settlement value was $302, the Instruments were paid off in full.

  In October and November 1995, TresCom borrowed $7,000 and $3,000, respectively, under one-year notes bearing interest at 12% compounded quarterly from a major shareholder of TresCom. In connection with these notes, TresCom issued a warrant to purchase 358,034 shares of common stock at an exercise price of $0.42 per share. The warrants are exercisable immediately and expire on October 2, 2007. Of the $10,000 in borrowings, approximately $2,400 has been allocated to the value of the warrants. On February 14, 1996, TresCom repaid the entire balance relating to the notes. Accordingly, extraordinary interest expense in the amount of $1,524 was recognized in the first quarter of 1996.

  During the third quarter of 1996, TresCom established a relationship with a commercial bank to provide asset financing. TresCom utilized approximately $4,310 in the fourth quarter of 1996 for capital projects. An additional $1,156 was utilized in the second quarter of 1997.

  During the fourth quarter of 1996, TresCom established a $5,000 line of credit with a commercial bank (the "Credit Facility") secured by certain accounts receivable. The Credit Facility, as amended on March 27, 1997, contained standard debt covenants relating to financial position and performance, as well as restrictions on

                          TRESCOM INTERNATIONAL, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA) the declaration and payment of dividends. Through July 31, 1997, TresCom was either in compliance or received waivers with respect to all covenants under the Credit Facility.

  On July 31, 1997, TresCom entered into a Revolving Credit and Security Agreement (the "Revolving Credit Agreement") secured by TresCom's accounts receivable and certain intangible assets. The maximum borrowing under this agreement is $25,000; however, the amount available to be borrowed is based upon TresCom's pledged accounts receivable and intangible assets.

  On July 31, 1997, all borrowings under the Credit Facility were repaid in full with borrowings under the Revolving Credit Agreement and the Credit Facility was terminated. As of December 31, 1997, availability under the Revolving Credit Agreement was approximately $19,702, of which $15,645 (including approximately $600 of letters of credit) had been utilized. At December 31, 1997, TresCom was in compliance with all covenants under the Revolving Credit Agreement.

  Principal payments on all debt obligations are:

       1998............................................................ $    17
       1999............................................................      17
       2000............................................................      18
       2001............................................................      19
       2002............................................................      20
       Thereafter......................................................     310
       Revolving Credit Agreement......................................  15,645
                                                                        -------
         Total......................................................... $16,046
                                                                        =======

4. LEASE OBLIGATIONS

  TresCom occupies office facilities and leases certain equipment and software under noncancelable operating leases. Rental expense for the years ended December 31, 1997, 1996 and 1995 was $ 1,703, $1,421 and $1,341, respectively.

  During the years ended December 31, 1997 and 1996, TresCom acquired communication equipment of approximately $1,156 and $4,310, respectively, under capital lease obligations. Asset balances for property acquired under capital leases consist of:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1997    1996
                                                                 ------  ------
     Transmission and communication equipment................... $5,871  $4,715
     Furniture, fixtures and other..............................    213     270
                                                                 ------  ------
                                                                  6,084   4,985
     Accumulated depreciation...................................   (916)   (311)
                                                                 ------  ------
                                                                 $5,168  $4,674
                                                                 ======  ======

  Depreciation expense associated with assets acquired under capital leases is included with depreciation and amortization expense on the Statements of Operations. The present value of minimum capital lease payments are included in the balance sheet as a part of long-term obligations. Future minimum lease payments for all noncancelable leases at December 31, 1997 are:

                          TRESCOM INTERNATIONAL, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                       CAPITAL OPERATING
                                                       LEASES   LEASES   TOTAL
                                                       ------- --------- ------
   1998............................................... $1,637   $1,168   $2,805
   1999...............................................  1,471      915    2,386
   2000...............................................  1,419      731    2,150
   2001...............................................  1,073      566    1,639
   2002...............................................     90      507      597
   Thereafter.........................................    --       138      138
                                                       ------   ------   ------
   Total future minimum lease payments................  5,690   $4,025   $9,715
                                                                ======   ======
   Less amounts representing interest.................  1,045
                                                       ------
   Present value of net minimum lease payments........ $4,645
                                                       ======

5. CAPITALIZATION

 Preferred Stock

  The Board of Directors of TresCom is authorized to issue up to one million shares of preferred stock, par value $.01 per share, in one or more series and to fix the powers, voting rights, designations and preferences of each series.

 Common Stock

  On February 13, 1996, TresCom sold 4,545,455 shares of its common stock at $12 per share in its IPO. The net proceeds of this sale were approximately $48,600. The net proceeds were used to retire debt and accrued interest of approximately $35,800.

 Stock Option Plan

  TresCom has a stock option plan under which 936,432 options to purchase shares of common stock may be granted to officers, key employees, consultants and directors. The plan allows the granting of incentive stock options, which may not have an exercise price below the greater of par value or the market value on the date of grant, and non-qualified stock options, which may not have an exercise price below par value. All options must be exercised no later than 10 years from the date of grant. No option may be granted under the plan after February 22, 2004.

  Options generally vest as to 20% on the first anniversary of the vesting commencement date or grant date and as to an additional 20% on each anniversary thereafter. All options expire on the tenth anniversary of the grant date, unless sooner terminated under the terms of the stock option plan. In the event of certain changes in control of TresCom, all options become fully vested.

                          TRESCOM INTERNATIONAL, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  The following table summarizes all options activity for the years ended December 31, 1995, 1996 and 1997:

                                                                        WEIGHTED
                                                  NUMBER OF             AVERAGE
                                                   OPTIONS  EXERCISABLE EXERCISE
                                                   GRANTED    OPTIONS    PRICE
                                                  --------- ----------- --------
   Outstanding as of December 31, 1994...........  110,840               $0.42
   Canceled......................................  110,840                0.42
   Granted.......................................  484,955                0.42
   Forfeited.....................................   12,749                0.42
                                                   -------    -------    -----
   Outstanding as of December 31, 1995...........  472,206     19,826     0.42
   Canceled......................................  220,622                0.42
   Granted.......................................  534,119               12.53
   Forfeited.....................................  147,452               10.82
   Exercised.....................................  141,988                0.42
                                                   -------    -------    -----
   Outstanding as of December 31, 1996...........  496,263     23,713    10.37
   Canceled......................................    2,000                7.50
   Granted.......................................  447,000                7.76
   Forfeited.....................................   61,790                9.48
   Exercised.....................................   16,769                0.42
                                                   -------    -------    -----
   Outstanding as of December 31, 1997...........  862,704    103,733    $9.28
                                                   =======    =======    =====

  The following table summarizes options at December 31, 1997:

                                                                    OPTIONS
                                     OPTIONS OUTSTANDING          EXERCISABLE
                                ------------------------------  ----------------
                                          WEIGHTED  WEIGHTED            WEIGHTED
                                          AVERAGE    AVERAGE    NUMBER  AVERAGE
                                NUMBER OF EXERCISE CONTRACTUAL    OF    EXERCISE
   RANGE OF EXERCISE PRICE       OPTIONS   PRICE   LIFE (YEARS) OPTIONS  PRICE
   -----------------------      --------- -------- -----------  ------- --------
    $0.42.....................    75,585   $ 0.42     7.66      24,309   $ 0.42
     12.00--17.63.............   372,119    12.76     8.26      74,424    12.00
     7.50--12.00..............   415,000     7.76     9.13       5,000    12.00

  Non-cash compensation expense was recorded over the vesting period of the options. Accordingly, $257, $1,264 and $139 of non-cash compensation expense was recorded in the years ended December 31, 1997, 1996 and 1995, respectively.

  TresCom follows the requirements of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" to account for its stock option plan and, accordingly, compensation cost is recognized in the consolidated statements of operations for the stock option plan to the extent the options are granted at prices below fair market value. TresCom adopted SFAS 123, which requires certain disclosures about stock-based employee compensation arrangements. SFAS 123 requires pro forma disclosure of the impact on net income and earnings per share if the fair value method defined in SFAS 123 had been used. The fair value for these options was estimated at the date of grant using a minimum value option valuation method for options granted prior to the IPO and a Black-Scholes option valuation model for options granted after the IPO with the following weighted-average assumptions: a risk-free interest rate of 6.1%; a dividend yield of 0%; a volatility factor of the expected market price of the TresCom common stock of 1.207 for options granted during 1997 and
 .729 for options granted during 1996 and 1995, and an expected life of five years.

                          TRESCOM INTERNATIONAL, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because TresCom's stock options have characteristics significantly different from those of traded options, and because change in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

  The weighted average grant date fair value of options granted in 1997, 1996 and 1995 is $6.46, $7.88 and $10.50 per share, respectively. The options granted during 1995 had exercise prices below market value and the options granted during 1997 and 1996 had exercise prices at or above fair market value.

  For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The SFAS 123 pro-forma information is as follows:

                                                     1997     1996      1995
                                                   --------  -------  --------
   Pro forma net loss............................. $(12,583) $(5,713) $(11,627)
   Pro forma basic and diluted loss per share.....    (1.06)   (0.60)    (5.29)

6. INCOME TAXES

   The significant components of TresCom's deferred tax assets and liabilities are:

                                                           DECEMBER 31,
                                                     --------------------------
                                                       1997     1996     1995
                                                     --------  -------  -------
   Deferred tax assets
     Allowance for bad debts.......................  $  3,251  $ 2,975  $ 1,139
     Net operating loss carry-forward..............    12,256    6,229    6,311
     Accruals......................................       218      566      279
     Depreciation and amortization.................       --       101      873
     Other.........................................        15       11      270
     Valuation allowance...........................   (14,053)  (8,479)  (8,793)
                                                     --------  -------  -------
                                                        1,687    1,403       79
   Deferred tax liabilities
     Depreciation and amortization.................    (1,558)     --       --
     Acquisition basis differences.................      (129)  (1,403)     (79)
                                                     --------  -------  -------
                                                     $    --   $   --   $   --
                                                     ========  =======  =======

  The net change in TresCom's valuation allowance was $5,574, $(314) and $3,056 for the years ended December 31, 1997, 1996 and 1995, respectively.

  On July 17, 1989, the Industrial Development Commission of the U.S. Virgin Islands ("U.S.V.I.") granted STSJ tax benefits to cover long-distance telecommunications services in the U.S. Virgin Islands. These benefits include a 90% exemption from income taxes for a ten-year period effective January 1, 1989.

                          TRESCOM INTERNATIONAL, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
  The reconciliation of income tax attributable to operations computed at the U.S. federal statutory rates to income tax expense is:

                                                         DECEMBER 31,
                                                       ---------------------
                                                       1997    1996    1995
                                                       -----   -----   -----
   Tax at U.S. statutory rate......................... (34.0)% (34.0)% (34.0)%
   State taxes, net of federal benefit................  (3.6)   (2.0)   (2.0)
   Amortization of excess of cost over net assets of
    businesses acquired...............................   3.8     6.5     2.7
   Foreign tax rate differences.......................   2.0     7.1     3.7
   Unrecognized benefit of net operating loss.........  31.8    22.4    29.6
                                                       -----   -----   -----
                                                         --      --      --
                                                       =====   =====   =====

  At December 31, 1997, TresCom has U.S. and foreign net operating loss carryforwards for tax purposes of $24,335 and $12,354, respectively. These net operating loss carryforwards expire in the years 1997 through 2012.

7. RETIREMENT PLAN

  TresCom maintains the TresCom 401(k) Savings and Retirement Plan for all U.S. and U.S.V.I. subsidiaries and the TresCom 165(e) Savings and Retirement Plan for the Puerto Rican subsidiary. Employees age 21 or older are eligible to participate six months after their date of hire and to elect to defer a percentage of his/her salary. TresCom has the discretion to make contributions to the TresCom 401(k) Savings and Retirement Plan and TresCom 165(e) Saving and Retirement Plan. In 1996, 25,000 shares of stock in TresCom were authorized as retirement plan contributions. In 1997 and 1996, 4,439 and 2,065 shares, respectively, were allocated to the TresCom 401(k) Savings and Retirement Plan and the TresCom 165(e) Savings and Retirement Plan for aggregate amounts of approximately $31 and $16, respectively.

8. COMMITMENTS AND CONTINGENCIES

  TresCom is involved in various claims and is subject to possible actions arising out of the normal course of its business. Although the ultimate outcome of these claims cannot be ascertained at this time, it is the opinion of TresCom's management, based on knowledge of the facts and advice of counsel, that the resolution of such claims and actions will not have a material adverse effect on TresCom's financial condition or results of operations.

  TresCom has commitments under various types of agreements for the purchase of property and equipment to continue expansion of its network. Portions of such agreements not completed at year end are not reflected in the consolidated financial statements. These commitments were approximately $1,000 at year end 1997.

9. SETTLEMENTS

  In the past, TresCom incurred some significant charges as a result of disputes with carriers. These charges amounted to $4,100 and $900 in the first and second quarter of 1995, respectively. In addition, significant losses resulting from settlements with customers totaled $4,069 during the first quarter of 1995.

                          TRESCOM INTERNATIONAL, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
10. FINANCIAL INSTRUMENTS

  The carrying amounts reflected in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate the respective fair values due to the short-term nature of these items. The fair values for long-term obligations at December 31, are as follows:

                                                      1997           1996
                                                 -------------- --------------
                                                 CARRYING FAIR  CARRYING FAIR
                                                  VALUE   VALUE  VALUE   VALUE
                                                 -------- ----- -------- -----
   Loans payable to the Small Business Adminis-
    tration....................................    $401   $323    $416   $335
                                                   ====   ====    ====   ====

  The fair values of all other long-term obligations approximate the carrying values and are therefore not disclosed.


11. RELATED PARTY TRANSACTIONS

  During 1996, an affiliate of a major shareholder of TresCom owned approximately 20% of LCI International, Inc. ("LCI"). TresCom buys network services from and provides network services to LCI. At December 31, 1996, the net amount due to LCI was $1,935. During 1996, $7,140 of services were provided and $5,453 were used. During 1997, the affiliate of TresCom's major shareholder reduced their ownership stake to an insignificant percentage.

  In December 1996, TresCom acquired 100% of the common stock of Intex Telecommunications, Inc. from LCI. The purchase price consideration was 394,095 shares of TresCom common stock.

12. NATURAL DISASTER

  On September 16, 1995, Hurricane Marilyn damaged the island of St. Thomas where TresCom has significant operations. TresCom's Property and Business Interruption Insurance covered a significant portion of the damages to equipment and certain losses from operations. At September 30, 1995, TresCom estimated its exposure relating to the hurricane to be $2,500. Based on visits to the affected area, review of accounts receivable and actual settlements with customers, management revised its estimate of losses resulting from the hurricane to $1,717. Accordingly, the net loss for the quarter ended December 31, 1996 included this change in estimate of $783.

                          TRESCOM INTERNATIONAL, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
13. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share:

                                                1997        1996       1995
                                             ----------  ----------  ---------
Numerator:
  Loss before extraordinary item............ $  (10,855) $   (3,621) $ (11,627)
  Extraordinary loss on early extinguishment
   of debt..................................        --        1,956        --
                                             ----------  ----------  ---------
  Net loss..................................    (10,855)     (5,577)   (11,627)
  Preferred stock dividends.................        --          690      4,877
                                             ----------  ----------  ---------
  Numerator for basic and diluted earnings
   per share--net loss applicable to common
   stock.................................... $  (10,855) $   (6,267) $ (16,504)
                                             ==========  ==========  =========
Denominator:
  Denominator for basic and diluted earnings
   per share--weighted average shares....... 11,890,047  10,671,096  3,119,590
                                             ==========  ==========  =========
Basic and diluted per share data:
  Loss before extraordinary item............ $    (0.91) $    (0.41) $   (5.29)
  Extraordinary item........................        --        (0.18)       --
                                             ----------  ----------  ---------
  Net loss per share of common stock ....... $    (0.91) $    (0.59) $   (5.29)
                                             ==========  ==========  =========

  The earnings per share amounts in the above table have been calculated in compliance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." For further information regarding earnings per share and capitalization of TresCom, see Notes 2 and 5.

14. SUBSEQUENT EVENTS

  In February 1998, TresCom entered into a definitive Agreement and Plan of Merger, which was subsequently amended by Amendments No. 1 and 2 to Agreement and Plan of Merger dated as of April 8, 1998 and as of April 16, 1998, respectively, with Primus Telecommunications Group, Inc. ("Primus") and Taurus Acquisition Corporation, a wholly-owned subsidiary of Primus ("Taurus"). Pursuant to the terms of the Agreement and Plan of Merger, as amended, it is contemplated that Taurus will merge with and into TresCom, that TresCom will be the surviving corporation and that Primus will acquire 100% of the issued and outstanding shares of TresCom common stock. The transaction is expected to be completed during the second quarter of 1998 and is subject to, among other things, the approval of both Primus's and TresCom's shareholders and certain regulatory authorities.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
TresCom International, Inc.

  We have audited the consolidated financial statements of TresCom International, Inc. and its subsidiaries ("TresCom") as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 27, 1998. Our audit also included the accompanying financial statement schedule of TresCom. This schedule is the responsibility of TresCom's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Atlanta, Georgia
February 27, 1998

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                          TRESCOM INTERNATIONAL, INC.
                                 (IN THOUSANDS)

                                          ADDITIONS
                                    ---------------------
                         BALANCE AT CHARGED TO CHARGED TO             BALANCE AT
                         BEGINNING  COSTS AND    OTHER                  END OF
      DESCRIPTION        OF PERIOD   EXPENSES   ACCOUNTS  DEDUCTIONS    PERIOD
------------------------ ---------- ---------- ---------- ----------  ----------
Year ended December 31,
 1997:
Reserve and allowance
 deducted from asset
 accounts:
  Allowance for doubtful
   accounts.............   $7,588     $4,159      $500(1)   $4,098(3)   $8,149
  Valuation allowance
   for deferred taxes...    8,479      5,574       --          --       14,053
Year ended December 31,
 1996:
Reserve and allowance
 deducted from asset
 accounts:
  Allowance for doubtful
   accounts.............    4,140      5,036       --        1,588(3)    7,588
  Valuation allowance
   for deferred taxes...    8,793        --        --          314(2)    8,479
Year ended December 31,
 1995:
Reserve and allowance
 deducted from asset
 accounts:
  Allowance for doubtful
   accounts.............    3,761      1,791       700(4)    2,112(3)    4,140
  Valuation allowance
   for deferred taxes...    5,737      3,056       --          --        8,793

--------

(1) In connection with acquisitions.

(2) Change in deferred taxes.

(3) Write-off of uncollectible accounts.

(4) Uncollectible accounts in U.S. Virgin Islands resulting from Hurricane Marilyn.

                                                                     APPENDIX A

                                   COMPOSITE
                         AGREEMENT AND PLAN OF MERGER
  (INCLUDING AMENDMENTS NO. 1 AND 2 DATED AS OF APRIL 8, 1998 AND AS OF APRIL
                            16, 1998, RESPECTIVELY)

  Agreement and Plan of Merger (the "Agreement") entered into as of February 3, 1998, by and among Primus Telecommunications Group, Inc., a Delaware corporation (the "Purchaser"), Taurus Acquisition Corporation, a Florida corporation and a wholly-owned Subsidiary of the Purchaser (the "Purchaser Subsidiary"), and TresCom International, Inc., a Florida corporation (the "Target"). The Purchaser, the Purchaser Subsidiary and the Target are referred to collectively herein as the "Parties."

                                  WITNESSETH:

  Whereas, this Agreement contemplates a transaction in which the Purchaser will acquire all of the outstanding capital stock of the Target through a merger of the Purchaser Subsidiary with and into the Target.

  Whereas, each Board of Directors of the Purchaser, the Purchaser Subsidiary and the Target has approved the acquisition of the Target by the Purchaser, including the merger of the Purchaser Subsidiary with and into the Target (the "Merger"), upon the terms and subject to the conditions set forth herein;

  Whereas, the Board of Directors of the Target has determined that the Merger is fair to and in the best interests of the holders of the Target's common stock, par value $0.0419 per share (the "Target Shares"), and has resolved to recommend the acceptance and approval of the Merger by the Target Stockholders (as defined in (S)1 below);

  Whereas, the Board of Directors of the Purchaser has determined that the Merger is fair to and in the best interests of the holders of the Purchaser's common stock, par value $0.01 per share (the "Purchaser Shares"), and has resolved to recommend the acceptance and approval of the Merger by the Purchaser Stockholders (as defined in (S)1 below);

  Whereas, to induce the Purchaser and the Purchaser Subsidiary to enter into this Agreement, the Purchaser, the Purchaser Subsidiary and K. Paul Singh, the Chairman of the Board and Chief Executive Officer of the Purchaser, have entered into a Stockholder Agreement (the "Stockholder Agreement") with Warburg, Pincus, Investors, L.P. (the "Stockholder") pursuant to which the Stockholder, among other things, has agreed to vote its Target Shares in favor of the Merger and has granted the Purchaser Subsidiary an option to purchase certain Target Shares beneficially owned by the Stockholder, the Purchaser has agreed to grant certain registration rights to the Stockholder, and the Purchaser's Chief Executive Officer has granted certain other rights to the Stockholder, all upon the terms and subject to the conditions set forth in the Stockholder Agreement;

  Whereas, to induce the Purchaser and the Purchaser Subsidiary on the one hand, and the Target on the other hand, to enter into this Agreement, certain other stockholders of the Target and the Purchaser, respectively, have entered into voting agreements, pursuant to which such stockholders, among other things, have agreed to vote their shares in favor of the Merger, all upon the terms and subject to the conditions set forth in said agreements;

  Whereas, this Agreement contemplates a tax-free merger of the Purchaser Subsidiary with and into the Target in a reorganization pursuant to Code
(S)368(a)(2)(E), and the Target Stockholders will receive capital stock in the Purchaser in exchange for their capital stock in the Target;

  Now, Therefore, in consideration of the premises and the mutual promises set forth herein, and in consideration of the representations, warranties and covenants set forth herein, the Parties agree as follows:

  1. Definitions.

  "Acquisition Proposal" means any proposal or offer (including, without limitation, any proposal or offer to Target Stockholders) with respect to a merger, acquisition, consolidation, recapitalization, reorganization, tender offer or exchange offer or similar transaction involving, or any purchase of all or any significant portion of the assets of, or any equity interest representing 25% or more of the outstanding Target Shares in, the Target or any of its material Subsidiaries.

  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act; provided, however, in the case of the Target or the Stockholder, (i) no portfolio company of the Stockholder or of any related venture fund, (ii) no representative or employee of the Stockholder or of any related venture fund serving as a member of the board of directors on any such portfolio company, and (iii) no registered broker-dealer or any other Affiliated entity of Stockholder that is a registered investment adviser, as well as certain registered investment companies that may be deemed to be Affiliates of the Stockholder, shall be considered an Affiliate of the Target or the Stockholder for purposes of this Agreement.

  "Agreement" has the meaning set forth in the preambles.

  "Articles of Merger" has the meaning set forth in (S)2(c) below.

  "Benefit Plan" and "Benefit Plans" has the meaning set forth in (S)3(m)(i).

  "Blue Sky Filings" has the meaning set forth in (S)5(c)(i).

  "Closing" has the meaning set forth in (S)2(b) below.

  "Closing Date" has the meaning set forth in (S)2(b) below.

  "Code" has the meaning set forth in (S)3(m)(ii).

  "Common Stock" has the meaning set forth in the preambles.

  "Confidentiality Agreement" means the letter agreement dated March 21, 1997 between the Purchaser and The Robinson-Humphrey Company, Inc., as representative of the Target, providing that, among other things, each Party would maintain confidential certain information of the other Party.

  "Confidential Information" means Confidential Evaluation Material, as defined in the Confidentiality Agreement.

  "Delaware General Corporation Law" means Title 8, Chapter 1 of the Delaware Code, as amended.

  "Effective Time" has the meaning set forth in (S)2(d)(i) below.

  "Employees" has the meaning set forth in (S)3(m)(i).

  "ERISA" has the meaning set forth in (S)3(m)(i).

  "ERISA Affiliate" has the meaning set forth in (S)3(m)(iii).

  "Exchange Agent" has the meaning set forth in (S)2(e)(i).

  "Exchange Fund" has the meaning set forth in (S)2(e)(i).

  "Exchange Ratio" has the meaning set forth in (S)2(d)(v).

  "Florida Business Corporation Law" means the Florida Business Corporation Act, as amended.

  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

  "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Indemnified Party" has the meaning set forth in (S)5(h)(ii) below.

  "Joint Proxy Statement/Prospectus" has the meaning set forth in (S)5(c)(i) below.

  "Merger" has the meaning set forth in the preambles.

  "Nasdaq" has the meaning set forth in (S)5(c)(ii) below.

  "Order" has the meaning set forth in (S)6(a)(v) below.

  "Outstanding Debt" has the meaning set forth in (S)5(d)(iv) below.

  "Party" has the meaning set forth in the preambles.

  "Pension Plan" has the meaning set forth in (S)3(m)(ii).

  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

  "Per Share Merger Consideration" has the meaning set forth in (S)2(d)(v) below.

  "Potential Buyer" has the meaning set forth in (S)5(g) below.

  "Purchase Warrant" means that certain warrant to purchase Target Shares issued to the Stockholder and dated October 2, 1995.

  "Purchaser" has the meaning set forth in the preambles.

  "Purchaser 10-K" has the meaning set forth in (S)4(f) below.

  "Purchaser 10-Q" has the meaning set forth in (S)4(f) below.

  "Purchaser Board" means the board of directors of the Purchaser.

  "Purchaser Companies" means the Purchaser, the Purchaser Subsidiary and any of their respective Affiliates.

  "Purchaser Disclosure Letter" has the meaning set forth in (S)4(a) below.

  "Purchaser Fairness Opinion" means an opinion of BT Alex. Brown
Incorporated, addressed to the Purchaser Board, as to the fairness of the Merger to the Purchaser from a financial point of view.

  "Purchaser Reports" has the meaning set forth in (S)4(e) below.

  "Purchaser Shares" has the meaning set forth in the preambles.

  "Purchaser Special Meeting" has the meaning set forth in (S)5(c)(ii) below.

  "Purchaser Stockholder" means any Person who or which holds any Purchaser Shares.

  "Purchaser Subsidiary" has the meaning set forth in the preambles.

  "Purchaser-owned Share" means any Target Share that is beneficially owned by any Purchaser Company, except for any Target Shares beneficially owned by any Purchaser Company due to any provisions contained in (i) the Stockholder Agreement, dated as of February 3, 1998, and as subsequently amended as of April 16, 1998, by and among Stockholder, Purchaser, Purchaser Subsidiary, K. Paul Singh and Target; and (ii) the Voting Agreements, dated as of February 3, 1998, and as subsequently amended as of April 16, 1998, by and between Messrs. Wesley T. O'Brien and Rudolph McGlashan, on the one hand, and Purchaser, on the other hand."

  "Purchaser's Most Recent Audited Fiscal Year End" has the meaning set forth in (S)4(f) below.

  "Registration Statement" has the meaning set forth in (S)5(c)(i) below.

  "Requisite Stockholder Approval" means, with respect to the Target, the affirmative vote of the holders of a majority of the outstanding Target Shares in favor of this Agreement and the Merger in accordance with the Florida Business Corporation Law, or, with respect to the Purchaser, the affirmative vote of the holders of a majority of the outstanding Purchaser Shares in favor of this Agreement and the Merger in accordance with the Delaware General Corporation Law to the extent necessary to satisfy the requirements of Nasdaq.

  "SEC" means the Securities and Exchange Commission.

  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

  "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialman's and similar liens; (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings; (c) purchase money liens and liens securing rental payments under capital lease arrangements; and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

  "Stock Rights" means each option, warrant, purchase right, subscription right, conversion right, exchange right or other contract, commitment or security providing for the issuance or sale of any capital stock, or otherwise causing to become outstanding any capital stock.

  "Stockholder" has the meaning set forth in the preambles.

  "Stockholder Agreement" has the meaning set forth in the preambles.

  "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the voting stock or otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

  "Surviving Corporation" has the meaning set forth in (S)2(a) below.

  "Target" has the meaning set forth in the preambles.

  "Target 10-K" has the meaning set forth in (S)3(f) below.

  "Target 10-Q" has the meaning set forth in (S)3(f) below.

  "Target Board" means the board of directors of the Target.

  "Target Disclosure Letter" has the meaning set forth in (S)3(a) below.

  "Target Fairness Opinion" means an opinion of The Robinson-Humphrey Company, LLC, addressed to the Target Board, as to the fairness of the Merger to the Target Stockholders from a financial point of view.

  "Target Reports" has the meaning set forth in (S)3(e) below.

  "Target Shares" has the meaning set forth in the preambles.

  "Target Special Meeting" has the meaning set forth in (S)5(c)(ii) below.

  "Target Stockholder" means any Person who or which holds any Target Shares.

  "Target's Most Recent Audited Fiscal Year End" has the meaning set forth in
(S)3(f) below.

  "Tax Return" means any report, return, declaration or other information required to be supplied to a taxing authority in connection with Taxes.

  "Taxes" means all taxes or other like assessments including, without limitation, income, withholding, gross receipts, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes imposed by or payable to any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties, additions to tax or additional amounts thereto.

  "Valuation Period" has the meaning set forth in (S)2(d)(v) below.

  "Weighted Average Sales Price of a Purchaser Share" has the meaning set forth in (S)2(d)(v) below.

  2. The Transaction.

  (a) The Merger. On and subject to the terms and conditions of this Agreement, the Purchaser Subsidiary will merge with and into the Target at the Effective Time. The Target shall be the corporation surviving the Merger (the "Surviving Corporation").

  (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York, commencing at 9:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

  (c) Actions at the Closing. At the Closing, (i) the Target will deliver to the Purchaser and the Purchaser Subsidiary the various certificates, instruments and documents referred to in (S)6(a) below; (ii) the Purchaser and the Purchaser Subsidiary will deliver to the Target the various certificates, instruments and documents referred to in (S)6(b) below; (iii) the Target and the Purchaser Subsidiary will file with the Department of State of the State of Florida Articles of Merger in the form attached hereto as Exhibit A (the "Articles of Merger"); and (iv) the Purchaser will deliver the Exchange Fund to the Exchange Agent in the manner provided below in this (S)2.

  (d) Effect of Merger.

    (i) General. The Merger shall become effective at the time (the "Effective Time") the Target and the Purchaser Subsidiary file the Articles of Merger with the Department of State of the State of Florida. The Merger shall have the effect set forth in the Florida Business Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Purchaser Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

    (ii) Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Purchaser Subsidiary, except that its name shall be changed to TresCom International, Inc.

    (iii) Bylaws. The Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Bylaws of the Purchaser Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation will be TresCom International, Inc.).

    (iv) Directors and Officers. The directors and officers of the Purchaser Subsidiary shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

    (v) Conversion of Target Shares. At and as of the Effective Time, (A) each issued and outstanding Target Share (other than any Purchaser-owned Shares) shall be converted into the right to receive the Per Share Merger Consideration, and all such Target Shares shall no longer be outstanding, shall be canceled and retired, shall cease to exist, and each holder of a certificate representing any such Target Shares shall thereafter cease to have any rights with respect to such Target Shares, except the right to receive the Per Share Merger Consideration for such Target Shares upon the surrender of such certificate in accordance with (S)2(e) below, and (B) each Purchaser-owned Share and each Target Share held in the treasury of the Target or by any Subsidiary of the Target shall be canceled without payment therefor; provided, however, that the Per Share Merger Consideration shall be subject to proportionate adjustment in the event of any stock split, stock dividend or reverse stock split. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this (S)2(d)(v) after the Effective Time. As used herein, the term "Per Share Merger Consideration" shall mean that number of Purchaser Shares determined by applying to each Target Share an exchange ratio (the "Exchange Ratio") determined as follows: the Exchange Ratio shall be the quotient of $12.00 divided by the Weighted Average Sales Price of a Purchaser Share as of the Closing Date. Notwithstanding anything in this (S)2(d)(v), no fractional Purchaser Shares shall be issued to holders of Target Shares. In lieu thereof, each holder of shares of Target Shares who would otherwise have been entitled to receive a fraction of a Purchaser Share (after taking into account all certificates delivered by such holder at any one time) shall receive an amount in cash equal to such fraction of a Purchaser Share, multiplied by the Weighted Average Sales Price of a Purchaser Share as of the Closing Date. "Weighted Average Sales Price of a Purchaser Share" means the volume-weighted average sales price per Purchaser Share as reported by Bloomberg Information Systems, Inc. during a period consisting of the third Nasdaq trading day prior to the date as of which the Weighted Average Sales Price of a Purchaser Share is being determined and the nineteen (19) consecutive trading days prior to such day (the "Valuation Period").

    (vi) Conversion of Stock Rights. At the Effective Time, each Stock Right granted by the Target to purchase Target Shares which is outstanding and unexercised immediately prior thereto (whether or not vested or exercisable), other than the Purchase Warrant, shall be converted automatically into an option to purchase Purchaser Shares in an amount and at an exercise price determined as follows:

      (x) The number of Purchaser Shares to be subject to the new option shall be equal to the product of the number of Target Shares subject to the original Stock Right multiplied by the Exchange Ratio, provided that any fractional Purchaser Shares resulting from such multiplication shall be rounded up to the next whole share; and

      (y) The exercise price per Purchaser Share under the new option shall be equal to the quotient of the exercise price per Target Share under the original Stock Right divided by the Exchange Ratio, provided that the exercise price resulting from such division shall be rounded up to the next whole cent.

  The adjustment provided herein with respect to any original Stock Rights which are "incentive stock options" (as defined in Section 422 of the Code) shall be and are intended to be effected in a manner which is consistent with
Section 424(a) of the Code. The option plan of the Target under which the original Stock Rights were issued shall be assumed by the Purchaser, and the duration and other terms of the new option shall be the same as the original Stock Right, except that all references to the Target shall be deemed to be references to the Purchaser. At the Effective Time, the Purchaser shall deliver to holders of original Stock Rights appropriate option agreements representing the right to acquire Purchaser Shares on the terms and conditions set forth in this Section 2(d)(vi).

  The Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of Purchaser Shares for delivery upon exercise of the new options in accordance with this Section 2(d)(vi). The Purchaser shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective promptly after the Effective Time, with respect to Purchaser Shares subject to the new options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act, the Purchaser shall administer the option plans assumed pursuant to this Section 2(d)(vi) in a manner that complies with rule 16b-3 promulgated under the Securities Exchange Act to the extent the Target option plan complied with such rule prior to the Merger.

    (vii) Conversion of Capital Stock of the Purchaser Subsidiary. At and as of the Effective Time, each share of common stock, $.01 par value per share, of the Purchaser Subsidiary shall be converted into one share of common stock, $.01 par value per share, of the Surviving Corporation.

  (e) Procedure for Exchange.

    (i) Immediately after the Effective Time, (A) the Purchaser will furnish to StockTrans, Inc., its transfer agent, or such bank or trust company reasonably acceptable to Target, to act as exchange agent (the "Exchange Agent") a corpus (the "Exchange Fund") consisting of Purchaser Shares and cash sufficient to permit the Exchange Agent to make full payment of the Per Share Merger Consideration to the holders of all of the issued and outstanding Target Shares (other than any Purchaser-owned Shares), and (B) the Purchaser will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in the form to be mutually agreed upon by the Target and the Purchaser to each holder of issued and outstanding Target Shares (other than any Purchaser-owned Shares) for the holder to use in surrendering the certificates which represented his or its Target Shares against payment of the Per Share Merger Consideration. Upon surrender to the Exchange Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be issued a certificate representing that number of whole Purchaser Shares and a check representing the amount of cash in lieu of any fractional shares and unpaid dividends and distributions, if any, to which such Persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to recipients of Purchaser Shares. If payment is to be made to a Person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax has been paid or is not applicable. In the event any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Per Share Merger Consideration deliverable in respect thereof; provided, however, the Person to whom the Per Share Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed. No dividends or other distributions declared after the Effective Time with respect to Purchaser Shares and payable to the holders of record thereof shall be paid to the holder of any unsurrendered certificate until the holder thereof shall surrender such certificate in accordance with this
  (S)2(e). After the surrender of a certificate in accordance with this
  (S)2(e), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Purchaser Shares represented by such certificate. No holder of an unsurrendered certificate shall be entitled, until the surrender of such certificate, to vote the Purchaser Shares into which his Target Shares shall have been converted.

    (ii) The Target will cause its transfer agent to furnish promptly to the Purchaser Subsidiary a list, as of a recent date, of the record holders of Target Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Target Shares and lists of security positions of Target Shares held in stock depositories. The Target will furnish the Purchaser Subsidiary with such additional information (including, but not limited to, updated lists of holders of Target Shares and their addresses, mailing labels and lists of security positions) and such other assistance as the Purchaser or the Purchaser Subsidiary or their agents may reasonably request.

    (iii) The Purchaser may cause the Exchange Agent to invest the cash included in the Exchange Fund in one or more investments selected by the Purchaser; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payment of the Per Share Merger Consideration as necessary. The Purchaser may cause the Exchange Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and the Purchaser will replace promptly any portion of the Exchange Fund which the Exchange Agent loses through investments.

    (iv) The Purchaser may cause the Exchange Agent to pay over to the Surviving Corporation any portion of the Exchange Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter all former stockholders of the Target shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates.

    (v) The Purchaser shall pay, or shall cause the Surviving Corporation to pay, all charges and expenses of the Exchange Agent.

  (f) Closing of Transfer Records. After the Effective Time, no transfer of Target Shares outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing Purchaser Shares and cash in lieu of fractional shares, if any, as provided in (S)2(e).

  3. Representations and Warranties of the Target. The Target represents and warrants to the Purchaser and the Purchaser Subsidiary that the statements contained in this (S)3 are true and correct as of the date of this Agreement.

  (a) Organization, Qualification and Corporate Power. Each of the Target and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition or results of operations of the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Each of the Target and its Subsidiaries has full corporate power and corporate authority, and all material foreign, federal and state governmental permits, licenses and consents, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Target does not own any equity interest in any corporation or other entity other than the Subsidiaries listed in (S)3(a) of the Target Disclosure Letter accompanying this Agreement (the "Target Disclosure Letter").

  (b) Capitalization. The entire authorized capital stock of the Target consists of 1,000,000 shares of preferred stock, $.01 par value per share, none of which are issued and outstanding, and 50,000,000 Target Shares, of which 12,130,571 Target Shares were issued and outstanding as of January 26, 1998 and no Target Shares were held in treasury. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid and nonassessable, and none have been issued in violation of any preemptive or similar right. Except as set forth in (S)3(b) of the Target Disclosure Letter, neither the Target nor any of its Subsidiaries has any outstanding or authorized Stock Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Target or any of its Subsidiaries. The Target owns, directly or indirectly, 100% of the outstanding shares of capital stock of each of its Subsidiaries and each such share of capital stock has been duly authorized and is validly issued, fully paid and nonassessable, and none of such shares of capital stock has been issued in violation of any preemptive or similar right.

  (c) Authorization of Transaction. The Target has full power and authority (including full corporate power and corporate authority) and has taken all required action necessary to properly execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law; provided, however, that the Target cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval.

  (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or other restriction of any government, governmental agency or court to which the Target or any of its Subsidiaries is subject or any provision of the charter or bylaws of the Target or any of its Subsidiaries or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Target or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the business, financial condition or results of operations of the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Florida Business Corporation Law, the Securities Exchange Act, the Securities Act, state securities laws, and with regard to any required governmental or regulatory approvals or consents relating to the telecommunications industry, the laws, rules or regulations of the United States, the several states or the District of Columbia, the Commonwealth of Puerto Rico, the United States Virgin Islands and of any other jurisdiction in which such approvals or consents may be required, and any other statutes, rules or regulations set forth in (S)3(d) of the Target Disclosure Letter, neither the Target nor any of its Subsidiaries needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not have a material adverse effect on the business, financial condition or results of operations of the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

  (e) Filings with the SEC. Except as set forth in (S)3(e) of the Target Disclosure Letter, the Target has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "Target Reports"). Each of the Target Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Target Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  (f) Financial Statements. The Target has filed an Annual Report on Form 10-K (the "Target 10-K") for the fiscal year ended December 31, 1996 (the "Target's Most Recent Audited Fiscal Year End") and a Quarterly Report on Form 10-Q (the "Target 10-Q") for the fiscal quarter ended September 30, 1997. The financial statements included in the Target 10-K and the Target 10-Q (including the related notes and schedules) have been prepared from the books and records of the Target and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of the Target and its Subsidiaries as of the indicated dates and the results of operations and cash flows of the Target and its Subsidiaries for the indicated periods, except that unaudited interim results are subject to year-end adjustments.

  (g) Events Subsequent to Target's Most Recent Fiscal Year. Since the Target's Most Recent Audited Fiscal Year End, except as disclosed in the Target Reports and except as set forth in (S)3(g) of the Target

Disclosure Letter, (i) the Target and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses, and (ii) there has not been (A) any change in the financial condition, business or results of operations of the Target or any of its Subsidiaries, or any development or combination of developments relating to the Target or any of its Subsidiaries of which management of the Target has knowledge, and which could reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of the Target and its Subsidiaries taken as a whole; (B) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Target, or any redemption, repurchase or other reacquisition of any of the capital stock of the Target; (C) any change by the Target in accounting principles, practices or methods; (D) any increase in the compensation of any officer or grant of any general salary or benefits increase to their employees other than in the ordinary course of business consistent with past practices;
(E) any issuance or sale of any capital stock or other securities (including any Stock Rights) by the Target or any of its Subsidiaries of any kind, other than upon exercise of Stock Rights issued by or binding upon the Target; (F) any modification, amendment or change to the terms or conditions of any Stock Right; (G) any split, combination, reclassification, redemption, repurchase or other reacquisition of any capital stock or other securities of the Target or any of its Subsidiaries; or (H) the taking by the Target of, or the entry into any agreement by the Target to take, any action prohibited under clauses (i), and (iv) through (vi), of (S)5(d) below.

  (h) Compliance. Except as set forth in (S)3(h) of the Target Disclosure Letter, the Target and its Subsidiaries are in compliance with all applicable foreign, federal, state and local laws, rules and regulations except where the failure to be in compliance could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Target and its Subsidiaries taken as a whole.

  (i) Brokers' and Other Fees. Except as set forth in (S)3(i) of the Target Disclosure Letter, none of the Target and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. Attached to
(S)3(i) of the Target Disclosure Letter are true and complete copies of the Target's engagement or similar letters with (i) the brokers, finders and agents referred to in such section of the Target Disclosure Letter, and (ii) Kelley Drye & Warren LLP as to its legal services to be performed in connection with transactions involving a possible change in control of the Company, including this Agreement and the transactions contemplated hereby.

  (j) Litigation and Liabilities. Except as disclosed in the Target Reports, or the Target Disclosure Letter, there are (i) no actions, suits or proceedings pending or, to the knowledge of the management of the Target, threatened against the Target or any of the Subsidiaries, or any facts or circumstances known to the management of the Target which may give rise to an action, suit or proceeding against the Target or any of its Subsidiaries, which (x) could reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of the Target and its Subsidiaries taken as a whole or (y) could reasonably be expected to impair or delay the Target's ability to consummate the transactions contemplated by this Agreement, or (ii) no obligations or liabilities of the Target or any of its Subsidiaries, whether accrued, contingent or otherwise, known to the management of the Target which could reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of the Target and its Subsidiaries taken as a whole.

  (k) Taxes. Except as set forth in (S)3(k) of the Target Disclosure Letter, the Target has duly filed all federal, state, local and foreign tax returns required to be filed by it, and has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns, except where the failure to pay such Taxes would not have a material adverse effect upon the business, financial condition or results of operations of the Target and its Subsidiaries taken as a whole. Except as set forth in (S)3(k) of the Target Disclosure Letter, no claims for Taxes have been asserted against the Target and no material deficiency for any Taxes has been proposed, asserted or assessed which has not been resolved or paid in full. To the knowledge of the Target's management, no Tax Return or taxable period of the Target is under examination by any taxing authority, and Target has not received written notice of any pending audit by any taxing authority. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period of the Target. To the knowledge of the management of the Target, the Target has no obligation or liability to pay Taxes of or attributable to any other person or entity. No issue or claim has been asserted for Taxes by any taxing authority for any prior period. Except as set forth in (S)3(k) of the Target Disclosure Letter, there are no tax liens other than liens for Taxes not yet due relating to the Target. The Target is not a party to any agreement or contract which would result in payment of any "excess parachute payment" within the meaning of Section 280G of the Code. The Target has not filed any consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset owned by the Target or any of the Subsidiaries. The Target has not been and is not a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code).

  (l) Fairness Opinion. (i) The Robinson-Humphrey Company, LLC has delivered to the Target Board the Target Fairness Opinion, and a true and complete copy thereof has been furnished to the Purchaser. (ii) The Robinson-Humphrey Company, LLC has not withdrawn the Target Fairness Opinion.

  (m) Employee Benefits.

    (i) All pension, profit-sharing, deferred compensation, savings, stock bonus and stock option plans, and all employee benefit plans, whether or not covered by the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which are sponsored by the Target or any ERISA Affiliate (as defined below) of the Target or to which the Target or any ERISA Affiliate of the Target makes contributions, and which cover employees of the Target (the "Employees") or former employees of the Target, all employment or severance contracts with officers of the Target, and any applicable "change of control" or similar provisions in any plan, contract or arrangement that cover Employees (collectively, "Benefit Plans" and individually a "Benefit Plan") are accurately and completely listed in
  (S)3(m) of the Target Disclosure Letter. No Benefit Plan is a multi-employer plan, money purchase plan or defined benefit plan and no Benefit Plan is covered by Title IV of ERISA. True and complete copies of all Benefit Plans (other than medical and other similar welfare plans made generally available to all Employees) have been made available to the Purchaser.

    (ii) All Benefit Plans to the extent subject to ERISA, are in compliance in all material respects with ERISA and the rules and regulations promulgated thereunder. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service, which determination letter is currently in effect, and there are no proceedings pending or, to the best knowledge of the management of the Target, threatened, or any facts or circumstances known to the management of the Target, which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the best knowledge of the management of the Target, threatened litigation relating to the Benefit Plans. Neither the Target nor any of the Subsidiaries has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, is reasonably likely to subject the Target or any of the Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

    (iii) No liability under Title IV of ERISA has been or is reasonably likely to be incurred by the Target or any of the Subsidiaries with respect to any ongoing, frozen or terminated Benefit Plan that is a "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered a predecessor of the Target or one employer with the Target under Section 4001 of ERISA (an "ERISA Affiliate"); provided, however, for purposes hereof, the Stockholder, its Affiliates and its partners, and their respective Affiliates, shall not be considered an ERISA Affiliate. All contributions required to be made under the terms of any Benefit Plan have been timely made or reserves therefor on the balance sheet of the Target have been established, which reserves are adequate. Except as required by Part 6 of Title I of ERISA, the Target does not have any unfunded obligations for retiree health and life benefits under any Benefit Plan.

  (n) Florida Business Corporation Law. For purposes of Section 607.0902 of the Florida Business Corporation Law, the execution and delivery of the Stockholder Agreement, and the purchase of Target Shares or other securities issued by the Target by Purchaser Companies, including pursuant to the Stockholder Agreement and the voting agreements referred to in the preambles of this Agreement, will not constitute a "control share acquisition" as defined in Section 607.0902(2) of the Florida Business Corporation Law.

  4. Representations and Warranties of the Purchaser and the Purchaser Subsidiary. Each of the Purchaser and the Purchaser Subsidiary, jointly and severally, represents and warrants to the Target that the statements contained in this (S)4 are true and correct as of the date of this Agreement.

  (a) Organization, Qualification and Corporate Power. Each of the Purchaser and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Purchaser and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition or results of operations of the Purchaser and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Each of the Purchaser and its Subsidiaries has full corporate power and corporate authority, and all material foreign, federal and state governmental permits, licenses and consents, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Purchaser does not own any equity interest in any corporation or other entity other than the Subsidiaries listed in (S)4(a) of the Purchaser's disclosure letter accompanying this Agreement (the "Purchaser Disclosure Letter").

  (b) Capitalization. The entire authorized capital stock of the Purchaser consists of 2,000,000 shares of preferred stock, $.01 par value per share, none of which are issued and outstanding, and 40,000,000 Purchaser Shares, of which 19,676,057 Purchaser Shares were issued and outstanding as of January 30, 1998 and no Purchaser Shares were held in treasury. All of the issued and outstanding Purchaser Shares have been duly authorized and are validly issued, fully paid and nonassessable, and none have been issued in violation of any preemptive or similar right. Except as set forth in (S)4(b) of the Purchaser Disclosure Letter, neither the Purchaser nor any of its Subsidiaries has any outstanding or authorized Stock Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Purchaser or any of its Subsidiaries. Except as set forth in
(S)4(b) of the Purchaser Disclosure Letter, the Purchaser, directly or indirectly, owns 100% of the outstanding shares of capital stock of each of its Subsidiaries and each such share of capital stock has been duly authorized and is validly issued, fully paid and nonassessable, and none of such shares of capital stock has been issued in violation of any preemptive or similar right.

  (c) Authorization of Transaction. Each of the Purchaser and the Purchaser Subsidiary has full power and authority (including full corporate power and corporate authority), and has taken all required action necessary, to properly execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement constitutes the valid and legally binding obligation of each of the Purchaser and the Purchaser Subsidiary, enforceable in accordance with its terms and conditions, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law; provided, however, that the Purchaser cannot consummate the Merger unless and until it receives the Requisite Stockholder Approval.

  (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree or other restriction of any government, governmental agency or court to which either the Purchaser or its Subsidiaries is subject or any provision of the charter or bylaws of either the Purchaser or its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either the Purchaser or its Subsidiaries is a party or by which it is bound or to which any of its assets is subject, except in the case of clause (ii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a material adverse effect on the business, financial condition or results of operations of the Purchaser and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Hart-Scott-Rodino Act, Nasdaq, the Securities Exchange Act, the Securities Act, state securities laws, and with regard to any required governmental or regulatory approvals or consents relating to the telecommunications industry, the laws, rules or regulations of the United States, the several states or the District of Columbia, the Commonwealth of Puerto Rico, the United States Virgin Islands and of any other jurisdiction in which such approvals or consents may be required, and any other statutes, rules or regulations set forth in (S)4(d) of the Purchaser Disclosure Letter, neither the Purchaser nor its Subsidiaries needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

  (e) Filings with the SEC. The Purchaser has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "Purchaser Reports"). Each of the Purchaser Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Purchaser Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  (f) Financial Statements. The Purchaser has filed an Annual Report on Form 10-K (the "Purchaser 10-K") for the fiscal year ended December 31, 1996 (the "Purchaser's Most Recent Audited Fiscal Year End") and a Quarterly Report on Form 10-Q (the "Purchaser 10-Q") for the fiscal quarter ended September 30, 1997. The financial statements included in the Purchaser 10-K and the Purchaser 10-Q (including the related notes and schedules) have been prepared from the books and records of the Purchaser and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of the Purchaser and its Subsidiaries as of the indicated dates and the results of operations and cash flows of the Purchaser and its Subsidiaries for the indicated periods, except that unaudited interim results are subject to year-end adjustments.

  (g) Events Subsequent to Purchaser's Most Recent Audited Fiscal Year. Since the Most Recent Fiscal Year End, there has not been any change in the financial condition, business or results of operations of the Purchaser or any of its Subsidiaries, or any development or combination of developments relating to the Purchaser or any of its Subsidiaries of which management of the Purchaser has knowledge, and which could reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of the Purchaser and its Subsidiaries taken as a whole.

  (h) Brokers' Fees. Except as set forth in (S)4(h) of the Purchaser Disclosure Letter, none of the Purchaser or its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

  (i) Litigation and Liabilities. Except as disclosed in the Purchaser Reports or the Purchaser Disclosure Letter, there are no actions, suits or proceedings pending or, to the knowledge of the management of the Purchaser, threatened against the Purchaser or any of the Subsidiaries, or any facts or circumstances known to the management of the Purchaser which may give rise to an action, suit or proceeding against the Purchaser or any of its Subsidiaries, which (x) could reasonably be expected to have a material adverse effect upon the business, financial condition or results of operations of the Purchaser and its Subsidiaries taken as a whole or (y) could reasonably be expected to impair or delay the Purchaser's ability to consummate the transactions contemplated by this Agreement.

  (j) Fairness Opinion. (i) BT Alex. Brown Incorporated has delivered to the Purchaser Board the Purchaser Fairness Opinion, and a true and complete copy thereof has been furnished to the Target. (ii) BT Alex. Brown Incorporated has not withdrawn the Purchaser Fairness Opinion.

  (k) Taxes. The Purchaser has duly filed all federal, state, local and foreign tax returns required to be filed by it, and has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns, except where the failure to pay such Taxes would not have a material adverse effect upon the business, financial condition or results of operations of the Purchaser and its Subsidiaries taken as a whole. Except as set forth in (S)4(k) of the Purchaser Disclosure Letter, no claims for Taxes have been asserted against the Purchaser and no material deficiency for any Taxes has been proposed, asserted or assessed which has not been resolved or paid in full. To the knowledge of the Purchaser's management, no Tax Return or taxable period of the Purchaser is under examination by any taxing authority, and Purchaser has not received written notice of any pending audit by any taxing authority. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period of the Target. To the knowledge of the management of the Purchaser, the Purchaser has no obligation or liability to pay Taxes of or attributable to any other person or entity. No issue or claim has been asserted for Taxes by any taxing authority for any prior period. Except as set forth in (S)4(k) of the Purchaser Disclosure Letter, there are no tax liens other than liens for Taxes not yet due relating to the Purchaser. The Purchaser is not a party to any agreement or contract which would result in payment of any "excess parachute payment" within the meaning of Section 280G of the Code. The Purchaser has not filed any consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset owned by the Purchaser or any of the Subsidiaries. The Purchaser has not been and is not a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code).

  (l) Compliance. The Purchaser and its Subsidiaries are in compliance with all applicable foreign, federal, state and local laws, rules and regulations except where the failure to be in compliance could not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Purchaser and its Subsidiaries taken as a whole.

  (m) Ownership of the Purchaser Subsidiary; No Prior Activities. The Purchaser Subsidiary is a direct, wholly-owned Subsidiary of the Purchaser and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, the Purchaser Subsidiary has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person which could adversely effect the ability of the Purchaser to consummate the transactions contemplated hereby.

  5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement through and including the Closing Date (except for (S)5(h) and (S)5(i), which will apply from and after the Effective Time in accordance with their respective terms).

  (a) General. Each of the Parties will use all reasonable efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in (S)6 below).

  (b) Notices and Consents. The Target and the Purchaser will give any notices (and will cause each of their respective Subsidiaries to give any notices) to third parties, and will use all reasonable efforts to obtain (and will cause each of their respective Subsidiaries to use all reasonable efforts to obtain) any third-party consents, that may be required in connection with the matters referred to in (S)3(d) and (S)4(d) above.

  (c) Regulatory Matters and Approvals. Each of the Parties, promptly after the date hereof, will (and the Target, promptly after the date hereof, will cause each of its Subsidiaries to) give any notices to, make any filings with and use all reasonable efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters referred to in (S)3(d) and (S)4(d) above. Purchaser shall be responsible for preparing and filing the appropriate applications and documentation which are necessary or appropriate to request the authorizations, consents and approvals from governmental authorities with jurisdiction over the telecommunications industry to the Merger and the transactions contemplated hereby and, the Target at its sole cost and expense will cooperate with the Purchaser in that regard, providing such assistance as the Purchaser shall reasonably request. The Purchaser will provide the Target with drafts of all applications and other documents to be filed with any such regulatory authority prior to such filing and shall give the Target a reasonable opportunity to review and comment thereon. Without limiting the generality of the foregoing:

    (i) Federal Securities Laws. As promptly as practicable following the date hereof, the Purchaser and the Purchaser Subsidiary shall, in cooperation with the Target, prepare and file with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and a registration statement on Form S-4 with respect to the issuance of Purchaser Shares in the Merger (the "Registration Statement"), and file with state securities administrators such registration statements or other documents as may be required under applicable blue sky laws to qualify or register such Purchaser Shares in such states as are designated by the Target (the "Blue Sky Filings"). The Joint Proxy Statement/Prospectus will be included in the Registration Statement as the Purchaser's prospectus. The Registration Statement and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of the Purchaser and the Purchaser Subsidiary shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after filing with the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Purchaser and the Purchaser Subsidiary agree that none of the information supplied or to be supplied by the Purchaser or the Purchaser Subsidiary for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Target Special Meeting or the Purchaser Special Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Target agrees that none of the information supplied or to be supplied by the Target for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Target Special Meeting or the Purchaser Special Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to the Purchaser and the Purchaser Special Meeting will be deemed to have been supplied by the Purchaser and information concerning or related to the Target and the Target Special Meeting shall be deemed to have been supplied by the Target. The Purchaser will provide the Target with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus prior to filing such with the SEC, will provide the Target with a copy of all such filings made with the SEC and will notify the Target as promptly as practicable after the receipt of any comments from the SEC or its staff or from any state securities administrators and of any request by the SEC or its staff or by any state securities administrators for amendments or supplements to the Registration Statement or any Blue Sky Filings or for additional information, and upon request of the Target, will supply the Target and its legal counsel with copies of all correspondence between the Purchaser or any of its representatives, on the one hand, and the SEC, its staff or any state securities administrators, on the other hand, with respect to the Registration Statement. No amendment or supplement to the information supplied by the Target for inclusion in the Joint Proxy Statement/Prospectus shall be made without the approval of the Target, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Effective Time, any event relating to the Target or the Purchaser or any of their respective Affiliates, officers or directors is discovered by the Target or the Purchaser, as the case may be, that is required by the Securities Act, the Exchange Act, or the rules or regulations thereunder, to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Target or the Purchaser, as the case may be, will as promptly as practicable inform the other, and such amendment or supplement will be promptly filed with the SEC and disseminated to the stockholders of the Target and the Purchaser, to the extent required by applicable securities laws. All documents which the Target or the Purchaser files or is responsible for filing with the SEC and any other regulatory agency in connection with the Merger (including, without limitation, the Registration Statement and the Joint Proxy Statement/Prospectus) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, the Target, on the one hand, and the Purchaser and the Purchaser Subsidiary, on the other hand, make no representations or warranties with respect to any information that has been supplied in writing by the other, or the other's auditors, attorneys, financial advisors, specifically for use in the Registration Statement or the Joint Proxy Statement/Prospectus, or in any other documents to be filed with the SEC or any other regulatory agency expressly for use in connection with the transactions contemplated hereby.

    (ii) Florida Business Corporation Law and Delaware General Corporation Law. The Target will take all action, to the extent necessary in accordance with applicable law, its articles of incorporation and bylaws to convene a special meeting of its stockholders (the "Target Special Meeting"), as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Florida Business Corporation Law. The Purchaser will take all action, to the extent necessary in accordance with applicable law, its certificate of incorporation and bylaws to convene a special meeting of its stockholders (the "Purchaser Special Meeting"), as soon as reasonably practicable in order that the stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in order to satisfy the requirements of the Nasdaq Stock Market ("Nasdaq"). The Target and the Purchaser shall mail the Joint Proxy Statement/Prospectus to their respective stockholders simultaneously and as soon as reasonably practicable. The Joint Proxy Statement/Prospectus shall contain the affirmative unanimous recommendations of the respective boards of directors of the Target and Purchaser in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director of either the Target or the Purchaser shall be required to take any action if it is advised in writing by Kelley Drye & Warren LLP, in the case of the Target Board, or by Pepper Hamilton LLP, in the case of the Purchaser Board, that such action would violate its fiduciary duty to stockholders.

    (iii) Hart-Scott-Rodino Act. As soon as possible after the date hereof, each of the Parties will file (and the Target will cause each of its Subsidiaries to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use all reasonable efforts to obtain (and the Target will cause each of its Subsidiaries to use all reasonable efforts to obtain) an early termination of the applicable waiting period, and will make (and the Target will cause each of its Subsidiaries to make) any further filings pursuant thereto that may be necessary.

    (iv) Periodic Reports. Unless an exemption shall be expressly applicable to the Target, or unless the Purchaser agrees otherwise in writing, the Target will file with the SEC and Nasdaq all reports required to be filed by it pursuant to the rules and regulations of the SEC. Such reports and other information shall comply in all material respects with all of the requirements of the SEC rules and regulations and, when filed, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser and the Purchaser Subsidiary, and their counsel, shall be given an opportunity to review such filings prior to their being filed with the SEC and Nasdaq, and shall be provided with final copies thereof concurrently with their filing with the SEC.

  (d) Operation of Business. The Target will not (and will not cause or permit any of its Subsidiaries to), without the written consent of the Purchaser, take any action or enter into any transaction other than in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or (S)5(d) of the Target Disclosure Letter, without the written consent of the Purchaser:

    (i) none of the Target and its Subsidiaries will authorize or effect any change in its charter or bylaws;

    (ii) none of the Target and its Subsidiaries will grant any Stock Rights or issue, sell or otherwise dispose of any of its capital stock (except upon the conversion or exercise of Stock Rights outstanding as of the date of this Agreement and except for options to purchase up to 330,000 Target Shares to employees to be designated by the Target with the approval of the Purchaser, it being understood that all such options shall be granted at the fair market value of the Target Shares as of the date of grant, shall vest one-third on each of the first, second and third anniversary of the grant date, but shall not vest as a result of the completion of the Merger);

    (iii) none of the Target and its Subsidiaries will declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase or otherwise acquire any of its capital stock;

    (iv) after April 16, 1998 and prior to May 31, 1998, without first having consulted with the Purchaser, none of the Target or its Subsidiaries will enter into any legally binding written commitment or obligation with respect to, or incur any indebtedness for borrowed money with respect to,
  (1) any capitalized lease, (2) any capital expenditure, including equipment purchases, (3) any fees, costs or expenses relating to the transactions contemplated hereby, (4) any acquisition earn-out payments or (5) any compensation (including, without limitation, "stay-bonus" or similar arrangements or fees) to employees, stockholders or consultants (or any Affiliates thereof) of the Target as a result of the consummation of the Merger which, individually or, when taken together with related incurrences, commitments or obligations, exceeds $250,000; it being understood that if the Effective Time shall not have occurred on or prior to May 31, 1998, and the Agreement has not otherwise terminated in accordance with its terms, the Parties agree to negotiate in good faith with each other an appropriate extension of this covenant to relate to periods after May 31, 1998;

    (v) none of the Target and its Subsidiaries will impose any Security Interest upon any of its assets other than in the ordinary course of business provided, that no such Security Interest could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Target and its Subsidiaries taken as a whole;

    (vi) none of the Target and its Subsidiaries will make any capital investment in, make any loan to or acquire the securities or assets of any other Person other than to or from wholly-owned Subsidiaries in the ordinary course of business;

    (vii) none of the Target and its Subsidiaries will make any change in employment terms for any of its directors, officers and employees other than customary increases to employees who are neither executive officers or directors of the Target or any Subsidiary awarded in the ordinary course of business consistent with past practices (except as provided for in section 5(d)(vii) of the Target Disclosure Schedule); and

    (viii) none of the Target and its Subsidiaries will commit to any of the foregoing.

  In the event the Target shall request the Purchaser to consent in writing to an action otherwise prohibited by this (S)5(d), the Purchaser shall use all reasonable efforts to respond in a prompt and timely fashion, but may otherwise respond affirmatively or negatively in its sole discretion.

  (e) Access. Each Party will (and will cause each of its Subsidiaries to) permit representatives of the other Party to have access at all reasonable times and in a manner so as not to materially interfere with the normal business operations of the Target and its Subsidiaries, or the Purchaser and its Subsidiaries, as applicable, to all premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to such Party. Each Party and all of their respective representatives will treat and hold as such any Confidential Information it receives from the other Party or any of its representatives in accordance with the Confidentiality Agreement.

  (f) Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in (S)3 and (S)4 above. No disclosure by any Party pursuant to this (S)5(f), however, shall be deemed to amend or supplement the Target Disclosure Letter or Purchaser Disclosure Letter or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

  (g) Exclusivity. Neither the Target nor any of its officers and directors shall, and the Target will cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Target) not to, directly or indirectly, encourage, initiate or solicit any inquiries or the making of any Acquisition Proposal or, except to the extent required for the discharge by the Target Board of its fiduciary duties to the Target Stockholders as advised in writing by Kelley Drye & Warren LLP, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise assist or facilitate any effort or attempt by any Person or entity (other than the Purchaser and the Purchaser Subsidiary, or their officers, directors, representatives, agents, Affiliates or associates) to make or implement an Acquisition Proposal. The Target will notify the Purchaser promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be instituted or continued with, the Target, and will provide to the Purchaser a copy of such Acquisition Proposal. The Target and its officers and directors will, and the Target will cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Target) to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Target will promptly request that each Person to whom any confidential documents or information concerning the Target was disclosed by the Target since January 1, 1997 for the purpose of discussing a possible change in control transaction involving the Target (a "Potential Buyer"), either return all of such confidential documents and information, and all copies thereof, to the Target or deliver a written certification of such destruction to the Target. The Target shall use all reasonable efforts to cause each such Potential Buyer to comply with such request.

  (h) Insurance and Indemnification.

    (i) The Purchaser will provide each individual who served as a director or officer of the Target at any time prior to the Effective Time with liability insurance for a period of six years after the Effective Time no less favorable in coverage and amount than any applicable insurance of the Target in effect immediately prior to the Effective Time; provided, however, if the existing liability insurance expires, or is terminated or canceled by the insurance carrier during such six-year period, the Surviving Corporation will use its best efforts to obtain as much liability insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the last annual premium paid prior to the date hereof. In fulfillment of its obligations under this clause (i), the Purchaser may arrange insurance providing coverage that in the aggregate is no less favorable to the Target's officers and directors than that which is currently in effect for the Purchaser's officers and directors.

    (ii) The Purchaser (A) will not take or knowingly permit to be taken any action to alter or impair any exculpatory or indemnification provisions now existing in the articles of incorporation, bylaws or indemnification and employment agreements of the Target or any of its Subsidiaries for the benefit of any individual who served as a director or officer of the Target or any of its Subsidiaries (an "Indemnified Party") at any time prior to the Effective Time, and (B) shall cause the Surviving Corporation to honor and fulfill such provisions until the date which is six years from the Effective Date; provided, however, in the event any claim or claims are asserted within such period, all rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof.

    (iii) To the extent clause (i) above shall not serve to indemnify and hold harmless an Indemnified Party, the Purchaser, subject to the terms and conditions of this clause (iii), will indemnify, for a period of six years from the Effective Date, to the fullest extent permitted under applicable law each Indemnified Party from and against any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including all court costs and reasonable attorneys' fees and expenses, resulting from, arising out of, relating to or caused by this Agreement or any of the transactions contemplated herein; provided, however, in the event any claim or claims are asserted or threatened within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Any Indemnified Party wishing to claim indemnification under this clause (iii), and notwithstanding the provisions set forth in the Target's articles of incorporation, by-laws or other agreements respecting indemnification of directors or officers, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Purchaser thereof, but the failure to so notify shall not relieve the Purchaser of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Purchaser. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (A) the Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and the Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Purchaser or the Surviving Corporation fails to assume such defense or counsel for the Purchaser advises that there are issues which raise conflicts of interest between the Purchaser or the Surviving Corporation, on the one hand, and the Indemnified Parties, on the other hand, the Indemnified Parties may retain counsel satisfactory to them, and the Target, the Purchaser or the Purchaser Subsidiary shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Purchaser shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, in which case the Purchaser need only pay for separate counsel to the extent necessary to resolve such conflict; (B) the Indemnified Parties will reasonably cooperate in the defense of any such matter; and (C) the Purchaser shall not be liable for any settlement effectuated without its prior written consent, which consent shall not be unreasonably withheld or delayed. Purchaser shall not settle any action or claim identified in this (S)5(h)(iii) in any manner that would impose any liability or penalty on an Indemnified Party not paid by the Purchaser or the Surviving Corporation without such Indemnified Party's prior written consent, which consent shall not be unreasonably withheld or delayed.
    (iv) Notwithstanding anything contained in clause (iii) above, the Purchaser shall not have any obligation hereunder to any Indemnified Party
  (A) if the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, (B) the conduct of the Indemnified Party relating to the matter for which indemnification is sought involved bad faith or willful misconduct, or (C) with respect to actions taken by any such Indemnified Party in its individual capacity, including, without limitations, with respect to any matters relating, directly or indirectly, to the purchase, sale or trading of securities issued by the Target other than a tender or sale pursuant to a stock tender agreement or (D) if such Indemnified Party shall have breached its obligation to cooperate with the Purchaser in the defense of any claim in respect of which indemnification is sought.

  (i) Financial Statements. As soon as they are made available to and reviewed by senior management of the Target, the Target shall make available to the Purchaser copies of all internally generated monthly, quarterly (including, quarterly statements for the three-month period ended December 31, 1997) and annual financial statements, consisting of consolidated balance sheets, and statements of income and of cash flows. The delivery of any such quarterly and annual financial statements shall constitute a representation and warranty by the Target that such financial statements were prepared from the books and records of the Target, in accordance with GAAP consistently applied during the periods involved and fairly present the financial condition, results of operations and cash flows, as the case may be, of the Target as at and for the periods set forth therein (subject in the case of quarterly financial statements to the absence of complete footnotes other than as may be required by GAAP and subject to normal year-end audit adjustments).

  (j) Continuity of Business Enterprise. The Purchaser, Purchaser Subsidiary or any other member of the qualified group (as defined in Treasury Regulation
(S)1.368-1(d)) shall, for the foreseeable future, continue at least one significant historic business line of the Target and use at least a significant portion of the Target's historic business assets in a business, in each case within the meaning of Treasury Regulation (S)1.368-1(d).

  6. Conditions to Obligation to Close.

  (a) Conditions to Obligation of the Purchaser and the Purchaser
Subsidiary. The obligation of each of the Purchaser and the Purchaser Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver by Purchaser or Purchaser Subsidiary of the following conditions at or prior to the Closing
Date:

    (i) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

    (ii) the Target and its Subsidiaries shall have procured all third-party consents specified in (S)5(b) above which are applicable to the Target and its Subsidiaries;

    (iii) the representations and warranties set forth in (S)3 above shall be true and correct in all material respects at and as of the Closing Date, except for (A) changes contemplated by this Agreement, (B) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and (C) those representations and warranties set forth in
  (S)(S)3(g)(ii)(A), 3(j) and 3(l)(ii) which shall have been true and correct as of February 3, 1998;

    (iv) the Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

    (v) neither any statute, rule, regulation, order, stipulation or injunction (each an "Order") shall be enacted, promulgated, entered, enforced or deemed applicable to the Merger nor any other action shall have been taken by any governmental authority, administrative agency or court of competent jurisdiction (A) which prohibits the consummation of the transactions contemplated by the Merger; (B) which prohibits the Purchaser's or the Purchaser Subsidiary's ownership or operation of all or any material portion of their or the Target's business or assets, or which compels the Purchaser or the Purchaser Subsidiary to dispose of or hold separate all or any material portion of the Purchaser's or the Purchaser Subsidiary's or the Target's business or assets as a result of the transactions contemplated by the Merger; (C) which makes the purchase of, or payment for, some or all of the Target Shares illegal; or (D) which imposes material limitations on the ability of the Purchaser or the Purchaser Subsidiary to acquire or hold or to exercise effectively all rights of ownership of Target Shares, including, without limitation, the right to vote any Target Shares purchased by the Purchaser on all matters properly presented to the Target Stockholders; or (E) which imposes any limitations on the ability of the Purchaser or the Purchaser Subsidiary, or any of their respective Subsidiaries, effectively to control in any material respect the business or operations of the Target or any of its Subsidiaries;

    (vi) the Target shall have delivered to the Purchaser and the Purchaser Subsidiary a certificate to the effect that each of the conditions specified above in (S)6(a)(i)-(S)6(a)(iv) is satisfied in all respects; provided, however, with respect to (S)6(a)(i), the Target shall only be required to certify that this Agreement and the Merger received the Requisite Stockholder Approval of the Target Stockholders;

    (vii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated, and the Parties shall have received all other material authorizations, consents and approvals of governments and governmental agencies referred to in (S)3(d) and (S)4(d) above;

    (viii) the Purchase Warrant shall have been exercised in full, provided, that such exercise may be conditioned upon the effectiveness of the Merger;

    (ix) Intentionally Omitted; and

    (x) the Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

  Subject to the provisions of applicable law, the Purchaser and Purchaser Subsidiary may waive, in whole or in part, any condition specified in this
(S)6(a) if they execute a writing so stating at or prior to the Closing.

  (b) Conditions to Obligation of the Target. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver by the Target of the following conditions at or prior to the Closing Date:

    (i) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

    (ii) the Purchaser and its Subsidiaries shall have procured all material third-party consents specified in (S)5(b) above which are applicable to the Purchaser and its Subsidiaries;

    (iii) the representations and warranties set forth in (S)4 above shall be true and correct in all material respects at and as of the Closing Date, except for (A) changes contemplated by this Agreement, (B) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and (C) those representations and warranties set forth in (S)(S)4(g), 4(i) and 4(j)(ii) which shall have been true and correct as of February 3, 1998;

    (iv) each of the Purchaser and the Purchaser Subsidiary shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

    (v) neither any Order shall be enacted, promulgated, entered, enforced or deemed applicable to the Merger nor any other action shall have been taken by any governmental authority, administrative agency or court of competent jurisdiction (A) which prohibits the consummation of the transactions contemplated by the Merger; (B) which prohibits the Purchaser's or the Purchaser Subsidiary's ownership or operation of all or any material portion of their or the Target's business or assets, or which compels the Purchaser or the Purchaser Subsidiary to dispose of or hold separate all or any material portion of the Purchaser's or the Purchaser Subsidiary's or the Target's business or assets as a result of the transactions contemplated by the Merger; or (C) which makes the purchase of, or payment for, some or all of the Target Shares illegal;

    (vi) each of the Purchaser and the Purchaser Subsidiary shall have delivered to the Target a certificate to the effect that each of the conditions specified above in (S)6(b)(i)-(iv) is satisfied in all respects; provided, however, with respect to (S)6(b)(i), each of the Purchaser and the Purchaser Subsidiary shall only be required to certify that this Agreement and the Merger received the Requisite Stockholder Approval of the Purchaser Stockholders;

    (vii) the Merger shall be a tax-free merger of the Purchaser Subsidiary with and into the Target in a reorganization pursuant to Code Section 368(a)(2)(E);

    (viii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other material authorizations, consents and approvals of governments and governmental agencies referred to in (S)3(d) and (S)4(d) above;

    (ix) the Registration Statement shall have been declared effective by the SEC under the Securities Act; and

    (x) the Purchaser Shares to be issued in the Merger shall have been approved for quotation on Nasdaq, subject to official notice of issuance.

  Subject to the provisions of applicable law, the Target may waive, in whole or in part, any condition specified in this (S)6(b) if it executes a writing so stating at or prior to the Closing.

  7. Termination.

  (a) Termination of Agreement. The Parties may terminate this Agreement with the prior authorization of their respective board of directors as provided below:

    (i) The Parties may terminate this Agreement, and the Merger may be abandoned, by mutual written consent at any time prior to the Effective Time;

    (ii) This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Purchaser or the Target if
  (i) the Merger shall not have been consummated by October 31, 1998 (unless the failure to consummate the Merger by such date is due to the action or failure to act of the Party seeking to terminate), or (iii) if any Order shall have become final and non-appealable;

    (iii) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Target Stockholders or the Purchaser Stockholders, by action of the Target Board, in the event that the Purchaser or the Purchaser Subsidiary shall have breached any of their representations, warranties or covenants under this Agreement which breach shall have caused a reasonable likelihood that the Purchaser and the Purchaser Subsidiary will not be able to consummate the Merger;

    (iv) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Target Stockholders or the Purchaser Stockholders, by action of the Purchaser Board, in the event that the Target shall have breached any of its representations, warranties or covenants under this Agreement which breach shall have caused a reasonable likelihood that the Target will not be able to consummate the Merger;

    (v) (A) This Agreement may be terminated by the Target and the Merger may be abandoned at any time, before or after the approval by the Target Stockholders or the Purchaser Stockholders, if, without violating its obligations under (S)5(g) hereof, the Target enters into an agreement with respect to an unsolicited Acquisition Proposal after having received (A) the written opinion from The Robinson-Humphrey Company, Inc. to the effect that such Acquisition Proposal is more favorable to the Target Stockholders from a financial point of view than the Merger, and (B) the written opinion of Kelley Drye & Warren LLP that approval, acceptance and recommendation of such Acquisition Proposal is required by fiduciary obligations to the Target Stockholders under applicable law;

      (B) This Agreement may be terminated by the Purchaser, and the Merger may be abandoned, if the Target Board (i) enters into or publicly announces its intention to enter into an agreement or agreement in principle with respect to an Acquisition Proposal, (ii) withdraws or materially modifies its recommendation to the Target Stockholders of this Agreement or the Merger or (iii) after the receipt of an Acquisition Proposal, fails to confirm publicly, upon the request of the Purchaser, its recommendation to the Target Stockholders that the Target Stockholders approve this Agreement and the Merger;

    (vi) Intentionally omitted;

    (vii) Any Party may terminate this Agreement, and the Merger may be abandoned, by giving written notice to the other Parties at any time after the Target Special Meeting in the event that this Agreement and the Merger fail to receive the Requisite Stockholder Approval by the Target Stockholders; or

    (viii) Any Party may terminate this Agreement, and the Merger may be abandoned, by giving written notice to the other Parties at any time after the Purchaser Special Meeting in the event that this Agreement and the Merger fail to receive the Requisite Stockholder Approval by the Purchaser Stockholders.

  (b) Effect of Termination.

    (i) Except as provided in clauses (ii) or (iii) of this (S)7(b), if any Party terminates this Agreement pursuant to (S)7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the provisions of the Confidentiality Agreement, this (S)7(b) and (S)8(l) below, shall survive any such termination.

    (ii) If this Agreement is terminated (x) by the Purchaser pursuant to
  (S)7(a)(iv), but only with respect to a breach by Target of (S)5(g), (y) by Target pursuant to (S)7(a)(v)(A) or (z) by Purchaser pursuant to
  (S)7(a)(v)(B), then, within five (5) days after such termination, the Target shall pay the Purchaser the sum of $5,000,000 in immediately available funds, which the Parties agree is a reasonable sum to reimburse the Purchaser for costs and expenses incurred in connection with this Agreement.

    (iii) If this Agreement is terminated by the Target as a result of the Purchaser not obtaining the Requisite Stockholder Approval by the Purchaser Stockholders, then the Purchaser shall pay the Target, within five (5) days after the completion of the meeting at which the Purchaser Stockholders considered the approval of this Agreement and the Merger, the sum of $5,000,000 in immediately available funds, which the Parties agree is a reasonable sum to reimburse the Target for costs and expenses incurred in connection with this Agreement.

  8. Miscellaneous.

  (a) Survival. None of the representations, warranties and covenants of the Parties (other than the provisions in (S)2 above concerning payment of the Per Share Merger Consideration and the provisions in (S)5(h) above concerning insurance and indemnification and (S)5(i) concerning continuity of business enterprise) will survive the Effective Time.

  (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use all reasonable efforts to advise the other Parties prior to making the disclosure).

  (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in (S)2 above (A) concerning payment of the Per Share Merger Consideration are intended for the benefit of the Target Stockholders and (B) concerning the conversion of the stock options are intended for the benefit of the holders of such stock options, and (ii) the provisions in (S)5(h) above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

  (d) Entire Agreement. This Agreement (including the Confidentiality Agreement and the other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

  (e) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or delegate either this Agreement or any of its rights, interests or obligations hereunder, by operation of law or otherwise, without the prior written approval of the other Parties. Any purported assignment or delegation without such approval shall be void and of no effect.

  (f) Counterparts. This Agreement may be executed (including by facsimile) in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  (h) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

  If to the Target:          TresCom International, Inc.
                             200 East Broward Blvd.
                             Ft. Lauderdale, FL 33301
                             Attention: Chief Executive Officer
                             Fax: (954) 463-4353

  With a Copy to:
                             Kelley Drye & Warren LLP
                             Two Stamford Plaza
                             281 Tresser Boulevard
                             Stamford, Connecticut 06901-3229
                             Fax: (203) 351-8115
                             Attention: John T. Capetta, Esquire

  If to the Purchaser:       PRIMUS TELECOMMUNICATIONS GROUP, INC.
                             2070 Chain Bridge Road
                             Vienna, VA 22182
                             K. Paul Singh, Chairman and Chief Executive
                             Officer
                             Fax: (703) 902-2814

  With a Copy to:            Pepper Hamilton LLP
                             3000 Two Logan Square
                             Eighteenth & Arch Streets
                             Philadelphia, PA 19103-2799
                             Fax: (215) 981-4750
                             Attention: James D. Epstein, Esquire

  If to the Purchaser Subsidiary:
                             TAURUS ACQUISITION CORPORATION
                             2070 Chain Bridge Road
                             Vienna, VA 22182
                             K. Paul Singh, Chairman and Chief Executive
                             Officer
                             Fax: (703) 902-2814

  With a Copy to:            Pepper Hamilton LLP
                             3000 Two Logan Square
                             Eighteenth & Arch Streets
                             Philadelphia, PA 19103-2799
                             Fax: (215) 981-4750
                             Attention: James D. Epstein, Esquire

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using personal delivery, expedited courier, messenger service, telecopy or ordinary mail, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this
(S)8(h), provided that no such change of address shall be effective until it actually is received by the intended recipient.

  (i) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA.

  (j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to Requisite Stockholder Approval will be subject to the restrictions contained in the Florida Business Corporation Law and the Delaware General Corporation Law, to the extent applicable. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

  (l) Expenses. Except as expressly set forth elsewhere in this Agreement, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

  (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation. The phrase "business day" shall mean any day other than a day on which banks in the State of New York are required or authorized to be closed. Any disclosure made with reference to one or more sections of the Target Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Target Disclosure Schedule or the Purchaser Disclosure Schedule shall not be deemed an admission that such matter is material.

  (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

  (o) Definition of Knowledge. As used herein, the words "knowledge", "best knowledge" or "known" shall, (i) with respect to the Target or Target management, mean the actual knowledge of the corporate executive officers of the Target, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by the Target or made to the "knowledge" or "best knowledge" of the Target, (ii) with respect to the Purchaser or the Purchaser management, mean the actual knowledge of the corporate executive officers of the Purchaser, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by the Purchaser or made to the "knowledge" or "best knowledge" of the Purchaser, and
(iii) with respect to the Purchaser Subsidiary or the Purchaser Subsidiary management, mean the actual knowledge of the corporate executive officers of the Purchaser or the Purchaser Subsidiary, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by the Purchaser Subsidiary or made to the "knowledge" or "best knowledge" of the Purchaser Subsidiary.

  (p) WAIVER OF JURY TRIAL. EACH OF THE PURCHASER, THE PURCHASER SUBSIDIARY AND THE TARGET, AND EACH INDEMNIFIED PARTY, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

  In Witness Whereof, the Parties hereto have executed this Agreement as of the date first above written.

                                          Primus Telecommunications Group,
                                           Inc.


                                          By:       /s/ K. Paul Singh
                                              ---------------------------------
                                            Name: K. Paul Singh
                                            Title: President and Chief
                                            Executive Officer

                                          Taurus Acquisition Corporation


                                          By:       /s/ K. Paul Singh
                                              ---------------------------------
                                            Name: K. Paul Singh
                                            Title: President

                                          TresCom International, Inc.


                                          By:     /s/ Wesley T. O'Brien
                                              ---------------------------------
                                            Name: Wesley T. O'Brien
                                            Title: President and Chief
                                            Executive Officer

                                                                       EXHIBIT A

                               ARTICLES OF MERGER

                                       OF

                                  MERGER SUB,
                             A FLORIDA CORPORATION,

                                      INTO

                                    TARGET,
                             A FLORIDA CORPORATION

                               ----------------

  Pursuant to Section 607.1105 of the Florida Business Corporation Act, the undersigned corporations adopt the following Articles of Merger:

  First: Merger Sub, a Florida corporation ("Merger Sub"), shall be merged with and into Target, a Florida corporation ("Target"), whereby Target shall be the surviving corporation (the "Merger").

  Second: The Merger shall become effective as of the day on which these Articles of Merger are filed with the Department of State of the State of Florida.

  Third: The Agreement and Plan of Merger, dated as of February , 1998, pursuant to which Merger Sub shall be merged with and into Target, was adopted
by the shareholder of Merger Sub on the    day of     , 1998, and was adopted
by the shareholders of Target on the    day of     , 1998.

  In Witness Whereof, these Articles of Merger have been executed on behalf of
Merger Sub and Target by their authorized officers as of      , 1998.

                                          TARGET

                                          By: _________________________________
                                          Name:
                                          Title:

                                          MERGER SUB

                                          By: _________________________________
                                          Name:
                                          Title:

                                                                     APPENDIX B

                          BT ALEX. BROWN INCORPORATED

                               February 3, 1998

Board of Directors
Primus Telecommunications Group, Inc.
2070 Chain Bridge Road
Vienna, Virginia 22182

Attention: K. Paul Singh
     Chairman, President and Chief Executive Officer

Dear Sirs:

  Primus Telecommunications Group, Inc. ("Primus" or the "Company") and a to be formed wholly-owned subsidiary of Primus (the "Merger Sub") intend to enter into an Agreement and Plan of Merger (the "Agreement") on February 3, 1998 or as soon thereafter as is practical. Pursuant to the Agreement, which is contingent upon approval by Primus stockholders and certain other terms and conditions set forth in the Agreement, the Merger Sub will be merged with and into TresCom International Communications (the "Target") and the Target will survive as a wholly-owned subsidiary of the Company.

  At the Effective Time (as defined in this Agreement) each share of the common stock, par value $.0419 per share, of the Target (the "Target Share") issued and outstanding immediately prior to the Effective Time of the Merger will be converted into the number of shares of common stock, par value $.01 per share, of the Company (the "Company Shares") calculated as defined in the Agreement (the "Exchange Ratio"). We have assumed, with your consent, that the Merger will be accounted for as a purchase and will be a tax free reorganization for purposes of federal income taxation for the stockholders of the Company. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the Company.

  BT Alex. Brown Incorporated ("BT Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the transaction described above and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. BT Alex. Brown regularly publishes research reports regarding the telecommunications industry, which may include information regarding the Company or the Target and other publicly-owned companies in the telecommunications industry. In the ordinary course of business, BT Alex. Brown may actively trade the securities of the Company or the Target for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of the Company or the Target.

  In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning the Company and the Target and certain internal analyses and other information furnished to us by management of the Company and the Target. We have also held discussions with the members of the senior managements of the Company and the Target regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, we have (i) reviewed the reported prices and trading activity for the common stock of the Company and the Target, (ii) compared certain stock market information for the Company and the Target with similar information for certain other companies in the telecommunications industry whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations in the telecommunications industry which we deemed comparable in whole or in part, (iv) reviewed the terms of the January 31, 1998 draft of the Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

  We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of the Company and the Target, we have assumed that such information reflects the best currently available judgments and estimates of the managements of the Company and the Target as to the likely future financial performances of their respective companies. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets of the Company or the Target, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

  We have been retained by the Board of Directors of the Company as financial advisor solely for the purpose of rendering this opinion and accordingly, we have not been requested to and have not provided any other services in connection with the Merger.

  Our opinion expressed herein was prepared for the use of the Board of Directors of the Company and does not constitute a recommendation to the Company's stockholders as to how they should vote at the stockholders' meeting in connection with the Merger. Our opinion may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy statement or registration statement distributed in connection with the Merger.

  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          BT ALEX. BROWN INCORPORATED

                                          By:   /s/ Scott Wieler
                                             -----------------------------------
                                          Name:    Scott Wieler
                                               ---------------------------------

                                                                     APPENDIX C

                      THE ROBINSON-HUMPHREY COMPANY, INC.

                                                               February 3, 1998

Board of Directors
TresCom International, Inc.
200 East Broward Boulevard
Fort Lauderdale, Florida 33301

To the Members of the Board:

  We understand that TresCom International, Inc. (the "Company" or "TresCom") is considering a proposed merger of the Company with a subsidiary of Primus Telecommunications Group, Inc. ("Primus"). We understand that under this merger (the "Proposed Transaction"), stockholders of TresCom will receive shares of Common Stock of Primus, which, as of the date of this letter and subject to certain exceptions, would have a market value of $10.00, in exchange for each share of TresCom Common Stock held by them immediately prior to the implementation of the Merger, as described in detail in the Agreement and Plan of Merger dated February 3, 1998 between TresCom and Primus (the "Agreement").

  We have been requested by the Company to render our opinion with respect to the fairness to the Company's stockholders, as of February 3, 1998, of the consideration to be received in the Proposed Transaction from a financial point of view.

  In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, (2) the exchange ratio and the mechanism for its adjustment, (3) publicly available information concerning the Company and Primus, which we believe to be relevant to our inquiry, (4) financial and operating information with respect to the business, operations and prospects of the Company and Primus furnished to us by the Company and Primus, (5) trading histories of the Company's Common Stock and the Primus Common Stock, (6) a comparison of the historical financial results and present financial condition of the Company and Primus with those of other companies which we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions which we deemed relevant, and
(8) certain historical data relating to percentage premiums paid in acquisitions of public traded companies. In addition, we held discussions with the management of the Company and of Primus concerning their business and operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

Board of Directors
TresCom International, Inc.
February 3, 1998
Page 2

  We have relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or of Primus. We have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company or of Primus. Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter. The financial markets in general and the markets for the securities of TresCom and Primus, in particular, are subject to volatility, and this letter does not purport to address potential developments in the financial markets or the markets for the securities of TresCom and Primus after the date hereof.

  We have acted as a financial advisor to the Company in connection with the Proposed Transaction and will receive a fee from the Company for our services, a portion of which is contingent on the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have served as managing underwriter for one public offering of the Company's securities, for which we have received customary fees, and have provided general advice from time to time for the Company in the past. In the ordinary course of our business, we actively trade in the Common Stock of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  Based upon and subject to the foregoing, we are of the opinion that as of February 3, 1998, the consideration to be received in the Proposed Transaction is fair to the stockholders of TresCom from a financial point of view.

                                          Very truly yours,

                                          /s/ The Robinson-
                                           Humphrey Company, LLC

                                          THE ROBINSON-HUMPHREY COMPANY, LLC

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the DGCL permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful. Article X of Primus's Amended and Restated By-Laws provides that Primus, to the full extent permitted by Section 145 of the DGCL, shall indemnify all past and present directors or officers of Primus and may indemnify all past or present employees or other agents of Primus. To the extent that a director, officer, employee or agent of Primus has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such Article X, or in defense of any claim, issue or matter therein, he or she shall be indemnified by Primus against actually and reasonably incurred expenses in connection therewith. Such expenses may be paid by Primus in advance of the final disposition of the action upon receipt of an undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

  As permitted by Section 102(b)(7) of the DGCL, Article 11 of Primus's Amended and Restated Certificate of Incorporation provides that no director of Primus shall be liable to Primus for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Primus or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends on or redemption of Primus's capital stock or (iv) for any transaction from which the director derived an improper personal benefit.

  Primus has obtained a policy insuring it and its directors and officers against certain liabilities, including liabilities under the 1933 Act.

  Pursuant to Section 5(h) of the Merger Agreement, Primus will provide each individual who served as a director or officer of TresCom at any time prior to the Effective Time with liability insurance for a period of six years after the Effective Time, having no less favorable coverage than any applicable insurance of TresCom in effect immediately prior to the Effective Time; provided, however, if the existing liability insurance expires, or is terminated or canceled by the insurance carrier during such six-year period, the Surviving Corporation will use its best efforts to obtain as much liability insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the last annual premium paid prior to the date of the Merger Agreement.

ITEM 21.  EXHIBITS

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------
   2.1   Agreement and Plan of Merger by and among Primus, TresCom and TAC, dated as of February 3, 1998, and as amended by Amendments No. 1 and 2 to Agreement and Plan of Merger dated as of April 8, 1998 and as of
         April 16, 1998, respectively; Included as Appendix A to the Joint
         Proxy Statement/Prospectus. (The schedules to the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of
         Regulation S-K. A copy of such schedules shall be furnished supplementally to the Commission upon request.)
   2.2   Asset Purchase Agreement by and among USFI, Inc. Primus
         Telecommunications, Inc., Primus and US Cable Corporation dated as of
         October 20, 1997; Incorporated by reference to Exhibit 2.1 of Primus's
         Current Report on Form 8-K dated November 3, 1997. (The exhibits and schedules listed in the table of contents to the Asset Purchase
         Agreement have been omitted in accordance with Item 601(b)(2) of
         Regulation S-K. A copy of such exhibits and schedules shall be furnished supplementally to the Commission upon request.)

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------
   2.3   Equity Purchase Agreement by and among Messrs. James D. Pearson,
         Stephen E. Myers, Michael C. Anderson, Primus Telecommunications,
         Inc., and Primus, dated as of October 20, 1997; Incorporated by reference to Exhibit 2.2 of Primus's Current Report on Form 8-K dated
         November 3, 1997. (The exhibits and schedules listed in the table of contents to the Equity Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of such exhibits and schedules shall be furnished supplementally to the
         Commission upon request.
   2.4   Amendment No. 1 to Agreement and Plan of Merger among Primus, TresCom and TAC, dated as of April 8, 1998; Incorporated by reference to
         Exhibit 2.1 of the Primus Current Report on Form 8-K dated April 10,
         1998.
   2.5   Amendment No. 2 to Agreement and Plan of Merger among Primus, TresCom and TAC, dated as of April 16, 1998; Incorporated by reference to
         Exhibit 2.1 of the Primus Current Report on Form 8-K dated April 23,
         1998 (the "Form 8-K for Amendments"), as amended by the Primus Current
         Report on Form 8-K/A dated April 23, 1998.
   3.1   Amended and Restated Certificate of Incorporation of Primus;
         Incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-1, No. 333-10875 (the "IPO Registration Statement").
   3.2   Certificate of Amendment of Certificate of Incorporation of Primus;
         Incorporated by reference to Exhibit 3.2 of Primus's Annual Report on
         Form 10-K for the year ended December 31, 1996.
   3.3   Amended and Restated Bylaws of Primus; Incorporated by reference to
         Exhibit 3.2 of the IPO Registration Statement.
   4.1   Specimen Certificate of Primus Common Stock; Incorporated by reference to Exhibit 4.1 of the IPO Registration Statement.
   4.2   Form of Indenture of Primus; Incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-1, No 333-30195 (the "Senior
         Note Registration Statement").
   4.3   Form of Warrant Agreement of Primus; Incorporated by reference to
         Exhibit 4.2 of the Senior Note Registration Statement.
   5.1   Opinion of Pepper Hamilton LLP regarding the validity of the securities being registered.
  10.1   Stockholder Agreement among Warburg, Pincus, K. Paul Singh and Primus, dated as of February 3, 1998; Incorporated by reference to Exhibit
         10.1 of the Primus Current Report on Form 8-K dated February 6, 1998
         (the "Form 8-K")
  10.2   Voting Agreement between Primus and Wesley T. O'Brien, dated as of
         February 3, 1998; Incorporated by reference to Exhibit 10.4 of the
         Form 8-K.
  10.3   Voting Agreement between Primus and Rudy McGlashan, dated as of
         February 3, 1998; Incorporated by reference to Exhibit 10.5 of the
         Form 8-K.
  10.4   Voting Agreement between TresCom and K. Paul Singh, dated as of
         February 3, 1998; Incorporated by reference to Exhibit 10.2 of the
         Form 8-K.
  10.5   Voting Agreement between TresCom and John F. DePodesta, dated as of
         February 3, 1998; Incorporated by reference to Exhibit 10.3 of the
         Form 8-K.
  10.6   Switched Transit Agreement, dated June 5, 1995, between Teleglobe USA,
         Inc. and Primus for the provision of services to India; Incorporated by reference to Exhibit 10.2 of the IPO Registration Statement.
  10.7   Hardpatch Transit Agreement, dated February 29, 1996, between
         Teleglobe USA, Inc. and Primus for the provision of services to Iran;
         Incorporated by reference to Exhibit 10.3 of the IPO Registration
         Statement.
  10.8   Agreement for Billing and Related Services, dated February 23, 1995, between Primus and Electronic Data System Inc.; Incorporated by
         reference to Exhibit 10.4 of the IPO Registration Statement.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------
  10.9   Employment Agreement, dated June 1, 1994, between Primus and K. Paul
         Singh, Inc.; Incorporated by reference to Exhibit 10.5 of the IPO
         Registration Statement.
  10.10  Primus 1995 Stock Option Plan; Incorporated by reference to Exhibit
         10.6 of the IPO Registration Statement.
  10.11  Primus 1995 Director Stock Option Plan; Incorporated by reference to
         Exhibit 10.7 of the IPO Registration Statement.
  10.12  Registration Rights Agreement, dated July 31, 1996, among Primus,
         Quantum Industrial Partners LDC, S-C Phoenix Holdings, L.L.C., Winston
         Partners II LDC and Winston Partners LLC; Incorporated by reference to
         Exhibit 10.11 of the IPO Registration Statement.
  10.13  Service Provider Agreement between Telstra Corporation Limited and
         Axicorp Pty., Ltd., dated May 3, 1995; Incorporated by reference to
         Exhibit 10.12 of the IPO Registration Statement.
  10.14  Dealer Agreement between Telstra Corporation Limited and Axicorp Pty.,
         Ltd. dated January 8, 1996; Incorporated by reference to Exhibit 10.13 of the IPO Registration Statement.
  10.15  Hardpatch Transit Agreement dated October 5, 1995 between Teleglobe
         USA, Inc. and Primus the provision of services to India; Incorporated by reference to Exhibit 10.14 of the IPO Registration Statement.
  10.16  Securities Purchase Agreement dated as of July 31, 1996 among Primus,
         Quantum Industrial Partners LDC, S-C Phoenix Holdings L.L.C., Winston
         Partners II LLC, and Winston Partners II, LDC; Incorporated by
         reference to Exhibit 10.15 of the IPO Registration Statement.
  10.17  Master Lease Agreement dated as of November 21, 1997 between NTFC
         Capital Corporation and Primus Telecommunications, Inc.; Incorporated
         by reference to Exhibit 10.17 of Primus's Annual Report on Form 10-K
         for the year ended December 31, 1997 (the "1997 10-K"), as amended on
         Form 10-K/A dated April 30, 1998.
  10.18  Primus Employee Stock Purchase Plan; Incorporated by reference to
         Exhibit 10.15 of the Senior Note Registration Statement.
  10.19  Primus 401(k) Plan; Incorporated by reference to Exhibit 4.4 of the
         Primus Registration Statement on Form S-8 (No. 333-35005).
  10.20  Amendment No. 1 to Stockholder Agreement among Warburg, Pincus, K.
         Paul Singh, Primus, and TresCom, dated as of April 16, 1998;
         Incorporated by reference to Exhibit 10.1 of the Form 8-K for
         Amendments.
  10.21  Amendment No. 1 to Voting Agreement between Wesley T. O'Brien and
         Primus, dated as of April 16, 1998; Incorporated by reference to
         Exhibit 10.2 of the Form 8-K for Amendments.
  10.22  Amendment No. 1 to Voting Agreement between Rudolph McGlashan and
         Primus, dated as of April 16, 1998; Incorporated by reference to
         Exhibit 10.3 of the Form 8-K for Amendments.
  21.1   Subsidiaries of the Registrant; Incorporated by reference to Exhibit
         22.1 of the 1997 10-K.
  23.1   Consent of Deloitte & Touche LLP (included on page II-5 of this
         Registration Statement).
  23.2   Consent of Ernst & Young LLP (included on page II-6 of this
         Registration Statement).
  23.3   Consent of Ernst & Young LLP (included on page II-7 of this
         Registration Statement).
  23.4   Consent of Pepper Hamilton LLP (included in Exhibit 5.1).
  23.5   Consent of The Robinson-Humphrey Company, LLC.
  23.6   Consent of BT Alex. Brown Incorporated (included in Appendix B).
  24.1   Power of Attorney (included on page II-8 of this Registration
         Statement).
  27.1   Financial Data Schedule for Primus for the year ended December 31,
         1997; Incorporated by reference to Exhibit 27.1 of the 1997 10-K.
  99.1   Form of Primus Proxy Card.
  99.2   Form of TresCom Proxy Card.

ITEM 2. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the joint proxy statement/prospectus, to each person to whom the joint proxy statement/prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the joint proxy statement/prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the joint proxy statement/prospectus, to deliver, or cause to be delivered to each person to whom the joint proxy statement/prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the joint proxy statement/prospectus to provide such interim financial information.

  (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  (f) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling person of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Primus Telecommunications Group, Incorporated on Form S-4 of our report dated February 12, 1998, except for Note 15 as to which the date is March 8, 1998, appearing in the Annual Report on Form 10-K of Primus Telecommunications Group, Incorporated for the year ended December 31, 1997, and to the reference to us under the heading "Experts" in the Joint Proxy/Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Washington, DC
May 4, 1998

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 dated May 4, 1998) and related Joint Proxy Statement/Prospectus of Primus Telecommunications Group, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated September 30, 1997 and January 31, 1996, with respect to the consolidated financial statements of USFI, Inc. included in the Current Report on Form 8-K dated November 3, 1997, and the amendments to such Current Report dated January 5, 1998 and January 7, 1998, of Primus Telecommunications Group, Inc., filed with the Securities and Exchange Commission.

                                       ERNST & YOUNG LLP

Hackensack, New Jersey
April 30, 1998

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 27, 1998, with respect to the financial statements and schedule of TresCom International, Inc. included in the
Registration Statement (Form S-4 No. 333-   ) and related Prospectus of Primus
Telecommunications Group, Incorporated for the registration of 10,000,000 shares of its common stock.

                                          ERNST & YOUNG LLP

Atlanta, Georgia
May 1, 1998

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN MCLEAN, VIRGINIA ON MAY 1, 1998.

                                          Primus Telecommunications Group,
                                           Incorporated

                                            By:     /s/ K. Paul Singh
                                               --------------------------------
                                                       K. Paul Singh
                                               PRESIDENT, CHAIRMAN AND CHIEF
                                                     EXECUTIVE OFFICER

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below on this Registration Statement hereby constitutes and appoints K. Paul Singh and Neil L. Hazard and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments thereto) to this Form S-4 Registration Statement of Primus Telecommunications Group, Incorporated and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

          /s/ K. Paul Singh            Chairman, President       May 1, 1998
-------------------------------------   and Chief Executive
            K. PAUL SINGH               Officer (principal
                                        executive officer)
                                        and Director

         /s/ Neil L. Hazard            Executive Vice            May 1, 1998
-------------------------------------   President and Chief
           NEIL L. HAZARD               Financial Officer
                                        (principal
                                        financial officer
                                        and principal
                                        accounting officer)

        /s/ John F. DePodesta          Executive Vice            May 1, 1998
-------------------------------------   President, Law and
          JOHN F. DEPODESTA             Regulatory Affairs
                                        and Director

         /s/ Herman Fialkov            Director                  May 1, 1998
-------------------------------------
           HERMAN FIALKOV

       /s/ David E. Hershberg          Director                  May 1, 1998
-------------------------------------
         DAVID E. HERSHBERG

           /s/ John Puente             Director                  May 1, 1998
-------------------------------------
             JOHN PUENTE

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBITS
 -------                         -----------------------
   5.1   Opinion of Pepper Hamilton LLP regarding the validity of the securities being registered.
  23.5   Consent of The Robinson-Humphrey Company, LLC.
  99.1   Form of Primus Proxy Card.
  99.2   Form of TresCom Proxy Card.